  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 27, 1996
                                                     REGISTRATION NO. 333-04587
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-11

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                      PATRIOT AMERICAN HOSPITALITY, INC.
       (EXACT NAME OF REGISTRANT AS SPECIFIED IN GOVERNING INSTRUMENTS)

                         3030 LBJ FREEWAY, SUITE 1500
                              DALLAS, TEXAS 75234
                                (214) 888-8000
                   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                               PAUL A. NUSSBAUM
                         3030 LBJ FREEWAY, SUITE 1500
                              DALLAS, TEXAS 75234
                                (214) 888-8000
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)
                               ----------------
                                  COPIES TO:
        GILBERT G. MENNA, P.C.                   JOHN M. REISS, ESQ.
                                                    WHITE & CASE
   GOODWIN, PROCTER & HOAR  LLP
            EXCHANGE PLACE                   1155 AVENUE OF THE AMERICAS
      BOSTON, MASSACHUSETTS 02109         NEW YORK, NY 10036 (212) 819-8247
            (617) 570-1433

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [_]       .
  If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [_]       .
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                     PROPOSED          PROPOSED
                                     AMOUNT          MAXIMUM           MAXIMUM
           TITLE OF                   BEING       OFFERING PRICE      AGGREGATE            AMOUNT OF
  SECURITIES BEING REGISTERED     REGISTERED(1)    PER SHARE(2)  OFFERING PRICE(2)(3) REGISTRATION FEE(3)
- ---------------------------------------------------------------------------------------------------------
Shares of Common Stock,
 no par value.................  5,750,000 shares     $28.875         $162,365,000           $55,988

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(1) Includes up to 750,000 shares of Common Stock issuable upon exercise of an over-allotment option granted to the Underwriters.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457.

(3) Amount of Registration Fee represents $37,667 paid on May 24, 1996 to register 3,910,000 shares at a proposed maximum offering price per share of $27.9375 upon the initial filing of the Registration Statement, plus $18,321 paid with the filing of this Amendment to register 1,840,000 additional shares at a proposed maximum offering price per share of $28.875.
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                       CROSS REFERENCE SHEET PURSUANT TO

                         RULE 501(a) OF REGULATION S-K

     ITEM NUMBER AND CAPTION              HEADING IN PROSPECTUS
     -----------------------              ---------------------
  1. Forepart of Registration Statement
      and Outside Front Cover Page of
      Prospectus.......................   Outside Front Cover Page

  2. Inside Front and Outside Back
      Cover Pages of Prospectus........   Inside Front Cover Page; Outside Back
                                          Cover Page
  3. Summary Information, Risk Factors
      and Ratio of Earnings to Fixed
      Charges..........................   Outside Front Cover Page; Prospectus
                                          Summary; Risk Factors; Policies and
                                          Objectives With Respect to Certain
                                          Activities; Shares Available for
                                          Future Sale
  4. Determination of Offering Price...   Outside Front Cover Page; Underwriting
  5. Dilution..........................   Not Applicable
  6. Selling Security Holders..........   Not Applicable
  7. Plan of Distribution..............   Outside Front Cover Page; Underwriting
  8. Use of Proceeds...................   Use of Proceeds
  9. Selected Financial Data...........   Selected Financial Information
 10. Management's Discussion and
      Analysis of Financial Condition
      and Results of Operations........   Management's Discussion and Analysis
                                          of Financial Condition and Results of
                                          Operations
 11. General Information as to
      Registrant.......................   Prospectus Summary; The Company; The
                                          Hotels and the Proposed Acquisitions;
                                          Formation Transactions; Management;
                                          Glossary
 12. Policy With Respect to Certain
      Activities.......................   Prospectus Summary; Policies and
                                          Objectives With Respect to Certain
                                          Activities; Description of Capital
                                          Stock; Additional Information
 13. Investment Policies of Registrant.   Policies and Objectives With Respect
                                          to Certain Activities; Prospectus
                                          Summary; The Company
 14. Description of Real Estate........   Prospectus Summary; The Hotels and the
                                          Proposed Acquisitions
 15. Operating Data....................   The Hotels and the Proposed
                                          Acquisitions
 16. Tax Treatment of Registrant and
      Its Security Holders.............   Prospectus Summary; Federal Income Tax
                                          Considerations
 17. Market Price of and Dividends on
      the Registrant's Common Equity
      and Related Stockholder Matters..   Risk Factors; Market Price for Common
                                          Stock and Dividend Policy; Principal
                                          Shareholders; Federal Income Tax
                                          Considerations; Shares Available for
                                          Future Sale
 18. Description of Registrant's
      Securities.......................   Description of Capital Stock

     ITEM NUMBER AND CAPTION              HEADING IN PROSPECTUS
     -----------------------              ---------------------
 19. Legal Proceedings..................  The Hotels and the Proposed
                                          Acquisitions--Legal Proceedings
 20. Security Ownership of Certain
      Beneficial Owners and Management..  Principal Shareholders
 21. Directors and Executive Officers...  Management
 22. Executive Compensation.............  Management
 23. Certain Relationships and Related
      Transactions......................  Prospectus Summary; The Hotels and the
                                          Proposed Acquisitions; Management;
                                          Certain Relationships and Transactions
 24. Selection, Management and Custody
      of Registrant's Investments.......  Outside Front Cover Page; Prospectus
                                          Summary; The Company; The Hotels and
                                          the Proposed Acquisitions; Management;
                                          The Lessees and the Operators;
                                          Policies and Objectives with Respect
                                          to Certain Activities
 25. Policies With Respect to Certain
      Transactions......................  Risk Factors; Management; Policies and
                                          Objectives with Respect to Certain
                                          Activities
 26. Limitations of Liability...........  Description of Capital Stock
 27. Financial Statements and
      Information.......................  Prospectus Summary; Selected Financial
                                          Information; Financial Statements
 28. Interests of Named Experts and
      Counsel...........................  Legal Matters; Experts

 29. Disclosure of Commission Position
      on Indemnification for Securities
      Act Liabilities...................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                PRELIMINARY PROSPECTUS DATED JUNE 27, 1996

LOGO                         5,000,000 SHARES
                       PATRIOT AMERICAN HOSPITALITY, INC.
                                  COMMON STOCK

                                  ----------

  Patriot American Hospitality, Inc. (collectively with its subsidiaries, the "Company") is a self-administered real estate investment trust ("REIT") which owns 33 hotels in 13 states, with an aggregate of 7,538 guest rooms (the "Hotels"). Since its October 1995 initial public offering (the "Initial Offering"), the Company has acquired 13 hotels (the "Recent Acquisitions") with an aggregate of 3,332 guest rooms and has entered into contracts and a letter of intent to purchase 7 additional hotels with an aggregate of 1,995 guest rooms (the "Proposed Acquisitions"). The Hotels are primarily full service properties serving both business and leisure travelers in major United States markets, including Atlanta, Boston, Cleveland, Dallas, Denver, Houston, New Orleans, San Antonio, San Diego and Seattle. Twenty-nine of the Hotels are operated under franchise or brand affiliations with nationally recognized hotel companies, including Marriott(R), Crowne Plaza(R), Radisson(R), Hilton(R), Hyatt(R), Four Points by Sheraton(R), Holiday Inn(R), WestCoast(R), Doubletree(R), Embassy Suites(R) and Hampton Inn(R). See "The Company" and "The Hotels and the Proposed Acquisitions." Thirty-two of the Hotels are leased to independent lessees (the "Lessees") under participating leases ("Participating Leases"), which are designed to allow the Company to achieve substantial participation in revenue growth at the Hotels. Neither the Company nor its management owns an interest in, or participates in the management of, the Lessees. See "The Lessees and the Operators."

  All of the shares of common stock of the Company (the "Common Stock") offered hereby are being offered by the Company. The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "PAH." On June 24, 1996, the last reported sale price of the Common Stock on the NYSE was $28.875 per share. See "Price Range of Common Stock and Distribution History." The Company's Articles of Incorporation limit the number of shares of Common Stock that may be owned by any single person or affiliated group. See "Description of Capital Stock--Articles of Incorporation and Bylaw Provisions."

  SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

                                  ----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES  COMMISSION   NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                              Underwriting
                                           Price to          Discounts and         Proceeds to
                                            Public          Commissions (1)        Company (2)
- ----------------------------------------------------------------------------------------------
 Per Share........................           $                    $                    $
- ----------------------------------------------------------------------------------------------
 Total............................          $                    $                    $
- ----------------------------------------------------------------------------------------------
 Total Assuming Full Exercise of
 Over-Allotment Option (3)........          $                    $                    $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) See "Underwriting."

(2) Before deducting expenses estimated at $2,500,000, which are payable by the Company.

(3) Assuming exercise in full of the 30-day option granted by the Company to the Underwriters to purchase up to 750,000 additional shares of Common Stock, on the same terms, solely to cover over-allotments. See "Underwriting."

                                  ----------
  The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the Common Stock will be made in New York City on or about
    , 1996.

                                  ----------

PAINEWEBBER INCORPORATED

      BEAR, STEARNS & CO. INC.

                DEAN WITTER REYNOLDS INC.

                       GOLDMAN, SACHS & CO.

                                 MONTGOMERY SECURITIES

                                                          SMITH BARNEY INC.

                                  ----------

                   THE DATE OF THIS PROSPECTUS IS     , 1996.

                                   [PICTURES]

                               TABLE OF CONTENTS

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                                                           PAGE
                                                                           ----
PROSPECTUS SUMMARY........................................................   1
 The Company..............................................................   1
 Developments Since the Initial Offering..................................   3
 Risk Factors.............................................................   6
 The Hotels and the Proposed Acquisitions.................................   7
 The Lessees and the Operators............................................  10
 Formation Transactions and Benefits to Related Parties...................  11
 Distribution Policy......................................................  11
 Tax Status...............................................................  12
 The Offering.............................................................  12
 Summary Financial Information............................................  13
RISK FACTORS..............................................................  16
 Dependence on Lessees and
  Payments under the Participating Leases.................................  16
 Lack of Control Over Operations of the Hotels............................  16
 Risks Associated with the Company's Acquisition of a Substantial Number of Additional Hotels....................................................  16
 Risks of Leverage; No Limits on Indebtedness.............................  16
 Possible Adverse Effects of Shares Available for Future Sale Upon Market
  Price of Common Stock...................................................  17
 Risk of Investment in Subsidiaries.......................................  17
 Limited Operating History................................................  18
 Competition for Management Time..........................................  18
 Conflicts of Interest....................................................  18
 Hotel Industry Risks.....................................................  18
 Real Estate Investment Risks.............................................  19
 Tax Risks................................................................  21
 Risks of Operating Hotels Under Franchise or Brand Affiliations..........  22
 Limitation on Acquisition and Change in Control..........................  23
 Ability of Board to Change Policies......................................  23
 Adverse Effect of Increase in Market Interest Rates on Price of Common
  Stock...................................................................  23
THE COMPANY...............................................................  24
 General..................................................................  24

                                                                            PAGE
                                                                            ----
 Business Strategy........................................................   25
 The Operating Partnership................................................   28
DEVELOPMENTS SINCE THE INITIAL OFFERING...................................   29
 Recent Acquisitions......................................................   29
 Proposed Acquisitions....................................................   30
 Financing Activities.....................................................   31
 New Franchise and Brand Affiliations.....................................   31
USE OF PROCEEDS...........................................................   32
PRICE RANGE OF COMMON STOCK AND DISTRIBUTION HISTORY......................   33
CAPITALIZATION............................................................   34
SELECTED FINANCIAL INFORMATION............................................   35
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   41
 Background and Recent Developments.......................................   41
 Proposed Acquisitions....................................................   42
 Results of Operations of the Company.....................................   43
 Results of Operations of the Lessees.....................................   45
 Results of Operations of the Initial Hotels..............................   48
 Liquidity and Capital Resources..........................................   49
 Renovations and Capital Improvements.....................................   50
 Inflation................................................................   50
 Seasonality..............................................................   50
THE HOTEL INDUSTRY........................................................   51
THE HOTELS AND THE PROPOSED ACQUISITIONS..................................   52
 Supplemental Information Regarding Significant Properties................   54
 The Participating Leases.................................................   59
 Crown Plaza Ravinia......................................................   67
 Franchise and Brand Affiliations.........................................   67
 Employees................................................................   69
 Environmental Matters....................................................   70
 Competition..............................................................   70
 Insurance................................................................   71
 Legal Proceedings........................................................   71

                                                                            PAGE
                                                                            ----
FORMATION TRANSACTIONS.....................................................  72
 Formation Transactions....................................................  72
 Benefits to Officers, Directors and Primary Contributors..................  73
 Valuation of Interests....................................................  75
 Transfer of Initial Hotels................................................  75
MANAGEMENT.................................................................  77
 Directors and Executive Officers..........................................  77
 Committees................................................................  79
 Executive Compensation....................................................  80
 Option Grants in 1995.....................................................  80
 Option Exercises in 1995 and Year End Option Values.......................  81
 Compensation Developments.................................................  81
 Employment Agreements.....................................................  81
 Compensation of Directors.................................................  81
 Stock Incentive Plans.....................................................  82
CERTAIN RELATIONSHIPS AND TRANSACTIONS.....................................  85
 Relationships Among Officers and
  Directors ...............................................................  85
 Acquisition of Interests in Certain of the Hotels.........................  85
 Sublease and Services Agreement...........................................  85
 Employment Agreements.....................................................  85
 Interest of Director......................................................  85
THE LESSEES AND THE OPERATORS..............................................  86
PRINCIPAL SHAREHOLDERS.....................................................  88
DESCRIPTION OF CAPITAL STOCK...............................................  90
 Common Stock..............................................................  90
 Preferred Shares..........................................................  90
 Articles of Incorporation and Bylaw Provisions............................  90
 Business Combinations.....................................................  94
 Control Share Acquisitions................................................  95
 Other Matters.............................................................  95
POLICIES AND OBJECTIVES WITH RESPECT TO CERTAIN ACTIVITIES.................  96
 Investment Policies.......................................................  96
 Financing.................................................................  96
 Conflict of Interest Policies.............................................  97
 Policies with Respect to
  Other Activities.........................................................  98
 Working Capital
  Reserves.................................................................  98
SHARES AVAILABLE FOR
 FUTURE SALE...............................................................  99
PARTNERSHIP AGREEMENT...................................................... 100
 Management................................................................ 100
 Transferability of
  Interests................................................................ 100
 Capital Contribution...................................................... 100
 Redemption Rights......................................................... 101
 Registration Rights....................................................... 101
 Operations................................................................ 101
 Distributions and
  Allocations.............................................................. 102
 Term...................................................................... 102
 Tax Matters............................................................... 102
 Preferred OP Units........................................................ 102
FEDERAL INCOME TAX
 CONSIDERATIONS............................................................ 103
 Taxation of the Company................................................... 103
 Requirements for
  Qualification............................................................ 104
 Failure to Qualify........................................................ 112
 Taxation of Taxable U.S.
  Shareholders............................................................. 112
 Taxation of Shareholders
  on the Disposition of
  the Common Stock......................................................... 113
 Information Reporting
  Requirements and Backup
  Withholding.............................................................. 113
 Taxation of Tax-Exempt
  Shareholders............................................................. 113
 Taxation of Non-U.S.
  Shareholders............................................................. 114
 State and Local Taxes..................................................... 115
 Tax Aspects of the
  Operating Partnership
  and the Subsidiary
  Partnerships............................................................. 117
 PAH Ravinia............................................................... 119
UNDERWRITING............................................................... 120
EXPERTS.................................................................... 121
LEGAL MATTERS.............................................................. 122
ADDITIONAL INFORMATION..................................................... 122
GLOSSARY................................................................... 123
INDEX TO FINANCIAL
 STATEMENTS AND FINANCIAL
 STATEMENT SCHEDULES....................................................... F-1

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes (i) an offering price per share of Common Stock of $28.875 (which was the last reported sale price of the Common Stock on the NYSE on June 24, 1996), and (ii) the Underwriters' over-allotment option is not exercised. Unless the context requires otherwise, the term "Company," as used herein, includes Patriot American Hospitality, Inc., PAH GP, Inc. ("PAH GP") and PAH LP, Inc. ("PAH LP"), each of which is a wholly-owned subsidiary of Patriot American Hospitality, Inc., and Patriot American Hospitality Partnership, L.P., a Virginia limited partnership (the "Operating Partnership"). The term "Operating Partnership," unless the context requires otherwise, includes any subsidiaries of the Operating Partnership. The offering of Common Stock pursuant to this Prospectus is referred to herein as the "Offering." See "Glossary" for the definitions of certain terms used in this Prospectus. This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference are discussed in the section entitled "Risk Factors" starting on page 16 of this Prospectus.

                                  THE COMPANY

  The Company is a self-administered real estate investment trust ("REIT") which owns 33 hotels in 13 states, with an aggregate of 7,538 guest rooms (the "Hotels"). The Hotels are diversified by franchise or brand affiliation and serve primarily major U.S. business centers, including Atlanta, Boston, Cleveland, Dallas, Denver, Houston and Seattle. In addition to hotels catering primarily to business travelers, the Hotels include prominent hotels in major tourist destinations, including New Orleans, San Antonio and San Diego. The Hotels include 27 full service hotels, 5 limited service hotels and an executive conference center. Twenty-nine of the Hotels are operated under franchise or brand affiliations with nationally recognized hotel companies, including Marriott(R), Crowne Plaza(R), Radisson(R), Hilton(R), Hyatt(R), Four Points by Sheraton(R), Holiday Inn(R), WestCoast(R), Doubletree(R), Embassy Suites(R) and Hampton Inn(R). For the twelve months ended March 31, 1996, the Hotels had an average occupancy of 71.1% and an average daily room rate ("ADR") of $81.55.

  Since the Company's October 1995 initial public offering (the "Initial Offering"), the Company has acquired 13 hotels (the "Recent Acquisitions") with an aggregate of 3,332 guest rooms for approximately $216 million and has entered into contracts and a letter of intent to purchase 7 additional hotels with an aggregate of 1,995 guest rooms (the "Proposed Acquisitions") for an aggregate purchase price (excluding acquisition-related expenses) of approximately $145 million. The Company purchased the Recent Acquisitions with proceeds from the exercise of the underwriter's over-allotment option in the Initial Offering and with funds from its $250 million line of credit (the "Line of Credit"). The Company is currently completing due diligence reviews regarding the Proposed Acquisitions, however no assurances can be made that these acquisitions will be completed. See "Developments Since the Initial Offering--Proposed Acquisitions." If all of the Proposed Acquisitions are consummated, the Company will have invested over $361 million in hotel acquisitions and more than doubled its room portfolio since the Initial Offering.

  The Company leases each of the Hotels, except the Crowne Plaza Ravinia which is owned through a special purpose corporation, to lessees that are independent from the Company (the "Lessees") pursuant to separate participating leases (the "Participating Leases"). The Crowne Plaza Ravinia acquisition was structured without a Lessee for reasons specific to the acquisition. The Company anticipates that future acquisitions will continue to be structured with Lessees. The Lessees and the special purpose corporation that owns the Crowne Plaza Ravinia in turn have entered into separate agreements (the "Management Agreements") with hotel management entities (the "Operators") to operate the Hotels. Neither the Company nor its management owns an interest in, or participates in the management of, the Lessees or the Operators, thus avoiding certain potential conflicts of interest generally associated with the structure of hospitality REITs. All Participating Leases between the Company and the Lessees have been negotiated on an arms length basis.

  In connection with the Initial Offering, the Company closed the Line of Credit with Paine Webber Real Estate Securities Inc., ("Paine Webber Real Estate"). In May 1996, the maximum amount available under the Line of Credit was increased from $165 million to $250 million and certain other modifications were made, thereby increasing the Company's ability to borrow under the Line of Credit. See "Developments Since the Initial Offering--Financing Activities."

  The Company believes market conditions today remain favorable for the acquisition of hotel properties at attractive returns and, particularly with respect to full service hotels, at prices significantly below replacement cost. Accordingly, the Company intends to continue to acquire additional hotels that meet one or more of its investment criteria. See "The Company--Business Strategy--Acquisitions." Because the Company's structure is designed to accommodate multiple lessees, hotel brand owner/operators, major hotel management companies and hotel franchisors have presented the Company with opportunities to acquire attractive hotel properties (including properties not otherwise marketed for sale) and the Company expects such opportunities will continue. The Company believes its acquisition capabilities are enhanced by the fact that its capital structure provides significant financial flexibility. As of June 24, 1996, the Company had a debt to total market capitalization ratio of approximately 17%. The Company intends to continue to maintain a conservative capital structure and currently intends to limit consolidated indebtedness to no more than 40% of its total market capitalization.

  The Company was formed to continue and expand the hotel acquisition, ownership, redevelopment and repositioning business of the Patriot American Group ("Patriot American"). Patriot American had historically pursued an investment strategy that emphasized purchasing hotels at attractive prices and renovating, repositioning and remarketing them to achieve significant revenue growth and favorable investment returns. From January 1, 1992 to March 31, 1996, approximately $29.7 million was invested in renovations and other capital improvements to the 20 Hotels acquired by the Company in connection with the Initial Offering (the "Initial Hotels"). The Initial Hotels achieved significant growth in occupancy, ADR and room revenue per available room ("REVPAR") from 1993 through 1995, as summarized in the following chart:

                                               YEAR ENDED DECEMBER 31,     PERCENT
                                               -------------------------   CHANGE
                                               1993(1)  1994(1)  1995(2)  1993-1995
                                               -------  -------  -------  ---------
 Occupancy....................................   65.8%    71.0%    72.1%     9.6%
 ADR.......................................... $69.14   $72.57   $77.92     12.7%
 REVPAR....................................... $45.48   $51.49   $56.20     23.6%

- --------
(1) For comparative purposes, 1994 and 1993 data includes the results of operations for the Marriott Troy Hotel, which was acquired on December 30, 1994, and 1993 data also includes results for the pre-acquisition period for three Initial Hotels acquired by the Company's predecessors in 1993.
(2) Excludes the Recent Acquisitions.

  For 1993, 1994, and 1995, average occupancy rates for the U.S. lodging industry were 63.1%, 64.7% and 65.5%, respectively, according to Smith Travel Research, Inc. ("Smith Travel"). Management believes the growth in occupancy, ADR and REVPAR at the Initial Hotels primarily reflects the successful renovation, repositioning and remarketing strategies of Patriot American, the superior management and marketing capabilities of the Operators, and the upswing in the hotel industry caused by a slowing of new hotel construction nationally and improving economic conditions, following an extended period of unprofitable industry performance in the late 1980s and early 1990s.

  The Company's executive office is located at 3030 LBJ Freeway, Suite 1500, Dallas, Texas 75234, and its telephone number is (214) 888-8000.

                    DEVELOPMENTS SINCE THE INITIAL OFFERING

  Since the Initial Offering, the Company has benefited from the following developments:

RECENT ACQUISITIONS

  Since the Initial Offering, the Company has invested approximately $216 million in the acquisition of Hotels (including purchase prices and approximately $3 million in acquisition-related expenses), increasing its room portfolio by approximately 79%. Set forth below are summary descriptions of the Recent Acquisitions.

  Embassy Suites, Hunt Valley, Maryland. In November 1995, the Company acquired the 223-suite Embassy Suites in Hunt Valley, Maryland outside Baltimore for approximately $16 million in cash. The Company has leased the hotel to Metro Lease Partners, Inc. ("Metro Lease Partners").

  Crowne Plaza Ravinia, Atlanta, Georgia. In December 1995, PAH Ravinia, Inc. ("PAH Ravinia"), a corporation in which the Company owns a 99.04% interest, acquired the 495-room Crowne Plaza Ravinia, a hotel located adjacent to Holiday Inn Worldwide headquarters in the Perimeter Center/Ravinia area of Atlanta, Georgia. The Company paid approximately $4.5 million in cash for its investment in PAH Ravinia and advanced to PAH Ravinia an aggregate of $40.5 million in first and second lien mortgage loans. The Company intends to complete approximately $2.7 million in renovations to the Hotel following completion of the Olympic Games.

  Tremont House Hotel, Boston, Massachusetts. In January 1996, the Company acquired the 288-room Tremont House Hotel in Boston, Massachusetts for approximately $16.5 million in cash. The Company has commenced an extensive $8.5 million renovation of the Hotel. This project includes renovation of existing guest rooms and common areas and the addition of 34 new guest rooms on a penthouse level, increasing the Hotel's room count to 322. The Company has leased the Hotel to CHC Lease Partners, the lessee for the Company's 20 Initial Hotels.

  Holiday Inn Lenox, Atlanta, Georgia. In March 1996, the Company acquired the 297-room Holiday Inn Lenox in the Buckhead section of Atlanta for approximately $7.3 million in cash and 167,012 units of limited partnership interest in the Operating Partnership ("OP Units"), valued at approximately $4.7 million at the closing of the acquisition. The Hotel is leased to CHC Lease Partners.

  Del Mar Hilton, Del Mar (San Diego), California. In March 1996, the Company acquired the 245-room Del Mar Hilton for approximately $14.8 million in cash. This Hotel is located in suburban San Diego, California, adjacent to the Del Mar Racetrack and Fairgrounds. The Company has leased the Hotel to CHC Lease Partners.

  WestCoast Portfolio. In April 1996, the Company acquired a six hotel portfolio (the "WestCoast Portfolio") for approximately $75.6 million in cash and 331,577 OP Units, valued at approximately $8.8 million at the closing of the acquisition. The portfolio includes the 194-suite WestCoast Plaza Park Suites, the 151-room WestCoast Roosevelt Hotel and the 145-room WestCoast Gateway Hotel, all in Seattle, Washington; the 410-room Hyatt Newporter Hotel in Newport Beach, California; the 192-room WestCoast Long Beach Hotel and Marina in Long Beach, California; and the 147-room WestCoast Wenatchee Center Hotel in Wenatchee, Washington. The Company intends to complete a $1.8 million renovation of the WestCoast Long Beach Hotel and Marina, and to complete build out of a restaurant at the WestCoast Plaza Park Suites, converting this Hotel to a full service property. The Company has leased the hotels in the WestCoast Portfolio under separate Participating Leases to NorthCoast Hotels L.L.C. ("NorthCoast"), a recently formed company owned by a consortium of investors including principals of WestCoast Hotels, Inc. ("WestCoast Hotels"), a major regional hotel management company based in Seattle, and Sunmakers Travel Group ("Sunmakers"), a major tour and travel company in the Pacific Northwest.

  Hyatt Regency, Lexington, Kentucky. In May 1996, the Company acquired the 365-room Hyatt Regency in Lexington, Kentucky for approximately $14.3 million in cash. The Hotel adjoins Lexington's convention center and the Rupp Arena. The Company has leased the Hotel to NorthCoast.

  Doubletree Denver/Boulder, Westminster (Denver), Colorado. In June 1996, the Company acquired the 180-room Doubletree Denver/Boulder in suburban Denver, Colorado for approximately $12.5 million in cash. The Company intends to complete approximately $950,000 of renovations to the Hotel. The Hotel is the Company's first Doubletree branded property and first acquisition in the Denver area. The Company has leased the Hotel to DTR North Canton, Inc. (the "Doubletree Lessee"), a subsidiary of Doubletree Hotels Corporation ("Doubletree Hotels").

PROPOSED ACQUISITIONS

  The Company has entered into contracts and a letter of intent to purchase the Proposed Acquisitions for an aggregate purchase price of approximately $145 million. Subject to satisfactory completion of closing conditions, the Company currently intends to complete all of the Proposed Acquisitions by August 1996, although no assurances can be made that the Proposed Acquisitions will be consummated. Assuming completion of the Proposed Acquisitions, the Company will have invested over $361 million in hotel acquisitions since the Initial Offering, more than doubling its rooms portfolio to a total of 40 hotels with 9,533 rooms. Set forth below are summary descriptions of the Proposed Acquisitions.

  Wyndham Portfolio. In April 1996, the Company signed a letter of intent to acquire a portfolio of five Wyndham brand hotels (the "Wyndham Portfolio") aggregating 1,141 rooms from entities owned primarily by members of the Trammell Crow family for approximately $95.5 million in cash and $500,000 in value of OP Units. The Wyndham Portfolio includes the 472-room Wyndham Greenspoint Hotel located in Houston, Texas; the 191-room Wyndham Garden-Midtown located in Atlanta, Georgia; the 148-room Wyndham Garden located in Novi (Detroit), Michigan; the 162-room Wyndham Garden located in Wood Dale (Chicago), Illinois; and the 168-room Wyndham Garden-Las Colinas located in Irving (Dallas), Texas. The Company intends to lease the hotels in the Wyndham Portfolio to an entity to be formed by members of the Trammell Crow family (the "Wyndham Lessee").

  The Company anticipates that the Wyndham Portfolio acquisition will be completed in July 1996. The completion of the transaction is subject to satisfactory completion of closing conditions, including the delivery of certain third party consents. In connection with this acquisition, the Company will agree to maintain at least $22 million of debt on the Wyndham Greenspoint Hotel until the end of 1999. The Company is negotiating with PaineWebber Real Estate to extend a single asset mortgage loan of approximately $22 million on this hotel on economic terms substantially similar to the Line of Credit. If the Wyndham Portfolio acquisition is completed prior to the closing of the Offering, the Company intends to fund the remainder of the cash portion of the purchase price (approximately $73.5 million) through a draw on the Line of Credit and to repay any funds drawn with a portion of the proceeds of the Offering. If the Wyndham Portfolio acquisition is completed after the closing of the Offering, the Company intends to finance the remainder of the cash portion of the purchase price with a portion of the proceeds of the Offering.

  Marriott WindWatch Hotel, Hauppauge (Long Island), New York. In March 1996, the Company entered into an agreement to acquire the 362-room Marriott WindWatch Hotel in Hauppauge (Long Island), New York for approximately $30 million in cash. This Proposed Acquisition will represent the Company's first hotel in the metropolitan New York area.

  Bonaventure Resort & Spa, Ft. Lauderdale, Florida. In May 1996, the Company entered into an agreement to acquire the 492-room Bonaventure Resort & Spa in Ft. Lauderdale, Florida for approximately $16.2 million in cash and the assumption of approximately $3 million in operating liabilities. The hotel is situated on 23 acres and is 15 miles west of Ft. Lauderdale International Airport. Upon completion of the acquisition, the Company intends to complete an $8.5 million renovation of the hotel and implement a strategic and marketing plan which will include branding the facility as a Registry Resort and Spa. The Company currently anticipates that CHC Lease Partners will lease the hotel.

  The Company is in various stages of negotiations and due diligence review for the Proposed Acquisitions. Closing of these transactions is subject to satisfactory completion of the Company's due diligence review and certain other conditions. In addition to the Proposed Acquisitions, as part of its ongoing business, the Company continually engages in discussions with public and private real estate entities regarding possible portfolio or single asset acquisitions. The Company currently has over $800 million of hotel acquisition opportunities under review. No assurances can be given that the Company will acquire any of the hotel opportunities currently under review.

CAPITAL IMPROVEMENTS AND RENOVATIONS

  The Company believes a regular program of capital improvements, including replacement and refurbishment of furniture, fixtures and equipment ("F, F & E") at the Hotels, as well as the renovation and redevelopment of selected Hotels, is essential to maintaining the competitiveness of the Hotels and maximizing revenue growth. The Company has budgeted approximately $16.5 million to complete significant renovations at the Crockett Hotel, the Crowne Plaza Ravinia, the Tremont House Hotel, the Del Mar Hilton, the WestCoast Long Beach Hotel and Marina and the Doubletree Denver/Boulder. The Company spent approximately $900,000 of this amount through March 31, 1996 and expects to spend the remainder in 1996 and early 1997. In addition, as part of its ongoing capital improvement program, the Company has budgeted approximately $10.8 million in 1996 for capital improvements and the replacement of F, F & E within the Company's portfolio, including the Recent Acquisitions. The Company's budget for capital expenditures, exclusive of renovations, exceeds 4.0% of total revenues at the Hotels in 1996 due to capital expenditures required by certain franchisors and the Company's decision to accelerate certain capital improvements originally intended to be completed over a longer period. With respect to the Wyndham Portfolio, the Company has budgeted approximately $1.9 million in renovations to certain of the hotels which the Company expects to complete by the end of 1997. Such expenditures will be in addition to capital expenditure reserves for these properties.

FINANCING ACTIVITIES

  Private Placement. In May 1996, the Company sold an aggregate of approximately $40.0 million of equity securities to an institutional investor that purchased the securities on behalf of two owners (the "Private Placement"). The securities consisted of 811,393 shares of Common Stock sold at $26.95 per share and 662,391 preferred OP Units (the "Preferred OP Units") sold at $27.375 per unit. The Common Stock is of the same class as the Company's existing Common Stock and is entitled to the same voting and dividend rights as all outstanding Common Stock. The purchaser is subject to certain restrictions on the resale of the Common Stock. The Preferred OP Units are entitled to quarterly distributions equal to 103% of the current quarterly dividends paid on the Common Stock. Distributions on the Preferred OP Units increase or decrease concurrently with any changes in Common Stock dividends. Prior to the third anniversary of issuance, the Preferred OP Units generally will not be exchangeable for Common Stock, except under certain limited circumstances. After three years, the holders will have the right to exchange Preferred OP Units for shares of Common Stock on a one-for-one basis, subject to adjustment and to an ownership limitation of 4.9% of all outstanding Common Stock. After 10 years, the Company will have the right to exchange all outstanding Preferred OP Units for shares of Common Stock on a one-for-one basis, subject to adjustment. See "Partnership Agreement--Preferred OP Units."

  Credit Facility. In May 1996, the maximum amount available under the Line of Credit was increased from $165 million to $250 million and certain other modifications were made, thereby increasing the Company's ability to borrow under the Line of Credit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

NEW FRANCHISE AND BRAND AFFILIATIONS

  With the completion of the Recent Acquisitions, the Company expanded the franchise and brand affiliations in its portfolio to include Crowne Plaza(R), Doubletree(R), Embassy Suites(R), Hyatt(R) and WestCoast(R). Assuming completion of the Proposed Acquisitions, the Company will add the Wyndham(TM) and Wyndham Garden(R) brands to its portfolio.

                                  RISK FACTORS

  AN INVESTMENT IN THE SHARES OF COMMON STOCK INVOLVES VARIOUS RISKS, AND INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS," INCLUDING THE FOLLOWING:

  . Dependence upon rental payments from the Lessees for substantially all of the Company's income, including risks related to the ability of the Lessees to make rent payments sufficient to permit the Company to make distributions to its shareholders, the failure or delay in making rent payments, the failure to effectively manage the Hotels and to meet the obligations under the franchise agreements, and the limited operating history of the Lessees.

  . Dependence upon the ability of the Lessees and the Operators to manage substantially all of the Hotels and the fact that, because of REIT qualification requirements, the Company will have only limited approval rights with respect to the engagement of future managers of the Hotels.

  . Risks associated with the Company's acquisition of a substantial number of additional hotels since the Initial Offering.

  . Risks normally associated with debt financing, including the fact that there is no limitation on the amount of indebtedness that may be incurred by the Company, and the risk that the Company will not be able to meet its debt service obligations, and to the extent that it cannot, the risk that the Company will lose all or some of its assets.

  . Risks associated with the Company's ownership of Hotels through subsidiaries.

  . Potential conflicts of interest between the Company and certain of its officers and directors related to adverse tax consequences to certain of the Company's officers and directors upon the sale of certain of the Hotels, which could lead to decisions with respect to the disposition or refinancing of such Hotels that do not reflect solely the interests of the Company's shareholders.

  . Risks affecting the hotel industry generally, and the Hotels specifically, including competition for guests, increases in operating costs due to inflation and other factors, dependence on business and commercial travelers and tourism, increases in energy costs and other expenses of travel, seasonality and the need for future expenditures for capital improvements and for replacement of F, F & E in excess of budgeted amounts, all of which could have a material adverse effect on the Company's Cash Available for Distribution. Cash Available for Distribution means funds from operations adjusted for certain non-cash items, less reserves for capital expenditures.

  . Risks affecting the real estate market generally, including economic and other conditions that may adversely affect real estate investments, including the Hotels, and the Lessees' ability to make rent payments from the operations of the Hotels, relative illiquidity of real estate, increases in taxes caused by increased assessed values or property tax rates, and potential liabilities, including liabilities for unknown or future environmental problems, all of which could have a material adverse effect on Cash Available for Distribution.

  . Tax risks, including taxation of the Company as a corporation if it fails to qualify as a REIT, and taxation of the Operating Partnership as a corporation if it were deemed not to be a partnership and the Company's liability for federal and state taxes on its income in either such event, which could have a material adverse effect on Cash Available for Distribution.

  . Potential loss of franchise licenses relating to the franchised Hotels and varying capital requirements of franchisors that may affect the value of the Hotels.

  . The restriction on ownership of shares of Common Stock intended to insure compliance with certain requirements related to continued qualification of the Company as a REIT, and certain other provisions in the Company's Articles of Incorporation and Bylaws, which may have the effect of inhibiting a change in control of the Company even where such a change of control could be beneficial to the Company's shareholders.

                    THE HOTELS AND THE PROPOSED ACQUISITIONS

  The Hotels are diversified by franchise or brand affiliation and product type, including 27 full service hotels, 5 limited service hotels and an executive conference center. The Company believes the diversity of its portfolio moderates the potential effects on the Company of changes in local market competition or developments affecting specific franchises, hotel markets or price segments in the hotel industry. The Hotels are located primarily in major metropolitan areas with convenient access to interstate highways, commercial airports and other transportation facilities, local business centers and tourist attractions. The Company's acquisition activities are focused on full service hotels serving major U.S. business centers and primary tourist destinations.

  Consistent with the Company's acquisition strategy, the Proposed Acquisitions consist of seven full service hotels, all of which are located in major metropolitan areas, including the Company's first full service hotel acquisitions in the metropolitan New York and Chicago areas.

  The tables on the following pages set forth certain information with respect to the Hotels and the Proposed Acquisitions.

                                                            NUMBER OF
                                                              GUEST   YEAR BUILT/
                               LOCATION                       ROOMS   RENOVATED(1)
                               --------                     --------- ------------
OWNED HOTELS
FULL SERVICE HO-
 TELS:
 Marriott
  Hotel(5).......              Troy, MI                         350    1990
 Holiday Inn
  Select North
  Dallas(5)......              Farmers Branch (Dallas), TX      374    1979/1994
 Hilton Inn
  Cleveland
  South(5).......              Independence, OH                 191    1980/1994
 Crockett
  Hotel(5).......              San Antonio, TX                  206    1909/1983
 Four Points by
  Sheraton(5)....              Saginaw, MI                      156    1984
 Bourbon Orleans
  Hotel(5).......              New Orleans, LA                  211    1800s/1995
 Radisson New
  Orleans
  Hotel(5).......              New Orleans, LA                  759    1924/1995
 Radisson Hotel &
  Suites(5)......              Dallas, TX                       198    1986/1994
 Radisson Suites
  Town &
  Country(5).....              Houston, TX                      173    1986/1992
 Holiday Inn
  Aristocrat(5)..              Dallas, TX                       172    1925/1994
 Holiday Inn
  Northwest(5)...              Houston, TX                      193    1982/1994
 Holiday Inn
  Northwest
  Plaza(5).......              Austin, TX                       193    1984/1994
 Holiday Inn(5)..              San Angelo, TX                   148    1984/1994
 Holiday Inn.....              Sebring, FL                      148    1983/1995
 Fairmount Hotel.              San Antonio, TX                   37    1906/1994
 Embassy Suites
  Hunt Valley(5).              Hunt Valley, MD                  223    1985/1995
 Crowne Plaza
  Ravinia(5).....              Atlanta, GA                      495    1986/1993
 Tremont House
  Hotel(5)(6)....              Boston, MA                       288    1925/1988
 Holiday Inn
  Lenox(5).......              Atlanta, GA                      297    1987/1995
 Del Mar
  Hilton(5)......              Del Mar (San Diego), CA          245    1989
 WestCoast
  Gateway Hotel..              Seattle, WA                      145    1990
 WestCoast
  Roosevelt
  Hotel(5).......              Seattle, WA                      151    1929/1987
 WestCoast
  Wenatchee
  Center
  Hotel(5).......              Wenatchee, WA                    147    1986/1994
 Hyatt Newporter
  Hotel..........              Newport Beach, CA                410    1962
 WestCoast Long
  Beach Hotel and
  Marina.........              Long Beach, CA                   192    1976/1987
 Hyatt
  Regency(5).....              Lexington, KY                    365    1977/1992
 Doubletree
  Denver/Boulder(8).           Westminster (Denver), CO         180    1985/1992
                                                              -----
 Subtotal/Weighted
  Average........                                             6,647
LIMITED SERVICE
 HOTELS:
 Hampton Inn
  Jacksonville
  Airport........              Jacksonville, FL                 113    1985
 Hampton Inn.....              Rochester, NY                    113    1986
 Hampton Inn
  Cleveland
  Airport........              North Olmsted, OH                113    1986
 Hampton Inn.....              Canton, OH                       108    1985
 WestCoast Plaza
  Park
  Suites(5)(7)...              Seattle, WA                      194    1990
                                                              -----
 Subtotal/Weighted
  Average........                                               641
CONFERENCE CEN-
 TER:
 Peachtree
  Executive
  Conference
  Center(5)......              Peachtree City (Atlanta), GA     250    1984
                                                              -----
  Total/Weighted
   Average--
   Owned Hotels..                                             7,538
                                                              =====
PROPOSED ACQUISI-
 TIONS
WYNDHAM PORTFO-
 LIO:
 Wyndham Greenspoint Hotel(8). Houston, TX                      472    1985/1995
 Wyndham Garden
  Hotel-
  Midtown(8).....              Atlanta, GA                      191    1987/1994
 Wyndham Garden
  Hotel(8).......              Novi (Detroit), MI               148    1988/1994
 Wyndham Garden
  Hotel(8).......              Wood Dale (Chicago), IL          162    1986/1994
 Wyndham Garden
  Hotel--Las
  Colinas(8).....              Irving (Dallas), TX              168    1986
                                                              -----
  Total/Weighted
   Average--
   Wyndham
   Portfolio.....                                             1,141
                                                              =====
                                              TWELVE MONTHS ENDED MARCH 31, 1996
                               -----------------------------------------------------------------
                                         (DOLLARS IN THOUSANDS, EXCEPT ADR AND REVPAR)
                                                                        AVERAGE    REVENUE PER
                                TOTAL       PRO FORMA       AVERAGE    DAILY RATE AVAILABLE ROOM
                               REVENUE  LEASE PAYMENTS(2) OCCUPANCY(3)  (ADR)(3)   (REVPAR)(4)
                               -------- ----------------- ------------ ---------- --------------
OWNED HOTELS
FULL SERVICE HO-
 TELS:
 Marriott
  Hotel(5).......              $ 17,980      $ 5,375          76.0%     $103.34       $78.51
 Holiday Inn
  Select North
  Dallas(5)......                10,178        2,837          69.2        72.24        49.95
 Hilton Inn
  Cleveland
  South(5).......                 8,158        2,343          69.9        84.95        59.36
 Crockett
  Hotel(5).......                 5,174        2,347          67.4        83.16        56.01
 Four Points by
  Sheraton(5)....                 4,170        1,098          75.9        61.10        46.38
 Bourbon Orleans
  Hotel(5).......                 7,607        3,557          80.1       115.65        92.62
 Radisson New
  Orleans
  Hotel(5).......                19,411        5,705          65.8        78.51        51.64
 Radisson Hotel &
  Suites(5)......                 5,151        1,713          78.0        70.51        54.97
 Radisson Suites
  Town &
  Country(5).....                 4,647        1,823          74.2        79.41        58.88
 Holiday Inn
  Aristocrat(5)..                 4,686        1,520          68.7        82.42        56.60
 Holiday Inn
  Northwest(5)...                 2,926          914          64.0        51.45        32.92
 Holiday Inn
  Northwest
  Plaza(5).......                 6,370        2,395          84.7        81.75        69.24
 Holiday Inn(5)..                 3,078          977          74.3        57.13        42.43
 Holiday Inn.....                 2,489          680          57.7        55.10        31.80
 Fairmount Hotel.                 2,793          643          74.0       148.96       110.19
 Embassy Suites
  Hunt Valley(5).                 6,026        1,900          70.7        80.18        56.68
 Crowne Plaza
  Ravinia(5).....                22,254          N/A(9)       75.5       102.04        77.06
 Tremont House
  Hotel(5)(6)....                 9,952        3,001          75.4        89.62        67.60
 Holiday Inn
  Lenox(5).......                 7,233        2,759          72.8        77.27        56.24
 Del Mar
  Hilton(5)......                 7,644        1,917          68.4        77.08        52.69
 WestCoast
  Gateway Hotel..                 2,560        1,236          83.3        51.99        43.32
 WestCoast
  Roosevelt
  Hotel(5).......                 4,049        2,050          74.4        89.75        66.75
 WestCoast
  Wenatchee
  Center
  Hotel(5).......                 4,236          824          63.4        59.05        37.41
 Hyatt Newporter
  Hotel..........                19,361        3,813          72.3        97.56        70.58
 WestCoast Long
  Beach Hotel and
  Marina.........                 3,157          428          49.1        57.03        28.02
 Hyatt
  Regency(5).....                12,189        2,742          64.6        80.34        51.92
 Doubletree
  Denver/Boulder(8).              5,461        1,693          78.1        70.65        55.20
                               -------- ----------------- ------------ ---------- --------------
 Subtotal/Weighted
  Average........              $208,940      $56,290          71.0%     $ 81.67       $58.00
LIMITED SERVICE
 HOTELS:
 Hampton Inn
  Jacksonville
  Airport........              $  2,037      $   865          88.8%     $ 53.62       $47.59
 Hampton Inn.....                 2,194        1,099          74.1        69.33        51.37
 Hampton Inn
  Cleveland
  Airport........                 1,902          898          75.8        59.33        44.94
 Hampton Inn.....                 1,450          640          70.6        49.81        35.16
 WestCoast Plaza
  Park
  Suites(5)(7)...                 6,107        3,353          75.3       104.85        78.94
                               -------- ----------------- ------------ ---------- --------------
 Subtotal/Weighted
  Average........              $ 13,690      $ 6,855          76.8%     $ 71.87       $55.16
CONFERENCE CEN-
 TER:
 Peachtree
  Executive
  Conference
  Center(5)......              $ 14,854      $ 5,181          59.6%     $109.46       $65.18
                               -------- ----------------- ------------ ---------- --------------
  Total/Weighted
   Average--
   Owned Hotels..              $237,484      $68,326          71.1%     $ 81.55       $58.00
                               ======== ================= ============ ========== ==============
PROPOSED ACQUISI-
 TIONS
WYNDHAM PORTFO-
 LIO:
 Wyndham Greenspoint Hotel(8). $ 18,278      $ 6,113          72.6%     $ 82.44       $59.84
 Wyndham Garden
  Hotel-
  Midtown(8).....                 6,465        2,294          73.7        93.74        69.06
 Wyndham Garden
  Hotel(8).......                 4,025          983          77.3        68.29        52.78
 Wyndham Garden
  Hotel(8).......                 4,983        1,845          70.7        82.10        58.03
 Wyndham Garden
  Hotel--Las
  Colinas(8).....                 5,709        2,213          75.9        96.22        73.04
                               -------- ----------------- ------------ ---------- --------------
  Total/Weighted
   Average--
   Wyndham
   Portfolio.....              $ 39,460      $13,448          73.6%     $ 84.45       $62.15
                               ======== ================= ============ ========== ==============

                                                                         TWELVE MONTHS ENDED
                                                                           MARCH 31, 1996
                                                                  ---------------------------------
                                                                               AVERAGE  REVENUE PER
                                               NUMBER                           DAILY    AVAILABLE
                                              OF GUEST              AVERAGE      RATE      ROOM
                                LOCATION       ROOMS   YEAR BUILT OCCUPANCY(3) (ADR)(3) (REVPAR)(4)
                           ------------------ -------- ---------- ------------ -------- -----------
OTHER
 PROPOSED ACQUISITIONS
 Marriott WindWatch Hotel. Hauppauge, NY        362       1989        76.0%     $99.83    $75.88
 Bonaventure Resort & Spa. Ft. Lauderdale, FL   492       1981        60.7       88.15     53.49

- --------

(1) The Company defines a renovation as a significant upgrade of guest rooms or common areas with capital expenditures averaging at least $1,000 per guest room for limited service hotels and at least $1,500 per guest room for full service hotels and conference centers. In some cases, renovations occurred over more than one calendar year. Year renovated reflects the calendar year in which the most recent of such renovations were completed. Information on renovations for Recent Acquisitions and Proposed Acquisitions was provided by prior owners.

(2) Under the terms of the Participating Leases, Lessees are obligated to pay the greater of Base Rent or Participating Rent, plus certain additional amounts ("Additional Charges") which vary with the Participating Lease.

(3) The Company calculates Average Occupancy based upon total number of paid rooms (excluding rooms for which no charge has been made) divided by the total number of available rooms. Average Daily Rate is calculated using paid occupied rooms.

(4) REVPAR is determined by dividing room revenue by available rooms for the applicable period.

(5) This Hotel secures the Line of Credit.

(6) The Company intends to increase the room count at this Hotel to 322 rooms in connection with a planned $8.5 million renovation. At present, only 283 of the 288 rooms are utilized as guest rooms.

(7) This Hotel currently contains unused restaurant space. The Company intends to complete the build out of a restaurant in this space, thereby converting the Hotel from a limited service to a full service property.

(8) It is anticipated that this hotel will secure the Line of Credit.

(9) The Crowne Plaza Ravinia is not leased. The Company's share of net income and share of funds from operations (as hereafter defined) from PAH Ravinia were $3,912,000 and $5,822,000, respectively, on a pro forma basis for the twelve months ended March 31, 1996.

                         THE LESSEES AND THE OPERATORS

  The Company leases each of the Hotels, except the Crowne Plaza Ravinia, to a Lessee. The current Lessees are CHC Lease Partners, an entity owned by CHC International, Inc. ("CHC") and a principal of the Gencom Group ("Gencom"), Metro Lease Partners, an affiliate of Metro Hotels, NorthCoast, an entity owned by a consortium of investors including principals of WestCoast Hotels and Sunmakers, and the Doubletree Lessee, a subsidiary of Doubletree Hotels. Upon the acquisition of the Wyndham Portfolio, the Company also intends to lease such hotels to the Wyndham Lessee, an entity to be formed by members of the Trammell Crow family. See "Developments Since the Initial Offering--Proposed Acquisitions."

  CHC Lease Partners. CHC Lease Partners leases the Initial Hotels, the Tremont House Hotel, the Holiday Inn Lenox, and the Del Mar Hilton from the Company pursuant to separate Participating Leases that require CHC Lease Partners to maintain a minimum net worth (the "Minimum Net Worth"), as defined, equal to the greater of (i) $10 million or (ii) 17.5% of the initial projected annual lease payments for all hotels leased by the Company to CHC Lease Partners. CHC Lease Partners is owned by CHC and a principal of Gencom. CHC was formed in 1994 to succeed to the hotel and land-based casino businesses of the Continental Companies and Carnival Corporation. As of March 31, 1996, CHC had under management 36 hotels with approximately 9,400 rooms located primarily in the United States, as well as in South America, the Caribbean, Mexico and the Bahamas. Gencom's hotel management affiliate, GAH, has been among the fastest growing hotel management companies in the United States in recent years, having increased its number of guest rooms under management from approximately 1,600 at December 31, 1992 to approximately 8,600 at March 31, 1996. Specializing in full service properties, GAH manages 35 hotels throughout the United States. Although CHC owns 50% of GAH, CHC's hotels and rooms under management presented above exclude hotels managed by GAH.

  CHC Lease Partners has contracted with hotel management subsidiaries of CHC and GAH to manage the Tremont House Hotel, the Holiday Inn Lenox, the Del Mar Hilton and 19 of the 20 Initial Hotels. In addition, CHC Lease Partners has contracted with Metro Hotels to manage the Holiday Inn Select North Dallas.

  Metro Lease Partners. The Company leases the Embassy Suites, Hunt Valley to Metro Lease Partners under a Participating Lease which requires Metro Lease Partners to maintain a minimum net worth of $515,000, which represents approximately 25% of estimated Participating Rent for this Hotel in 1996. Metro Lease Partners has contracted with its affiliate Metro Hotels to manage the Embassy Suites, Hunt Valley. Metro Lease Partners and Metro Hotels are Dallas-based hotel companies owned by Walker Harman. As of April 30, 1996, Metro Hotels had 12 hotels under management with approximately 2,400 rooms located throughout the United States.

  NorthCoast. The Company leases each of the six Hotels in the WestCoast Portfolio and the Hyatt Regency, Lexington to NorthCoast under separate Participating Leases which require NorthCoast to maintain a minimum net worth equal to the greater of approximately $2.9 million or 20% of current year's budgeted lease payments. NorthCoast is a Seattle-based company owned by a consortium of investors including principals of WestCoast Hotels and Sunmakers. As of April 30, 1996, WestCoast Hotels had 20 hotels under management with approximately 4,100 rooms located primarily on the Pacific Coast.

  Doubletree Lessee. The Company leases the Doubletree Denver/Boulder to the Doubletree Lessee under a Participating Lease that requires the Doubletree Lessee to maintain a minimum net worth equal to the greater of $400,000 or 20% of the current year's budgeted lease payments. The Doubletree Lessee is a subsidiary of Doubletree Hotels, a subsidiary of Doubletree Corporation. The Doubletree Lessee has contracted with DTM Management Inc., also a subsidiary of Doubletree Hotels, to manage the Doubletree Denver/Boulder. As of December 31, 1995, Doubletree Corporation managed or franchised 116 hotels with an aggregate of 30,615 rooms in 32 states, the District of Columbia and Mexico.

  Wyndham Lessee. Upon completion of the acquisition of the Wyndham Portfolio, the Company intends to lease the Wyndham Portfolio to the Wyndham Lessee, an entity to be formed by members of the Trammell Crow family, under Participating Leases that will require the Wyndham Lessee to maintain a minimum net worth equal to the greater of $3 million or 20% of the current year's budgeted lease payments for the hotels in the Wyndham Portfolio (such percentage being subject to adjustment if the parties enter into leases for additional hotels). The Wyndham Lessee will contract with Wyndham Hotels Corporation ("Wyndham") to manage each of the hotels in the Wyndham Portfolio. At June 25, 1996, Wyndham's portfolio consisted of 65 hotels operated by Wyndham, 3 franchised hotels and 3 hotels under renovation or construction for a total of 18,484 rooms located in 22 states, the District of Columbia, and the Caribbean.

  Holiday Inns, Inc. The Crowne Plaza Ravinia is managed for PAH Ravinia by Holiday Inns, Inc.

  While each Lessee's ability to make lease payments under the applicable Participating Lease is dependent primarily upon its ability to generate sufficient cash flow from the operation of the Hotels that it leases, the minimum net worth requirements are designed to provide a source of funds to make such payments and to fund operational shortfalls if operating cash flow is inadequate. The Participating Leases have been negotiated on an arms length basis. The Participating Leases with CHC Lease Partners contain cross-default provisions. The Participating Leases with NorthCoast (except the Hyatt Regency, Lexington) also contain cross-default provisions. The Company intends to utilize similar cross default provisions when leasing multiple properties to a single Lessee in the future. The Participating Leases have an average term of approximately eleven years, with expiration dates staggered between the years 2005 and 2008, subject to earlier termination upon the occurrence of certain events. See "The Hotels--Participating Leases--Lessee Capitalization" and "The Lessees and the Operators."

             FORMATION TRANSACTIONS AND BENEFITS TO RELATED PARTIES

  The Company was formed to continue and expand the hotel acquisition, ownership, redevelopment and repositioning businesses of Patriot American. Certain investors in the entities that owned the Hotels acquired by the Company in connection with the Initial Offering, including members of management, received certain benefits in connection with the Initial Offering and the transactions described in this Prospectus under "Formation Transactions" (the "Formation Transactions").

                              DISTRIBUTION POLICY

  The Board of Directors of the Company has declared a quarterly distribution of $0.48 per share of Common Stock ($1.92 per share on an annualized basis) payable on July 30, 1996 to shareholders of record on June 27, 1996. Future distributions by the Company will be at the discretion of the Board of Directors and there can be no assurance that any such distributions will be made by the Company. Distributions by the Company to the extent of its current and accumulated earnings and profits for federal income tax purposes generally will be taxable to stockholders as ordinary dividend income. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable reduction of the stockholder's basis in its shares of Common Stock to the extent thereof, and thereafter as taxable gain. Distributions that are treated as a reduction of the stockholder's basis in its shares of Common Stock will have the effect of deferring taxation until the sale of the stockholder's shares. The Company has determined that, for federal income tax purposes, approximately 26% of the $0.48 per share distribution paid for 1995 represented a return of capital to the stockholders. Given the dynamic nature of the Company's acquisition strategy and the extent to which any future acquisitions would alter this calculation, no assurances can be given regarding what percent of future distributions will constitute return of capital for federal income tax purposes.

                                   TAX STATUS

  The Company will elect to be taxed as a REIT under sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ending December 31, 1995. With certain exceptions, as a REIT, the Company is not subject to federal income tax at the corporate level on its taxable income that is distributed to its shareholders. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 95% of its taxable income. Failure to qualify as a REIT would render the Company subject to federal income tax (including any applicable minimum tax) on its taxable income at regular corporate rates, and distributions to the shareholders in any such year will not be deductible by the Company. Although the Company does not intend to request a ruling from the Internal Revenue Service (the "Service") as to its REIT status, the Company will receive at the closing of the Offering the opinion of its legal counsel as to its REIT status, which opinion will be based on certain assumptions and representations and will not be binding on the Service or any court. Even if the Company qualifies for taxation as a REIT, however, the Company may be subject to certain state and local taxes on its income and property. In connection with the Company's election to be taxed as a REIT, the Company's Articles of Incorporation impose restrictions on the transfer of shares of Common Stock. The Company has adopted the calendar year as its taxable year. See "Risk Factors--Tax Risks," "Risk Factors--Limitation on Acquisition and Change in Control," "Federal Income Tax Considerations-- Taxation of the Company," "Federal Income Tax Consequences--State and Local Taxes," and "Description of Capital Stock--Articles of Incorporation and Bylaw Provisions--Restrictions on Transfer."

                                  THE OFFERING

  All of the shares of Common Stock offered hereby are being offered by the Company.

Common Stock Offered by the Company.....
                                          5,000,000 shares

Common Stock to be Outstanding after
 the Offering...........................  23,963,940 shares(1)

Use of Proceeds.........................
                                          To purchase certain of the Proposed
                                          Acquisitions, to reduce amounts
                                          outstanding under the Line of Credit
                                          (including amounts which may be
                                          borrowed prior to the completion of
                                          the Offering to complete certain of
                                          the Proposed Acquisitions), and/or
                                          for general corporate and working
- --------                                  capital purposes.

(1) Includes 3,485,292 shares issuable at the Company's option upon redemption of OP Units (or exchange of Preferred OP Units at the holders' option) and 62,255 shares of restricted Common Stock owned by certain executive officers and directors of the Company. Excludes 1,000,000 shares of Common Stock reserved for issuance pursuant to the Patriot American Hospitality, Inc. 1995 Incentive Plan. Excludes an approximate 17,316 OP Units which may be issued in connection with the acquisition of the Wyndham Portfolio.

                         SUMMARY FINANCIAL INFORMATION

  The following tables set forth historical and pro forma financial information for the Company and the Lessees, and should be read in conjunction with the financial statements and notes thereto which are contained elsewhere in this Prospectus. The pro forma operating information is presented as if the Initial Offering, Recent Acquisitions, Private Placement, acquisition of the Wyndham Portfolio and the current Offering had occurred at January 1, 1995 and is carried forward through each period presented, and therefore incorporates certain assumptions that are included in the Notes to the Pro Forma Condensed Consolidated Statements of Operations included elsewhere in this Prospectus. The pro forma balance sheet data is presented as if the acquisition of certain of the Recent Acquisitions and the Wyndham Portfolio and the application of the proceeds of the Private Placement and the current Offering had occurred on March 31, 1996.

                       PATRIOT AMERICAN HOSPITALITY, INC.
          SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    HISTORICAL                            PRO FORMA(1)
                         -------------------------------- --------------------------------------------
                              PERIOD
                          OCTOBER 2, 1995
                           (INCEPTION OF
                            OPERATIONS)     THREE MONTHS    YEAR ENDED   TWELVE MONTHS   THREE MONTHS
                              THROUGH          ENDED       DECEMBER 31,      ENDED          ENDED
                         DECEMBER 31, 1995 MARCH 31, 1996      1995      MARCH 31, 1996 MARCH 31, 1996
                         ----------------- -------------- -------------- -------------- --------------
                                            (UNAUDITED)    (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
OPERATING DATA:
 Participating lease
  revenue(2)............     $  10,582        $ 12,371       $ 80,864       $ 81,774       $21,290
 Income before minority
  interest and
  extraordinary items...         7,064           8,286         47,078         48,312        13,077
 Income before
  extraordinary
  items(3)..............         6,096           7,128         40,205         41,258        11,168
 Net income applicable
  to common
  shareholders..........     $   5,359        $  7,128       $ 40,205       $ 41,258       $11,168
PER SHARE DATA:
 Income before
  extraordinary items...     $    0.42        $   0.48       $   1.96       $   2.01       $  0.55
 Extraordinary items,
  net of minority
  interests(3)..........         (0.05)            --             --             --            --
                             ---------        --------       --------       --------       -------
 Net income applicable
  to common
  shareholders..........     $    0.37        $   0.48       $   1.96       $   2.01       $  0.55
                             =========        ========       ========       ========       =======
 Dividends per common
  share.................     $    0.48        $   0.48
                             =========        ========
 Weighted average common
  shares and common
  share equivalents
  outstanding...........        14,675          14,734         20,479         20,479        20,479
                             =========        ========       ========       ========       =======
CASH FLOW DATA:
 Cash provided by
  operating
  activities(4).........     $   7,618        $  9,002       $ 67,812       $ 68,785       $17,831
 Cash used in investing
  activities(5).........      (306,948)        (37,838)       (11,233)       (11,089)       (2,829)
 Cash provided by (used
  in) financing
  activities(6).........       304,099          32,165        (46,080)       (46,080)      (11,520)
OTHER DATA:
 Funds from
  Operations(7).........     $   9,798        $ 11,634       $ 68,312       $ 69,633       $19,326
 Cash Available for
  Distribution(8).......         8,603          10,388         57,846         59,312        16,691
                                    HISTORICAL
                         --------------------------------   PRO FORMA
                         DECEMBER 31, 1995 MARCH 31, 1996 MARCH 31, 1996
                         ----------------- -------------- --------------
                                            (UNAUDITED)    (UNAUDITED)
BALANCE SHEET DATA:
 Investment in hotel
  properties, at cost,
  net...................     $ 265,759        $306,552       $515,063
 Total assets...........       324,224         369,578        578,328
 Total debt.............         9,500          50,250         74,366
 Minority interest in
  Operating Partnership.        41,522          45,485         72,737
 Shareholders' equity...       261,778         261,727        417,109

(Notes on page 15)

                                    LESSEES

            SUMMARY COMBINED HISTORICAL AND PRO FORMA FINANCIAL DATA
                                 (IN THOUSANDS)

                                    HISTORICAL                             PRO FORMA(1)
                         -------------------------------- -----------------------------------------------
                              PERIOD
                          OCTOBER 2, 1995
                            (INCEPTION)     THREE MONTHS                    TWELVE MONTHS   THREE MONTHS
                              THROUGH          ENDED         YEAR ENDED         ENDED          ENDED
                         DECEMBER 31, 1995 MARCH 31, 1996 DECEMBER 31, 1995 MARCH 31, 1996 MARCH 31, 1996
                         ----------------- -------------- ----------------- -------------- --------------
                                            (UNAUDITED)      (UNAUDITED)     (UNAUDITED)        (UNAUDITED)
FINANCIAL DATA:
 Room revenue...........      $21,508         $25,308         $169,495         $171,700       $43,235
 Food and beverage
  revenues..............        8,649           8,240           64,155           64,494        15,674
 Conference center
  revenue...............          576             645            2,434            2,380           645
 Telephone and other
  revenue...............        1,732           2,373           15,657           16,116         4,173
                              -------         -------         --------         --------       -------
 Total revenue..........       32,465          36,566          251,741          254,690        63,727
 Hotel operating
  expenses..............       20,801          23,050          165,407          167,720        41,971
 Participating Lease
  payments(2)...........       10,582          12,371           80,864           81,774        21,290
                              -------         -------         --------         --------       -------
 Income before Lessee
  expenses..............        1,082           1,145            5,470            5,196           466
 Lessee expenses(9).....          573             599            6,626            6,498         1,410
                              -------         -------         --------         --------       -------
 Net income(9)..........      $   509         $   546         $ (1,156)        $ (1,302)      $  (944)
                              =======         =======         ========         ========       =======

(Notes on page 15)

NOTES TO SUMMARY FINANCIAL INFORMATION

(1) The pro forma information does not purport to represent what the Company's financial position or the Company's or the Lessees' results of operations actually would have been if the Initial Offering, Recent Acquisitions, Private Placement, acquisition of the Wyndham Portfolio and the current Offering in fact occurred on such date or at the beginning of the periods indicated, or to project the Company's or Lessees' results of operations for any future periods.
(2) With respect to the pro forma information, represents participating lease payments from the Lessees to the Operating Partnership calculated on a pro forma basis by applying the provisions of the Participating Leases to the historical revenue of the Hotels as if January 1, 1995 were the beginning of a lease year.

(3) Pro forma operating results do not include the effect of extraordinary items reported on an historical basis.
(4) Pro forma cash provided by operating activities represents income before income allocable to minority interest, plus depreciation and amortization (including amortization of unearned management stock compensation) less the non-cash portion of the Company's equity in earnings of unconsolidated subsidiary. The pro forma amounts do not include adjustments from changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.
(5) On a pro forma basis, cash used in investing activities represents the approximate 4.0% of hotel revenue which is required to be reserved under the terms of the Participating Leases for capital improvements and the replacement and refurbishment of F, F & E.

(6) Pro forma cash used in financing activities represents estimated dividends and distributions to be paid based on the Company's initial annual dividend rate of $1.92 per share and an aggregate of 23,318,865 shares of Common Stock and OP Units outstanding and $1.98 per share on the 662,391 Preferred OP Units outstanding.
(7) In accordance with the resolution adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"), funds from operations represents net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring or sales of property, plus depreciation of real property, and after adjustments for unconsolidated partnerships and joint ventures. Funds from operations should not be considered as an alternative to net income or other measurements under generally accepted accounting principles as an indicator of operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. Funds from operations does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness. Under the Participating Leases, the Company is obligated to establish a reserve for capital improvements at the Hotels (including the replacement or refurbishment of F, F & E) and to pay real estate and personal property taxes and casualty insurance. The Company believes that funds from operations is helpful to investors as a measure of the performance of an equity REIT, because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures.
(8) Cash Available for Distribution represents funds from operations, as adjusted for certain non-cash items (e.g., non-real estate related depreciation and amortization), less reserves for capital expenditures.

(9) Historical Lessee expenses represent management fees paid to the Operators and Lessee overhead expenses, net of dividend and interest income earned by the Lessees. Management fees paid to the Operators are subordinate to the Lessees' obligations to the Company under the Participating Lease agreements. Pro forma Lessee net income excludes pro forma dividends on approximately 300,000 OP Units, which form a portion of the required capitalization of certain of the Lessees and pro forma interest income associated with the Lessees' working capital balances.

                                 RISK FACTORS

  Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before purchasing Common Stock in the Offering.

DEPENDENCE ON LESSEES AND PAYMENTS UNDER THE PARTICIPATING LEASES

  The Company's ability to make distributions to shareholders depends almost exclusively upon the ability of the Lessees to make rent payments under the Participating Leases (which is dependent primarily on the Lessees' ability to generate sufficient revenues from the Hotels). Any failure or delay by the Lessees in making rent payments may adversely affect the Company's ability to make anticipated distributions to shareholders. Such failure or delay may be caused by reductions in revenue from the Hotels or in the net operating income of the Lessees or otherwise. Although failure on the part of the Lessees to materially comply with the terms of a Participating Lease would give the Company the right to terminate such lease, repossess the applicable property and seek enforcement of the payment obligations under the lease, the Company would then be required to find another lessee to lease such property. There can be no assurance that the Company would be able to find another lessee or that, if another lessee were found, the Company would be able to enter into a new lease on favorable terms.

LACK OF CONTROL OVER OPERATIONS OF THE HOTELS

  The Company also is dependent on the ability of the Lessees and the Operators to manage the Hotels. To maintain its status as a REIT, the Company is not able to operate the Hotels or any subsequently acquired properties. As a result, the Company will be unable to directly implement strategic business decisions with respect to the marketing of its properties, such as decisions with respect to the setting of room rates, repositioning of a franchise, redevelopment of food and beverage operations and certain similar decisions.

RISKS ASSOCIATED WITH THE COMPANY'S ACQUISITION OF A SUBSTANTIAL NUMBER OF ADDITIONAL HOTELS

  The Company is currently experiencing a period of rapid growth. Since the Initial Offering, the Company has invested approximately $216 million in hotels, increasing its room portfolio by approximately 79%. Additionally, the Company has entered into contracts and a letter of intent to purchase the Proposed Acquisitions for an aggregate purchase price of approximately $145 million. Assuming completion of the Proposed Acquisitions, the Company will have increased its rooms portfolio by approximately 127% since the Initial Offering. The Company's ability to manage its growth effectively will require it to select Lessees and Operators to lease and manage newly acquired hotels. There can be no assurance that the Company, the Lessees, or the Operators will be able to manage these additional operations effectively.

RISKS OF LEVERAGE; NO LIMITS ON INDEBTEDNESS

 GENERAL

  Neither the Company's Bylaws nor its Articles of Incorporation limit the amount of indebtedness the Company may incur. During 1996, the maximum amount available under the Line of Credit was increased. The Company has utilized the Line of Credit to finance certain of the Recent Acquisitions and may use the Line of Credit to fund the acquisition of additional hotels. The Line of Credit is currently secured by a first mortgage lien on 23 of the Hotels and will be secured by qualifying subsequently acquired hotels that are purchased with borrowings under the Line of Credit. The Company currently anticipates that the Doubletree Denver/Boulder and the Wyndham Portfolio will also secure the Line of Credit. Other Hotels may be added as security for the Line of Credit depending upon the outstanding balances thereunder. Subject to the limitations described above, the Company may borrow additional amounts from the same or other lenders in the future, or may issue corporate debt securities in public or private offerings. Certain of such additional borrowings may be secured by properties owned by the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Policies and Objectives with Respect to Certain Activities--Financing" and "Management."

  There can be no assurances that the Company will be able to meet its debt service obligations and, to the extent that it cannot, the Company risks the loss of some or all of its assets, including the Hotels, to foreclosure. Adverse economic conditions could cause the terms on which borrowings become available to be unfavorable. In such circumstances, if the Company is in need of capital to repay indebtedness in accordance with its terms or otherwise, it could be required to liquidate one or more investments in hotel properties at times which may not permit realization of the maximum return on such investments.

 VARIABLE RATE DEBT

  The Line of Credit bears interest at a variable rate. Economic conditions could result in higher interest rates, which could increase debt service requirements on variable rate debt and could reduce the amount of Cash Available for Distribution.

POSSIBLE ADVERSE EFFECTS OF SHARES AVAILABLE FOR FUTURE SALE UPON MARKET PRICE OF COMMON STOCK

  Sales of substantial amounts of Common Stock or the perception that such sales could occur, could adversely affect the prevailing market price for the Common Stock. The Company has issued an aggregate of 62,255 shares of Common Stock to certain officers and directors of the Company in connection with the Initial Offering and pursuant to the Non-Employee Directors' Incentive Plan. In addition to OP Units issued to the Company, the Operating Partnership has outstanding an aggregate of 3,485,292 OP Units, including an aggregate of 498,589 OP Units issued in connection with the acquisition of the Holiday Inn Lenox and the WestCoast Portfolio, and 662,391 Preferred OP Units issued in the Private Placement. The Company intends to issue OP Units with a value of approximately $500,000 (estimated to be 17,316 OP Units) in connection with the acquisition of the Wyndham Portfolio. In the future, the Company may acquire additional hotels through the issuance of OP Units. OP Units (other than Preferred OP Units) may be redeemed for cash (or, at the Company's election, the Company may purchase each OP Unit offered for redemption for one share of Common Stock). Preferred OP Units may be exchanged for shares of Common Stock under certain circumstances. See "Developments Since the Initial Offering--Financing Activities." The Patriot American Hospitality Partnership, L.P. Partnership Agreement (the "Partnership Agreement") prohibits the redemption of OP Units until October 2, 1996. In addition, the officers and directors of the Company and certain other persons have agreed (the "Lock-up Agreements"), subject to certain limited exceptions, not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock (or any securities convertible into or exercisable for shares of Common Stock) received in connection with the Initial Offering for periods ranging from one to two years after the date of the Initial Offering (the "Lock-up Periods"), without the prior written consent of PaineWebber Incorporated. The Company has restricted the transfer of OP Units issued in connection with the acquisition of the Holiday Inn Lenox and the WestCoast Portfolio for one year from the date of issuance and may similarly restrict the transfer of OP Units issued in connection with the acquisition of additional hotels. At the conclusion of these restrictions, all shares of Common Stock issued in connection with the formation of the Company or acquired upon redemption of OP Units may be sold in the public market. In addition, 1,000,000 shares of Common Stock are reserved for issuance pursuant to the Patriot American Hospitality, Inc. 1995 Incentive Plan (the "1995 Plan"). See "Management--Stock Incentive Plans."

RISK OF INVESTMENT IN SUBSIDIARIES

  The capital stock of PAH Ravinia is divided into two classes: voting common stock, 96% of which is owned by officers and/or directors of PAH Ravinia and 4% of which is held by the Operating Partnership, and nonvoting common stock, 100% of which is held by the Operating Partnership. Management's voting common stock represents 0.96% of the economic interest in PAH Ravinia. However, as the holders of 96% of the voting common stock, members of PAH Ravinia management retain the ability to elect the directors of PAH Ravinia. Although the Company's stock ownership represents a 99.04% economic interest in PAH Ravinia, the Company is not able to elect directors and its ability to influence the day-to-day decisions of PAH Ravinia may therefore be limited. As a result, the directors and management of PAH Ravinia may implement business policy decisions that would not have been implemented by persons controlled by the Company and that are adverse to the interests of the Company or that lead to adverse financial results.

LIMITED OPERATING HISTORY

  The Company has been recently organized and has a limited operating history. There can be no assurance that the Company will be able to generate sufficient revenue from operations to make distributions to shareholders. The Company also is subject to the risks generally associated with the formation of any new business. The Initial Hotels, on a combined basis, experienced net losses in 1992 and 1994. In addition, certain of the Recent Acquisitions and Proposed Acquisitions have experienced historical net losses. There can be no assurance that the Company will not experience net losses in the future.

COMPETITION FOR MANAGEMENT TIME

  Mr. Nussbaum, the Chairman of the Board and Chief Executive Officer of the Company, will continue to act as chief executive officer of Patriot American, and, therefore, will be subject to competing demands on his time. Mr. Nussbaum intends to devote a majority of his time to the business of the Company.

CONFLICTS OF INTEREST

 SALE OF HOTELS

  Certain officers and directors of the Company or their affiliates may have had unrealized gain in their interests in certain of the Initial Hotels transferred to the Company in connection with the Initial Offering. The sale of such Hotels by the Company may cause adverse tax consequences to such officers, directors or their affiliates. Therefore, the interests of the Company, such officers, directors and their affiliates could be different in connection with the disposition of such Hotels.

 CONTINUING ACQUISITIONS AND HOTEL DEVELOPMENT

  Affiliates of the Lessees may acquire, develop or manage hotels that compete with the Company's Hotels. Accordingly, the Lessees' decisions relating to the operation of the Hotels that are in competition with other hotels owned or managed by them may not reflect the interests of the Company.

HOTEL INDUSTRY RISKS

 OPERATING RISKS

  The Hotels are subject to all operating risks common to the hotel industry. These risks include, among other things, (i) competition for guests from other hotels, a number of which may have greater marketing and financial resources than the Company and the Lessees; (ii) increases in operating costs due to inflation and other factors, which increases may not have been offset in recent years, and may not be offset in the future by increased room rates;
(iii) dependence on business and commercial travelers and tourism, which business may fluctuate and be seasonal; (iv) increases in energy costs and other expenses of travel, which may deter travelers; and (v) adverse effects of general and local economic conditions. These factors could adversely affect the Lessees' ability to generate revenues and to make lease payments and therefore the Company's ability to make expected distributions to shareholders.

  The Company is also subject to the risk that in connection with the acquisition of hotels it may not be possible to transfer certain operating licenses, such as food and beverage licenses, to the Lessees or Operators, or to obtain new licenses in a timely manner in the event such licenses cannot be transferred. For example, the Lessees are currently attempting to obtain new alcoholic beverage licenses for the Tremont House Hotel, the Marriot Troy Hotel and the Four Points by Sheraton in Saginaw, Michigan. Although these Hotels are providing alcoholic beverages under interim licenses or licenses obtained prior to the Company's acquisition of these Hotels, there can be no assurance that these licenses will remain in effect until the Company obtains new licenses or that new licenses will be obtained. The failure to have alcoholic beverages licenses or other operating licenses could adversely affect the ability of the affected Lessees to generate revenues and make lease payments to the Company.

 OPERATING COSTS AND CAPITAL EXPENDITURES; HOTEL RENOVATION

  Hotels in general, including the Hotels, have an ongoing need for renovations and other capital improvements, particularly in older structures, including periodic replacement or refurbishment of F, F & E.

Under the terms of the Participating Leases, the Company is obligated to establish a reserve to pay the cost of certain capital expenditures at the Hotels and pay for periodic replacement or refurbishment of F, F & E and expects to be similarly obligated with respect to the Proposed Acquisitions. However, if capital expenditures exceed the Company's expectations, the additional cost could have an adverse effect on the Company's Cash Available for Distribution. In addition, the Company has and may continue to acquire hotels where significant renovation is either required or desirable. Renovation of hotels involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other hotels.

 COMPETITION FOR INVESTMENT OPPORTUNITIES

  The Company may be competing for investment opportunities with entities that have substantially greater financial resources than the Company. These entities may generally be able to accept more risk than the Company can prudently manage, including risks with respect to the creditworthiness of a hotel operator or the geographic proximity of its investments. Competition may generally reduce the number of suitable investment opportunities offered to the Company and increase the bargaining power of property owners seeking to sell.

 SEASONALITY

  The hotel industry is seasonal in nature. Revenues at certain of the Hotels are greater in the first and second quarters of a calendar year and at other of the Hotels in the second and third quarters of a calendar year. Seasonal variations in revenue at the Hotels may cause quarterly fluctuations in the Company's lease revenue.

 INVESTMENT IN SINGLE INDUSTRY

  The Company's current strategy is to acquire interests only in hotels and related properties. As a result, the Company will be subject to risks inherent in investments in a single industry. The effects on Cash Available for Distribution to the Company's shareholders resulting from a downturn in the hotel industry will be more pronounced than if the Company had diversified its investments.

REAL ESTATE INVESTMENT RISKS

 GENERAL RISKS

  The Company's investments are subject to varying degrees of risk generally incident to the ownership of real property. The underlying value of the Company's real estate investments and the Company's income and ability to make distributions to its shareholders is dependent upon the ability of the Lessees to operate the Hotels in a manner sufficient to maintain or increase revenues and to generate sufficient income in excess of operating expenses to make rent payments under the Participating Leases. Income from the Hotels may be adversely affected by changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes and other natural disasters (which may result in uninsured losses), acts of war, adverse changes in zoning laws, and other factors which are beyond the control of the Company.

 VALUE AND ILLIQUIDITY OF REAL ESTATE

  Real estate investments are relatively illiquid. The ability of the Company to vary its portfolio in response to changes in economic and other conditions is limited. If the Company must sell an investment, there can be no assurance that the Company will be able to dispose of it in the time period it desires or that the sales price of any investment will recoup or exceed the amount of the Company's investment.

 PROPERTY TAXES

  Each Hotel is subject to real property taxes. The real property taxes on hotel properties in which the Company invests may increase or decrease as property tax rates change and as the properties are assessed or reassessed by taxing authorities. If property taxes increase, the Company's ability to make expected distributions to its shareholders could be adversely affected.

 CONSENTS OF GROUND LESSOR REQUIRED FOR SALE OF CERTAIN HOTELS

  The Fairmount Hotel, the Holiday Inn Lenox, the Hyatt Newporter Hotel, the WestCoast Long Beach Hotel and Marina and the Hyatt Regency, Lexington are subject to ground leases with third party lessors. In addition, the Company may acquire hotels in the future that are subject to ground leases. Any proposed sale of a hotel that is subject to a ground lease by the Operating Partnership or any proposed assignment of the Operating Partnership's leasehold interest in the ground lease may require the consent of third party lessors. As a result, the Company and the Operating Partnership may not be able to sell, assign, transfer or convey the Operating Partnership's interest in any such hotel in the future absent the consent of such third parties, even if such transaction may be in the best interests of the shareholders of the Company.

 ENVIRONMENTAL MATTERS

  The Company's operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow by using such real property as collateral. Persons who arrange for the transportation, disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials ("ACMs"), into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. Environmental laws may also impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In connection with the ownership and operation of the Hotels, the Company, the Operating Partnership or the Lessees may be potentially liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect the Company's results of operations and financial condition. Phase I environmental site assessments ("ESAs") have been conducted at all of the Hotels by qualified independent environmental engineers. The purpose of Phase I ESAs is to identify potential sources of contamination for which the Hotels may be responsible and to assess the status of environmental regulatory compliance. The ESAs have not revealed any environmental liability or compliance concerns that the Company believes would have a material adverse effect on the Company's business, assets, results of operations or liquidity, nor is the Company aware of any such liability or concerns. Nevertheless, it is possible that these ESAs did not reveal all environmental liabilities or compliance concerns or that material environmental liabilities or compliance concerns exist of which the Company is currently unaware. The Company has not been notified by any governmental authority, and has no other knowledge of, any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental substances in connection with any of its hotels, except as noted below.

  Marriott WindWatch Hotel. The Marriott WindWatch Hotel, a Proposed Acquisition, is in close proximity to a former municipal landfill, which has been designated as a National Priorities List ("NPL") site by the United States Environmental Protection Agency ("EPA"). The Hotel property is downgradient of the NPL site. An environmental consultant retained by the Company has informed the Company that the current data relating to the NPL site do not suggest any groundwater contamination from the former landfill has migrated onto the Hotel property. The environmental consultant has also informed the Company that it is unlikely that any groundwater contamination from the former landfill will in the future migrate onto the hotel property resulting in contaminant levels above applicable action levels. Remediation activities by the municipality, under the supervision of the EPA and the New York State Department of Environmental Conservation ("DEC"), are ongoing but have not yet been completed. The DEC has indicated that it does not intend to pursue as potentially responsible parties nearby landowners whose property becomes contaminated as a result of off-site migration from the former landfill.

 COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT

  Under the Americans with Disabilities Act of 1990 (the "ADA"), all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. A determination that the Company is not in compliance with the ADA could result in the imposition of fines or an award of damages to private litigants. If the Company were required to make modifications to comply with the ADA, the Company's ability to make expected distributions to its shareholders could be adversely affected.

 UNINSURED AND UNDERINSURED LOSSES

  Each Participating Lease specifies comprehensive insurance to be maintained on each of the Hotels, including liability, fire and extended coverage. Management believes such specified coverage is of the type and amount customarily obtained for or by an owner of hotels. Leases for subsequently acquired hotels will contain similar provisions. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable. The Company's Board of Directors and management will use their discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on the Company's investments at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the Company's lost investment. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such property.

 ACQUISITION AND DEVELOPMENT RISKS

  The Company intends to pursue acquisitions of additional hotels and, under appropriate circumstances, may pursue development opportunities. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that estimates of the cost of improvements necessary to market and acquire properties will prove inaccurate, as well as general investment risks associated with any new real estate investment. New project development is subject to numerous risks, including risks of construction delays or cost overruns that may increase project costs, new project commencement risks such as receipt of zoning, occupancy and other required governmental approvals and permits and the incurrence of development costs in connection with projects that are not pursued to completion. The fact that the Company must distribute 95% of its net taxable income in order to maintain its qualification as a REIT may limit the Company's ability to rely upon lease income from the Hotels or subsequently acquired properties to finance acquisitions or new developments. As a result, if debt or equity financing were not available on acceptable terms, further acquisitions or development activities might be curtailed or Cash Available for Distribution might be adversely affected.

TAX RISKS

 FAILURE TO QUALIFY AS A REIT

  The Company operates in a manner designed to permit it to qualify as a REIT for federal income tax purposes. The continued qualification of the Company as a REIT will depend on the Company's continuing ability to meet various requirements concerning, among other things, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount of its distributions to its shareholders. If the Company were to fail to qualify as a REIT in any taxable year, the Company would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to federal income tax (including any applicable minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the Company's Cash Available for Distribution would be reduced for each of the years involved. Although the Company currently intends to continue to operate in a manner designed to permit it to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Directors to revoke the REIT election. See "Federal Income Tax Considerations."

 ADVERSE EFFECTS OF REIT MINIMUM DISTRIBUTION REQUIREMENTS

  In order to qualify as a REIT, the Company is generally required each year to distribute to its shareholders at least 95% of its net taxable income (excluding any net capital gain). In addition, the Company is subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year and (iii) 100% of its undistributed income from prior years.

  The Company intends to make distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. The Company's income consists primarily of its share of the income of the Operating Partnership, and the Company's Cash Available for Distribution consists primarily of its share of cash distributions from the Operating Partnership. Differences in timing between taxable income and Cash Available for Distribution and the seasonality of the hotel industry could require the Company to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. For federal income tax purposes, distributions paid to shareholders may consist of ordinary income, capital gains, nontaxable return of capital, or a combination thereof. The Company provides its shareholders with an annual statement as to its designation of the taxability of distributions.

  Distributions by the Company are determined by the Company's Board of Directors and depend on a number of factors, including the amount of the Company's Cash Available for Distribution, the Company's financial condition, any decision by the Board of Directors to reinvest funds rather than to distribute such funds, the Company's capital expenditures, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant. See "Federal Income Tax Considerations--Requirements for Qualification--Distribution Requirements."

 FAILURE OF THE OPERATING PARTNERSHIP TO BE CLASSIFIED AS A PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES; IMPACT ON REIT STATUS

  The Operating Partnership (and each of its Subsidiary Partnerships, as defined in "Federal Income Tax Considerations") has been structured to be classified as a partnership for federal income tax purposes. If the Operating Partnership (or a Subsidiary Partnership) were to fail to be classified as a partnership for federal income tax purposes, the Operating Partnership (or the Subsidiary Partnership) would be taxable as a corporation. In such event, the Company likely would cease to qualify as a REIT for a variety of reasons. Furthermore, the imposition of a corporate income tax on the Operating Partnership would reduce substantially the amount of Cash Available for Distribution. See "Federal Income Tax Considerations--Tax Aspects of the Operating Partnership and the Subsidiary Partnerships."

RISKS OF OPERATING HOTELS UNDER FRANCHISE OR BRAND AFFILIATIONS

  Twenty-nine of the Hotels are operated under franchise or brand affiliations. In addition, hotels in which the Company invests subsequently may be operated pursuant to franchise or brand affiliations. The continuation of the franchise licenses relating to the franchised Hotels (the "Franchise Licenses") is subject to specified operating standards and other terms and conditions. The continued use of a brand is generally contingent upon the continuation of the Management Agreement related to that Hotel with the branded Operator. Franchisors typically inspect licensed properties periodically to confirm adherence to operating standards. Action on the part of any of the Company, the Operating Partnership, the Lessees or the Operators could result in a breach of such standards or other terms and conditions of the Franchise Licenses and could result in the loss or cancellation of a franchise license. It is possible that a franchisor could condition the continuation of a franchise license on the completion of capital improvements which the Board of Directors determines are too expensive or otherwise unwarranted in light of general economic conditions or the operating results or prospects of the affected hotel. In that event, the Board of Directors may elect to allow the franchise license to lapse. In any case, if a franchise or brand affiliation is terminated, the Company and the Lessee may seek to obtain a suitable replacement franchise or brand affiliation, or to operate the Hotel independent of a franchise or brand affiliation. The loss of a franchise or brand affiliation could have a material adverse effect upon the operations or the underlying value of the hotel covered by the franchise or brand affiliation because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor or brand owner.

LIMITATION ON ACQUISITION AND CHANGE IN CONTROL

 OWNERSHIP LIMITATION

  In order for the Company to maintain its qualification as a REIT, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). Furthermore, if any shareholder or group of shareholders of any Lessee owns, actually or constructively, 10% or more in value of the capital stock of the Company, such Lessee could become a related party tenant of the Operating Partnership, which would result in loss of REIT status for the Company. For the purpose of preserving the Company's REIT qualification, the Company's Articles of Incorporation prohibit direct or indirect ownership (taking into account applicable ownership provisions of the Code) in excess of the Ownership Limitation, subject to the Look-Through Ownership Limitation that permits mutual funds and certain other entities to own as much as 15% of a class of the Company's capital stock in appropriate circumstances. Generally, the capital stock owned by affiliated owners is aggregated for purposes of the Ownership Limitation. The Ownership Limitation could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the Common Stock might receive a premium for their Common Stock over the then prevailing market price or in which such holders might believe to be otherwise in their best interests. See "Description of Capital Stock--Articles of Incorporation and Bylaw Provisions--Restrictions on Transfer" and "Federal Income Tax Considerations--Requirements for Qualification."

 PREFERRED STOCK

  The Articles of Incorporation authorize the Board of Directors to issue up to 20,000,000 preferred shares and to establish the preferences and rights of any shares issued. See "Description of Capital Stock--Preferred Shares." The issuance of preferred shares could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the shareholders' interest. No preferred shares are currently issued or outstanding.

 VIRGINIA ANTI-TAKEOVER STATUTES

  As a Virginia corporation, the Company is subject to various provisions of the VSCA that impose certain restrictions and require certain procedures with respect to certain takeover offers and business combinations, including, but not limited to, combinations with interested holders and share purchases from certain holders. Such provisions may deter takeover attempts or tender offers, including offers or attempts that may result in the payment of a premium over the market price for the Common Stock or that a shareholder might otherwise consider in its best interest. See "Description of Capital Stock--Articles of Incorporation and Bylaw Provisions."

ABILITY OF BOARD TO CHANGE POLICIES

  The major policies of the Company, including its policies with respect to acquisitions, financing, growth, operations, debt capitalization and distributions, are determined by its Board of Directors. The Board of Directors may amend or revise these and other policies from time to time without a vote of the shareholders of the Company. See "Policies and Objectives with Respect to Certain Activities."

ADVERSE EFFECT OF INCREASE IN MARKET INTEREST RATES ON PRICE OF COMMON STOCK

  One of the factors that may influence the price of the Common Stock in public trading markets will be the annual yield from distributions by the Company on the Common Stock as compared to yields on certain financial instruments. Thus, an increase in market interest rates will result in higher yields on certain financial instruments, which could adversely affect the market price of the Common Stock.

                                  THE COMPANY

GENERAL

  The Company is a self-administered REIT, which owns 33 Hotels in 13 states, with an aggregate of 7,538 guest rooms. The Hotels are diversified by franchise or brand affiliation and serve primarily major U.S. business centers, including Atlanta, Boston, Cleveland, Dallas, Denver, Houston and Seattle. In addition to hotels catering primarily to business travelers, the Hotels include prominent hotels in major tourist destinations, including New Orleans, San Antonio and San Diego. The Hotels include 27 full service hotels, 5 limited service hotels and an executive conference center. Twenty-nine of the Hotels are operated under franchise or brand affiliations with nationally recognized hotel companies, including Marriott(R), Crowne Plaza(R), Radisson(R), Hilton(R), Hyatt(R), Four Points by Sheraton(R), Holiday Inn(R), WestCoast(R), Doubletree(R), Embassy Suites(R) and Hampton Inn(R). For the twelve months ended March 31, 1996, the Hotels had an average occupancy of 71.1% and ADR of $81.55.

  Since the Initial Offering, the Company has acquired the 13 Recent Acquisitions with an aggregate of 3,332 guest rooms for approximately $216 million and has entered into contracts and a letter of intent to purchase the 7 Proposed Acquisitions with an aggregate of 1,995 guest rooms for an aggregate purchase price (excluding acquisition-related expenses) of approximately $145 million. The Company purchased the Recent Acquisitions with proceeds from the exercise of the underwriter's over-allotment option in the Initial Offering and with funds from its Line of Credit. The Company is currently completing due diligence reviews regarding the Proposed Acquisitions, however no assurances can be made that these acquisitions will be completed. See "Developments Since the Initial Offering--Proposed Acquisitions." If all of the Proposed Acquisitions are consummated, the Company will have invested over $361 million in hotel acquisitions and more than doubled its room portfolio since the Initial Offering.

  The Company leases each of the Hotels, except the Crowne Plaza Ravinia which is owned through a special purpose corporation, to independent Lessees pursuant to separate Participating Leases. The Crowne Plaza Ravinia acquisition was structured without a Lessee for reasons specific to the acquisition. The Company anticipates that future acquisitions will continue to be structured with Lessees. The Lessees and the special purpose corporation that owns the Crowne Plaza Ravinia in turn have entered into separate Management Agreements with the Operators to operate the Hotels. Neither the Company nor its management owns an interest in, or participates in the management of, the Lessees or the Operators, thus avoiding certain potential conflicts of interest generally associated with the structure of hospitality REITs. All Participating Leases between the Company and the Lessees have been negotiated on an arms length basis.

  In connection with the Initial Offering, the Company closed the Line of Credit with Paine Webber Real Estate. In May 1996, the maximum amount available under the Line of Credit was increased from $165 million to $250 million and certain other modifications were made, thereby increasing the Company's ability to borrow under the Line of Credit. See "Developments Since the Initial Offering--Financing Activities."

  The Company believes market conditions today remain favorable for the acquisition of hotel properties at attractive returns and, particularly with respect to full service hotels, at prices significantly below replacement cost. Accordingly, the Company intends to continue to acquire additional hotels that meet one or more of its investment criteria. See "--Business Strategy--Acquisitions." The Company believes its ability to implement its acquisition strategy is enhanced by the favorable reputation and track record of the Company as a credible acquiror of hotels and the extensive industry relationships developed by Patriot American and the Company's management team. The Company expects that these relationships will provide the Company with opportunities to purchase selected hotels before active marketing of such hotels commences. Further, because the Company's structure is designed to accommodate multiple lessees, hotel brand owner/operators, major hotel management companies and hotel franchisors have presented the Company with opportunities to acquire attractive hotel properties (including properties not otherwise marketed for sale) and the Company expects such opportunities will continue. The Company believes its acquisition capabilities are enhanced by the fact that its capital structure provides significant financial flexibility. As of June 24, 1996, the Company had a debt to total market capitalization ratio of approximately 17%. The Company intends to continue to maintain a conservative capital structure and currently intends to limit consolidated indebtedness to no more than 40% of its total market capitalization.

  The Company's executive officers have extensive, nationwide experience in the acquisition, ownership, operation, development and repositioning of each type of hotel represented in the Company's portfolio. The Company's Chairman of the Board and Chief Executive Officer, Paul A. Nussbaum, founded Patriot American in 1991 and has 24 years of real estate industry experience. Thomas
W. Lattin, the Company's President and Chief Operating Officer, has over 25 years of hotel industry experience as an executive and consultant. Rex E. Stewart, the Company's Executive Vice President and Chief Financial Officer, has over 20 years of experience in hotel finance and development. Leslie Ng, a Senior Vice President of Acquisitions, has over eight years of experience in hotel acquisitions and financing. Michael Murphy, a Senior Vice President of Acquisitions, has over 15 years of experience in the real estate and hotel industries. Terry Huntzicker, the Company's Vice President of Construction and Design has over 30 years of experience in hotel design and construction.

  The Company was formed to continue and expand the hotel acquisition, ownership, redevelopment and repositioning business of Patriot American. Patriot American had historically pursued an investment strategy that emphasized purchasing hotels at attractive prices and renovating, repositioning and remarketing them to achieve significant revenue growth and favorable investment returns. From January 1, 1992 to March 31, 1996, approximately $29.7 million was invested in renovations and other capital improvements to the Initial Hotels. The Initial Hotels achieved significant growth in occupancy, ADR and REVPAR from 1993 through 1995, as summarized in the following chart:

                                                                            PERCENT
                                                 YEAR ENDED DECEMBER 31,    CHANGE
                                                 -------------------------   1993-
                                                 1993(1)  1994(1)  1995(2)   1995
                                                 -------  -------  -------  -------
 Occupancy......................................   65.8%    71.0%    72.1%    9.6%
 ADR............................................ $69.14   $72.57   $77.92    12.7%
 REVPAR......................................... $45.48   $51.49   $56.20    23.6%

- --------
(1) For comparative purposes, 1994 and 1993 data includes the results of operations for the Marriott Troy Hotel, which was acquired on December 30, 1994, and 1993 data also includes results for the pre-acquisition period for three Initial Hotels acquired by the Company's predecessors in 1993.
(2) Excludes the Recent Acquisitions.

  For 1993, 1994, and 1995, average occupancy rates for the U.S. lodging industry were 63.1%, 64.7% and 65.5%, respectively, according to Smith Travel. Management believes the growth in occupancy, ADR and REVPAR at the Initial Hotels primarily reflects the successful renovation, repositioning and remarketing strategies of Patriot American, the superior management and marketing capabilities of the Operators, and the upswing in the hotel industry caused by a slowing of new hotel construction nationally and improving economic conditions, following an extended period of unprofitable industry performance in the late 1980s and early 1990s.

BUSINESS STRATEGY

  The Company's primary business objective is to maximize its Cash Available for Distribution and enhance shareholder value by acquiring additional hotels that meet one or more of the Company's investment criteria, by participating in increased revenue from the Hotels and any subsequently acquired hotels through participating leases and, under appropriate circumstances, by developing selected additional hotels.

 Acquisitions

  The Company seeks to acquire additional hotel properties that meet one or more of its investment criteria as generally described below. As a result of Patriot American's successful acquisition activities over the past several years, the Company believes it possesses a competitive advantage in market knowledge, technical expertise and industry relationships, which has enabled it to successfully implement its acquisition strategy on a national scale. The Company also benefits from the extensive experience and relationships developed by the members of its management team over the past 20 years. Further, as one of the nation's largest publicly traded hotel REITs, the Company has access to a wide variety of public and private financing sources to fund acquisitions, such as the issuance of debt, equity and hybrid securities, as well as the use of OP Units as consideration where cash is not appropriate for tax or other reasons. The Line of Credit also enables the Company to contract for and complete the acquisition of hotels without financing contingencies.

  Management believes the lodging industry in the United States is in the midst of a continuing recovery from a period of low profitability, which resulted from high levels of debt financing, over-supply of hotel rooms caused by overbuilding and economic recession. As a result, the Company believes opportunities currently exist to acquire hotels at attractive prices and, therefore, to capitalize further on improving industry conditions and performance. Generally, hotel acquisition opportunities vary over time by geographic area and product type. The Company's management is experienced in the acquisition of hotels of various product types (luxury, full service, limited service, all-suite hotels, destination resorts and conference centers) throughout the U.S. This broad-based experience positions the Company to capitalize on changing hotel industry conditions and market opportunities. The Company concentrates its investment activities on hotel properties that meet one or more of the following criteria:

  . full service commercial hotels in major U.S. business markets;

  . major tourist hotels, destination resorts or conference centers, which appeal to specific market niches, are well-established in their markets and offer a full range of amenities and services;

  . undervalued hotels, whose performance the Company believes can be significantly enhanced through market repositioning, redevelopment and turnaround strategies;

  . hotels with sound operational fundamentals that are underperforming due to a lack of invested capital because they are owned or controlled by financially distressed owners or involuntary owners that may have acquired the hotels through foreclosure or settlement;

  . hotels that the Company can convert to recognized, successful franchise or brand affiliations when such affiliations are underrepresented in the particular geographic region or market area; and

  . portfolios of hotels that exhibit some or all of the other criteria discussed above, where purchasing several hotels in one transaction enables the Company to obtain a favorable price or to purchase attractive assets that otherwise would not be available to the Company.

  Because the Company is independent of the Lessees and the Operators, the Company has flexibility with respect to leasing additional hotels, subject to a limited right of first offer held by CHC Lease Partners. See "The Lessees and the Operators--Right of First Offer." As a result, hotel brand owner/operators, major hotel management companies and hotel franchisors have presented the Company with attractive opportunities to acquire hotel properties (including properties not otherwise marketed for sale), which then may be leased back to such entities. The recent acquisitions of Embassy Suites, Hunt Valley, the Crowne Plaza Ravinia, the WestCoast Portfolio, the Doubletree Denver/Boulder, and the proposed acquisition of the Wyndham Portfolio represent examples of hotel acquisition opportunities brought to the attention of the Company by management and franchise companies. The Company expects that hotel brand owners/operators, major hotel management companies and hotel franchisors, as well as the Lessees and the Operators, will continue to be a valuable source of acquisition opportunities for the Company.

 Internal Growth

  The Company believes the Hotels offer opportunities for revenue and cash flow growth through effective sales and marketing and efficient operations. The Lessees and the Operators have demonstrated expertise in hotel operations and management and possess the human and systems resources necessary to maximize revenue and income growth. The business relationships among the Company, the Lessees and the Operators have been structured to provide the Lessees and the Operators with incentives to operate and maintain the Hotels leased and operated by them in a manner designed to maximize revenue growth and increase the Company's Cash Available for Distribution.

  Participating Rent. The Participating Leases are structured to enable the Company to participate significantly in the growth of room, food and beverage, telephone and other revenue from the Hotels. The Participating Leases provide for the Company to receive monthly the greater of Base Rent or Participating Rent at each Hotel, plus certain Additional Charges as applicable. "Participating Rent" is determined according to a formula based on varying percentages of room revenue, food and beverage revenue, telephone revenue and other revenue at each of the Hotels. These percentages have been negotiated by the Company and the Lessee on an arms length basis based on historical and projected operating performance at each of the Hotels. While the terms of the Participating Leases are revenue-based, such terms have been developed with consideration to the fixed and variable nature of hotel operating expenses and changes in operating margins typically associated with increases in revenue. See "The Hotels--The Participating Leases."

  Hotel Operations. Under the Participating Leases, the Lessees and the Operators are obligated to prepare annual operating budgets, capital budgets and marketing plans for each Hotel leased and operated by them, which are subject to the approval of the Company. The Operators regularly measure actual results from operations against prior years' results and planned budgets to create an aggressive, goal-oriented approach to the operation of each Hotel operated by them. The Operators also provide incentive compensation programs for key members of the sales and operations management staff of the Hotels, consistent with the Company's goal of increasing Cash Available for Distribution.

  The Operators utilize sophisticated management systems to maximize revenues, achieve favorable profit margins and ensure consistency and quality of service. The Company believes the Operators historically have been successful hotel managers because they apply professional approaches to the fundamental processes that produce revenue and income, including:

  . Detailed operating budgets
  . Targeted sales and marketing plans
  . Computerized yield management systems
  . Sophisticated scheduling and labor management systems
  . Automated food and beverage cost control systems
  . Networked management information systems
  . Employee training and incentive programs
  . Guest feedback and quality control systems

  Capital Improvements, Renovation and Refurbishment. The Company believes a regular program of capital improvements, including replacement and refurbishment of F, F & E at the Hotels, as well as the renovation and redevelopment of selected Hotels, is essential to maintaining the competitiveness of the Hotels and maximizing revenue growth. From January 1, 1992 through March 31, 1996, approximately $29.7 million (or an average of $7,060 per guest room) was spent on renovations and capital improvements at the Initial Hotels to position them for future growth. Twelve of the Initial Hotels were renovated during this period. See "The Hotels." The Company has budgeted approximately $16.5 million to complete significant renovations at the Crockett Hotel, the Crowne Plaza Ravinia, the Tremont House Hotel, the Del Mar Hilton, the WestCoast Long Beach Hotel and Marina and the Doubletree Denver/Boulder. The Company spent approximately $900,000 of this amount through March 31, 1996 and expects to spend the remainder in 1996 and early 1997. In addition, as part of its ongoing capital improvement program, the Company has budgeted approximately $10.8 million in 1996 for capital improvements and the replacement of F, F & E within the Company's portfolio, including the

Recent Acquisitions. With respect to the Wyndham Portfolio, the Company has budgeted approximately $1.9 million in renovations to certain of the hotels which the Company expects to complete by the end of 1997. Such expenditures will be in addition to capital expenditure reserves for these properties.

  The Participating Leases require the Company to establish aggregate minimum reserves averaging 4.0% of total revenue for the Hotels (which on a pro forma basis for the Initial Hotels, for the twelve months ended March 31, 1996, represented approximately 5.8% of room revenue and an average of $1,200 per guest room) which are provided by the Company to the Lessees for capital improvements and the replacement and refurbishment of F, F & E necessary to maintain the competitive position of the Hotels. Generally, the Company and the Lessees must agree on the use of funds in these reserves, and the Company has the right to approve the Lessees' annual and long-term capital expenditure budgets. While the Company expects its reserves to be adequate to fund recurring capital needs, the Company may use Cash Available for Distribution in excess of distributions paid (subject to federal income tax restrictions on the Company's ability to retain earnings) or funds drawn under the Line of Credit to fund additional capital improvements, as necessary, including significant renovations at the Company's hotels. The Company's budget for capital expenditures, exclusive of renovations, exceeds 4.0% of total revenues at the Hotels in 1996 due to capital expenditures required by certain franchisors and to the Company's decision to accelerate certain capital improvements originally intended to be completed over a longer period.

 Development

  Due to the current favorable acquisition environment for hotels, the Company intends to emphasize acquisitions over development in pursuing the Company's growth objectives. The Company believes in most markets it is possible to acquire full service hotel properties at values below replacement cost, with existing or achievable cash flows commensurate with the Company's investment criteria. However, the Company will evaluate from time to time, and may undertake, attractive opportunities to develop new hotels or expand existing hotels. The Company is currently evaluating a potential expansion of the Doubletree Denver/Boulder by approximately 80 rooms on contiguous land owned by the Company, however, the Company has made no commitments with respect to such expansion.

  The Company's executive officers have participated in the development of over 20 hotels and have significant experience in all phases of the development process, including site selection, franchise selection, hotel programming and design, zoning and construction management. The Company believes this management expertise will enhance its hotel development efforts and its capability to evaluate hotels for acquisition, expansion and turnaround situations. See "Policies and Objectives with Respect to Certain Activities--Investment Policies--Development of Hotel Properties." See "Risk Factors--Changes in Policies."

THE OPERATING PARTNERSHIP

  The Company owns an approximately 81.6% interest in the Operating Partnership, a Virginia limited partnership. The Operating Partnership owns, directly or through Subsidiary Partnerships, all of the Hotels (except the Crowne Plaza Ravinia, which is owned by PAH Ravinia, Inc.) and leases such hotels to the Lessees. Because of certain state tax considerations, the Company holds its interest in the Operating Partnership through two wholly-owned subsidiaries, PAH GP and PAH LP. PAH GP is the sole general partner of the Operating Partnership and owns a 1.0% general partnership interest in the Operating Partnership. Through PAH GP, the Company controls the Operating Partnership and its assets. PAH LP is one of the Operating Partnership's limited partners (the "Limited Partners") and owns an approximately 80.6% limited partnership interest in the Operating Partnership. In their capacity as such, the Limited Partners have no authority to transact business for, or participate in the management, activities or decisions of, the Operating Partnership. Upon completion of the Offering, the Company will own indirectly through PAH GP and PAH LP an approximately 85.4% interest in the Operating Partnership, consisting of a 1.0% general partner interest and an 84.4% limited partner interest.

                    DEVELOPMENTS SINCE THE INITIAL OFFERING

  Since the Initial Offering, the Company has benefitted from the following developments:

RECENT ACQUISITIONS

  Since the Initial Offering, the Company has invested approximately $216 million in the acquisition of Hotels (including purchase prices and approximately $3 million in acquisition-related expenses), increasing its room portfolio by approximately 79%. Set forth below are summary descriptions of the Recent Acquisitions.

  Embassy Suites, Hunt Valley, Maryland. In November 1995, the Company acquired the 223-suite Embassy Suites in Hunt Valley, Maryland outside Baltimore for approximately $16 million in cash. The Company has leased the hotel to Metro Lease Partners. Metro Hotels, a Dallas-based hotel company that managed the hotel prior to the acquisition and an affiliate of Metro Lease Partners, manages the Hotel.

  Crowne Plaza Ravinia, Atlanta, Georgia. In December 1995, PAH Ravinia, a corporation in which the Company owns a 99.04% interest, acquired the 495-room Crowne Plaza Ravinia, a hotel located adjacent to Holiday Inn Worldwide headquarters in the Perimeter Center/Ravinia area of Atlanta, Georgia. The Hotel is managed by Holiday Inns, Inc., which managed the Hotel prior to the acquisition. The Company paid approximately $4.5 million in cash for its investment in PAH Ravinia and advanced to PAH Ravinia an aggregate of $40.5 million in first and second lien mortgage loans. The Company intends to complete approximately $2.7 million in renovations to the Hotel following completion of the Olympic Games.

  Tremont House Hotel, Boston, Massachusetts. In January 1996, the Company acquired the 288-room Tremont House Hotel in Boston, Massachusetts for approximately $16.5 million in cash. The Company has commenced an extensive $8.5 million renovation of the Hotel. The project includes renovation of existing guest rooms and common areas and the addition of 34 guest rooms on a penthouse level, increasing the Hotel's room count to 322. The Company has leased the Hotel to CHC Lease Partners. The Hotel is managed by a subsidiary of GAH.

  Holiday Inn Lenox, Atlanta, Georgia. In March 1996, the Company acquired the 297-room Holiday Inn Lenox in the Buckhead section of Atlanta for approximately $7.3 million in cash and 167,012 OP Units, valued at approximately $4.7 million at the closing of the acquisition. The Hotel is leased to CHC Lease Partners and is managed by GAH.

  Del Mar Hilton, Del Mar (San Diego), California. In March 1996, the Company acquired the 245-room Del Mar Hilton for approximately $14.8 million in cash. This Hotel is located in suburban San Diego, California, adjacent to the Del Mar Racetrack and Fairgrounds. The Company has leased the Hotel to CHC Lease Partners and GAH manages the Hotel.

  WestCoast Portfolio. In April 1996, the Company acquired the six hotel WestCoast Portfolio for approximately $75.6 million in cash and 331,577 OP Units, valued at approximately $8.8 million at the closing of the acquisition. The portfolio includes the 194-suite WestCoast Plaza Park Suites, the 151-room WestCoast Roosevelt Hotel and the 145-room WestCoast Gateway Hotel, all in Seattle, Washington; the 410-room Hyatt Newporter Hotel in Newport Beach, California; the 192-room WestCoast Long Beach Hotel and Marina in Long Beach, California; and the 147-room WestCoast Wenatchee Center Hotel in Wenatchee, Washington. The Company intends to complete a $1.8 million renovation of the WestCoast Long Beach Hotel and Marina, and to complete build out of a restaurant at the WestCoast Plaza Park Suites, converting this Hotel to a full service property. The Company has leased the hotels in the WestCoast Portfolio under separate Participating Leases to NorthCoast, a recently formed company owned by a consortium of investors including principals of WestCoast Hotels, a major regional hotel management company based in Seattle, and Sunmakers, a major tour and travel company in the Pacific Northwest. WestCoast Hotels manages each of the hotels in the WestCoast Portfolio except for the Hyatt Newporter Hotel, which is managed by Hyatt Corporation ("Hyatt").

  Hyatt Regency, Lexington, Kentucky. In May 1996, the Company acquired the 365-room Hyatt Regency in Lexington, Kentucky for approximately $14.3 million in cash. The Hotel, which is subject to a long-term ground lease, adjoins Lexington's convention center and the Rupp Arena. The Company has leased the Hotel to NorthCoast and Hyatt manages the Hotel.

  Doubletree Denver/Boulder, Westminster (Denver), Colorado. In June 1996, the Company acquired the 180-room Doubletree Denver/Boulder in suburban Denver, Colorado for approximately $12.5 million in cash. The Company intends to complete approximately $950,000 of renovations to the Hotel. The Hotel is the Company's first Doubletree branded property and first acquisition in the Denver area. The Company has leased the Hotel to the Doubletree Lessee and DTM Management Inc., a subsidiary of Doubletree Hotels, manages the Hotel.

PROPOSED ACQUISITIONS

  The Company has entered into contracts and a letter of intent to purchase the Proposed Acquisitions for an aggregate purchase price of approximately $145 million. Subject to satisfactory completion of closing conditions, the Company currently intends to complete all of the Proposed Acquisitions by August 1996, although no assurances can be made that the Proposed Acquisitions will be consummated. Assuming completion of the Proposed Acquisitions, the Company will have invested over $361 million in hotel acquisitions since the Initial Offering, more than doubling its rooms portfolio to a total of 40 hotels with 9,533 rooms. Set forth below are summary descriptions of the Proposed Acquisitions.

  Wyndham Portfolio. In April 1996, the Company signed a letter of intent to acquire the 1,141 room Wyndham Portfolio from entities owned primarily by members of the Trammell Crow family for approximately $95.5 million in cash and $500,000 in value of OP Units. In addition, the Company may be obligated to pay up to $3 million of additional consideration if certain operating results are achieved at two of the hotels in the Wyndham Portfolio. The Wyndham Portfolio includes the 472-room Wyndham Greenspoint Hotel located in Houston, Texas; the 191-room Wyndham Garden-Midtown located in Atlanta, Georgia; the 148-room Wyndham Garden located in Novi (Detroit), Michigan; the 162-room Wyndham Garden located in Wood Dale (Chicago), Illinois; and the 168-room Wyndham Garden-Las Colinas located in Irving (Dallas), Texas. The Company intends to lease the hotels in the Wyndham Portfolio to the Wyndham Lessee, an entity to be formed by members of the Trammell Crow family. The hotels in the Wyndham Portfolio are currently managed by Wyndham and the Wyndham Lessee will contract with Wyndham to manage the hotels following the acquisition.

  The Company anticipates that the Wyndham Portfolio acquisition will be completed in July 1996. The completion of the transaction is subject to satisfactory completion of closing conditions, including the delivery of certain third party consents. In connection with this acquisition, the Company will agree to maintain at least $22 million of debt on the Wyndham Greenspoint Hotel until the end of 1999. The Company is negotiating with PaineWebber Real Estate to extend a single asset mortgage loan of approximately $22 million on this hotel on economic terms substantially similar to the Line of Credit. If the Wyndham Portfolio acquisition is completed prior to the closing of the Offering, the Company intends to fund the remainder of the cash portion of the purchase price (approximately $73.5 million) through a draw on the Line of Credit and to repay any funds drawn with proceeds of the Offering. If the Wyndham Portfolio acquisition is completed after the closing of the Offering, the Company intends to finance the remainder of the cash portion of the purchase price with a portion of the proceeds of the Offering.

  Marriott WindWatch Hotel, Hauppauge (Long Island), New York. In March 1996, the Company entered into an agreement to acquire the 362-room Marriott WindWatch Hotel in Hauppauge (Long Island), New York for approximately $30 million in cash. This Proposed Acquisition will represent the Company's first hotel in the metropolitan New York area.

  Bonaventure Resort & Spa, Ft. Lauderdale, Florida. In May 1996, the Company entered into an agreement to acquire the 492-room Bonaventure Resort & Spa in Ft. Lauderdale, Florida for approximately $16.2 million in cash and the assumption of approximately $3 million in operating liabilities. The hotel is situated on 23 acres and is 15 miles west of Ft. Lauderdale International Airport. Upon completion of the acquisition, the Company intends to complete an $8.5 million renovation of the hotel and implement a strategic and marketing plan which will include branding the facility as a Registry Resort and Spa. The Company currently anticipates that CHC Lease Partners will lease and a hotel management subsidiary of CHC will manage the hotel.

  The Company is in various stages of negotiations and due diligence review for the Proposed Acquisitions. Closing of these transactions is subject to satisfactory completion of the Company's due diligence review and certain other conditions. In addition to the Proposed Acquisitions, as part of its ongoing business, the Company continually engages in discussions with public and private real estate entities regarding possible portfolio or single asset acquisitions. The Company currently has over $800 million of hotel acquisition opportunities under review. No assurances can be given that the Company will acquire any of the hotel opportunities currently under review.

FINANCING ACTIVITIES

  Private Placement. In May 1996, the Company sold an aggregate of approximately $40.0 million of equity securities to an institutional investor that purchased the securities on behalf of two owners. The securities consisted of 811,393 shares of Common Stock sold at $26.95 per share and 662,391 Preferred OP Units sold at $27.375 per unit. The Common Stock is of the same class as the Company's existing Common Stock and is entitled to the same voting and dividend rights as all outstanding Common Stock. The purchaser is subject to certain restrictions on the resale of the Common Stock. The Preferred OP Units are entitled to quarterly distributions equal to 103% of the current quarterly dividends paid on the Common Stock. Distributions on the Preferred OP Units increase or decrease concurrently with any changes in Common Stock dividends. Prior to the third anniversary of issuance, the Preferred OP Units generally will not be exchangeable for Common Stock, except under certain limited circumstances. After three years, the holders will have the right to exchange Preferred OP Units for shares of Common Stock on a one-for-one basis, subject to adjustment and to an ownership limitation of 4.9% of all outstanding Common Stock. In the event that the Operating Partnership generates unrelated business taxable income, as defined in section 512 of the Code ("UBTI") in excess of a threshold amount, the quarterly distributions on the Preferred OP Units will be increased to account for the tax payable on such excess UBTI. After 10 years, the Company will have the right to exchange all outstanding Preferred OP Units for shares of Common Stock on a one-for-one basis, subject to adjustment.

  Credit Facility. In May 1996, the maximum amount available under the Line of Credit was increased from $165 million to $250 million and certain other modifications were made, thereby increasing the Company's ability to borrow under the Line of Credit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

NEW FRANCHISE AND BRAND AFFILIATIONS

  With the completion of the Recent Acquisitions, the Company expanded the franchise and brand affiliations in its portfolio to include Crowne Plaza(R), Doubletree(R), Embassy Suites(R), Hyatt(R) and WestCoast(R). Assuming completion of the Proposed Acquisitions, the Company will add the Wyndham(TM) and Wyndham Garden(R) brands to its portfolio.

                                USE OF PROCEEDS

  The net proceeds to the Company from the Offering, after payment of expenses incurred in connection with the Offering, are estimated to be approximately $133.9 million (approximately $154.4 million if the Underwriters' over-allotment is exercised in full). The Company intends to apply the net proceeds of the Offering to purchase certain of the Proposed Acquisitions, to reduce amounts outstanding under the Line of Credit (which amounts have been borrowed principally to complete the Recent Acquisitions and may be borrowed prior to the completion of the Offering to acquire certain of the Proposed Acquisitions), and/or for general corporate and working capital purposes. All outstanding borrowings under the Line of Credit mature in October 1998 and currently bear interest at 30-day LIBOR plus 190 basis points per annum. No prepayment penalties will be required in connection with the prepayment of amounts outstanding under the Line of Credit.

  Pending the uses described above, the net proceeds will be invested in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with the Company's intention to qualify for taxation as a REIT. Such investments may include, for example, government and government agency securities, certificates of deposit, interest-bearing bank deposits and mortgage loan participations.

             PRICE RANGE OF COMMON STOCK AND DISTRIBUTION HISTORY

  The Company's Common Stock began trading on the NYSE on September 27, 1995, under the symbol "PAH." On June 24, 1996, the last reported sale price per share of Common Stock on the NYSE was $28.875 and there were approximately 78 holders of record of the Company's Common Stock. The following table sets forth the quarterly high and low closing sale prices per share of Common Stock reported on the NYSE and the distributions paid by the Company with respect to each such period.

                                                                      CASH
                                                                  DISTRIBUTIONS
                                                                    DECLARED
                    QUARTER ENDED                   HIGH    LOW     PER SHARE
                    -------------                  ------- ------ -------------
   September 30, 1995 (from September 27, 1995)... $25.625 $24.75     $ --
   December 31, 1995.............................. $25.75  $23.50     $0.48
   March 31, 1996 ................................ $28.75  $25.75     $0.48
   June 30, 1996 (through June 24, 1996).......... $29.375 $26.75     $0.48

  The Company's Board of Directors has declared a quarterly distribution of $0.48 per share to be paid on July 30, 1996 to shareholders of record on June 27, 1996. Purchasers of Common Stock in the offering will not receive the second quarter 1996 dividend in respect of the shares of Common Stock offered hereby. Future distributions by the Company will be at the discretion of the Board of Directors and will depend on the Company's financial condition, its capital requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant. There can be no assurance that any such distributions will be made by the Company.

  Distributions by the Company to the extent of its current and accumulated earnings and profits for federal income tax purposes generally will be taxable to stockholders as ordinary dividend income. Distributions in excess of current and accumulated earnings and profit will be treated as a non-taxable reduction of the stockholder's basis in its shares of Common Stock to the extent thereof, and thereafter as taxable gain. Distributions that are treated as a reduction of the stockholder's basis in its shares of Common Stock will have the effect of deferring taxation until the sale of the stockholder's shares. The Company has determined that, for federal income tax purposes, approximately 26% of the $0.48 per share distribution paid for 1995 represented a return of capital to the stockholders. Given the dynamic nature of the Company's acquisition strategy and the extent to which any future acquisitions would alter this calculation, no assurances can be given regarding what percent of future distributions will constitute return of capital for federal income tax purposes.

  In the future the Company may implement a dividend reinvestment program under which holders of Common Stock may elect automatically to reinvest dividends and make additional investments in shares of Common Stock. If a dividend reinvestment and stock purchase program is implemented, the Company may, from time to time, repurchase Common Stock in the open market for purposes of fulfilling its obligations under the program, or may elect to issue additional shares of Common Stock.

                                 CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1996 on an historical basis and on a pro forma basis, assuming completion of the Offering and the use of the proceeds from the Offering as described in "Use of Proceeds."

                                                              MARCH 31, 1996
                                                           --------------------
                                                           HISTORICAL PRO FORMA
                                                           ---------- ---------
                                                             ($ IN THOUSANDS)
Line of credit and mortgage debt..........................  $ 50,250  $ 74,366
Minority interest.........................................    45,485    72,737
Shareholders' equity:
 Preferred Shares, no par value, 20,000,000 shares
  authorized,
  no shares issued and outstanding........................       --        --
 Common Stock, no par value, 200,000,000 shares
  authorized,
  14,665,935 shares issued and outstanding, and 20,478,648
  shares issued and outstanding, as adjusted(1)...........       --        --
 Paid-in capital..........................................   264,503   419,885
 Unearned executive compensation net of accumulated amor-
  tization................................................    (1,185)   (1,185)
 Distributions in excess of earnings......................    (1,591)   (1,591)
                                                            --------  --------
 Total shareholders' equity...............................   261,727   417,109
                                                            --------  --------
  Total capitalization....................................  $357,462  $564,212
                                                            ========  ========

- --------

(1) Excludes 3,485,292 shares issuable upon redemption of OP Units or exchange of Preferred OP Units outstanding prior to the Offering and 17,316 OP Units expected to be issued in connection with the acquisition of the Wyndham Portfolio.

                        SELECTED FINANCIAL INFORMATION

  The following tables set forth selected historical financial information and/or selected unaudited pro forma financial information for the Company, the Lessees and the Initial Hotels.

  With respect to the Company, the following tables set forth (i) selected consolidated historical financial information for the period October 2, 1995 (inception of operations) through December 31, 1995 and the three months ended March 31, 1996 (unaudited), (ii) selected consolidated historical balance sheet data as of December 31, 1995, and March 31, 1996 (unaudited),
(iii) selected consolidated unaudited pro forma financial information for the year ended December 31, 1995, the twelve months ended March 31, 1996 and the three months ended March 31, 1996, and (iv) selected pro forma balance sheet data as of March 31, 1996. The selected consolidated historical financial information for the Company as of December 31, 1995, and for the period October 2, 1995 (inception of operations) through December 31, 1995, has been derived from historical financial statements of the Company audited by Ernst & Young LLP, independent auditors, whose report with respect thereto is included elsewhere herein.

  With respect to the Lessees, the following tables set forth (i) selected historical operating information for CHC Lease Partners for the period October 2, 1995 (inception) through December 31, 1995 and for the three months ended March 31, 1996 (unaudited), (ii) selected unaudited historical operating information for Metro Lease Partners for the period November 15, 1995 (inception) through December 31, 1995 and for the three months ended March 31, 1996, and (iii) selected combined unaudited pro forma operating information for the Lessees for the year ended December 31, 1995, the twelve months ended March 31, 1996 and the three months ended March 31, 1996. The selected historical operating information for CHC Lease Partners for the period October 2, 1995 (inception) through December 31, 1995, has been derived from the historical financial statements of CHC Lease Partners audited by Price Waterhouse LLP, independent certified public accountants, whose report with respect thereto is included elsewhere herein. The selected historical operating information for Metro Lease Partners has been derived from the unaudited financial statements of Metro Lease Partners for the periods indicated.

  With respect to the Initial Hotels, the following tables set forth (i) selected combined historical financial information for the Initial Hotels as of and for each of the years in the four-year period ended December 31, 1994 and for the period January 1, 1995 through October 1, 1995 and the three months ended March 31, 1995 (unaudited), and (ii) selected historical financial information for Troy Park Associates as of and for each of the years in the four-year period ended December 29, 1994. The selected combined historical financial information for the Initial Hotels as of December 31, 1994, and for each of the years in the two-year period ended December 31, 1994, and the period January 1, 1995 through October 1, 1995, have been derived from the historical Combined Financial Statements of the Initial Hotels audited by Ernst & Young LLP, independent auditors, whose report is based in part on the reports of Coopers & Lybrand L.L.P., independent accountants, as set forth in their respective reports thereon for Certain of the Initial Hotels and Troy Hotel Investors. The financial information for Troy Park Associates as of December 29, 1994 and for the period January 1, 1994 through December 29, 1994, and the year ended December 31, 1993 has been derived from the historical financial statements of Troy Park Associates audited by Coopers and Lybrand L.L.P., independent accountants, as set forth in their report thereon. Such reports are located elsewhere herein.

  The unaudited pro forma operating information is presented as if the Initial Offering, Formation Transactions, the Recent Acquisitions, Private Placement, acquisition of the Wyndham Portfolio and the current Offering had occurred as of the beginning of the period presented. The unaudited pro forma information does not purport to represent what the Company's or the Lessees' results of operations would actually have been if such events and transactions had, in fact, occurred on such date or to project the Company's or the Lessees' results of operations for any future period.

  The following selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto located elsewhere herein.

                       PATRIOT AMERICAN HOSPITALITY, INC.

 SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA OPERATING AND FINANCIAL DATA(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   HISTORICAL(2)                              PRO FORMA
                          -------------------------------- -----------------------------------------------
                               PERIOD
                           OCTOBER 2, 1995
                            (INCEPTION OF
                             OPERATIONS)     THREE MONTHS                    TWELVE MONTHS   THREE MONTHS
                               THROUGH          ENDED         YEAR ENDED         ENDED          ENDED
                          DECEMBER 31, 1995 MARCH 31, 1996 DECEMBER 31, 1995 MARCH 31, 1996 MARCH 31, 1996
                          ----------------- -------------- ----------------- -------------- --------------
                                             (UNAUDITED)      (UNAUDITED)     (UNAUDITED)    (UNAUDITED)
OPERATING DATA:
 Revenue:
 Participating lease
  revenue(3)............      $  10,582        $ 12,371        $ 80,864         $ 81,774       $21,290
 Interest and other
  income................            513              92              53              132            92
                              ---------        --------        --------         --------       -------
  Total revenue.........         11,095          12,463          80,917           81,906        21,382
                              ---------        --------        --------         --------       -------
 Expenses:
 Real estate and
  personal property
  taxes and casualty
  insurance.............            901           1,082           7,573            7,644         2,002
 Ground lease expense...            --               77           1,351            1,362           332
 General and
  administrative(4).....            607             941           3,150            3,150         1,010
 Interest expense(5)....             89             601           6,067            6,001         1,466
 Depreciation and
  amortization..........          2,590           2,838          19,272           19,349         4,857
                              ---------        --------        --------         --------       -------
  Total expenses........          4,187           5,539          37,413           37,506         9,667
                              ---------        --------        --------         --------       -------
 Income before equity in
  earnings of
  unconsolidated
  subsidiary, minority
  interest and
  extraordinary items...          6,908           6,924          43,504           44,400        11,715
 Equity in earnings of
  unconsolidated
  subsidiary............            156           1,362           3,574            3,912         1,362
                              ---------        --------        --------         --------       -------
 Income before minority
  interest and
  extraordinary items...          7,064           8,286          47,078           48,312        13,077
 Minority interest in
  Operating
  Partnership(6)........           (968)         (1,158)         (6,873)          (7,054)       (1,909)
                              ---------        --------        --------         --------       -------
 Income before
  extraordinary items...          6,096           7,128          40,205           41,258        11,168
 Extraordinary items,
  net of minority
  interest(7)...........           (737)            --              --               --            --
                              ---------        --------        --------         --------       -------
 Net income applicable
  to common
  shareholders..........      $   5,359        $  7,128        $ 40,205         $ 41,258       $11,168
                              =========        ========        ========         ========       =======
PER SHARE DATA:
 Income before
  extraordinary items...      $    0.42        $   0.48        $   1.96         $   2.01       $  0.55
 Extraordinary items,
  net of minority
  interest..............          (0.05)            --              --               --            --
                              ---------        --------        --------         --------       -------
 Net income applicable
  to common
  shareholders..........      $    0.37        $   0.48        $   1.96         $   2.01       $  0.55
                              =========        ========        ========         ========       =======
 Dividends per common
  share.................      $    0.48        $   0.48
                              =========        ========
 Weighted average common
  shares and common
  share equivalents
  outstanding...........         14,675          14,734          20,479           20,479        20,479
                              =========        ========        ========         ========       =======
CASH FLOW DATA:
 Cash provided by
  operating
  activities(8).........      $   7,618        $  9,002        $ 67,812         $ 68,785       $17,831
 Cash used in investing
  activities(9).........       (306,948)        (37,838)        (11,233)         (11,089)       (2,829)
 Cash provided by (used
  in) financing
  activities(10)........        304,099          32,165         (46,080)         (46,080)      (11,520)
OTHER DATA:
 Funds from
  Operations(11)........      $   9,798        $ 11,634        $ 68,312         $ 69,633       $19,326
 Cash Available for
  Distribution(12)......          8,603          10,388          57,846           59,312        16,691
 Weighted average common
  shares and OP Units
  outstanding...........         17,024          17,107          23,981           23,981        23,981

                                           HISTORICAL
                                --------------------------------   PRO FORMA
                                DECEMBER 31, 1995 MARCH 31, 1996 MARCH 31, 1996
                                ----------------- -------------- --------------
                                                   (UNAUDITED)    (UNAUDITED)
BALANCE SHEET DATA:
 Investment in hotel
  properties, at cost, net.....     $265,759         $306,552       $515,063
 Total assets..................      324,224          369,578        578,328
 Total debt....................        9,500           50,250         74,366
 Minority interest in Operating
  Partnership..................       41,522           45,485         72,737
 Shareholders' equity..........      261,778          261,727        417,109

(Notes on page 40)

                                    LESSEES

          SELECTED HISTORICAL AND COMBINED PRO FORMA FINANCIAL DATA(1)
                                 (IN THOUSANDS)

                                           HISTORICAL(2)                                      COMBINED PRO FORMA
                   -------------------------------------------------------------- ------------------------------------------
                         CHC LEASE PARTNERS            METRO LEASE PARTNERS
                   ------------------------------ -------------------------------
                       PERIOD                          PERIOD
                   OCTOBER 2, 1995                  NOVEMBER 15,
                     (INCEPTION)                  1995 (INCEPTION)
                       THROUGH      THREE MONTHS      THROUGH       THREE MONTHS   YEAR ENDED  TWELVE MONTHS   THREE MONTHS
                    DECEMBER 31,       ENDED        DECEMBER 31,       ENDED      DECEMBER 31,     ENDED          ENDED
                        1995       MARCH 31, 1996       1995       MARCH 31, 1996     1995     MARCH 31, 1996 MARCH 31, 1996
                   --------------- -------------- ---------------- -------------- ------------ -------------- --------------
                                    (UNAUDITED)     (UNAUDITED)     (UNAUDITED)   (UNAUDITED)   (UNAUDITED)    (UNAUDITED)
FINANCIAL DATA:
 Room revenue....      $21,092        $24,260          $ 416           $1,048       $169,495      $171,700       $43,235
 Food and
  beverage
  revenues.......        8,524          7,998            125              242         64,155        64,494        15,674
 Conference
  center revenue.          576            645            --               --           2,434         2,380           645
 Telephone and
  other revenue..        1,703          2,295             29               78         15,657        16,116         4,173
                       -------        -------          -----           ------       --------      --------       -------
 Total revenue...       31,895         35,198            570            1,368        251,741       254,690        63,727
 Hotel operating
  expenses.......       20,386         22,082            415              968        165,407       167,720        41,971
 Participating
  Lease
  payments(3)....       10,432         11,918            150              453         80,864        81,774        21,290
                       -------        -------          -----           ------       --------      --------       -------
 Income before
  Lessee
  expenses.......        1,077          1,198              5              (53)         5,470         5,196           466
 Lessee
  expenses(13)...          568            565              5               34          6,626         6,498         1,410
                       -------        -------          -----           ------       --------      --------       -------
 Net income
  (loss)(13).....      $   509        $   633          $ --            $  (87)      $ (1,156)     $ (1,302)      $  (944)
                       =======        =======          =====           ======       ========      ========       =======

(Notes on page 40)

                               INITIAL HOTELS(14)

                  SELECTED COMBINED HISTORICAL FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

                                                                       PERIOD         THREE
                                                                   JANUARY 1, 1995   MONTHS
                                 YEAR ENDED DECEMBER 31,               THROUGH        ENDED
                          ----------------------------------------   OCTOBER 1,     MARCH 31,
                             1991       1992      1993      1994        1995          1995
                          ----------- --------  --------  -------- --------------- -----------
                          (UNAUDITED)                                              (UNAUDITED)
FINANCIAL DATA:
 Room revenue...........    $23,654   $ 35,844  $ 57,504  $ 69,969     $65,192       $22,242
 Food and beverage
  revenue...............     10,354     13,533    20,168    23,770      21,872         7,613
 Conference center
  revenue...............      1,538      1,794     1,970     2,149       1,858           699
 Telephone and other
  revenue...............      1,788      2,842     4,660     5,593       5,860         1,857
                            -------   --------  --------  --------     -------       -------
   Total revenue........     37,334     54,013    84,302   101,481      94,782        32,411
 Departmental and other
  expenses(15)..........     29,287     40,795    61,555    70,888      66,071        21,527
 Real estate and
  personal property
  taxes and casualty
  insurance.............      1,519      2,299     3,539     3,786       3,413         1,128
 Depreciation and
  amortization..........      3,847      4,243     6,649     8,832       7,694         2,649
 Interest expense.......      4,487      5,290     9,609    11,197      11,674         4,904
                            -------   --------  --------  --------     -------       -------
 Income (loss) before
  sale of assets and
  extraordinary item....     (1,806)     1,386     2,950     6,778       5,930         2,203
 Gain (loss) on sale of
  assets................        --         (12)      (41)      170         --            --
 Extraordinary item.....        --         --        --        --       (1,803)       (1,803)
                            -------   --------  --------  --------     -------       -------
 Net income (loss)......    $(1,806)  $  1,374  $  2,909  $  6,948     $ 4,127       $   400
                            =======   ========  ========  ========     =======       =======
BALANCE SHEET DATA:
 Investment in hotel
  properties, net.......    $56,327   $103,422  $128,555  $149,034         --            --
 Total assets...........     64,103    115,284   144,982   171,119         --            --
 Mortgages and other
  notes payable.........     47,774     85,624   114,619   131,095         --            --
 Capital lease
  obligations...........        318        538       803     2,284         --            --
 Total partners' and
  owners' equity........     11,895     24,739    14,142    19,262         --            --
OTHER DATA:
Number of hotels (at end
 of period).............         11         16        19        20          20            20
Number of rooms (at end
 of period).............      1,814      3,186     3,857     4,207       4,206         4,207

(Notes on page 40)

                              TROY PARK ASSOCIATES

                       SELECTED HISTORICAL FINANCIAL DATA
                                 (IN THOUSANDS)

                                            DECEMBER 31,
                                     ----------------------------  DECEMBER 29,
                                        1991      1992     1993        1994
                                     ----------- -------  -------  ------------
                                     (UNAUDITED)
FINANCIAL DATA:
 Room revenue.......................   $ 7,102   $ 7,453  $ 7,966    $  9,085
 Food and beverage revenue..........     5,612     5,580    6,123       6,387
 Conference center revenue..........       --        --       --          --
 Telephone and other revenue........       856       950    1,014       1,076
                                       -------   -------  -------    --------
   Total revenue....................    13,570    13,983   15,103      16,548
 Departmental and other ex-
  penses(15)........................    10,513    10,840   11,533      12,402
 Real estate and personal property
  taxes and casualty insurance......       651       859      818         800
 Depreciation and amortization......     2,231     2,115    2,043       2,207
 Interest expense...................     3,245     3,420    3,304       2,368
                                       -------   -------  -------    --------
                                        (3,070)   (3,251)  (2,595)     (1,229)
 Provision for impairment of as-
  sets(16)..........................       --        --       --       11,504
                                       -------   -------  -------    --------
 Loss before sale of assets and ex-
  traordinary item..................    (3,070)   (3,251)  (2,595)    (12,733)
 Extraordinary item(17 )............       --        --    16,655         --
                                       -------   -------  -------    --------
 Net income (loss)..................   $(3,070)  $(3,251) $14,060    $(12,733)
                                       =======   =======  =======    ========
BALANCE SHEET DATA:
 Investment in hotel properties,
  net...............................   $35,132   $33,447  $31,889    $ 19,497
 Total assets.......................    38,126    36,124   35,302      22,384
 Mortgages and other notes payable..    33,867    34,011   20,250      20,048
 Capital lease obligations..........       161       116       65          10
 Total partners' and owners' equity
  (deficit).........................     1,967    (1,284)  12,776          43

(Notes on following page)

NOTES TO SELECTED FINANCIAL DATA

(1) Pro forma amounts as if the Operating Partnership recorded depreciation and amortization and paid real estate and personal property taxes and casualty insurance as contemplated by the Participating Leases.
(2) Includes actual results for the Initial Hotels throughout the period and for the Recent Acquisitions since their respective dates of acquisition by the Operating Partnership or its subsidiaries.
(3) Represents lease payments from the Lessees to the Operating Partnership in accordance with the terms of the Participating Leases. Pro forma amounts are calculated by applying the provisions of the Participating Leases to the historical revenues of the Hotels as if January 1, 1995 were the beginning of a lease year.
(4) Pro forma amounts include estimates for legal, accounting, travel and other expenses associated with operating as a public company.
(5) Pro forma interest expense reflects amortization of deferred financing costs and interest expense associated with the Line of Credit.

(6) Calculated as approximately 14.6% of the Operating Partnership's income before extraordinary items on a pro forma basis.
(7) Pro forma operating results do not include the effect of extraordinary items reported on an historical basis.
(8) Pro forma cash flows provided by operating activities represent income before income allocable to minority interest, plus depreciation and amortization (including amortization of unearned management stock compensation), less the non-cash portion of the Company's equity in earnings of unconsolidated subsidiary. The pro forma amounts do not include adjustments from changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period.
(9) Pro forma cash used in investing activities represent the approximate 4.0% of hotel revenue which is required to be reserved under the terms of the Participating Leases for capital improvements and the replacement and refurbishment of F, F & E.

(10) Pro forma cash used in financing activities represents estimated dividends and distributions to be paid based upon the Company's initial annual dividend rate of $1.92 per share and an aggregate of 23,318,865 shares of Common Stock and OP Units outstanding and $1.98 per share on the 662,391 Preferred OP Units outstanding.

(11) In accordance with the resolution adopted by the Board of Governors of NAREIT, funds from operations represents net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring or sales of property, plus depreciation of real property, and after adjustments for unconsolidated partnerships and joint ventures. Funds from operations should not be considered as an alternative to net income or other measurements under generally accepted accounting principles as an indicator of operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. Funds from operations does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness. Under the Participating Leases, the Company is obligated to establish a reserve for capital improvements at the Hotels (including the replacement or refurbishment of F, F & E) and to pay real estate and personal property taxes and casualty insurance. The Company believes that funds from operations is helpful to investors as a measure of the performance of an equity REIT, because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures.
(12) Cash Available for Distribution represents funds from operations, as adjusted for certain non-cash items (e.g. non-real estate related depreciation and amortization), less reserves for capital expenditures.

(13) Historical Lessee expenses represent management fees paid to the Operators and Lessee overhead expenses, net of dividend and interest income earned by the Lessees. Management fees paid to the Operators are subordinate to the Lessees' obligations to the Company under the Participating Lease agreements. Pro forma Lessee net income excludes pro forma dividends on approximately 300,000 OP Units, which form a portion of the required capitalization of certain of the Lessees and pro forma interest income associated with the Lessees' working capital balances.

(14) The combined historical financial data are derived from the combined financial statements of the Initial Hotels, which include the financial position and results of operations of the Marriott Troy Hotel from the date of acquisition (December 30, 1994) only.
(15) Represents departmental costs and expenses, general and administrative, repairs and maintenance, utilities, marketing and management fees.
(16) Represents a provision for impairment of long-lived assets with respect to the Marriott Troy Hotel prior to its acquisition in December 1994.
(17) Represents gain resulting from extinguishment of indebtedness related to the Marriott Troy Hotel in 1993.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The accompanying discussion and analysis of financial condition and results of operations is based on the consolidated financial statements of the Company, the financial statements of CHC Lease Partners, and the combined historical financial statements of the Initial Hotels and the historical financial statements of Troy Park Associates, which are included elsewhere in this Prospectus. The following discussion and analysis should be read in conjunction with the accompanying financial statements and related notes thereto.

BACKGROUND AND RECENT DEVELOPMENTS

  Patriot American Hospitality, Inc., a Virginia corporation, was formed April 17, 1995 as a self-administered REIT for the purpose of acquiring equity interests in hotel properties. On October 2, 1995, the Company completed the Initial Offering of 14,605,000 shares of its Common Stock and commenced operations. The Company, through its wholly-owned subsidiary, PAH LP, Inc., contributed substantially all of the net proceeds of the Initial Offering to the Operating Partnership in exchange for an approximate 85.3% limited partnership interest in the Operating Partnership. The Company, through its wholly-owned subsidiary, PAH GP, Inc., is the sole general partner and the holder of a 1.0% general partnership interest in the Operating Partnership.

  The Operating Partnership used approximately $263,600,000 of the net proceeds from the Company to acquire the 20 Initial Hotels with a total of 4,206 guest rooms from various entities and to repay existing mortgages and other indebtedness of the Initial Hotels. In addition, in connection with the Initial Offering, the Company closed on the Line of Credit with Paine Webber Real Estate to be utilized primarily for the acquisition of additional hotels, renovation of certain hotels and for working capital. Since the Initial Offering, the Company has invested approximately $215,513,000 in the acquisition of hotel properties (including purchase prices and acquisition-related expenses).

  On November 15, 1995, the Company acquired the 223-suite Embassy Suites Hotel in Hunt Valley, Maryland for cash of approximately $15,961,000. The purchase was paid for with a portion of the remaining net proceeds from the Initial Offering.

  On December 1, 1995, PAH Ravinia acquired the 495-room Crowne Plaza Ravinia in Atlanta, Georgia. The Company paid approximately $4,456,000 for its investment in PAH Ravinia and loaned to PAH Ravinia an aggregate of $40,500,000 represented by first and second lien mortgage notes (the "Mortgage Notes") for the purchase of this Hotel. The investment in PAH Ravinia and funding of the Mortgage Notes were paid for in part with the remaining net proceeds from the Initial Offering and in part with borrowings from the Company's Line of Credit in the amount of $9,500,000.

  During the first quarter of 1996, the Company acquired three additional hotel properties in three states with an aggregate 830 guest rooms. The Company acquired the 288-room Tremont House Hotel in Boston, Massachusetts on January 16, 1996, for approximately $16,482,000 in cash. The purchase was financed primarily with funds drawn on the Line of Credit. On March 4, 1996, the Company acquired the 297-room Holiday Inn Lenox Hotel in Atlanta, Georgia and on March 27, 1996, the Company acquired the 245-room Del Mar Hilton in Del Mar (San Diego), California. The Holiday Inn Lenox Hotel was acquired for approximately $7,340,000 in cash and 167,012 OP Units valued at approximately $4,739,000 based upon the market price of the Company's common stock at the closing of the acquisition. The cash portion of the purchase was funded with a draw on the Line of Credit. The Del Mar Hilton was acquired for approximately $14,765,000 in cash. The purchase was also financed primarily with funds drawn on the Line of Credit.

  On April 2, 1996, the Company acquired the six hotel WestCoast Portfolio for approximately $75,630,000 in cash and 331,577 OP Units, valued at approximately $8,800,000 at the closing of the acquisition. The portfolio includes the 194-suite WestCoast Plaza Park Suites Hotel, the 151-room WestCoast Roosevelt Hotel and the 145-room WestCoast Gateway Hotel, all in Seattle, Washington; the 410-room Hyatt Newporter Hotel in Newport Beach, California; the 192-room WestCoast Long Beach Hotel and Marina in Long Beach, California; and the 147-room WestCoast Wenatchee Center Hotel in Wenatchee, Washington. The cash portion of the purchase was financed primarily with funds drawn on the Line of Credit.

  On May 22, 1996, the Company acquired the 365-room Hyatt Regency in Lexington, Kentucky for approximately $14,320,000 in cash. On June 20, 1996, the Company acquired the 180-room Doubletree Denver/Boulder in Westminster (Denver), Colorado for approximately $12,520,000 in cash. These purchases were financed primarily with funds drawn on the Line of Credit.

  The Company, through the Operating Partnership and PAH Ravinia, currently owns 33 hotel properties in 13 states with an aggregate of 7,538 guest rooms. The Hotels are diversified by franchise or brand affiliation and serve primarily major U.S. business centers, including Atlanta, Boston, Cleveland, Dallas, Denver, Houston and Seattle. In addition to hotels catering primarily to business travelers, the Hotels include prominent hotels in major tourist destinations, including New Orleans, San Antonio and San Diego. The Hotels include 27 full service hotels, 5 limited service hotels and an executive conference center. Twenty-nine of the Hotels are operated under franchise or brand affiliations with nationally recognized hotel companies.

  In order for the Company to qualify as a REIT, neither the Company nor the Operating Partnership can operate hotels. Therefore, the Operating Partnership leases each of the Hotels, except the Crowne Plaza Ravinia, to a Lessee pursuant to separate Participating Leases for staggered lease terms of ten to twelve years. The Participating Leases provide for the payment of the greater of Base Rent or Participating Rent, plus certain Additional Charges which vary with the Participating Lease. Twenty-three of the Hotels are leased to CHC Lease Partners, the Hotels in the WestCoast Portfolio and the Hyatt Regency are leased to NorthCoast, and Metro Lease Partners and the Doubletree Lessee each lease one Hotel. The Crowne Plaza Ravinia Hotel acquisition was structured without a lessee for reasons specific to the acquisition. As a result, the Company receives its income from this Hotel's operations as income from an unconsolidated subsidiary instead of lease income.

  The Operating Partnership's, and therefore the Company's, primary source of revenue is lease payments by the Lessees under the Participating Leases. Participating Rent is based primarily upon the Hotels' room revenue, and to a lesser extent, food and beverage, conference center and other revenue. The Lessees' ability to make lease payments to the Operating Partnership under the Participating Leases is dependent upon their ability to generate cash flow from the operation of the Hotels.

  The Lessees and PAH Ravinia in turn have entered into separate Management Agreements with Operators to operate the Hotels. CHC Lease Partners has entered into Management Agreements whereby 22 of the Hotels are managed by hotel management subsidiaries of CHC and GAH (all of which are affiliates of CHC Lease Partners) and one Hotel is managed by Metro Hotels. NorthCoast has entered into Management Agreements whereby WestCoast, a hotel management company affiliated with NorthCoast, manages each of the hotels in the WestCoast Portfolio except the Hyatt Newporter Hotel. The Hyatt Newporter Hotel and the Hyatt Regency in Lexington are managed by Hyatt pursuant to separate Management Agreements between NorthCoast and Hyatt. Metro Lease Partners has entered into a Management Agreement with Metro Hotels to manage the Embassy Suites, Hunt Valley. The Doubletree Lessee has entered into a Management Agreement with Doubletree Hotels to manage the Doubletree Denver/Boulder. The Crowne Plaza Ravinia Hotel is being managed by Holiday Inns, Inc. pursuant to a Management Agreement between PAH Ravinia and Holiday Inns, Inc.

PROPOSED ACQUISITIONS

  The Company has signed a letter of intent to acquire a portfolio of five Wyndham branded hotels containing an aggregate of 1,141 guest rooms from entities owned primarily by members of the Trammell Crow family for a purchase price of approximately $95,500,000 in cash and $500,000 in value of OP Units. These hotel properties are located in the Houston, Dallas, Atlanta, Detroit and Chicago metropolitan areas. The Company anticipates that the Wyndham Portfolio acquisition will be completed in July 1996, although no assurances can be made that the acquisition will be completed. The completion of this transaction is subject to satisfactory completion of closing conditions, including the delivery of certain third party consents. In connection with this acquisition, the Company will agree to maintain at least $22 million of debt on the Wyndham Greenpoint Hotel until the end of 1999. The Company is negotiating with Paine Webber Real Estate to extend a single asset mortgage loan of approximately $22 million on this hotel on economic terms substantially similar to the Line of Credit. If the Wyndham Portfolio acquisition is completed prior to the closing of the Offering, the Company intends to fund the remainder of the cash portion of the purchase through a draw on the Line of Credit and to repay any funds drawn with proceeds of the Offering. If the Wyndham Portfolio acquisition is completed after the closing of the Offering, the Company intends to finance the remainder of the cash portion of the purchase price with a portion of the proceeds of the Offering.

  In addition to the proposed acquisition of the Wyndham Portfolio, the Company has entered into contracts to purchase the 492-room Bonaventure Hotel & Spa in Fort Lauderdale, Florida for a purchase price of approximately $16,200,000 in cash and the assumption of approximately $3,000,000 in operating liabilities, and the 362-room Marriott WindWatch Hotel in Hauppauge, New York for a purchase price of approximately $30,000,000 in cash.

  The acquisition of these or any other properties is subject to a number of contingencies, including, among other things, the satisfactory completion of the Company's due diligence investigation of the hotels and obtaining financing and/or Line of Credit lender approval, as applicable. Accordingly, there can be no assurance that the acquisition of any of these properties will be consummated.

RESULTS OF OPERATIONS OF THE COMPANY

 Actual

  Three Months Ended March 31, 1996. For the three months ended March 31, 1996, the Company earned $12,371,000 in Participating Lease revenue from the Lessees, which is net of leasing cost amortization of $23,000. Interest and other income, which was $92,000 for the period, consisted primarily of interest income earned on invested cash balances of the Company's capital improvement reserves. Depreciation and amortization for the period was $2,838,000. Real estate and personal property taxes and insurance for the period were $1,082,000 and rent payments on a ground lease were $77,000. General and administrative expenses were $941,000 (including amortization of unearned executive compensation of $166,000). The Company reported $601,000 of interest expense for the period which consisted of $558,000 of interest incurred on the Line of Credit balance outstanding and $43,000 of amortization of deferred financing costs. The Company's share of income from an unconsolidated subsidiary was $1,362,000. The minority interest's share of income of the Company was $1,158,000 (representing the minority partners' interest in the Operating Partnership). The resulting net income applicable to common shareholders was $7,128,000.

  For the period October 2, 1995 through December 31, 1995. For the period October 2, 1995 (inception of operations) through December 31, 1995, the Company earned $10,582,000 in Participating Lease revenue from the Lessees, which is net of leasing cost amortization of $23,000. Interest and other income, which was $513,000 for the period, consisted primarily of interest income earned on invested cash balances resulting from exercise of the underwriters' over-allotment option in connection with the Initial Offering. Depreciation and amortization for the period was $2,590,000. Real estate and personal property taxes and insurance for the period were $901,000 and general and administrative expenses were $607,000 (including amortization of unearned executive compensation of $71,000). The Company reported $89,000 of interest expense for the period which consists of $62,000 of interest incurred on the Line of Credit balance outstanding and $27,000 of amortization of deferred financing costs. The Company's share of income from an unconsolidated subsidiary was $156,000 and the minority interests' share of income of the Company was $968,000. The Company reported extraordinary losses totaling $737,000 (net of the minority interests' share of losses) related to the pay-off of assumed mortgage debt on hotel properties acquired. The resulting net income applicable to common shareholders was $5,359,000.

 Pro Forma (including Recent Acquisitions and proposed acquisition of the Wyndham Portfolio)

  Three Months Ended March 31, 1996. Pro forma Participating Lease revenue was $21,290,000 for the three months ended March 31, 1996, which is net of leasing cost amortization of $23,000. Pro forma real estate and personal property taxes and ground lease expense were $2,002,000 and $332,000, respectively, for the quarter. General and administrative expense on a pro forma basis for the first quarter of 1996 was $1,010,000. Pro forma interest expense was $1,466,000 including amortization of deferred financing costs associated with the Line of Credit of $65,000 for the quarter. Pro forma depreciation and amortization expense was $4,857,000. Pro forma income from an unconsolidated subsidiary was $1,362,000. The minority interest's share of pro forma income of the Company was $1,909,000. The resulting pro forma net income applicable to common shareholders was $11,168,000.

  Twelve months ended March 31, 1996. Pro forma Participating Lease revenue was $81,774,000 for the twelve months ended March 31, 1996, which is net of leasing cost amortization of $92,000. Of this amount $42,612,000 is attributable to Participating Lease revenue from the Initial Hotels, $25,715,000 is attributable to Participating Lease revenue from the Recent Acquisitions and $13,447,000 is attributable to Participating Lease revenue from the Wyndham Portfolio. Pro forma real estate and personal property taxes and casualty insurance expense was $7,644,000 for the period. Pro forma ground lease expense was $1,362,000 and pro forma general and administrative expense was $3,150,000 for the twelve months ended March 31, 1996. Pro forma interest expense was $6,001,000, including amortization of deferred financing costs associated with the Line of Credit of $260,000, and pro forma depreciation and amortization was $19,349,000 for the twelve month period. Pro forma income from an unconsolidated subsidiary was $3,912,000, an increase of $338,000 or 9.5% over the twelve months ended December 31, 1995, substantially as a result of an increase in room revenues for the Crowne Plaza Ravinia of $349,000 in the first quarter of 1996 compared to the first quarter of 1995, a 10.1% increase. This also reflects an increase in revenue per available room of 13.9% for the first quarter of 1996 compared to the first quarter of 1995 for this hotel. Real estate and personal property taxes and casualty insurance expense and ground lease expense all increased only nominally in comparison to pro forma expense reported for the year ended December 31, 1995. Depreciation and amortization increased as a result of new capital additions in the fourth quarter of 1995 and first quarter of 1996. The minority interest's share of pro forma income of the Company was $7,054,000. The resulting pro forma net income applicable to common shareholders was $41,258,000.

  Year Ended December 31, 1995. Pro forma Participating Lease revenue was $80,864,000 for the year ended December 31, 1995, which is net of leasing cost amortization of $92,000. Of this amount $42,402,000 is attributable to Participating Lease revenue from the Initial Hotels, $25,379,000 is attributable to Participating Lease revenue from the Recent Acquisitions and $13,083,000 is attributable to Participating Lease revenue from the Wyndham Portfolio. Pro forma real estate and personal property taxes and casualty insurance expense was $7,573,000 for the year. Pro forma ground lease expense was $1,351,000 and pro forma general and administrative expense was $3,150,000 for the year ended December 31, 1995. Pro forma interest expense was $6,067,000, including amortization of deferred financing costs associated with the Line of Credit of $260,000, and pro forma depreciation and amortization was $19,272,000 for the year. Pro forma income from an unconsolidated subsidiary was $3,574,000. The minority interest's share of pro forma income of the Company was $6,873,000. The resulting pro forma net income applicable to common shareholders was $40,205,000.

 Funds from Operations

  Funds from operations (as defined and computed below) was $9,798,000 for the period October 2, 1995 (inception of operations) through December 31, 1995 and $11,634,000 for the three months ended March 31, 1996. On a pro forma basis, funds from operations was $68,312,000 for the year ended December 31, 1995 and $69,633,000 for the twelve months ended March 31, 1996.

  The Company considers funds from operations to be a key measure of REIT performance. Funds from operations represents net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring or sales of property, plus depreciation of real property, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for the Company's unconsolidated subsidiary are calculated to reflect funds from operations on the same basis. The Company has also made certain adjustments to funds from operations for real estate related amortization and extraordinary losses. Funds from operations should not be considered as an alternative to net income or other measurements under generally accepted accounting principles as an indicator of operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. Funds from operations does not reflect working capital changes, cash expenditures for capital improvements or principal payments on indebtedness.

  The following reconciliation of net income to funds from operations illustrates the difference between the two measures of operating performance:

                                                 PERIOD
                                             OCTOBER 2, 1995  FOR THE THREE
                                                 THROUGH       MONTHS ENDED
                                            DECEMBER 31, 1995 MARCH 31, 1996
                                            ----------------- --------------
                                                     (IN THOUSANDS)
                                                      (UNAUDITED)
Net income................................       $ 5,359         $ 7,128
Add:
 Minority interest in Operating Partner-
  ship....................................           968           1,158
 Extraordinary items, net of minority in-
  terest..................................           737             --
 Depreciation of buildings and improve-
  ments and furniture, fixtures and equip-
  ment....................................         2,529           2,808
 Amortization of franchise fees...........            27              22
 Amortization of capitalized lease costs..            23              23
Adjustment for funds from operations of
 unconsolidated subsidiary:
 Equity in earnings of unconsolidated sub-
  sidiary.................................          (156)         (1,362)
 Funds from operations of unconsolidated
  subsidiary..............................           311           1,857
                                                 -------         -------
Funds from operations.....................       $ 9,798         $11,634
                                                 =======         =======
The Company's share of funds from opera-
 tions....................................       $ 8,456         $10,009
                                                 =======         =======
Fully diluted weighted average shares and
 OP Units outstanding.....................        17,024          17,107
                                                 =======         =======
Weighted average number of common shares
 and common share equivalents outstanding.        14,675          14,734
                                                 =======         =======

RESULTS OF OPERATIONS OF THE LESSEES

 Actual (for the Three Months Ended March 31, 1996)

  CHC Lease Partners. For the three months ended March 31, 1996, CHC Lease Partners had room revenues of $24,260,000 from the 23 hotels it leases. The room revenue increase of $2,018,000, or 9.0%, over the quarter ended March 31, 1995, included $1,590,000 from the Recent Acquisitions with the remainder resulting from a 7.1% increase in average daily room rates offsetting a decline in occupancy from 74.3% to 70.0% at the Initial Hotels. Food and beverage, conference center and other revenues were $10,938,000 for the quarter, including $10,319,000 from the Initial Hotels and $619,000 from the Recent Acquisitions. Food and beverage revenue declined slightly from the previous year, from $7,613,000 to $7,579,000 for the Initial Hotels. Conference center, telephone and other revenue increased by $184,000, or 7.2% over 1995. Hotel operating expenses were $22,082,000, including $20,514,000 related to the Initial Hotels (compared to $20,039,000 in 1995) and $1,568,000 related to the Recent Acquisitions. Participating Lease payments were $11,918,000 and net income was $633,000.

  Combined Lessees. For the three months ended March 31, 1996, CHC Lease Partners and Metro Lease Partners had combined room revenues of $25,308,000. Combined food and beverage, conference center and other revenues were $11,258,000 for the quarter. Participating Lease payments and hotel operating expenses were $12,371,000 and $23,050,000, respectively, and net income was $546,000. Metro Lease Partners reported a net loss after all costs and lease expenses of $87,000 for the period.

 Actual (for the Period October 2, 1995 through December 31, 1995)

  CHC Lease Partners. For the period October 2, 1995 (inception) through December 31, 1995, CHC Lease Partners had room revenues of $21,092,000 from the Initial Hotels. Food and beverage, conference center and other revenues were $10,803,000 for the period. Participating Lease payments and hotel operating expenses were $10,432,000 and $20,386,000, respectively, and net income was $509,000.

  Combined Lessees. For the period October 2, 1995 (inception of CHC Lease Partners) through December 31, 1995, CHC Lease Partners and Metro Lease Partners had combined room revenues of $21,508,000. Combined food and beverage, conference center and other revenues were $10,957,000 for the period. Participating Lease payments and hotel operating expenses were $10,582,000 and $20,801,000, respectively, and net income was $509,000.

 Combined Pro Forma (including the Recent Acquisitions and proposed acquisition of the Wyndham Portfolio)

  Three Months Ended March 31, 1996. Pro forma room revenue was $43,235,000 for the three months ended March 31, 1996, including $22,670,000 for the Initial Hotels, $13,492,000 for the Recent Acquisitions and $7,073,000 for the Wyndham Portfolio. For the Initial Hotels, this was an increase of $428,000, or 1.9%, over the like period in 1995. Average occupancy for the Initial Hotels was 70.0%, the average daily rate was $84.61 and revenue per available room was $59.23 for the three month period. Average occupancy for all of the hotels (excluding the Crowne Plaza Ravinia, which is not leased) was 67.9% for the first quarter of 1996. Average daily rates were $83.28 and revenue per available room was $56.57 for the period.

  Pro forma food and beverage revenue was $15,674,000 for the first quarter of 1996, including $7,579,000 for the Initial Hotels, $5,200,000 for the Recent Acquisitions and $2,895,000 for the Wyndham Portfolio. For the Initial Hotels, this represented a decrease of $34,000 from the like period in 1995. Conference center, telephone and other revenue was $4,818,000 for the period, including $2,740,000 for the Initial Hotels, $1,382,000 for the Recent Acquisitions and $696,000 for the Wyndham Portfolio. For the Initial Hotels this represented an increase of $184,000, or 7.2%, over 1995.

  Pro forma hotel operating expenses were $41,971,000 for the three months ended March 31, 1996, including $20,515,000 for the Initial Hotels, $14,670,000 for the Recent Acquisitions and $6,786,000 for the Wyndham Portfolio. For the Initial Hotels this was an increase of $771,000 from 1995. Pro forma hotel operating expenses for all of the hotels as a percentage of total revenue was 65.9%. Pro forma Participating Lease payments were $21,290,000 for the three months ended March 31, 1996.

  Lessee expenses, which on a pro forma basis consist of management fees and overhead expenses, net of actual dividend and interest income earned, were $1,410,000, resulting in a pro forma net loss for the three months ended March 31, 1996 of $944,000.

  Twelve Months Ended March 31, 1996. Pro forma room revenue was $171,700,000 for the twelve months ended March 31, 1996 including $86,713,000 for the Initial Hotels, $59,032,000 for the Recent Acquisitions and $25,955,000 for the Wyndham Portfolio. Average occupancy for all of the hotels (excluding the Crowne Plaza Ravinia, which is not leased) was 70.8% for the twelve month period. Average daily rates were $80.02 and revenue per available room was $56.67 for the period. Average occupancy for the Initial Hotels was 71.1%, the average daily rate was $79.29 and revenue per available room was $56.34 for the twelve month period. Average occupancy for the Recent Acquisitions was 71.2%, the average daily rate was $84.40 and revenue per available room was $60.10 for the twelve month period. Average occupancy for the Wyndham Portfolio was 73.6%, the average daily rate was $84.45 and revenue per available room was $62.15 for the twelve month period.

  Pro forma food and beverage revenue was $64,494,000 for the twelve months ended March 31, 1996. Conference center revenue was $2,380,000 and telephone and other revenue was $16,116,000 for the period. The Initial Hotels had pro forma food and beverage revenue of $30,362,000, conference center revenue of $2,380,000 and telephone and other revenue of $7,801,000 for the period. The Recent Acquisitions had pro forma food and beverage revenue of $23,170,000 and telephone and other revenue of $5,772,000 for the twelve months ended March 31, 1996. The Wyndham Portfolio had pro forma food and beverage revenue of $10,962,000 and telephone and other revenue of $2,543,000 for the twelve months ended March 31, 1996.

  Pro forma hotel operating expenses were $167,720,000 for the twelve months ended March 31, 1996. Pro forma hotel operating expenses as a percentage of total revenue were 65.9%. Pro forma Participating Lease payments were $81,774,000 for the twelve months ended March 31, 1996. The Initial Hotels had pro forma hotel operating expenses of $82,474,000, which was 64.8% of total revenue, and pro forma Participating Lease payments of $42,612,000 for the twelve month period. The Recent Acquisitions had pro forma hotel operating expenses of $60,504,000, which was 68.8% of total revenue. The operating expenses for the Recent Acquisitions included $1,273,000 of ground lease expense, or 1.4% of total revenue. Pro forma Participating Lease payments for the Recent Acquisitions were $25,715,000 for the twelve months ended March 31, 1996. The Wyndham Portfolio had pro forma hotel operating expenses of $24,742,000, which was 62.7% of total revenue, and pro forma Participating Lease payments of $13,447,000 for the twelve month period.

  Lessee expenses, which on a pro forma basis consist of management fees and overhead expenses, net of dividend and interest income earned, were $6,498,000, resulting in a pro forma net loss for the twelve months ended March 31, 1996 of $1,302,000.

  Year Ended December 31, 1995. Pro forma room revenue was $169,495,000 for the year ended December 31, 1995, including $86,285,000 for the Initial Hotels, $57,823,000 for the Recent Acquisitions and $25,387,000 for the Wyndham Portfolio. Average occupancy for all of the hotels (excluding the Crowne Plaza Ravinia, which is not leased) was 71.4% for the year. Average daily rates were $78.63 and revenue per available room was $56.14 for 1995. On a same property basis (including all the Initial Hotels except the Marriott Troy Hotel which was acquired in December 1994), each of the Initial Hotels achieved increased room revenue in 1995 compared to 1994 except for the Holiday Inn Northwest Houston. Average occupancy for the Initial Hotels was 72.1%, the average daily rate was $77.92 and revenue per available room was $56.20 for 1995. Average occupancy for the Recent Acquisitions was 71.0%, the average daily rate was $82.80 and revenue per available room was $58.81 in 1995. Average occupancy for the Wyndham Portfolio was 73.9%, the average daily rate was $82.55 and revenue per available room was $60.96 in 1995.

  Pro forma food and beverage revenue was $64,155,000 for 1995. Conference center revenue was $2,434,000 and telephone and other revenue was $15,657,000 for the year. The Initial Hotels had pro forma food and beverage revenue of $30,395,000, conference center revenue of $2,434,000 and telephone and other revenue of $7,563,000 for the year ended December 31, 1995. The Recent Acquisitions had pro forma food and beverage revenue of $22,824,000 and pro forma telephone and other revenue of $5,680,000 for the year ended December 31, 1995. The Wyndham Portfolio had pro forma food and beverage revenue of $10,936,000 and pro forma telephone and other revenue of $2,414,000 in 1995.

  Pro forma hotel operating expenses were $165,407,000 for the year ended December 31, 1995. Pro forma hotel operating expenses as a percentage of total revenue were 65.7%. Pro forma Participating Lease payments were $80,864,000 for the year. The Initial Hotels had pro forma hotel operating expenses of $81,704,000, which was 64.5% of total revenue, and pro forma Participating Lease payments of $42,402,000. The Recent Acquisitions had pro forma hotel operating expenses of $59,683,000, which was 69.1% of total revenue. The operating expenses of the Recent Acquisitions included $1,259,000 of ground lease expense, or 1.5% of total revenue. Pro forma Participating Lease payments for the Recent Acquisitions was $25,379,000. The Wyndham Portfolio had pro forma hotel operating expenses of $24,020,000, which was 62.0% of total revenue, and pro forma Participating Lease payments of $13,083,000.

  Lessee expenses, which on a pro forma basis consist of management fees and overhead expenses, net of dividend and interest income earned, were $6,626,000, resulting in pro forma net loss for the year ended December 31, 1996 of $1,156,000.

RESULTS OF OPERATIONS OF THE INITIAL HOTELS

  For the Period January 1, 1995 through October 1, 1995. The Initial Hotels had room revenues of $65,192,000 for the period January 1, 1995 through October 1, 1995. On a same property basis (including all the Initial Hotels except the Marriott Troy Hotel which was acquired in December 1994), each of the Initial Hotels achieved increased room revenue in 1995 compared to 1994 except for the Holiday Inn Northwest Houston. Average occupancy was 73.3%, the average daily rate was $77.15 and revenue per available room was $56.56 for the period. Food and beverage, conference center and other revenue for the period was $29,590,000. Departmental and other expenses (departmental costs and expenses, general and administrative, repairs and maintenance, utilities, marketing and management fees) for the period were $66,071,000, which represents 69.7% of total revenue. Income before fixed expenses (composed of interest expense, real estate and personal property taxes, insurance, and depreciation and amortization), gain on sale of assets and extraordinary items was 30.3% of total revenue for the period, comparable to the 1994 average of 30.1%. Fixed expenses totaled $22,781,000 for the period, which represented an increase over 1994, due primarily to a one-time participating debt payment at the Bourbon Orleans Hotel of $1,242,000 as well as increased interest costs on new indebtedness incurred by the Initial Hotels in 1995. Net income for the period was $4,127,000 and reflects an extraordinary loss from debt extinguishment on the Bourbon Orleans Hotel of $1,803,000.

  Comparison of the Years Ended December 31, 1994 and 1993. Room revenue increased from $57,504,000 to $69,969,000, an increase of $12,465,000 or 21.7%.
Of the total increase in room revenue, $5,183,000, or 41.6%, was attributable to the acquisition of three hotels during 1993. Increases in average occupancy, from 65.4% to 70.7%, and average room rates, from $68.36 to $70.24, an increase of 2.7%, also contributed to the increase in room revenue. On a same property basis, (for the 16 hotels owned or managed during all of 1993 and 1994) room revenues increased $7,282,000 or 13.7%, of which approximately $2,300,000 was attributable to increases in average daily rates and approximately $4,982,000 was attributable to increases in occupancy. The increases in both average daily rates and average occupancy were primarily due to improving conditions in the U.S. lodging industry, completion of renovations at certain of the Initial Hotels and increased sales and marketing efforts. This improvement in room revenues occurred despite the fact that seven of the Initial Hotels were undergoing renovations during 1993 (none of which were completed during 1993) and renovations at four of the Initial Hotels commenced during 1994.

  Food and beverage revenue increased from $20,168,000 to $23,770,000, a total of $3,602,000 or 17.9%. Of the total increase in food and beverage revenue, $2,019,000, or 56.1%, was attributable to the inclusion of the food and beverage operations of the three hotels acquired in 1993 for a full year in 1994. On a same property basis, food and beverage revenue increased $1,583,000 or 8.9%, due primarily to increased occupancy. This increase was partially offset by converting the restaurant operations of the Bourbon Orleans Hotel from owner operated to a third-party net lease in the fourth quarter of 1994. Conference center revenue increased from approximately $1,970,000 to $2,149,000, an increase of $179,000 or 9.0%, due primarily to increased conference revenue resulting from improvement in the overall business climate. Telephone and other revenue increased from approximately $4,660,000 to $5,593,000, an increase of $933,000 or 20.0%. Of the total increase in telephone and other revenue, $378,000 or 40.5% was attributable to inclusion of a full year of activity for the hotels acquired in 1993. On a same property basis, telephone and other revenue increased $555,000 or 12.9%, due primarily to increased occupancy during the period.

  Departmental and other expenses increased from $61,555,000 to $70,888,000, an increase of $9,333,000 or 15.2%, which represented a decrease as a percentage of total revenue from 73.0% to 69.9%. As a result, income before fixed expenses, gain on sale of assets and extraordinary item increased from 27.0% to 30.1% of total revenue. Of the total increase in departmental and other expenses, $5,737,000 or 61.5% related to the inclusion of a full year of operations in 1994 for the hotels acquired in 1993. On a same property basis, departmental and other expenses increased $3,596,000 or 6.4% as a result of increased operating costs at certain of the hotels. General and administrative expenses increased $594,000 or 7.7%, while repairs and maintenance and utilities remained relatively stable. Marketing expenses increased $482,000 or 7.2% as a result of increased marketing efforts at newly renovated hotels. Management fees increased $362,000 or 12.6% as a result of increased hotel revenues during the period.

  Fixed expenses increased from $19,797,000 to $23,815,000, representing an increase of $4,018,000 or 20.3%, although fixed expenses as a percent of total revenue remained constant at 23.5%. Of the total increase in fixed expenses, $1,645,000 or 40.0% resulted from the inclusion of a full year of activity in 1994 for the three hotels acquired in 1993. On a same property basis, depreciation and amortization increased $1,446,000 or 23.5% as a result of improvements made to the hotels during 1993 and 1994. Real estate, personal property taxes and insurance, remained relatively stable during the period, while interest expense increased $993,000 or 11.0% as a result of new indebtedness incurred by certain of the Initial Hotels.

  Net income increased from $2,909,000 in 1993 to $6,948,000 in 1994 as the result of overall improvement in the operations of the Initial Hotels described above.

LIQUIDITY AND CAPITAL RESOURCES

  In May 1996, the maximum amount available under the Line of Credit was increased from $165,000,000 to $250,000,000 and certain modifications were made, thereby increasing the Company's ability to borrow under the Line of Credit. The Company currently has approximately $111,200,000 outstanding on the Line of Credit. The Line of Credit is secured by mortgages on 23 of the Hotels. Borrowings under the Line of Credit generally bear interest at a rate equal to the 30-day LIBOR rate plus 1.9%. In connection with one of the Proposed Acquisitions, the Company is negotiating with Paine Webber Real Estate to extend a single asset mortgage loan of approximately $22,000,000 on economic terms substantially similar to the Line of Credit.

  In May 1996, the Company sold an aggregate of approximately $40,000,000 of securities to an institutional investor in the Private Placement. The securities consisted of 811,393 shares of Common Stock sold at $26.95 per share and 662,391 Preferred OP Units sold at $27.375 per unit. The Common Stock is of the same class as the Company's existing Common Stock and is entitled to the same voting and dividend rights as all outstanding Common Stock, subject to certain restrictions on the resale of the stock. The Preferred OP Units are entitled to quarterly distributions equal to 103% of the current quarterly dividends paid on the Common Stock. Distributions on the Preferred OP Units increase or decrease concurrently with any changes in Common Stock dividends. Generally, three years following issuance, the holders may exchange the Preferred OP Units for shares of Common Stock on a one-for-one basis, subject to certain adjustments and limitations. After 10 years, the Company will have the right to exchange all outstanding Preferred OP Units for shares of Common Stock on a one-for-one basis, subject to adjustment.

  In addition, the Company is evaluating other permanent sources of capital, including equity and long-term debt. It is expected that additional common or preferred stock offerings will be used both to acquire hotel properties and to limit the Company's overall debt to market capitalization ratio.

  As previously discussed in "Proposed Acquisitions," the Company has entered into contracts and a letter of intent to acquire a total of seven hotels in the states of New York, Texas, Georgia, Michigan, Illinois and Florida. These acquisitions are subject to a number of conditions including completion of the Company's due diligence. The Company currently intends to use proceeds of this Offering, Line of Credit borrowings and issuances of OP Units to acquire these assets. While no definitive agreements with respect to the acquisition of any additional hotels have been entered into, the Company expects additional acquisitions will be completed during the remainder of 1996, which will be funded through Line of Credit borrowings or permanent debt or equity financing.

  The Company's principal source of cash to meet its cash requirements, including distributions to its shareholders, is its share of the Operating Partnership's cash flow. The Operating Partnership's principal source of revenue is lease payments under the Participating Leases. The Lessees' ability to make rent payments to the Operating Partnership, and, therefore, the Company's liquidity, including the ability to make distributions to its shareholders, is dependent upon the Lessees' ability to generate sufficient cash flow from operation of the Hotels. The Lessees are current in their payments to the Company under the Participating Leases.

  Cash and cash equivalents as of March 31, 1996 were $8,098,000, including capital improvement reserves of $1,806,000. Cash flows from operating activities of the Company was $9,002,000 for the three months ended March 31, 1996, which primarily represents collection of rents under the Participating Leases, less the Company's operating expenses for the period. Cash flows used in investing activities in the amount of $37,838,000 resulted from the acquisition of hotel properties. Cash flows from financing activities of $32,165,000 was primarily related to $40,750,000 in borrowings on the Line of Credit, net of dividends and distributions paid during the quarter.

RENOVATIONS AND CAPITAL IMPROVEMENTS

  Pursuant to the Participating Leases, the Company is obligated to establish a reserve for each Hotel for capital improvements, including the periodic replacement or refurbishment of F, F & E. The aggregate amount of such reserves averages 4.0% of total revenue, with the amount of such reserve with respect to each Hotel based upon projected capital requirements of such Hotel. Management believes such reserves will generally be sufficient to fund recurring capital expenditures for the Hotels. Capital expenditures, exclusive of renovations, will exceed 4.0% of total revenues in 1996 for the reasons described below.

  The Company has budgeted $7,500,000 to fund capital expenditures, excluding renovations, at the Initial Hotels in 1996 and approximately $3,300,000 to complete capital expenditures, excluding renovations, in 1996 for Hotels acquired subsequent to the Initial Offering, including the WestCoast Portfolio, the Hyatt Regency Lexington and the Doubletree Denver/Boulder, acquired in April, May and June 1996, respectively. The $10,800,000 total exceeds anticipated reserves in 1996, as the Company has been required to complete certain capital improvements by franchisors (in connection with the transfer of franchise licenses) and has decided to accelerate certain capital improvements which were originally planned to be completed over a longer period. The budgeted capital expenditures also include upgrades of telephone systems, other major equipment purchases and improvements management believes will immediately enhance the revenue producing capabilities of certain of the Hotels.

  In addition to the above expenditures, the Company also has plans to commence or complete renovation projects at several Hotels during 1996, including the Crockett Hotel, the Tremont House Hotel, the Crowne Plaza Ravinia, the Del Mar Hilton Hotel, the WestCoast Long Beach Hotel and Marina and the Doubletree Denver/Boulder. Total renovation cost is expected to be approximately $16,500,000 (including approximately $8,500,000 to renovate the Tremont House Hotel). The Company has spent approximately $900,000 through March 31, 1996 and expects to spend the remainder in 1996 and early 1997. The Company will finance these renovations with draws on its Line of Credit, operating cash flow in excess of distributions and reserves, and/or through permanent debt or equity financing. Funding for $1,066,000 of the Crowne Plaza Ravinia renovation will come from a reserve provided by the seller at the closing date. With respect to the Wyndham Portfolio, the Company has budgeted approximately $1,900,000 to complete renovations at certain of these hotels and expects to complete these renovations by the end of 1997. Such expenditures will be in addition to capital expenditure reserves for these properties. The Company attempts to schedule renovations and improvements during traditionally lower occupancy periods in an effort to minimize disruption to the hotel's operations. Therefore, the Company does not believe such renovations and capital improvements will have a material effect on the results of operations of the Hotels.

INFLATION

  Operators of hotels in general possess the ability to adjust room rates quickly. However, competitive pressures may limit the Lessees' ability to raise room rates in the face of inflation.

SEASONALITY

  The hotel industry is seasonal in nature. Revenues at certain of the Hotels are greater in the first and second quarters of a calendar year and at other Hotels in the second and third quarters of a calendar year. Seasonal variations in revenue at the Hotels may cause quarterly fluctuations in the Company's lease revenue.

                               THE HOTEL INDUSTRY

  The United States lodging industry is in the midst of a continuing recovery from an extended period of unprofitable performance in the late 1980s and early 1990s. The Company expects that this broad industry recovery will contribute to growth in revenues at the Hotels (and hotels subsequently acquired by the Company) and thus to increases in the Company's Cash Available for Distribution.

  The hotel industry experienced an extended period of unprofitable performance from 1986 to 1991. The industry downturn resulted from a dramatic increase in the supply of hotel rooms that significantly outpaced growth in demand. The growth in supply, which resulted from the development of new hotels, was supported by the availability of financing from banks, savings and loans, insurance companies, high yield bonds and various tax incentives. According to Smith Travel, and as demonstrated in the chart below, total room supply in the United States increased by 32%, or approximately 750,000 rooms, from 1980 to 1991. Of this increase, approximately 567,000 rooms were added between 1985 and 1991. In all but two of these years (1988 and 1989), increases in supply substantially exceeded growth in demand. In some years, demand remained flat or even declined. As a result of this extended supply/demand imbalance, overall hotel occupancy rates dropped steadily from 70.6% in 1980 to a 20-year low of 60.9% in 1991. The graph set forth below illustrates the relationship between supply, demand and occupancy. Increases in demand in excess of increases in supply necessarily result in higher occupancy.

                       [Bar graph describing Percentage
                           Change in United States
                           Hotel Room Supply, Demand
                          and Occupancy (1980-1995).]

  The hotel industry began its recovery in 1992. New hotel construction declined considerably as lenders who previously supported development focused on restructurings and foreclosures of existing hotel loans. With minimal new capital available for hotel construction, the growth in room supply declined from a high of 4.2% in 1988 to 1.0% in 1993, and averaged approximately 1.3% from 1993 through 1995. By contrast, room demand has increased with the improving economy, and average occupancy and room rates have moved steadily upward. According to Smith Travel, overall hotel occupancy increased from 60.9% in 1991 to 65.5% in 1995. Average room rate growth increased from 1.4% in 1992 to 4.8% in 1995. Analysts generally expect overall occupancy growth to be limited in future years, with continuing growth in average room rates.

  While the hotel industry's recovery has been broad-based, the Company expects the greatest continuing growth to occur in the full service segment of the industry. Accordingly, the Company intends to continue to focus its acquisition activities primarily on full service hotels. The Company also believes the hotel industry's difficulties in the 1980's have produced a more responsible relationship between hotel developers and financing sources. As a result, the Company expects future additions to hotel supply, particularly in the full service sector, will be more demand-driven, minimizing the overbuilding in key markets that characterized supply growth in the late 1980's, and increasing the prospect for profitable hotel industry growth for the foreseeable future.

                   THE HOTELS AND THE PROPOSED ACQUISITIONS

  The Hotels are diversified by franchise or brand affiliation and product type, including 27 full service hotels, 5 limited service hotels and an executive conference center. The Company believes the diversity of its portfolio moderates the potential effects on the Company of changes in local market competition or developments affecting specific franchises, hotel markets or price segments in the hotel industry. The Hotels are located primarily in major metropolitan areas with convenient access to interstate highways, commercial airports and other transportation facilities, local business centers and tourist attractions. The Company's acquisition activities are focused on full service hotels serving major U.S. business centers and primary tourist destinations.

  Consistent with the Company's acquisition strategy, the Proposed Acquisitions consist of seven full service hotels, all of which are located in major metropolitan areas, including the Company's first full service hotel acquisitions in the metropolitan New York and Chicago areas.

  The tables on the following pages set forth certain information with respect to the Hotels and the Proposed Acquisitions.

                                                                                   TWELVE MONTHS ENDED MARCH 31, 1996
                                                                         -------------------------------------------------------
                                                                             (DOLLARS IN THOUSANDS, EXCEPT ADR AND REVPAR)
                                                     NUMBER                                                 AVERAGE  REVENUE PER
                                                       OF                          PRO FORMA                 DAILY    AVAILABLE
                                                     GUEST  YEAR BUILT/   TOTAL      LEASE       AVERAGE      RATE      ROOM
                        LOCATION                     ROOMS  RENOVATED(1) REVENUE  PAYMENTS(2)  OCCUPANCY(3) (ADR)(3) (REVPAR)(4)
                        --------                     ------ ------------ -------- -----------  ------------ -------- -----------
 OWNED HOTELS
 FULL SERVICE HO-
 TELS:
 Marriott
 Hotel(5)........       Troy, MI                       350   1990        $ 17,980   $ 5,375        76.0%    $103.34    $ 78.51
 Holiday Inn
 Select North
 Dallas(5).......       Farmers Branch (Dallas), TX    374   1979/1994     10,178     2,837        69.2       72.24      49.95
 Hilton Inn
 Cleveland
 South(5)........       Independence, OH               191   1980/1994      8,158     2,343        69.9       84.95      59.36
 Crockett
 Hotel(5)........       San Antonio, TX                206   1909/1983      5,174     2,347        67.4       83.16      56.01
 Four Points by
 Sheraton(5).....       Saginaw, MI                    156   1984           4,170     1,098        75.9       61.10      46.38
 Bourbon Orleans
 Hotel(5)........       New Orleans, LA                211   1800s/1995     7,607     3,557        80.1      115.65      92.62
 Radisson New
 Orleans
 Hotel(5)........       New Orleans, LA                759   1924/1995     19,411     5,705        65.8       78.51      51.64
 Radisson Hotel &
 Suites(5).......       Dallas, TX                     198   1986/1994      5,151     1,713        78.0       70.51      54.97
 Radisson Suites
 Town &
 Country(5)......       Houston, TX                    173   1986/1992      4,647     1,823        74.2       79.41      58.88
 Holiday Inn
 Aristocrat(5)...       Dallas, TX                     172   1925/1994      4,686     1,520        68.7       82.42      56.60
 Holiday Inn
 Northwest(5)....       Houston, TX                    193   1982/1994      2,926       914        64.0       51.45      32.92
 Holiday Inn
 Northwest
 Plaza(5)........       Austin, TX                     193   1984/1994      6,370     2,395        84.7       81.75      69.24
 Holiday Inn(5)..       San Angelo, TX                 148   1984/1994      3,078       977        74.3       57.13      42.43
 Holiday Inn.....       Sebring, FL                    148   1983/1995      2,489       680        57.7       55.10      31.80
 Fairmount Hotel.       San Antonio, TX                 37   1906/1994      2,793       643        74.0      148.96     110.19
 Embassy Suites
 Hunt Valley(5)..       Hunt Valley, MD                223   1985/1995      6,026     1,900        70.7       80.18      56.68
 Crowne Plaza
 Ravinia(5)......       Atlanta, GA                    495   1986/1993     22,254       N/A(9)     75.5      102.04      77.06
 Tremont House
 Hotel(5)(6).....       Boston, MA                     288   1925/1988      9,952     3,001        75.4       89.62      67.60
 Holiday Inn
 Lenox(5)........       Atlanta, GA                    297   1987/1995      7,233     2,759        72.8       77.27      56.24
 Del Mar
 Hilton(5).......       Del Mar (San Diego), CA        245   1989           7,644     1,917        68.4       77.08      52.69
 WestCoast
 Gateway Hotel...       Seattle, WA                    145   1990           2,560     1,236        83.3       51.99      43.32
 WestCoast
 Roosevelt
 Hotel(5)........       Seattle, WA                    151   1929/1987      4,049     2,050        74.4       89.75      66.75
 WestCoast
 Wenatchee Center
 Hotel(5)........       Wenatchee, WA                  147   1986/1994      4,236       824        63.4       59.05      37.41
 Hyatt Newporter
 Hotel...........       Newport Beach, CA              410   1962          19,361     3,813        72.3       97.56      70.58
 WestCoast Long
 Beach Hotel and
 Marina..........       Long Beach, CA                 192   1976/1987      3,157       428        49.1       57.03      28.02
 Hyatt
 Regency(5)......       Lexington, KY                  365   1977/1992     12,189     2,742        64.6       80.34      51.92
 Doubletree
 Denver/Boulder(8).     Westminister (Denver), CO      180   1985/1992      5,461     1,693        78.1       70.65      55.20
                                                     -----               --------   -------        ----     -------    -------
 Subtotal/Weighted
 Average.........                                    6,647               $208,940   $56,290        71.0%    $ 81.67    $ 58.00
 LIMITED SERVICE
 HOTELS:
 Hampton Inn
 Jacksonville
 Airport.........       Jacksonville, FL               113   1985        $  2,037   $   865        88.8%    $ 53.62    $ 47.59
 Hampton Inn.....       Rochester, NY                  113   1986           2,194     1,099        74.1       69.33      51.37
 Hampton Inn
 Cleveland
 Airport.........       North Olmsted, OH              113   1986           1,902       898        75.8       59.33      44.94
 Hampton Inn.....       Canton, OH                     108   1985           1,450       640        70.6       49.81      35.16
 WestCoast Plaza
 Park
 Suites(5)(7)....       Seattle, WA                    194   1990           6,107     3,353        75.3      104.85      78.94
                                                     -----               --------   -------        ----     -------    -------
 Subtotal/Weighted
 Average.........                                      641               $ 13,690   $ 6,855        76.8%    $ 71.87    $ 55.16
 CONFERENCE CEN-
 TER:
 Peachtree
 Executive
 Conference
 Center(5).......       Peachtree City (Atlanta), GA   250   1984        $ 14,854   $ 5,181        59.6%    $109.46    $ 65.18
                                                     -----               --------   -------        ----     -------    -------
 Total/Weighted
 Average--Owned
 Hotels..........                                    7,538               $237,484   $68,326        71.1%    $ 81.55    $ 58.00
                                                     =====               ========   =======        ====     =======    =======
 PROPOSED ACQUI-
 SITIONS
 WYNDHAM PORTFO-
 LIO:
 Wyndham
 Greenspoint Hotel(8).  Houston, TX                    472   1985/1995   $ 18,278   $ 6,113        72.6%    $ 82.44    $ 59.84
 Wyndham Garden
 Hotel-Mid-
 town(8).........       Atlanta, GA                    191   1987/1994      6,465     2,294        73.7       93.74      69.06
 Wyndham Garden
 Hotel(8)........       Novi (Detroit), MI             148   1988/1994      4,025       983        77.3       68.29      52.78
 Wyndham Garden
 Hotel(8)........       Wood Dale (Chicago), IL        162   1986/1994      4,983     1,845        70.7       82.10      58.03
 Wyndham Garden
 Hotel--Las Coli-
 nas(8)..........       Irving (Dallas), TX            168   1986           5,709     2,213        75.9       96.22      73.04
                                                     -----               --------   -------        ----     -------    -------
 Total/Weighted
 Average--Wyndham
 Portfolio.......                                    1,141               $ 39,460   $13,448        73.6%    $ 84.45    $ 62.15
                                                     =====               ========   =======        ====     =======    =======

                                                                          TWELVE MONTHS ENDED
                                                                            MARCH 31, 1996
                                                                   ---------------------------------
                                                                                AVERAGE  REVENUE PER
                                                                                 DAILY    AVAILABLE
                                             NUMBER OF               AVERAGE      RATE      ROOM
                              LOCATION      GUEST ROOMS YEAR BUILT OCCUPANCY(3) (ADR)(3) (REVPAR)(4)
                              --------      ----------- ---------- ------------ -------- -----------
OTHER PROPOSED ACQUISI-
 TIONS
 Marriott WindWatch Ho-
  tel................... Hauppauge, NY          362        1989        76.0%     $99.83    $75.88
 Bonaventure Resort &
  Spa................... Ft. Lauderdale, FL     492        1981        60.7       88.15     53.49

- --------

(1) The Company defines a renovation as a significant upgrade of guest rooms or common areas with capital expenditures averaging at least $1,000 per guest room for limited service hotels and at least $1,500 per guest room for full service hotels and conference centers. In some cases, renovations occurred over more than one calendar year. Year renovated reflects the calendar year in which the most recent of such renovations were completed. Information on renovations for Recent Acquisitions and Proposed Acquisitions was provided by prior owners.

(2) Under the terms of the Participating Leases, Lessees are obligated to pay the greater of Base Rent or Participating Rent, plus certain additional amounts ("Additional Charges") which vary with the Participating Lease.

(3) The Company calculates Average Occupancy based upon total number of paid rooms (excluding rooms for which no charge has been made) divided by the total number of available rooms. Average Daily Rate is calculated using paid occupied rooms.

(4) REVPAR is determined by dividing room revenue by available rooms for the applicable period.

(5) This Hotel secures the Line of Credit.

(6) The Company intends to increase the room count at this Hotel to 322 rooms in connection with a planned $8.5 million renovation. At present only 283 of the 288 rooms are utilized as guest rooms.

(7) This Hotel currently contains unused restaurant space. The Company intends to complete the build out of a restaurant in this space, thereby converting the Hotel from a limited service to a full service property.

(8) It is anticipated that this hotel will secure the Line of Credit.

(9) The Crowne Plaza Ravinia is not leased. The Company's share of net income and share of funds from operations from PAH Ravinia were $3,912,000 and $5,822,000, respectively, on a pro forma basis for the twelve months ended March 31, 1996.

SUPPLEMENTAL INFORMATION REGARDING SIGNIFICANT PROPERTIES

  Crowne Plaza Ravinia--Atlanta, Georgia. The Crowne Plaza Ravinia is located on a 10-acre wooded site just off Atlanta's perimeter freeway. The Hotel is located adjacent to Holiday Inn Worldwide headquarters and directly across the street from Perimeter Center Mall, one of the Southeast's largest upscale shopping malls. The 15-story Hotel contains 495 guest rooms, including 29 suites, and three restaurants. The Hotel features a three-story greenhouse lobby, 20 meeting rooms, a grand ballroom, an amphitheatre, an atrium-style boardroom, and a Crowne Plaza Club floor. The Company believes that the Crowne Plaza Ravinia competes effectively in its market because of its desirable location and superior facilities compared to other hotels which cater primarily to business travelers. The Hotel has excellent highway access allowing for easy travel within the Atlanta area.

  The Crowne Plaza Ravinia constitutes more than 10% of the aggregate historical cost basis of the Hotels. The aggregate tax basis of depreciable real and personal property at the Crowne Plaza Ravinia for federal income tax purposes was approximately $34.8 million and $5.5 million, respectively, as of December 31, 1995. Depreciation is computed for federal income tax purposes using the straight-line method over a 40 year life for the real property and declining balances methods over lives which range from 5 years to 7 years for the personal property.

  The 1995 realty tax base for the Crowne Plaza Ravinia was $41.51 per $1,000 of assessed value. The total annual tax at this rate for 1995 was approximately $393,600.

  The Company owns a 99% non-voting ownership interest in PAH Ravinia, Inc., the entity that owns the Crowne Plaza Ravinia. See "Risk Factors--Risk of Investment in Subsidiaries."

  Wyndham Greenspoint Hotel--Houston, Texas. The Wyndham Greenspoint Hotel is located at the intersection of Interstate 45 and Sam Houston Parkway, 20 miles north of downtown Houston and 10 minutes from Houston Intercontinental Airport. The Hotel is located directly across the street from the Greenspoint Mall. The 15-story hotel contains 472 guest rooms, including 50 suites, and features modern gothic architecture and a 45-foot high atrium lobby. The Company believes that the Hotel competes effectively in its market because of its desirable location and superior accommodations as compared to competing business hotels.

  Upon acquisition, the Wyndham Greenspoint Hotel will constitute more than 10% of the aggregate historical cost basis of the Hotels. The aggregate tax basis of depreciable real and personal property at the Wyndham Greenspoint Hotel for federal income tax purposes was approximately $55.3 million and $14 million, respectively, as of December 31, 1995. Depreciation is computed for federal income tax purposes using the straight-line method over a 40 year life for the real property and declining balance methods over nine year lives for personal property.

  The 1995 realty tax rate for the Wyndham Greenspoint Hotel was $29.76 per $1,000 of assessed value. The total annual tax at this rate was approximately $785,500.

  The following tables sets forth the average occupancy, ADR and REVPAR with respect to the Initial Hotels, the Recent Acquisitions and the Proposed Acquisitions. The charts summarize the historical operating performance of the Initial Hotels for those periods the hotels were owned or managed by the predecessor entities or their affiliates. In addition, information with respect to the Marriott Troy Hotel is included for all periods presented.

                         YEAR ENDED DECEMBER 31,    THREE MONTHS ENDED MARCH 31,
                         ------------------------- ------------------------------------
      Owned Hotels        1994    1995    % CHANGE   1995        1996       % CHANGE
      ------------       ------  -------  -------- ----------  ----------  ------------
RECENT ACQUISITIONS:
 Crowne Plaza Ravinia--
  Atlanta, Georgia
  Average occupancy.....   74.8%    75.0%    0.3%        74.9%       77.1%       2.9%
  ADR................... $88.72  $ 99.34    12.0%  $   101.90  $   112.78       10.7%
  REVPAR................ $66.40  $ 74.50    12.2%  $    76.36  $    86.98       13.9%
 Embassy Suites Hunt
  Valley--Hunt Valley,
  Maryland
  Average occupancy.....   66.1%    69.8%    5.6%        61.4%       65.0%       5.9%
  ADR................... $74.83  $ 79.44     6.2%  $    76.42  $    79.83        4.5%
  REVPAR................ $49.49  $ 55.48    12.1%  $    46.95  $    51.86       10.5%
 Tremont House Hotel--
  Boston, Massachusetts
  Average occupancy.....   75.6%    75.2%   (0.5)%       54.8%       55.9%       2.0%
  ADR................... $82.89  $ 88.47     6.7%  $    68.37  $    75.26       10.1%
  REVPAR................ $62.63  $ 66.54     6.2%  $    37.43  $    42.09       12.4%
 Holiday Inn Lenox--At-
  lanta, Georgia
  Average occupancy.....   63.2%    71.3%   12.8%        69.3%       75.2%       8.5%
  ADR................... $63.63  $ 74.31    16.8%  $    75.46  $    86.90       15.2%
  REVPAR................ $40.23  $ 53.01    31.8%  $    52.32  $    65.34       24.9%
 Del Mar Hilton--Del
  Mar, California
  Average occupancy.....   64.8%    67.1%    3.5%        62.9%       68.1%       8.3%
  ADR................... $72.83  $ 75.72     4.0%  $    71.59  $    77.45        8.2%
  REVPAR................ $47.17  $ 50.80     7.7%  $    45.06  $    52.73       17.0%
 Plaza Park Suites
  Hotel--Seattle,
  Washington
  Average occupancy.....   71.6%    78.1%    9.1%        71.7%       60.5%     (15.6)%
  ADR................... $97.54  $100.92     3.5%  $    87.34  $   104.68       19.9%
  REVPAR................ $69.83  $ 78.81    12.9%  $    62.64  $    63.36        1.1%
 WestCoast Roosevelt
  Hotel--Seattle,
  Washington
  Average occupancy.....   73.1%    73.3%    0.3%        57.0%       61.3%       7.5%
  ADR................... $80.90  $ 89.17    10.2%  $    83.00  $    86.36        4.0%
  REVPAR................ $59.11  $ 65.39    10.6%  $    47.27  $    52.91       11.9%
 Hyatt Newporter Hotel--
  Newport Beach,
  California
  Average occupancy.....   65.5%   71.9%     9.8%        74.9%       76.5%       2.1%
  ADR................... $93.21  $96.15      3.2%  $    95.19  $   100.57        5.7%
  REVPAR................ $61.06  $69.17     13.3%  $    71.25  $    76.91        7.9%
 WestCoast Gateway
  Hotel--Seattle,
  Washington
  Average occupancy.....   77.5%    82.8%    6.8%        74.7%       76.9%       2.9%
  ADR................... $48.95  $ 51.42     5.0%  $    46.84  $    49.49        5.7%
  REVPAR................ $37.94  $ 42.57    12.2%  $    34.97  $    38.07        8.9%
 WestCoast Wenatchee
  Center Hotel--
  Wenatchee, Washington
  Average occupancy.....   62.8%    64.0%    1.9%        55.2%       52.8%      (4.3)%
  ADR................... $54.06  $ 58.92     9.0%  $    54.85  $    55.33        0.9%
  REVPAR................ $33.95  $ 37.70    11.0%  $    30.26  $    29.19       (3.5)%
 WestCoast Long Beach
  Hotel and Marina--Long
  Beach, California
  Average occupancy.....   50.3%    49.9%    (.8)%       48.9%       45.6%      (6.7)%
  ADR................... $55.72  $ 57.47     3.1%  $    56.15  $    54.01       (3.8)%
  REVPAR................ $28.05  $ 28.70     2.3%  $    27.46  $    24.61      (10.4)%
 Hyatt Regency--
  Lexington, Kentucky
  Average occupancy.....   61.7%    63.9%    3.6%        55.2%       58.4%       5.8%
  ADR................... $77.41  $ 79.38     2.5%  $    77.62  $    82.00        5.6%
  REVPAR................ $47.75  $ 50.69     6.2%  $    42.87  $    47.89       11.7%
 Doubletree
  Denver/Boulder--
  Denver, Colorado
  Average occupancy.....   82.5%    81.4%   (1.3)%       84.0%       70.6%     (16.0)%
  ADR................... $62.28   $68.93    10.7%      $64.13      $70.97       10.7%
  REVPAR................ $51.37   $56.13     9.3%      $53.84      $50.13       (6.9)%
TOTAL RECENT
 ACQUISITIONS:
  Weighted average
   occupancy............   68.3%    71.0%    4.0%        65.9%       66.6%       1.1%
  ADR................... $77.15  $ 82.80     7.3%  $    79.52  $    86.46        8.7%
  Weighted REVPAR....... $52.65  $ 58.81    11.7%  $    52.37  $    57.59       10.0%

                         YEAR ENDED DECEMBER 31,     THREE MONTHS ENDED MARCH 31,
                         -------------------------- ------------------------------------
      Owned Hotels        1994     1995    % CHANGE   1995        1996       % CHANGE
      ------------       -------  -------  -------- ----------  ----------  ------------
INITIAL HOTELS:
 Bourbon Orleans Hotel--New
  Orleans, LA
  Average occupancy.....    74.3%    81.3%    9.4%        83.0%       78.3%      (5.7)%
  ADR................... $107.15  $116.73     8.9%  $   129.47  $   125.66       (2.9)%
  REVPAR................ $ 79.59  $ 94.84    19.2%  $   107.44  $    98.40       (8.4)%
 Holiday Inn Select
  North Dallas--Farmers
  Branch, TX
  Average occupancy.....    72.1%    72.3%    0.3%        82.2%       69.5%     (15.5)%
  ADR................... $ 62.10  $ 68.20     9.8%  $    64.05  $    79.51       24.1%
  REVPAR................ $ 44.80  $ 49.29    10.0%  $    52.63  $    55.27        5.0%
 Hilton Inn Cleveland
  South--Independence,
  OH
  Average occupancy.....    70.9%    71.3%    0.6%        66.5%       61.0%      (8.3)%
  ADR................... $ 76.45  $ 83.11     8.7%  $    79.88  $    88.11       10.3%
  REVPAR................ $ 54.16  $ 59.22     9.3%  $    53.14  $    53.77        1.2%
 Crockett Hotel--San
  Antonio, TX
  Average occupancy.....    69.3%    67.0%   (3.3)%       70.0%       71.4%       2.0%
  ADR................... $ 80.43  $ 83.29     3.6%  $    83.63  $    83.14       (0.6)%
  REVPAR................ $ 55.73  $ 55.80     0.1%  $    58.54  $    59.33        1.3%
 Marriott Hotel--Troy,
  MI
  Average occupancy.....    73.4%    74.4%    1.4%        70.1%       76.4%       9.0%
  ADR................... $ 97.35  $102.43     5.2%  $   104.88  $   108.27        3.2%
  REVPAR................ $ 71.46  $ 76.22     6.7%  $    73.48  $    82.71       12.6%
 Four Points by Sheraton--
  Saginaw, MI
  Average occupancy.....    73.5%    75.0%    2.0%        70.3%       73.8%       5.0%
  ADR................... $ 59.31  $ 61.24     3.3%  $    60.88  $    60.29       (1.0)%
  REVPAR................ $ 43.60  $ 45.96     5.4%  $    42.78  $    44.51        4.0%
 Radisson New Orleans
  Hotel--New Orleans, LA
  Average occupancy.....    70.0%    68.7%   (1.9)%       73.8%       62.1%     (15.9)%
  ADR................... $ 69.74  $ 78.69    12.8%  $    85.20  $    85.56        0.4%
  REVPAR................ $ 48.82  $ 54.03    10.7%  $    62.84  $    53.10      (15.5)%
 Radisson Hotel &
  Suites--Dallas, TX
  Average occupancy.....    82.2%    80.4%   (2.2)%       85.1%       75.2%     (11.6)%
  ADR................... $ 61.90  $ 66.97     8.2%  $    64.63  $    79.12       22.4%
  REVPAR................ $ 50.88  $ 53.83     5.8%  $    54.98  $    59.53        8.3%
 Radisson Suites Town &
  Country--Houston, TX
  Average occupancy.....    69.9%    73.1%    4.6%        69.4%       73.5%       5.9%
  ADR................... $ 78.95  $ 77.60    (1.7)% $    77.22  $    84.52        9.5%
  REVPAR................ $ 55.17  $ 56.72     2.8%  $    53.55  $    62.15       16.1%
 Holiday Inn
  Aristocrat--Dallas, TX
  Average occupancy.....    64.0%    69.0%    7.8%        73.2%       71.7%      (2.0)%
  ADR................... $ 74.43  $ 79.07     6.2%  $    78.15  $    91.03       16.5%
  REVPAR................ $ 47.63  $ 54.57    14.6%  $    57.17  $    65.28       14.2%
 Holiday Inn Northwest--
  Houston, TX
  Average occupancy.....    65.0%    65.5%    0.8%        70.8%       64.8%      (8.5)%
  ADR................... $ 51.80  $ 51.00    (1.5)% $    52.72  $    54.65        3.7%
  REVPAR................ $ 33.69  $ 33.39    (0.9)% $    37.31  $    35.40       (5.1)%

                         YEAR ENDED DECEMBER 31,     THREE MONTHS ENDED MARCH 31,
                         -------------------------- ------------------------------------
      Owned Hotels        1994     1995    % CHANGE   1995        1996       % CHANGE
      ------------       -------  -------  -------- ----------  ----------  ------------
 Holiday Inn Northwest
  Plaza--Austin, TX
  Average occupancy.....    77.9%    84.9%    9.0%        86.6%       86.0%      (0.7)%
  ADR................... $ 72.41  $ 80.03    10.5%  $    78.22  $    85.04        8.7%
  REVPAR................ $ 56.39  $ 67.91    20.4%  $    67.75  $    73.11        7.9%
 Holiday Inn--San Ange-
  lo, TX
  Average occupancy.....    70.5%    74.2%    5.2%        71.0%       71.1%       0.1%
  ADR................... $ 54.77  $ 56.29     2.8%  $    55.44  $    59.00        6.4%
  REVPAR................ $ 38.62  $ 41.79     8.2%  $    39.33  $    41.93        6.6%
 Holiday Inn--Sebring,
  FL
  Average occupancy.....    52.8%    58.0%    9.8%        80.5%       79.0%      (1.9)%
  ADR................... $ 51.70  $ 52.80     2.1%  $    57.50  $    64.30       11.8%
  REVPAR................ $ 27.32  $ 30.64    12.2%  $    46.28  $    50.77        9.7%
 Fairmount Hotel--San
  Antonio, TX
  Average occupancy.....    74.3%    74.9%    0.8%        81.2%       77.6%      (4.4)%
  ADR................... $135.28  $141.72     4.8%     $135.29     $162.85       20.4%
  REVPAR................ $100.50  $106.08     5.6%  $   109.90  $   126.38       15.0%
 Hampton Inn Jackson-
  ville Airport--
  Jacksonville, FL
  Average occupancy.....    91.4%    88.8%   (2.8)%       93.4%       93.1%      (0.3)%
  ADR................... $ 43.83  $ 52.29    19.3%  $    51.47  $    56.58        9.9%
  REVPAR................ $ 40.06  $ 46.45    16.0%  $    48.07  $    52.64        9.5%
 Hampton Inn--Rochester,
  NY
  Average occupancy.....    76.7%    75.3%   (1.8)%       70.8%       66.1%      (6.6)%
  ADR................... $ 64.22  $ 68.44     6.6%  $    62.96  $    66.62        5.8%
  REVPAR................ $ 49.24  $ 51.52     4.6%  $    44.59  $    44.06       (1.2)%
 Hampton Inn Cleveland
  Airport--North
  Olmsted, OH
  Average occupancy.....    73.9%    75.2%    1.8%        63.7%       65.9%       3.5%
  ADR................... $ 56.01  $ 58.37     4.2%  $    57.40  $    61.84        7.7%
  REVPAR................ $ 41.38  $ 43.92     6.1%  $    36.58  $    40.77       11.5%
 Hampton Inn--Canton, OH
  Average occupancy.....    69.9%    73.8%    5.6%        62.7%       50.0%     (20.3)%
  ADR................... $ 47.33  $ 48.81     3.1%  $    46.39  $    51.50       11.0%
  REVPAR................ $ 33.09  $ 36.02     8.9%  $    29.07  $    25.77      (11.4%)
CONFERENCE CENTER:
 Peachtree Conference
  Center--Peachtree
  City, GA
  Average occupancy.....    59.5%    60.4%    1.5%        64.3%       61.0%      (5.1)%
  ADR................... $103.04  $107.84     4.7%  $   108.91  $   115.31        5.9%
  REVPAR................ $ 61.29  $ 65.11     6.2%  $    70.07  $    70.29        0.3%
TOTAL INITIAL HOTELS:
  Weighted average
   occupancy............    71.0%    72.1%    1.5%        74.3%       70.0%      (5.8)%
  ADR................... $ 72.57  $ 77.92     7.4%  $    78.97  $    84.61        7.1%
  Weighted REVPAR....... $ 51.49  $ 56.20     9.1%  $    58.70  $    59.23        0.9%
TOTAL OWNED HOTELS:
  Weighted average
   occupancy............    69.8%    71.6%    2.6%        70.6%       68.5%      (3.0)%
  ADR................... $ 74.55  $ 80.06     7.4%  $    79.20  $    85.40        7.8%
  Weighted REVPAR....... $ 52.01  $ 57.35    10.3%  $    55.91  $    58.51        4.6%

                           YEAR ENDED DECEMBER 31,        THREE MONTHS ENDED MARCH 31,
                          ------------------------------ ------------------------------------
  Proposed Acquisitions    1994      1995     % CHANGE     1995        1996       % CHANGE
  ---------------------   --------  --------  ---------- ----------  ----------  ------------
WYNDHAM PORTFOLIO:
 Wyndham Greenspoint
  Hotel--Houston, Texas
  Average Occupancy.....      73.3%     72.9%     (0.5)%       78.5%       77.1%      (1.8)%
  ADR...................  $  76.68  $  81.09       5.8%  $    83.92  $    89.05        6.1%
  REVPAR................  $  56.17  $  59.13       5.3%  $    65.88  $    68.66        4.2%
 Wyndham Midtown-Atlanta
  Georgia
  Average Occupancy.....      73.5%     72.2%     (1.8)%       74.4%       80.5%       8.2%
  ADR...................  $  83.23  $  90.87       9.2%  $    92.39  $   102.82       11.3%
  REVPAR................  $  61.14  $  65.57       7.2%  $    68.74  $    82.75       20.4%
 Wyndham Garden-Novi--
  Novi (Detroit),
  Michigan
  Average Occupancy.....      70.0%     77.5%     10.7%        74.1%       73.4%      (0.9)%
  ADR...................  $  60.27  $  66.37      10.1%  $    64.50  $    72.63       12.6%
  REVPAR................  $  42.17  $  51.44      22.0%  $    47.83  $    53.28       11.4%
 Wyndham Garden-Wood
  Dale--Chicago,
  Illinois
  Average Occupancy.....      72.6%     72.7%      0.1%        67.5%       59.5%     (11.9)%
  ADR...................  $  74.83  $  80.70       7.8%  $    79.97  $    86.56        8.2%
  REVPAR................  $  54.33  $  58.65       8.0%  $    53.99  $    51.54       (4.5)%
 Wyndham Garden-Las
  Colinas--Irving
  (Dallas), Texas
  Average Occupancy.....      78.1%     76.3%     (2.3)%       79.2%       77.6%      (2.0)%
  ADR...................  $  83.25  $  93.67      12.5%  $    91.82  $   101.87       10.9%
  REVPAR................  $  65.02  $  71.48       9.9%  $    72.75  $    79.02        8.6%
TOTAL WYNDHAM PORTFOLIO:
  Weighted average occu-
   pancy................      73.5%     73.9%      0.5%        75.8%       74.8%      (1.3)%
  ADR...................    $76.52    $82.55       7.9%  $    83.56  $    91.12        9.0%
  Weighted REVPAR.......    $56.23    $60.96       8.4%  $    63.34  $    68.12        7.5%
OTHER PROPOSED
 ACQUISITIONS:
 WindWatch Hotel--
  Hauppauge (Long
  Island), New York
  Average Occupancy.....      73.5%     76.8%      4.5%        68.9%       65.4%      (5.1)%
  ADR...................  $  93.45  $  99.15       6.1%  $    90.68  $    93.65        3.3%
  REVPAR................  $  68.68  $  76.17      10.9%  $    62.46  $    61.20       (2.0)%
 Bonaventure Resort &
  Spa--Ft. Lauderdale,
  Florida
  Average Occupancy.....      62.6%     59.5%     (4.9)%       73.3%       78.0%       6.4%
  ADR...................  $  86.77  $  89.86       3.6%  $   128.88  $   120.19       (6.7)%
  REVPAR................  $  54.35  $  53.44      (1.7)% $    93.98  $    93.73       (0.3)%
TOTAL OTHER PROPOSED
 ACQUISITIONS:
  Weighted average
   occupancy............      67.2%     66.8%     (0.6)%       71.5%       72.9%       2.0%
  ADR...................    $89.85  $  94.37       5.0%     $113.58  $   110.60       (2.6)%
  Weighted REVPAR.......    $60.40  $  63.03       4.4%  $    81.19  $    80.61       (0.7)%
TOTAL PROPOSED
 ACQUISITIONS:
  Weighted average
   occupancy............      70.8%     70.8%      -- %        74.0%       74.0%        -- %
  ADR...................    $81.93  $  87.31       6.6%  $    95.76  $    99.17        3.6 %
  Weighted REVPAR.......    $58.01  $  61.84       6.6%  $    70.85  $    73.36        3.5 %

THE PARTICIPATING LEASES

  The Company leases each of the Hotels, except the Crowne Plaza Ravinia Hotel which is owned through a special purpose corporation, to a Lessee pursuant to a separate Participating Lease. The terms of the Participating Leases with each of CHC Lease Partners, NorthCoast, Metro Lease Partners and the Doubletree Lessee are discussed below. The proposed terms of the Participating Leases with the Wyndham Lessee are also described below. Capitalized terms used in this section not otherwise defined have the meaning as defined in the respective Participating Leases or the Lease Master Agreement.

 CHC LEASE PARTNERS

  The Operating Partnership leases the Initial Hotels, the Tremont House Hotel, the Holiday Inn Lenox and the Del Mar Hilton to CHC Lease Partners for staggered terms of between ten and twelve years pursuant to separate Participating Leases that provide for lease payments equal to the greater of Base Rent or Participating Rent, plus certain Additional Charges as applicable. In addition, the Company and CHC Lease Partners have entered into a Lease Master Agreement (the "Lease Master Agreement"), which sets forth CHC Lease Partners required capitalization and certain other matters. Each Participating Lease with CHC Lease Partners' contains the provisions described below. The following summary is qualified in its entirety by the Participating Leases and the Lease Master Agreement, filed as exhibits to the Registration Statement of which this Prospectus is a part.

  Participating Lease Terms. The Participating Leases have an average term of approximately eleven years, with expiration dates staggered between the years 2005 and 2008, subject to earlier termination upon the occurrence of certain contingencies described in the Participating Leases (including, particularly, the provisions described herein under "Damage to Hotels," "Condemnation of Hotels," "Termination of Participating Leases for Failure to Meet Performance Goals" and "Termination of Participating Leases upon Disposition of Hotels").

  Base Rent; Participating Rent; Additional Charges. Each Participating Lease requires CHC Lease Partners to pay (i) the greater of Base Rent in a fixed amount or Participating Rent based on certain percentages of room revenue, food and beverage revenue and telephone and other revenue at each Hotel leased by it and (ii) certain Additional Charges, including interest accrued on any late payments. Base Rent and Participating Rent departmental thresholds increase annually by a percentage equal to the percentage increase in CPI (as defined in the Glossary) (generally CPI percentage increase plus 0.75% in the case of the Participating Rent departmental thresholds) compared to the prior year. With respect to the recently acquired Hotels leased by CHC Lease Partners, initial Base Rents have been set at higher levels and the CPI adjustment is limited to cover only certain costs (real estate taxes, etc.) incurred by the Company. Base Rent is required to be paid monthly in arrears by the first day of each calendar month, and Participating Rent is payable monthly in arrears by the tenth day of each calendar month and is calculated based on the year-to-date departmental receipts as of the end of the preceding month, and a prorated amount of each of the applicable departmental thresholds determined based on the month, or portion thereof, of the fiscal year for which the calculation is being made, and crediting against such amount the total Participating Rent previously paid for such fiscal year and the cumulative Base Rent paid for such fiscal year as of the end of the preceding month. A final adjustment of the Participating Rent for each fiscal year is made, based on audited statements of revenue for each Hotel.

  Other than real estate and personal property taxes, casualty insurance including loss of income insurance, capital impositions and capital replacements and refurbishments (determined in accordance with generally accepted accounting principles) and ground rent (with respect to the Holiday Inn Lenox), which are obligations of the Company, the Participating Leases require CHC Lease Partners to make lease payments and pay insurance, all costs and expenses and all utility and other charges incurred in the operation of the Hotels leased by it. The Participating Leases also provide for rent reductions and abatements in the event of damage or destruction or a partial taking of any Hotel as described under "Damage to Hotels" and "Condemnation of Hotels. "

  CHC Lease Partners Capitalization. CHC Lease Partners is required to maintain the Minimum Net Worth, as defined, which must be equal to the greater of (i) $10 million or (ii) 17.5% of the initial projected annual lease payments for all hotels leased by the Company to CHC Lease Partners. As part of the Minimum Net Worth, CHC Lease Partners is required to maintain adequate working capital for the term of the Participating Leases. The balance of the Minimum Net Worth may consist of OP Units, cash, marketable securities or shares of Common Stock. Inventory with a value of $1.0 million ($1.4 million for the first two years of the term of the Participating Leases), which CHC Lease Partners is not required to return to the Company upon the termination of the Participating Leases, is included in the calculation of CHC Lease Partners' Minimum Net Worth. The Minimum Net Worth is available to make payments under the Participating Leases and to fund operational shortfalls if operating cash flow is inadequate. In addition to maintaining the Minimum Net Worth, CHC Lease Partners is not permitted to make payments or distributions of any kind (other than Base Rent, Participating Rent and Additional Charges payable to the Company, hotel operating expenses, management fees and other payments equal to no more than 3.0% of the gross revenue of the hotels leased by CHC Lease Partners, CHC Lease Partners overhead expenses not to exceed in any calendar year the interest, dividend and OP Unit distribution income and capital gains ("Investment Income") of CHC Lease Partners plus $200,000, and distributions to the owners of CHC Lease Partners of the portion of Investment Income not used to pay CHC Lease Partners overhead expenses) unless its Minimum Net Worth exceeds the greater of (i) $11 million or (ii) 17.5% of the trailing twelve months' actual lease payments for hotels leased to CHC Lease Partners during all of such period plus the current projected annual lease payments of the hotels leased to CHC Lease Partners during such period. Failure by CHC Lease Partners to maintain capitalization in an amount equal to or greater than the Minimum Net Worth will result in a cross-default of all leases to which CHC Lease Partners is a party. In the event that the lease for one or more of the Hotels is terminated (other than as a result of a default by CHC Lease Partners), the $10 million portion of the Minimum Net Worth requirement will be reduced on a pro rata basis, provided that if CHC Lease Partners has leased additional hotels, such pro rata reduction shall be decreased by the pro rata amount of CHC Lease Partners' Minimum Net Worth requirement attributable to such additional hotels. The portion of CHC Lease Partners' capital relied upon to satisfy its Minimum Net Worth requirement may be invested only in the following: (i) hotel working capital; (ii) investment grade marketable securities; (iii) shares of Common Stock or OP Units; and
(iv) coinvestments with the Company in specific hotels, if any.

  Management Fees. CHC Lease Partners has entered into Management Agreements with certain subsidiaries of CHC and GAH to manage 19 of the Initial Hotels, the Tremont House Hotel, the Holiday Inn Lenox and the Del Mar Hilton. These agreements provide for management fees based upon a percentage of total revenues at each of the Hotels managed by them. The Management Agreements for these hotels provide for management fees of 2.50% of total revenues in 1996, 2.75% in 1997, and 3.0% each year thereafter for the remainder of the term of the Participating Lease. All management fees paid by CHC Lease Partners are subject to certain limitations related to results of operations of the Hotels leased by it. The Participating Leases provide that all payments to the Operators from CHC Lease Partners are subordinate to CHC Lease Partners' obligations to the Company. CHC Lease Partners has entered into a management agreement with Metro Hotels for the management of the Holiday Inn Select North Dallas on substantially the same terms and conditions as the Management Agreements; however, the management fee payable to Metro Hotels equals 3.0% of the total revenue at such hotel. Except as described below, in the event of the termination of any of the Participating Leases with CHC Lease Partners, the related Management Agreement will also terminate.

  Maintenance and Improvements. The Participating Leases obligate the Company to establish annually a reserve for capital improvements at the Hotels leased to CHC Lease Partners. The Company and CHC Lease Partners agree on the use of funds in these reserves, and the Company has the right to approve CHC Lease Partners' annual and long-term capital expenditure budgets. The aggregate minimum amount of such reserves averages 4.0% of total revenue for these Hotels, with the amount of such reserve with respect to each such Hotel based upon projected capital requirements of such Hotel. The Company, at its election, may choose to expend more than 4.0% on any Hotel. Any unexpended amounts remain the property of the Company upon termination of the applicable Participating Lease. Otherwise, CHC Lease Partners is required, at its expense, to maintain the

Hotels leased by it in good order and repair, except for ordinary wear and tear, and to make repairs (other than capital repairs) which may be necessary and appropriate to keep such Hotels in good order and repair.

  CHC Lease Partners is not obligated to bear the cost of any capital improvements or capital repairs to the Hotels leased by it. With the consent of the Company however, CHC Lease Partners, at its expense, may make non-capital and capital additions, modifications or improvements to the Hotels, provided that such action does not significantly alter their character or purposes and maintains or enhances the value of the Hotels. All such alterations, replacements and improvements are subject to all the terms and provisions of the Participating Leases and will become the property of the Company upon termination of the Participating Leases. The Company owns substantially all personal property (other than inventory, linens and other nondepreciable personal property) not affixed to, or deemed a part of, the real estate or improvements on the Hotels, except to the extent that ownership of such personal property would cause any portion of the rents under the Participating Leases not to qualify as "rents from real property" for REIT income test purposes. See "Federal Income Tax Considerations--Requirements for Qualification--Income Tests."

  Insurance and Property Taxes. The Company is responsible for paying for (i) real estate and personal property taxes (except to the extent that personal property associated with the Hotels is owned by CHC Lease Partners), (ii) casualty insurance and (iii) business interruption insurance on the Hotels leased to CHC Lease Partners. CHC Lease Partners is required to pay or reimburse the Company for all liability insurance on the Hotels leased by it, with extended coverage, including comprehensive general public liability, workers' compensation and other insurance appropriate and customary for properties similar to the Hotels and with the Company as an additional named insured.

  Events of Default. Events of Default under the Participating Leases and the Lease Master Agreement include, among others, the following:

    (i) the failure by CHC Lease Partners to pay Base or Participating Rent when due;

    (ii) the failure of CHC Lease Partners to pay for required insurance;

    (iii) the failure of CHC Lease Partners to maintain the Minimum Net
  Worth;

    (iv) if CHC Lease Partners shall generally not be paying its debts as they become due or file a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, make an assignment for the benefit of its creditors, consent to the appointment of a custodian, receiver, trustee or other similar officer with respect to it or any substantial part of its assets, be adjudicated insolvent or take corporate action for the purpose of any of the foregoing; or if a court or governmental authority of competent jurisdiction shall enter an order appointing, without consent by CHC Lease Partners, a custodian, receiver, trustee or other similar officer with respect to CHC Lease Partners or any substantial part of its assets, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of CHC Lease Partners, or if any petition for any such relief shall be filed against CHC Lease Partners and such petition shall not be dismissed within 120 days;

    (v) if CHC Lease Partners is liquidated or dissolved or commences proceedings to effect the same, or ceases to do business or sells all or substantially all of its assets;

    (vi) the failure by CHC Lease Partners to observe or perform any other term of a Participating Lease and the continuation of such failure for a period of 30 days after receipt by CHC Lease Partners of notice from the Company thereof, unless CHC Lease Partners is diligently proceeding to cure, in which case the cure period will be extended to 180 days; if such failure cannot be cured within the 180 day period and CHC Lease Partners continues to act, with diligence, to correct such failure within said 180 days, CHC Lease Partners will be afforded up to an additional 90 days to cure such failure;

    (vii) if CHC Lease Partners voluntarily discontinues operations of a Hotel for more than 30 days, except as a result of damage, destruction, condemnation or force majeure; or

    (viii) if an event of default beyond applicable cure periods occurs under the Franchise License with respect to any Hotel as a result of any action or failure to act by CHC Lease Partners or its agents (including the Operators).

  In addition, a default of the type described in paragraphs (i) through (v) above will result in a cross-default of all other Participating Leases to which CHC Lease Partners is a party.

  Indemnification. Under each of the Participating Leases, CHC Lease Partners indemnifies, and holds harmless, the Company from and against all liabilities, costs and expenses (including reasonable attorneys' fees and expenses) incurred by, imposed upon or asserted against the Company on account of, among other things, (i) any accident or injury to persons or property on or about the Hotels leased by it, (ii) any misuse by CHC Lease Partners or any of its agents of the leased property, (iii) any environmental liability caused or resulting from any action or negligence of CHC Lease Partners (see "The Hotels--Environmental Matters"); (iv) taxes and assessments in respect of the Hotels leased by CHC Lease Partners (other than real estate and personal property taxes and income taxes of the Company on income attributable to such Hotels and capital impositions); (v) the sale or consumption of alcoholic beverages on or in the real property or improvements thereon; or (vi) any breach of the Participating Leases by CHC Lease Partners; provided, however, that such indemnification will not be construed to require CHC Lease Partners to indemnify the Company against the Company's own grossly negligent acts or omissions or willful misconduct.

  Assignment and Subleasing. CHC Lease Partners is not permitted to sublet all or any part of the Hotels leased by it or assign its interest under any of the Participating Leases, other than to an affiliate, without the prior written consent of the Company. The Company has generally agreed to consent to any sublease of a retail portion of the Hotels leased by CHC Lease Partners (provided such sublease will not cause any Rents to fail to qualify as "rents from real property" for REIT purposes). No assignment or subletting will release CHC Lease Partners from any of its obligations under the Participating Leases.

  Participating Lease Modifications. In the event that (i) a Franchise License is terminated under circumstances that do not constitute an Event of Default (as described above) or (ii) the Company approves the conversion of a sublessee of a Hotel into an operating department thereof or vice versa, the applicable Participating Lease provisions will be modified accordingly.

  Damage to Hotels. In the event of damage to or destruction of any Hotel covered by insurance which then renders the lease property unsuitable for its intended use and occupancy as a hotel, the Participating Lease shall terminate, and the Company shall generally be entitled to retain the proceeds of insurance. In the event that damage to or destruction of a Hotel which is covered by insurance does not render the leased property unsuitable for its intended use and occupancy as a hotel, the Company or, at the Company's option, CHC Lease Partners generally will be obligated to repair or restore the hotel to substantially the same condition as existed immediately prior to such damage. In the event of damage to or destruction of any Hotel that is not covered by insurance, the Company may either repair, rebuild or restore the hotel (at the Company's expense) to substantially the same condition as existed immediately prior to such damage or terminate the Participating Lease on the terms and conditions set forth in such Participating Lease.

  Condemnation of Hotels. In the event of a total condemnation of a Hotel, the relevant Participating Lease will terminate with respect to such hotel as of the date of taking, and the Company and CHC Lease Partners will be entitled to their shares of any condemnation award in accordance with the provisions of the Participating Lease. In the event of a partial taking which does not render the property unsuitable for its intended use as a hotel, then the Company or, at the Company's election, CHC Lease Partners shall restore the untaken portion of the property, and the Company shall contribute to the cost of such restoration that part of the condemnation award specified for restoration.

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

  Termination of Participating Leases for Failure to Meet Performance
Goals. The Company will have the right to terminate the Participating Lease for a Hotel if the Hotel fails to generate 90% of its annual budgeted room revenue for any two lease years during the term of the applicable Participating Lease, unless such failure is caused by an act of God or other force majeure events, including material, extraordinary economic events not reasonably foreseeable at the time the annual budget was prepared. In the event that a Hotel fails to meet this performance goal in any given year, CHC Lease Partners may cure such failure by paying to the Company the Participating Rent payment that would have been payable had the hotel generated 90% of its budgeted room revenue for the applicable period. This cure payment will not affect CHC Lease Partners' obligations with respect to Participating Rent for revenue categories other than rooms.

  In the event that annual Participating Rent (as calculated using the applicable Participating Rent formulas) at the Initial Hotels initially is less than $33.8 million (the "Minimum Participating Rent Standard"), the Company shall have the option to terminate all of the Participating Leases. The Minimum Participating Rent Standard will increase by approximately 123% of the initial Base Rent for subsequently acquired hotels that are leased to CHC Lease Partners, plus an amount equal to 0.75% annually. The Minimum Participating Rent Standard will be reduced on a pro rata basis in the event that any Participating Leases are terminated. The Minimum Participating Rent Standard is intended to ensure that the Company can retake possession of the Initial Hotels (and any subsequently acquired hotels leased to CHC Lease Partners) in the event that Participating Rent payments substantially decline.

  Collateralized Capitalization. Until October 1998, $4 million of CHC Lease Partners' capitalization is pledged to the Company and shall be forfeited by CHC Lease Partners in the event that during this period, the Participating Leases are terminated following an event of default or termination for failure to maintain the Minimum Net Worth or to meet performance goals under one or more of CHC Lease Partners' leases. A termination of or default under fewer than all of the Participating Leases will result in a forfeiture of a pro rata portion of such amount. Such forfeiture will not alter CHC Lease Partners' obligations in the event of a default, and CHC Lease Partners' total remaining capitalization will remain available to satisfy such obligations.

  Termination of Participating Leases upon Disposition of Hotels. In the event the Company enters into an agreement to sell or otherwise transfer a Hotel leased to CHC Lease Partners, the Company, at its option, must either (i) pay CHC Lease Partners the fair market value of CHC Lease Partners' leasehold interest in the remaining term of the relevant Participating Lease or (ii) offer to lease to CHC Lease Partners a substitute hotel or hotels on terms that would create a leasehold interest in such hotel with a fair market value equal to or exceeding the fair market value of CHC Lease Partners' remaining leasehold interest under the relevant Participating Lease.

  Termination of Participating Leases upon Change in Tax Laws. In the event that changes in federal income tax laws allow the Company or a subsidiary or affiliate to operate hotels directly, the Company has the right to terminate all, but not less than all, Participating Leases with CHC Lease Partners, in which event the Company will enter into management contracts with affiliates of CHC Lease Partners for the terminated hotels at a rate equal to 3% of gross revenue and upon market terms and conditions to be mutually agreed upon. In addition, the Company will pay CHC Lease Partners the fair market value of the remaining term of the Participating Leases, less the fair market value of the new management agreements to be entered into (assuming terms for such management agreements equal to the remaining terms of the applicable Participating Leases).


  Franchise Licenses. CHC Lease Partners is the licensee under each of the Franchise Licenses on the Hotels leased to it. The franchisors have agreed that upon the occurrence of certain events of default by CHC Lease Partners under a Franchise License, the franchisors will transfer the Franchise License for the Hotel to the Company (or its designee) or make other arrangements to continue the Hotel as part of the franchisor's system. See "Franchise Agreements."


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

  Other Lease Covenants. CHC Lease Partners has agreed that during the term of the Participating Leases it will not engage in any unrelated business activities. The owners of CHC Lease Partners and their parent entities have agreed that, for the term of the Participating Leases, any sale of their interests in CHC Lease Partners or of their hotel management businesses in general will subject their interest in CHC Lease Partners to a limited fair market value acquisition right (as defined in the applicable agreement) in favor of a designee of the Company. In the event that the Company exercises this right, the non-selling partner of CHC Lease Partners will have the right to put its interest in CHC Lease Partners to the Company's designee at a price equal to the fair market value of such interest (as defined in the applicable agreement). The Participating Leases require CHC Lease Partners to make available to the Company unaudited quarterly and audited annual operating information for each hotel leased by CHC Lease Partners.

  Inventory. All inventory required in the operation of the Hotels was transferred to CHC Lease Partners upon acquisition of the Hotel. Upon termination of a related Participating Lease, CHC Lease Partners shall surrender the related Hotel together with all such inventory to the Company, excluding an inventory use allowance averaging approximately $50,000 ($70,000 if the Participating Lease is terminated during the first two years of its term) at each of the Initial Hotels.

  Right of First Offer. CHC Lease Partners has a right of first offer to lease additional hotels acquired by the Company until October 1997. The right of first offer does not apply in the event that in the reasonable business judgment of the Company's Board (a) a different lessee is necessary for the Company to have the opportunity to acquire the hotel, or (b) CHC Lease Partners is unqualified or inappropriate to be the lessee of the hotel. Under the right of first offer, the Company gives CHC Lease Partners written notice of the economic terms on which it is willing to lease the hotel. CHC Lease Partners has 30 days following such notice to agree to lease the hotel on such terms, and, if it fails to do so, the Company may lease the hotel to another lessee on terms and conditions that are not economically less favorable to the Company than those offered to CHC Lease Partners. CHC Lease Partners also shall have the right to lease acquired hotels (on mutually satisfactory terms) where CHC Lease Partners brings the acquisition opportunity to the Company.


NORTHCOAST

  The Operating Partnership leases each of the six Hotels in the WestCoast Portfolio and the Hyatt Regency, Lexington to NorthCoast for staggered terms of between ten and twelve years pursuant to separate participating leases (the "NorthCoast Participating Leases"). The Operating Partnership and NorthCoast have also entered into a separate master agreement for the lease of the Hotels (the "NorthCoast Master Agreement"). The principal provisions of each NorthCoast Participating Lease are substantially the same as those of the Participating Leases with CHC Lease Partners summarized above, with specific differences, some of which are described below.

  Base Rent, Participating Rent. In each NorthCoast Participating Lease, the Base Rent is a fixed amount each year with no formula for adjustments. For the lease years 1997 and 1998, the prorated monthly installment of Base Rent payable each month is adjusted up or down by an agreed amount to reflect seasonal changes. NorthCoast has the option of deferring payment of the first month of Base Rent, and to pay instead in equal installments through the end of 1996. NorthCoast is required to pay interest at a rate of 9.75% on any such deferred Base Rent. Participating Rent is calculated and payable based on formulas similar in construction to those described in the Participating Leases with CHC Lease Partners, with annual adjustments of departmental thresholds determined by a formula based on CPI and an additional percentage increase agreed to for each lease year. In the NorthCoast Participating Leases, NorthCoast is also required to pay certain Additional Charges.

  NorthCoast Capitalization. NorthCoast is required to maintain a minimum net worth which must be equal to the greater of (i) $2,929,000 or (ii) 20% of the projected annual lease payments for the hotels in the WestCoast Portfolio. The minimum net worth must be composed of certain components in specified minimum amounts, including at least 15% in cash or certain cash equivalents. No more than 25% of the minimum net worth can be composed of the LeParc Interest which is defined to be a contribution to NorthCoast by Thomas H. Childers of either a promissory note secured by an interest in LeParc Investment Group, LLC (the "LeParc Entity") or a direct interest in the LeParc Entity. NorthCoast is required to maintain ownership of shares of Common Stock or OP Units with a value of $825,000. North Coast's holdings of shares of Common Stock or OP Units must be increased upon acquisition of the hotel owned by the LeParc Entity by the Operating Partnership or if NorthCoast otherwise liquidates its interest in the Leparc Entity, by the amount of the proceeds of such sale or liquidation, but not more than an additional $825,000.

  Management Fees and Marketing Agreements. NorthCoast has entered into a Management Agreement for each of the hotels in the WestCoast Portfolio, except the Hyatt Newporter Hotel, with WestCoast Hotels. The Hyatt Newporter Hotel and the Hyatt Regency, Lexington are managed by Hyatt under separate Management Agreements. All management fees payable to WestCoast Hotels from NorthCoast greater than 1% of hotel revenues are subordinate on a month-to-month basis to NorthCoast's obligations to the Company. Management fees to Hyatt are not expressly subordinate to NorthCoast's obligations to the Company. However, any failure by NorthCoast to make lease payments remains an event of default under the applicable Participating Lease. The management fees for the WestCoast Long Beach Hotel and Marina are based on the following formula: for 1996, the monthly fee is 1% of the prior month's gross room revenue as defined; for 1997 and thereafter, the monthly fee is 2% of the prior month's gross room revenue. For each of the other hotels in the WestCoast Portfolio managed by WestCoast Hotels the annualized management fees are: for 1996, $26,520; for 1997, $57,600; and for 1998 and thereafter,
$57,600, all increased by a CPI factor. Additionally, NorthCoast has entered into a joint marketing agreement for each of the WestCoast branded Hotels with WestCoast Hotel Marketing, Inc., which will receive 2.5% of gross room revenue as well as certain reservation fees in connection with the use of the WestCoast brand. For the Hyatt Newporter Hotel, Hyatt receives a management fee equal to: (a) 3.5% of annual gross revenue (as defined); plus (b) an additional 0.5% of gross revenue payable only if there is available cash flow (as defined) greater than the basic 3.5% fee; plus (c) an incentive fee of 10% of profits (as defined) over $2 million. For the Hyatt Regency Lexington, Hyatt receives a management fee equal to the greater of (a) 5% of annual gross revenue (as defined) (not including revenues from meeting rooms and banquets) plus 3.5% of gross revenue related to meeting rooms and banquets or (b) 20% of profits (as defined).

  Each of the Management Agreements with WestCoast Hotels can be terminated upon the occurrence of several contingencies, including sale of the Hotel. The Management Agreements with Hyatt for the Hyatt Newporter Hotel and the Hyatt Regency, Lexington both predate the Company's purchase of the Hotel and give Hyatt the right to consent to the sale of the Hotel, which sale would be subject to the existing Management Agreement.

  NorthCoast does not have a right of first offer to lease additional hotels from the Company.

OTHER LESSEES

  Metro Lease Partners. PA Hunt Valley Investor, L.P. leases the Embassy Suites, Hunt Valley to Metro Hotels Leasing Corporation for a term of 12 years pursuant to a Participating Lease with terms and conditions substantially similar to the Participating Leases with CHC Lease Partners. Metro Lease Partners is required to maintain a minimum net worth of $515,000, which represents approximately 25% of estimated Participating Rent for this Hotel in 1996. Metro Lease Partners does not have a right of first offer to lease additional hotels acquired by the Company.

  Metro Lease Partners has entered into a Management Agreement with Metro Hotels for the management of the Embassy Suites, Hunt Valley which provides for a base management fee equal to 2% of gross revenues. The Management Agreement also provides for payment of an incentive management fee to Metro Hotels based upon Net Cash Flow of the hotel, as defined. In the event of a termination of a Participating Lease for the Embassy Suites, Hunt Valley, the Management Agreement also will terminate. Under the Management Agreement, all payments to Metro Hotels by Metro Lease Partners are subordinated on a month to month basis to all lease payments owed to the Operating Partnership.

  Doubletree Lessee. The Operating Partnership leases the Doubletree Denver/Boulder to the Doubletree Lessee for a term of 10 years pursuant to a Participating Lease with terms and conditions substantially similar to the Participating Leases with CHC Lease Partners. The Doubletree Lessee is required to maintain a minimum net worth of $400,000 or 20% of current year's budgeted lease payments. The Doubletree Lessee does not have a right of first offer to lease additional hotels acquired by the Company.

  Base Rent, Participating Rent. Base Rent in the Participating Lease with the Doubletree Lessee will be an amount fixed as a function of the acquisition and renovation costs incurred by the Operating Partnership for the Hotel, subject to annual CPI adjustments. Participating Rent is calculated and payable based on formulas similar in construction to those described in the Participating Leases for CHC Lease Partners, with annual adjustments of departmental thresholds by a formula based on the CPI. Doubletree Lessee is also required to pay certain Additional Charges.

  Management. The Participating Lease for this Hotel requires that the Doubletree Lessee enter into a Management Agreement and allows for a maximum management fee of 3% of gross revenues as defined and requires the Management Agreement may be terminated if the Participating Lease for this Hotel terminates. The Participating Lease requires that all payments by the Doubletree Lessee to the manager of the Hotel above 2% of gross revenues be subordinated to all lease payments owed to the Operating Partnership for the first two years of the term until the total lease payments made achieve a defined minimum return. However, any failure of the Doubletree Lessee to make lease payments remains an event of default under the Participating Lease.



WYNDHAM LESSEE--PROPOSED PARTICIPATING LEASE

  Upon completion of the Wyndham Portfolio acquisition, the Operating Partnership intends to lease the five hotels in the Wyndham Portfolio to the Wyndham Lessee for an initial term of 10 years with two five-year renewal options, pursuant to separate Participating Leases (the "Wyndham Participating Leases"), and to enter into a separate master lease agreement with the Wyndham Lessee which will control all of the Wyndham Participating Leases (the "Wyndham Master Agreement"). The principal provisions of each Wyndham Participating Lease will be substantially similar to those of the Participating Leases with CHC Lease Partners summarized above, with specific differences, some of which are described below.

  Base Rent, Participating Rent. In each Wyndham Participating Lease, the Base Rent for each hotel will be an amount determined based on a percentage of acquisition and renovation costs incurred by the Operating Partnership for the hotel, subject to annual CPI adjustments. Participating Rent will be calculated and payable based on formulas similar in construction to those described in the Participating Leases for CHC Lease Partners, with annual adjustments of departmental thresholds by a formula based on CPI and an additional percentage increase. In the Wyndham Participating Leases, the Wyndham Lessee will also be required to pay certain Additional Charges.

  Wyndham Capitalization. The Wyndham Lessee will be required to maintain a minimum net worth equal to the greater of (i) $3,000,000 and (ii) 20% of the projected annual lease payments for the hotels in the Wyndham Portfolio (unless the total number of rooms in all hotels leased by the parties increases to above 1,585, in which case the required percentage will decrease to 17.5%). The minimum net worth will be composed of certain components in specified amounts which generally exclude intangible assets as defined by GAAP.

  Hotel Management. The Wyndham Participating Leases will give the Operating Partnership the right to approve the terms of any Management Agreement entered into by the Wyndham Lessee for any of the hotels in the Wyndham Portfolio and will provide that if one of the Wyndham Participating Leases is terminated, the Operating Partnership will also have the right to terminate the Management Agreement for that hotel. The Wyndham Participating Leases will require that management fees under any Management Agreement be subordinated only to payments of Base Rent to the Operating Partnership. However, any failure by the Wyndham Lessee to make any lease payments (Base Rent, Participating Rent or Additional Charges, as applicable) will be an event of default under the applicable Participating Lease.

CROWNE PLAZA RAVINIA

  The Crowne Plaza Ravinia, which is owned by an unconsolidated subsidiary of the Company, is not operated by a lessee. The hotel is being managed by Holiday Inns, Inc. for a period of 10 years (with two renewal terms of five years each) pursuant to a management agreement between PAH Ravinia and Holiday Inns, Inc. Under the terms of the management agreement, Holiday Inns, Inc. receives base management fees equal to 4% of gross room revenue. A portion of this fee is subordinated to the payment of a return on PAH Ravinia's invested capital of 10.5% per annum. The management agreement also provides for payment of an incentive fee to Holiday Inns, Inc., subject to PAH Ravinia's receipt of an aggregate 12.5% per annum return on invested capital.

FRANCHISE AND BRAND AFFILIATIONS

  Twenty-nine of the Hotels are operated under franchise or brand affiliations with nationally recognized hotel companies. The Company anticipates that most of the additional hotel properties in which it invests will be operated under franchise or brand affiliations. The Company believes the public's perception of quality associated with a franchisor or brand operator is an important feature in the operation of a hotel. Franchisors and brand operators provide a variety of benefits for hotels which include national advertising, publicity and other marketing programs designed to increase brand awareness, training of personnel, continuous review of quality standards and centralized reservation systems.

  The Franchise Licenses generally specify certain management, operational, recordkeeping, accounting, reporting and marketing standards and procedures with which the Lessees must comply. The Franchise Licenses obligate the Lessees to comply with the franchisors' standards and requirements with respect to training of operational personnel, safety, maintaining specified insurance, the types of services and products ancillary to guest room services that may be provided by the Lessees, display of signage, and the type, quality and age of F, F & E included in guest rooms, lobbies and other common areas.

  The Franchise Licenses provide for termination at the franchisor's option upon the occurrence of certain events, including the Lessees' failure to pay franchise royalties and fees or perform other covenants under the license agreement, bankruptcy, abandonment of the franchise, commission of a felony, assignment of the license without the consent of the franchisor, or failure to comply with applicable law in the operation of the relevant Hotel. Lessees are not entitled to terminate the Franchise License without receiving the prior written consent of the Company. The license agreements will not renew automatically upon expiration. The Lessees are responsible for making all payments under the franchise agreements to the franchisors. Under the franchise agreements, the Lessees pay franchise royalties and fees ranging from 3.5% to 8% of room revenue, except in the case of the Marriott Troy Hotel where the franchise royalties and fee equals 6% of room revenue and 3% of food and beverage revenue.

  The Lessees' rights relating to branded Hotels are generally contained in the Management Agreements related to those Hotels. The Lessees do not pay additional royalties or fees other than those specified in the Management Agreements for use of the brands. Generally, the Lessees' rights to use the brands terminate upon any termination of the applicable Management Agreements.

  DOUBLETREE(R) IS A TRADEMARK AND SERVICE MARK OF DOUBLETREE CORPORATION ("DOUBLETREE"). NEITHER DOUBLETREE NOR ANY OF ITS AFFILIATES OR SUBSIDIARIES HAS ENDORSED OR APPROVED THE OFFERING. A GRANT OF A DOUBLETREE LICENSE FOR CERTAIN OF THE HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY DOUBLETREE (OR ANY OF ITS AFFILIATES OR SUBSIDIARIES) OF THE COMPANY, THE OPERATING PARTNERSHIP, THE LESSEES OR THE COMMON STOCK OFFERED HEREBY.

  FOUR POINTS IS A TRADEMARK OWNED BY ITT SHERATON CORPORATION TO COVER RESTAURANT, COCKTAIL LOUNGE, BAR, HOTEL, MOTEL, RESORT AND MOTOR INN SERVICES

IN INTERNATIONAL CLASS 42. ITT SHERATON CORPORATION HAS NOT ENDORSED OR APPROVED THE OFFERING OR ANY OF THE FINANCIAL RESULTS OF THE HOTELS SET FORTH IN THIS PROSPECTUS. A GRANT OF A FOUR POINTS HOTEL FRANCHISE LICENSE FOR CERTAIN OF THE HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY ITT SHERATON CORPORATION (OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY, THE OPERATING PARTNERSHIP, THE LESSEES OR THE COMMON STOCK OFFERED HEREBY.

  HAMPTON INN(R) IS A REGISTERED TRADEMARK OF HAMPTON INNS, INC. NEITHER PROMUS COMPANIES, INC. ("PROMUS"), NOR THE HAMPTON INN HOTEL DIVISION OF EMBASSY SUITES, INC. HAS ENDORSED OR APPROVED THE OFFERING OR ANY OF THE FINANCIAL RESULTS OF THE HOTELS SET FORTH IN THIS PROSPECTUS. A GRANT OF A HAMPTON INN FRANCHISE LICENSE FOR ANY HOTEL IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY PROMUS (OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY, THE OPERATING PARTNERSHIP, THE LESSEES OR APPROVAL OF THE COMMON STOCK OFFERED HEREBY.

  HILTON(R), HILTON INN(R) AND THE STYLIZED H(R) ARE REGISTERED TRADEMARKS OF HILTON HOTELS CORPORATION ("HILTON HOTELS"). NEITHER HILTON INNS, INC. NOR HILTON HOTELS NOR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS OR EMPLOYEES (COLLECTIVELY, THE "HILTON ENTITIES") SHALL IN ANY WAY BE DEEMED AN ISSUER OR UNDERWRITER OF THE SHARES OF COMMON STOCK OFFERED HEREBY NOR HAS ANY OF THE HILTON ENTITIES ENDORSED OR APPROVED THE OFFERING. THE HILTON ENTITIES HAVE NOT ASSUMED AND SHALL NOT HAVE ANY LIABILITY OR RESPONSIBILITY FOR ANY FINANCIAL STATEMENTS OR OTHER FINANCIAL INFORMATION CONTAINED HEREIN OR ANY PROSPECTUS OR ANY WRITTEN OR ORAL COMMUNICATIONS REGARDING THE SUBJECT MATTER HEREOF. A GRANT OF A HILTON FRANCHISE LICENSE FOR CERTAIN OF THE HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY ANY OF THE HILTON ENTITIES (OR ANY OF THEIR AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY, THE OPERATING PARTNERSHIP, THE LESSEES OR THE COMMON STOCK OFFERED HEREBY.

  HOLIDAY INN(R), HOLIDAY INN SELECT(R) AND CROWNE PLAZA(R) ARE REGISTERED TRADEMARKS OF HOLIDAY INNS FRANCHISING, INC. ("HOLIDAY INNS"). HOLIDAY INNS HAS NOT ENDORSED OR APPROVED THE OFFERING OR ANY OF THE FINANCIAL RESULTS OF THE HOTELS SET FORTH IN THIS PROSPECTUS NOR DOES HOLIDAY INNS HAVE ANY INTEREST IN THE COMPANY, THE LESSEES OR THE COMMON STOCK OFFERED HEREBY, EXCEPT AS A FRANCHISOR. A GRANT OF A HOLIDAY INN, HOLIDAY INN SELECT OR CROWNE PLAZA FRANCHISE LICENSE FOR CERTAIN OF THE HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY HOLIDAY INNS (OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY, THE OPERATING PARTNERSHIP, THE LESSEES OR THE COMMON STOCK OFFERED HEREBY.

  HYATT(R) IS A REGISTERED SERVICE MARK OF HYATT CORPORATION ("HYATT"). NEITHER HYATT NOR ANY OF ITS OFFICERS, DIRECTORS, AGENTS OR EMPLOYEES SHALL IN ANY WAY BE DEEMED TO BE AN ISSUER OR UNDERWRITER OF THE OFFERING DESCRIBED IN THIS PROSPECTUS. HYATT AND ITS OFFICERS, DIRECTORS, AGENTS AND EMPLOYEES HAS NOT ASSUMED AND SHALL NOT HAVE ANY LIABILITY ARISING OUT OF OR RELATED TO THE SALE OR OFFER OF SAID SECURITIES, INCLUDING, WITHOUT LIMITATION, ANY LIABILITY OR RESPONSIBILITY FOR ANY FINANCIAL STATEMENTS, PROJECTIONS OR OTHER FINANCIAL INFORMATION CONTAINED IN THIS PROSPECTUS.

  MARRIOTT(R) IS A REGISTERED TRADEMARK OF MARRIOTT INTERNATIONAL, INC., WHICH HAS NOT ENDORSED OR APPROVED THE OFFERING OR ANY OF THE FINANCIAL RESULTS OF THE HOTELS SET FORTH IN THIS PROSPECTUS. A GRANT OF A MARRIOTT FRANCHISE LICENSE FOR CERTAIN OF THE HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY MARRIOTT INTERNATIONAL, INC. (OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY, THE OPERATING PARTNERSHIP, THE LESSEES OR THE COMMON STOCK OFFERED HEREBY.

  RADISSON(R) IS A REGISTERED TRADEMARK OF RADISSON HOTELS INTERNATIONAL, INC., WHICH HAS NOT ENDORSED OR APPROVED THE OFFERING OR ANY OF THE FINANCIAL RESULTS OF THE HOTELS SET FORTH IN THIS PROSPECTUS. A GRANT OF A RADISSON FRANCHISE LICENSE FOR CERTAIN OF THE HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY RADISSON HOTELS INTERNATIONAL, INC. (OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY, THE OPERATING PARTNERSHIP, THE LESSEES OR THE COMMON STOCK OFFERED HEREBY.

  RADISSON SUITES(R) IS A REGISTERED TRADEMARK OF RADISSON HOTELS INTERNATIONAL, INC., WHICH HAS NOT ENDORSED OR APPROVED THE OFFERING OR ANY OF THE FINANCIAL RESULTS OF THE HOTELS SET FORTH IN THIS PROSPECTUS. A GRANT OF A RADISSON SUITES FRANCHISE LICENSE FOR CERTAIN OF THE INITIAL HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY RADISSON HOTELS INTERNATIONAL, INC. (OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY, THE OPERATING PARTNERSHIP, THE LESSEES OR THE COMMON STOCK OFFERED HEREBY.

  WESTCOAST(R) IS A TRADEMARK AND SERVICE MARK OF WESTCOAST HOTELS, INC. ("WESTCOAST"). NEITHER WESTCOAST NOR ANY OF ITS AFFILIATES OR SUBSIDIARIES HAS ENDORSED OR APPROVED THE OFFERING. A GRANT OF A WESTCOAST LICENSE FOR CERTAIN OF THE HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY WESTCOAST (OR ANY OF ITS AFFILIATES OR SUBSIDIARIES) OF THE COMPANY, THE OPERATING PARTNERSHIP, THE LESSEES OR THE COMMON STOCK OFFERED HEREBY.

  WYNDHAM(TM), WYNDHAM GARDEN(R) AND THE WYNDHAM W(TM) LOGO ARE TRADEMARKS OF WYNDHAM. NEITHER WYNDHAM NOR ANY OF ITS OFFICERS, DIRECTORS, AGENTS AND EMPLOYEES SHALL IN ANY WAY BE DEEMED AN ISSUER OR UNDERWRITER OF THE SHARES OF COMMON STOCK OFFERED HEREBY. WYNDHAM AND ITS OFFICERS, DIRECTORS, AGENTS OR EMPLOYEES HAVE NOT ENDORSED OR APPROVED OF THE OFFERING AND HAVE NOT ASSUMED AND SHALL NOT HAVE ANY LIABILITY OR RESPONSIBILITY ARISING OUT OF OR RELATED TO THE OFFER OR SALE OF THE COMMON STOCK OFFERED HEREBY, INCLUDING, WITHOUT LIMITATION, ANY LIABILITY OR RESPONSIBILITY FOR ANY FINANCIAL STATEMENTS, PROJECTIONS OR OTHER FINANCIAL INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY WRITTEN OR ORAL COMMUNICATIONS REGARDING THE SUBJECT MATTER HEREOF.

EMPLOYEES

  The Company is self-administered and employs fourteen persons, including Messrs. Nussbaum, Lattin, Stewart, Ng, Huntzicker and Murphy, and retains appropriate support personnel to manage its operations in lieu of retaining an advisor. All persons employed in the operation of the Hotels are employees of the Operators or their affiliates.

ENVIRONMENTAL MATTERS

  Under various federal, state and local laws and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances. Furthermore, a person that arranges for the transportation, disposal or treatment of a hazardous or toxic substance at a property owned by another may be liable for the costs of removal or remediation of such substance released into the environment at that property. The costs of remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. In connection with the ownership and operation of the Hotels, the Company, the Operating Partnership or the Lessees, as the case may be, may be potentially liable for such costs.

  Phase I ESAs have been performed on all of the Hotels by a qualified independent environmental engineer. The purpose of the Phase I ESAs is to identify potential sources of contamination for which the Hotels may be responsible and to assess the status of environmental regulatory compliance. The Phase I ESAs include historical reviews of the Hotels, reviews of certain public records, preliminary investigations of the sites and surrounding properties, screening for the presence of ACMs, polychlorinated biphenyls ("PCBs") and underground storage tanks, and the preparation and issuance of a written report. The Phase I ESAs do not include invasive procedures, such as soil sampling or ground water analysis.

  The ESAs have not revealed any environmental liability or compliance concern that the Company believes would have a material adverse effect on the Company's business, assets, results of operations or liquidity, nor is the Company aware of any such liability or concern. Nevertheless, it is possible that the Phase I ESAs did not reveal all environmental liabilities or compliance concerns or that material environmental liabilities or compliance concerns exist of which the Company is currently unaware. Moreover, no assurances can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Hotels will not be affected by the condition of the properties in the vicinity of the Hotels (such as the presence of leaking underground storage tanks) or by third parties unrelated to the Operating Partnership or the Company.

  In reliance upon the Phase I ESAs, the Company believes the Hotels are in compliance in all material respects with all federal, state and local ordinances and regulations regarding hazardous or toxic substances and other environmental matters. The Company has not been notified by any governmental authority, and has no other knowledge of, any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental substances in connection with any of its Hotels, except as noted below.

  Marriott WindWatch Hotel. The Marriott WindWatch Hotel, a Proposed Acquisition, is in close proximity to a former municipal landfill, which has been designated as an NPL site by the EPA. The Hotel property is downgradient of the NPL site. An environmental consultant retained by the Company has informed the Company that the current data relating to the NPL site does not suggest any groundwater contamination from the former landfill has migrated onto the Hotel property. The environmental consultant has also informed the Company that it is unlikely that any groundwater contamination from the former landfill will in the future migrate onto the hotel property resulting in contaminant levels above applicable action levels. Remediation activities by the municipality, under the supervision of the EPA and the New York State DEC are ongoing but have not yet been completed. The DEC has indicated that it does not intend to pursue as potentially responsible parties nearby landowners whose property becomes contaminated as a result of off-site migration from the former landfill.

COMPETITION

  The hotel industry is highly competitive. Each of the Hotels is located in a developed area that includes other hotel properties. The number of competitive hotel properties in a particular area could have a material adverse effect on occupancy and ADR of the Hotels or at hotel properties acquired in the future.

  The Company may be competing for investment opportunities with entities that have substantially greater financial resources than the Company. These entities may generally be able to accept more risk than the Company can prudently manage, including risks with respect to the creditworthiness of a hotel operator or the geographic proximity of its investments. Competition may generally reduce the number of suitable investment opportunities offered to the Company and increase the bargaining power of property owners seeking to sell. Further, the Company believes competition from entities organized for purposes substantially similar to the Company's objectives could increase significantly if the Company is successful. Affiliates of the Lessees may acquire, manage or develop hotels that compete with the Company's Hotels.

INSURANCE

  The Company carries comprehensive liability, fire, extended coverage and business interruption insurance with respect to the Hotels, with policy specifications, insured limits and deductibles customarily carried for similar properties. The Company will carry similar insurance with respect to any other properties developed or acquired in the future. There are, however, certain types of losses (such as losses arising from wars, certain losses arising from hurricanes and losses arising from other acts of nature) that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in the affected property, as well as the anticipated future revenues from such property and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss could adversely affect the business of the Company. Management of the Company believes the Hotels are adequately insured in accordance with industry standards.

LEGAL PROCEEDINGS

  Neither the Company nor the Operating Partnership is currently involved in any material litigation nor, to the Company's knowledge, is any material litigation currently threatened against the Company or the Operating Partnership. The Lessees and the Operators have advised the Company that they currently are not involved in any material litigation, other than routine litigation arising in the ordinary course of business, substantially all of which is expected to be covered by liability insurance.

                            FORMATION TRANSACTIONS

FORMATION TRANSACTIONS

  Simultaneously with the closing of the Initial Offering, the Company consummated the Formation Transactions, which included the following:

  . Mr. Nussbaum and certain of his affiliates, together with John H.
    Daniels, William L. Mack and Saundra Mann, each of whom are principals of Patriot American, and Karim Alibhai, a principal of Gencom, established the Company and the Operating Partnership and were issued an aggregate of 340,836 OP Units in connection with the capitalization thereof.

  . The Company sold 14,605,000 shares of Common Stock in the Initial
    Offering and contributed substantially all of the net proceeds thereof to the Operating Partnership. Upon completion of the Initial Offering and the Formation Transactions, the Company owned an approximately 86.3% controlling ownership interest in the Operating Partnership.

  . The Operating Partnership acquired a 100% interest in each of the Initial
    Hotels for an aggregate of approximately 2.0 million OP Units, approximately $101.2 million in cash and the repayment of approximately $162.5 million of existing mortgage and other indebtedness on the Initial Hotels, as follows:

    . The Operating Partnership acquired interests in five of the Initial
      Hotels from affiliates of Mr. Nussbaum, Chairman and Chief Executive Officer of the Company, and certain related trusts in exchange for 95,027 OP Units, valued at approximately $2.3 million.

    . The Operating Partnership acquired interests in three of the Initial
      Hotels from affiliates of Mr. Daniels, a director of the Company, in exchange for 73,373 OP Units, valued at approximately $1.8 million, and approximately $156,000 in cash (to pay tax obligations incurred in connection with the Formation Transactions).

    . The Operating Partnership acquired an interest in one of the Initial
      Hotels from an affiliate of Mr. Stewart, an officer of the Company, in exchange for 1,437 OP Units, valued at approximately $35,000.

    . The Operating Partnership acquired interests in four of the Initial
      Hotels from affiliates of Mr. Mack, a principal of Patriot American who is not an officer or director of the Company, in exchange for 740,293 OP Units (including 395,747 OP Units issuable to a creditor of such affiliates pursuant to the terms of a loan related to such affiliates' interests in the Initial Hotels), valued at approximately $17.8 million, and approximately $5.6 million in cash (including approximately $2.9 million attributable to certain business partners of Mr. Mack who are not affiliated with Patriot American).

    . The Operating Partnership acquired interests in three of the Initial
      Hotels from affiliates of Ms. Mann, a principal of Patriot American who is not an officer or director of the Company, in exchange for 73,373 OP Units, valued at approximately $1.8 million, and approximately $156,000 in cash (to pay tax obligations incurred in connection with the Formation Transactions).

    . The Operating Partnership acquired an interest in one of the Initial
      Hotels from a partnership comprised of current and former executives of Patriot American who are not affiliated with the Company in exchange for 4,953 OP Units, valued at approximately $119,000.

    . The Operating Partnership acquired interests in six of the Initial
      Hotels from Mr. Alibhai in exchange for 428,891 OP Units, valued at approximately $10.3 million, and approximately $525,000 in cash.

    . The Operating Partnership acquired interests in ten of the Initial
      Hotels from family members of Mr. Alibhai and from Gencom Interests, Inc., a corporation owned by Mr. Alibhai and members of his family ("Gencom Interests") in exchange for an aggregate of 210,577 OP
      Units, valued at
     approximately $5.1 million, and approximately $17.6 million in cash (approximately $13.8 million of which was used to repay indebtedness related to such interests, to pay tax obligations and other expenses incurred in connection with the Formation Transactions and to capitalize CHC Lease Partners). Gencom Interests also received approximately $3.9 million in cash as repayment of indebtedness related to one of the Initial Hotels.

    . The Operating Partnership acquired interests in four of the Initial
      Hotels from CHC or its affiliates in exchange for 210,693 OP Units, valued at approximately $5.1 million, and approximately $3.4 million in cash (to pay tax obligations and other expenses incurred in connection with the Formation Transactions and to capitalize CHC Lease Partners).

    . The Operating Partnership acquired interests in two of the Initial
      Hotels from Apollo Real Estate Investment Fund, L.P. in exchange for approximately $22.5 million in cash.

    . The Operating Partnership acquired interests in 16 of the Initial
      Hotels from parties that are unaffiliated with Patriot American, CHC, Gencom and certain of their affiliates (collectively, the "Primary Contributors") in exchange for an aggregate of 148,272 OP Units, valued at approximately $3.6 million, and approximately $47.7 million in cash.

  . CHC and an affiliate of Mr. Alibhai formed CHC Lease Partners, and each own 50% of the partnership interests in CHC Lease Partners.

  . CHC acquired a 50% interest in GAH, one of the Operators, from certain affiliates of Patriot American for a promissory note in the amount of $3.75 million.

  . The Operating Partnership leased the Initial Hotels to CHC Lease Partners for staggered terms of ten to twelve years pursuant to separate Participating Leases, which provide for rent equal to the greater of Base Rent or Participating Rent, plus certain Additional Charges as applicable. CHC Lease Partners holds the Franchise License for each franchised Initial Hotel. CHC Lease Partners contracted with the Operators to operate 19 of the Initial Hotels under separate Management Agreements providing for the subordination of the payment of all management fees to CHC Lease Partners' obligations to the Operating Partnership.

  . The Operating Partnership entered into the Line of Credit.

BENEFITS TO OFFICERS, DIRECTORS AND PRIMARY CONTRIBUTORS

OFFICERS AND DIRECTORS OF THE COMPANY

  As a result of the Formation Transactions, officers and directors of the Company and certain of their respective affiliates received the following benefits:

  . Mr. Nussbaum and certain related trusts received 260,948 OP Units and affiliates of Mr. Daniels received 83,042 OP Units and approximately $156,000 in cash (to pay tax obligations incurred in connection with the Formation Transactions) as consideration for their interests in the Initial Hotels and in connection with the initial capitalization of the Operating Partnership. Mr. Stewart received 1,437 OP Units as consideration for his interest in one of the Initial Hotels. The OP Units received by Mr. Nussbaum and related trusts, affiliates of Mr. Daniels and Mr. Stewart (which are redeemable for cash, or at the Company's option are exchangeable for Common Stock, at any time after October 2,
    1997) were valued at approximately $6.3 million, $2.0 million and $35,000, respectively, and are more liquid than their interests in the Initial Hotels.

  . The 31,250, 18,750 and 9,375 shares of Common Stock owned by Messrs.
    Lattin, Stewart and Ng prior to the Offering, for which they paid nominal consideration, were valued at approximately $750,000, $450,000 and $225,000, respectively at the time of the Initial Offering. These shares of Common Stock vest ratably over a three-year period.

  . Messrs. Nussbaum, Lattin, Stewart and Ng were granted options to acquire
    250,000, 100,000, 85,000 and 65,000 shares of Common Stock, respectively.

  . Each non-employee director received 260 shares of Common Stock and options to acquire 7,500 shares of Common Stock.

  . The Operating Partnership repaid approximately $373,000 of indebtedness of affiliates of Mr. Daniels related to their interests in the Initial Hotels.

  . The Operating Partnership repaid approximately $900,000 of indebtedness guaranteed by Mr. Nussbaum.

  . In connection with the issuance of title insurance policies on certain of the Initial Hotels, a title insurance agency owned by Mr. Nussbaum, certain members of his family and certain related trusts received approximately $245,000 in fees.

  . Certain tax consequences to officers and directors of the Company and their affiliates and related trusts and other entities from the conveyance of their interests in the Initial Hotels to the Operating Partnership were deferred.

PRIMARY CONTRIBUTORS (EXCLUDING OFFICERS AND DIRECTORS OF THE COMPANY)

  The Primary Contributors include Messrs. Nussbaum, Mack and Daniels and Ms. Mann (who are the principals of Patriot American), Mr. Alibhai (who is a principal of Gencom), CHC and certain of their respective affiliates. Benefits of the Formation Transactions to Messrs. Nussbaum and Daniels are described above. As a result of the Formation Transactions, the remaining Primary Contributors received the following benefits:

  . Affiliates of Mr. Mack received 835,245 OP Units (including 395,747 OP
    Units issuable to a creditor of such affiliates pursuant to the terms of a loan related to such affiliates' interests in the Initial Hotels) and approximately $5.6 million in cash (including approximately $2.9 million attributable to certain business partners of Mr. Mack who are not affiliated with Patriot American); and affiliates of Ms. Mann received 83,042 OP Units and approximately $156,000 in cash (to pay tax obligations incurred in connection with the Formation Transactions) as consideration for their interests in the Initial Hotels and in connection with the capitalization of the Operating Partnership. The OP Units received by such affiliates of Mr. Mack and Ms. Mann were valued at approximately $20.0 million and $2.0 million, respectively, at the time of the Initial Offering and are more liquid than their interests in the Initial Hotels.

  . In satisfaction of approximately $8.6 million of indebtedness of affiliates of Mr. Mack related to a loan entered into in connection with their interests in the Initial Hotels, the Operating Partnership paid to a third party lender approximately $6.3 million in cash and 395,747 OP Units.

  . The Operating Partnership repaid approximately $373,000 of indebtedness of affiliates of Ms. Mann related to their interests in the Initial Hotels.

  . The Operating Partnership repaid an aggregate of approximately $12.5 million of indebtedness guaranteed by affiliates of Mr. Mack.

  . Mr. Alibhai received 489,516 OP Units and approximately $525,000 in cash as consideration for his interests in the Initial Hotels and in connection with the capitalization of the Operating Partnership. The OP Units received by Mr. Alibhai were valued at approximately $11.7 million at the time of the Initial Offering and are more liquid than his interests in the Initial Hotels. In addition, Gencom Interests, in which Mr. Alibhai owns a 30% interest, received 210,577 OP Units and approximately $8.2 million in cash as consideration for its interests in the Initial Hotels. The OP Units received by Gencom Interests were valued at approximately $5.1 million at the time of the Initial Offering and are more liquid than its interests in the Initial Hotels. Gencom Interests also received approximately $3.9 million in cash as repayment of indebtedness related to one of the Initial Hotels.

  . The Operating Partnership repaid an aggregate of approximately $10.1 million of indebtedness guaranteed by Mr. Alibhai.

  . CHC and its affiliates received approximately 210,693 OP Units and approximately $3.4 million in cash as consideration for their interests in the Initial Hotels. The OP Units received by CHC and its affiliates were valued at approximately $5.0 million at the time of the Initial Offering and are more liquid than their interests in the Initial Hotels.

  . An affiliate of Patriot American in which Messrs. Nussbaum, Mack and
    Daniels and Ms. Mann owned equity interests received a promissory note from CHC in the principal amount of $3.75 million for its interest in GAH.

  . Approximately $1.2 million of indebtedness incurred by affiliates of CHC in connection with the acquisition of the Peachtree Executive Conference Center was repaid from the proceeds of the Initial Offering.

  . Through its operation of the Initial Hotels pursuant to the Participating
    Leases, CHC Lease Partners, which is owned by Mr. Alibhai and CHC, holds the Franchise Licenses for the Initial Hotels and is entitled to all cash flow from the Initial Hotels after payment of lease payments under the Participating Leases and other operating expenses. Pursuant to the Management Agreements, the Operators, which are affiliates of Gencom or CHC, are entitled to receive management fees, payable from the cash flow to CHC Lease Partners, in an amount initially equal to 2.25% of the revenues at the Initial Hotels operated by them and escalating to 3.0% over three years.

  . Certain tax consequences to the Primary Contributors and their affiliates from the conveyance of their interests in the Initial Hotels to the Operating Partnership were deferred.

VALUATION OF INTERESTS

  The initial valuation of the Company was determined primarily based upon a capitalization of the Company's estimated Cash Available for Distribution and other factors, rather than on the basis of each property's cost or appraised value.

  The purchase prices for the interests acquired by the Company from parties unaffiliated with the Primary Contributors and from certain affiliates of the Primary Contributors were determined pursuant to arms length negotiations. The allocation of consideration among the Primary Contributors was determined through negotiation and through the Company's determination of the percentage of estimated adjusted cash flow that was required to pay the Company's shareholders a specified initial annual distribution rate, which rate was based upon prevailing market conditions. The allocation of consideration among the Primary Contributors, in certain instances, also was affected by performance-oriented structures contained in the applicable contributing partnership agreements and reallocations of benefits to be derived among certain of the contributing partners unrelated to capitalization rates or market values of the Initial Hotels.

TRANSFER OF INITIAL HOTELS

  The Company's interest in the Initial Hotels was acquired pursuant to various agreements. These acquisitions were subject to all of the terms and conditions of such agreements. The Company assumed all obligations relating to the Initial Hotels that may arise after the transfer.

  The agreements effecting the transfer of the assets or direct or indirect interests of the partners and other holders of equity in the entities selling the Initial Hotels contained representations and warranties from each such person concerning title to the interests being transferred and the absence of liens or other encumbrances thereon.

Mr. Nussbaum, Mr. Alibhai, certain executives of CHC (including Messrs. Sherwood Weiser and Donald Lefton) and CHC (collectively, the "Indemnitors") made additional representations with respect to the Company, CHC Lease Partners and the Initial Hotels in which such Indemnitors hold ownership interests concerning the operation of such Initial Hotels, environmental matters and other representations and warranties customarily found in similar documents and also agreed to indemnify the Company against breaches of such representations and warranties. These representations and warranties survive until October 2, 1996. These indemnification obligations are set forth in an agreement between the Company and the Indemnitors. The Indemnitors (together with certain principals of Patriot American) pledged (on a sole recourse basis) approximately 600,000 OP Units (the "Collateral") to secure their respective indemnification obligations. So long as the indemnified parties have a valid security interest in the Collateral, their recourse is limited solely to such Collateral. This agreement also provides that no claims will be made against any Indemnitor for a breach of the agreement or for certain litigation claims unless and until the aggregate value of all such claims exceeds $1.0 million or $150,000, respectively.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The Board of Directors consists of seven members, five of whom are Independent Directors (as hereafter defined). Each director is elected for a one year term. The Company currently has six executive officers. Certain information regarding the directors and executive officers of the Company is set forth below.

   NAME                                          POSITION                   AGE
   ----                                          --------                   ---
Paul A. Nussbaum............... Chairman of the Board and Chief Executive    48
                                 Officer
Thomas W. Lattin............... President and Chief Operating Officer        52
Rex E. Stewart................. Executive Vice President; Chief Financial    48
                                 Officer
Michael Murphy................. Senior Vice President--Acquisitions          39
Leslie Ng...................... Senior Vice President--Acquisitions          36
G. Terry Huntzicker............ Vice President--Design and Construction      52
John H. Daniels................ Director                                     68
Leonard Boxer.................. Independent Director                         56
John C. Deterding.............. Independent Director                         63
Gregory R. Dillon.............. Independent Director                         72
Thomas S. Foley................ Independent Director                         66
Arch K. Jacobson............... Independent Director                         67

  Paul A. Nussbaum became Chairman and Chief Executive Officer of the Company in April 1995. Mr. Nussbaum founded Patriot American in 1991 and has been its Chief Executive Officer since its inception. Prior to his association with Patriot American, Mr. Nussbaum practiced real estate and corporate law in New York for 20 years, the last 12 years of which as chairman of the real estate department of Schulte Roth & Zabel. He currently serves as a member of the Board of Directors of the Dallas Community Development Assistance Corporation and as a member of the Mayor's Task Force on Dallas Corporate Facilities. Mr. Nussbaum is a member of the Urban Land Institute, the American College of Real Estate Lawyers and the Advisory Board of the Real Estate Center of the Wharton School of Business, University of Pennsylvania. Mr. Nussbaum is an overseer of Colby College, Waterville, Maine and holds a B.A. from the State University of New York at Buffalo and a J.D. from the Georgetown University Law Center.

  Thomas W. Lattin was named President and Chief Operating Officer of the Company in April 1995. He has over 25 years of experience in the hotel industry as an executive and consultant. From 1976 through 1983, Mr. Lattin served as President of the Mariner Corporation, a hotel development and management company based in Houston, Texas. During his tenure, Mariner's hotel portfolio of owned and managed properties grew from two hotels to 25 hotels throughout the Sunbelt states. In 1984, he founded Great West Hotels, a hotel management and consulting company, and served as President and Chief Executive Officer through 1987. From 1987 through 1994, he served as the National Partner of the hospitality industry consulting practice of Laventhol & Horwath and subsequently as a partner in the national hospitality consulting group of Coopers & Lybrand L.L.P. In 1994, he joined the Hospitality Group of Kidder, Peabody & Co. Incorporated as a Senior Vice President and later served as a Senior Vice President with PaineWebber, following PaineWebber's acquisition of certain assets of Kidder, Peabody & Co. Mr. Lattin is a contributing author of an introductory textbook on hotel management, which is used by colleges and universities worldwide. Mr. Lattin holds a B.S. and M.S. in Hotel Management from the Cornell School of Hotel Administration. He is a certified public accountant.

  Rex E. Stewart became Executive Vice President and Chief Financial Officer of the Company in April 1995. From 1993 until joining the Company, he served as Chief Financial Officer and Treasurer of Metro Joint Venture, an independent hotel management company based in Dallas, Texas, which currently manages the Holiday Inn Select North Dallas and the Embassy Suites, Hunt Valley. He served in the same capacities for Metro Hotels, Inc. from 1986 until 1993. Previously, Mr. Stewart was the Chief Financial Officer of Lincoln Hotel Corporation, which owned and operated a chain of upscale and luxury hotels across the United States. Prior to his employment with Lincoln Hotel Corporation, Mr. Stewart was an audit manager with Arthur Andersen & Co. in Dallas. He holds a B.B.A. from Texas A&M University and an M.B.A. from the University of Southern California. He is a certified public accountant.

  Michael Murphy became Senior Vice President--Acquisitions of the Company in April 1996. From 1986 through 1996, Mr. Murphy was Chief Executive Officer and Founder of The Stonebridge Group, Inc. ("Stonebridge"), a company specializing in structuring and negotiating capital market financing transactions. Mr. Murphy graduated from Williams College, Williamstown, Massachusetts and has a J.D. from Fordham University of Law, New York.

  Leslie Ng became Senior Vice President--Acquisitions of the Company in June 1995. From 1992 to June 1995, he served as Senior Vice President, Development of CHC. From 1987 until 1992, Mr. Ng was Vice President, Real Estate of Tobishima Associates, Ltd., a multinational real estate investment and development company. Prior to his association with Tobishima, Mr. Ng was a management consultant at Deloitte & Touche from 1985 to 1987 and a structural engineer at Burns and Roe, Inc., an engineering and construction management company, from 1980 to 1983. Mr. Ng has a B.E. in civil engineering from The Cooper Union and an M.B.A. from the Wharton School, University of Pennsylvania.

  G. Terry Huntzicker became Vice President--Design and Construction of the Company in April 1996. Prior to joining the Company, Mr. Huntzicker was a partner of G&H Interests, Inc., which developed more than $200 million of new hotels for its own account. Prior to his association with G&H Interests, Inc., Mr. Huntzicker held construction management positions with Mariner Interests, Inc., a Houston-based hotel company, and Holiday Inns, Inc. Mr. Huntzicker has a B.S. in engineering from Christian Brothers University, Memphis, Tennessee.

  Leonard Boxer became a director of the Company in October 1995. He has been a partner and chairman of the real estate department of the law firm of Stroock & Stroock & Lavan in New York, New York since 1987. Previously, he was a founder and managing partner and head of the real estate department of Olnick Boxer Blumberg Lane & Troy, a real estate law firm in New York. Mr. Boxer is a member of the Board of Trustees of New York University Law School. He is a member of the New York Regional Cabinet of the United States Holocaust Memorial Museum. He received his B.A. and L.L.B. from New York University.

  John H. Daniels became a director of the Company in October 1995. He has served as President of The Daniels Group Inc., a real estate development and management company, since 1984. Mr. Daniels has also served as Vice Chairman of Patriot American since its inception in 1991. Prior to forming The Daniels Group Inc., Mr. Daniels served as Chairman and Chief Executive Officer of Cadillac Fairview Corporation, a publicly held real estate development and management company. Mr. Daniels has over 40 years of real estate development and management experience. Mr. Daniels is also a director of Cineplex-Odeon Corporation, Consolidated H.C.I. Corporation, Samoth Capital Corporation and Anitech Enterprises Inc. He holds a B.S. in Architecture from the University of Toronto.

  John C. Deterding became a director of the Company in October 1995. He has been the owner of Deterding Associates, a real estate consulting company, since June 1993. From 1975 until June 1993, he served as Senior Vice President and General Manager of the Commercial Real Estate division of General Electric Capital Corporation ("GECC"). In directing the real estate activities at GECC, he was responsible for both domestic and international lending activities, portfolio purchases, joint ventures, asset management and real estate securitization. From November 1989 to June 1993, Mr. Deterding served as Chairman of the General Electric Real Estate Investment Company, a privately held REIT. He served as Director of GECC Financial Corporation from 1986 to 1993. Mr. Deterding is also a former member and trustee of the Urban Land Institute. He holds a B.S. from the University of Illinois.

  Gregory R. Dillon became a director of the Company in October 1995. He has been Vice Chairman Emeritus of Hilton Hotels Corporation ("Hilton") since 1993. He has been a director of Hilton since 1977 and was elected Vice Chairman in 1990. Mr. Dillon served as an Executive Vice President of Hilton from 1980 until 1993. Mr. Dillon was also Executive Vice President of Hilton's franchise company, Hilton Inns, Inc., from 1971 to 1986. He is a director of the Conrad N. Hilton Foundation and is a founding member of the American Hotel Association's Industry Real Estate Financing Advisory Council and the National Association of Corporate Real Estate Executives (NACORE). In addition to his undergraduate degree, Mr. Dillon has an L.L.B. from DePaul University.

  Thomas S. Foley became a director of the Company in October 1995. He has been a partner in the Washington, D.C. office of Akin, Gump, Strauss, Hauer & Feld, L.L.P. since January 1995. From 1965 through 1994, Mr. Foley served 15 terms in the U.S. House of Representatives. Mr. Foley was Speaker of the U.S. House of Representatives from June 1989 through December 1994. Mr. Foley currently is a director of the H.J. Heinz Company, and he serves on the Global Advisory Board of Coopers & Lybrand L.L.P., the Board of Advisors for the Center for Strategic and International Studies and the Board of Directors for the Center for National Policy. Mr. Foley received his B.A. and L.L.B. from the University of Washington.

  Arch K. Jacobson became a director of the Company in October 1995. He has served as President of Jacobson-Berger Capital Group, Inc., a commercial mortgage banking firm, since 1993. From 1986 to 1993, Mr. Jacobson was Chairman of Union Pacific Realty Co., a real estate management and development company. He served in various capacities with the Real Estate Department of The Prudential Insurance Company from 1955 to 1980 and was President and Chief Executive Officer of the Prudential Development Company (a subsidiary of the Prudential Insurance Company) from 1982 to 1986. Mr. Jacobson currently serves as a director of Walden Residential Properties, Inc., a publicly traded multifamily apartment REIT. He was formerly a director of La Quinta Limited Partners, and chaired the committee of independent directors that negotiated the tender offer for and purchase of that company in 1994. Mr. Jacobson has a B.S. from Texas A&M University.

COMMITTEES

  Audit Committee. The Audit Committee consists of three Independent
Directors: Messrs. Boxer, Dillon and Foley. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls.


  Compensation Committee The Compensation Committee consists of three Independent Directors: Messrs. Dillon, Deterding and Jacobson. The Compensation Committee determines compensation of the Company's executive officers and administers the Company's 1995 Plan.


  Investment Committee The Investment Committee members are Messrs. Deterding and Jacobson who are Independent Directors and Mr. Daniels who is a non-employee Director. Mr. Nussbaum, as Chairman of the Board, serves as an ex-officio member of the committee. The Investment Committee makes recommendations concerning the acquisition of hotel investments.


  The Company may from time to time form other committees as circumstances warrant. Such committees will have authority and responsibility as delegated by the Board of Directors.

EXECUTIVE COMPENSATION

  The Company was organized as a Virginia corporation in April 1995. Accordingly, the Company did not pay any cash compensation to its executive officers for the year ended December 31, 1994. The following table sets forth the base compensation paid to the Chief Executive Officer and to the four most highly compensated executive officers of the Company other than the Chief Executive Officer whose base salary, on an annualized basis, and bonus exceeded $100,000 during the year ended December 31, 1995. Messrs. Huntzicker and Murphy joined the Company in April 1996 and, consequently, received no compensation in 1995.

                                                                ANNUAL COMPENSATION
                                                                -------------------
                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                                                      NUMBER OF SHARES
NAME                             POSITION WITH COMPANY          BASE SALARY  BONUS  UNDERLYING OPTION(F)
- ----                     -------------------------------------- ----------- ------- --------------------
Paul A. Nussbaum........ Chairman & Chief Executive Officer     $ 45,000(a)     (e)       250,000
Thomas W. Lattin........ President & Chief Operating Officer    $126,000(b) $33,750       100,000
Rex E. Stewart.......... Executive VP & Chief Financial Officer $ 88,000(c)     (e)        85,000
Leslie Ng............... Senior VP--Acquisitions                $ 81,000(d) $21,000        65,000

- --------
(a) Represents amount paid since October 1995 based on an annual salary of $180,000. Salary prior to October 1995 was paid by Patriot American.
(b) Represents amount paid since April 1995 based on an annual salary of $175,000.
(c) Represents amount paid since July 1995 based on an annual salary, since October 1, 1995, of $170,000. Salary prior to July 1995 was paid by Metro Hotels.
(d) Represents amount paid since June 1995 based on an annual salary, since October 1, 1995, of $140,000.
(e) Bonus compensation in an amount equal to 25% of Mr. Nussbaum's and 15% of Mr. Stewart's annual base salary was approved for 1995, but payment of the bonus was deferred at the election of the executive officer until 1996.
(f) In connection with the Initial Offering, the Company granted incentive stock options ("ISOs") and nonqualified options to Messrs. Nussbaum, Lattin, Stewart and Ng to purchase shares of Common Stock. Of the 250,000 options granted to Mr. Nussbaum, 208,340 are nonqualified stock options, 17,361 of which vested on the date of grant and the remainder become exercisable in eleven quarterly installments, and 41,660 are ISOs which become exercisable in ten equal annual installments beginning January 1, 1996. Of the 100,000 options granted to Mr. Lattin, 58,340 are nonqualified stock options, 4,862 of which vested on the date of grant and the remainder become exercisable in eleven equal quarterly installments, and 41,660 are ISOs which vest in ten equal annual installments beginning January 1, 1996. Of the 85,000 options granted to Mr. Stewart, 43,340 are nonqualified stock options, 3,611 of which vested on the date of grant and the remainder become exercisable in eleven quarterly installments, and 41,660 are ISOs which vest in ten equal annual installments beginning January 1, 1996. Of the 65,000 options granted to Mr. Ng, 23,340 are nonqualified stock options, 1,945 of which vested on the date of grant and the remainder become exercisable in eleven quarterly installments and 41,660 are ISOs which vest in ten equal annual installments beginning January 1, 1996.

OPTION GRANTS IN 1995

                                                                           POTENTIAL REALIZABLE
                                                                             VALUE AT ASSUMED
                                                                           ANNUAL RATES OF SHARE
                                         INDIVIDUAL GRANTS                 PRICE FOR OPTION TERM
                         ------------------------------------------------- ---------------------
                                    % OF TOTAL OPTIONS
                          OPTIONS       GRANTED TO     EXERCISE EXPIRATION
NAME                     GRANTED(#) EMPLOYEES IN 1995   PRICE      DATE        5%        10%
- ----                     ---------- ------------------ -------- ---------- ---------- ----------
Paul A. Nussbaum........  250,000          50%          $24.00   9/27/2005 $3,773,000 $9,562,000
Thomas W. Lattin........  100,000          20%          $24.00  10/25/2005  1,509,000  3,825,000
Rex E. Stewart..........   85,000          17%          $24.00  10/25/2005  1,283,000  3,251,000
Leslie Ng...............   65,000          13%          $24.00  10/25/2005    981,000  2,486,000

OPTION EXERCISES IN 1995 AND YEAR END OPTION VALUES

                                                      NUMBER OF UNEXERCISED      VALUE OF IN-THE-MONEY
                             SHARES                        OPTIONS AT                 OPTIONS AT
                           ACQUIRED ON    VALUE         DECEMBER 31, 1995        DECEMBER 31, 1995(2)
NAME                        EXERCISE   REALIZED(1) # EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
- ----                       ----------- ----------- --------------------------- -------------------------
Paul A. Nussbaum..........     --          --            17,361/232,639            $30,382/$407,118
Thomas W. Lattin..........     --          --              4,862/95,138             $8,509/$166,491
Rex E. Stewart............     --          --              3,611/81,389             $6,319/$142,431
Leslie Ng.................     --          --              1,945/63,055             $3,404/$110,346

- --------
(1) No options were exercised in 1995.
(2) Represents the number of shares of Common Stock underlying the options (excluding options the exercise price of which was more than the market value of the underlying securities) times the market price at December 31, 1995 of $25.75, minus the exercise price.

COMPENSATION DEVELOPMENTS

  In April 1996, the Board of Directors granted stock options to purchase approximately 180,000 shares of Common Stock to the executive officers, other employees and key persons of the Company pursuant to the Company's 1995 Plan. The options generally have an exercise price of $26.875 (the market price of the Company's Common Stock on the date of grant) and become exercisable in seven equal installments beginning in April 1997. The Compensation Committee has retained Deloitte & Touche LLP as a compensation consultant and is reviewing the compensation structure of the Company. Following consultation with its consultant, the Compensation Committee is considering grants of restricted stock pursuant to the Company's 1995 Plan to the Directors, executive officers, other employees and key persons of the Company. Under the Company's 1995 Plan, the Compensation Committee has the authority to grant up to approximately 307,000 stock options and shares of restricted stock. Any decisions to grant additional stock options or shares of restricted stock will be made by the independent members of the Company's Board of Directors.

EMPLOYMENT AGREEMENTS

  The Company has entered into an employment agreement with Mr. Nussbaum, pursuant to which Mr. Nussbaum serves as Chairman and Chief Executive Officer of the Company for a term of three years at an initial annual base compensation of $180,000, subject to any increases in base compensation approved by the Compensation Committee. The Compensation Committee has increased Mr. Nussbaum's salary to $315,000 effective July 1, 1996. Upon termination of Mr. Nussbaum's employment other than for cause, Mr. Nussbaum will be entitled to receive severance benefits in an amount to be determined by the Compensation Committee. In addition, the Company has entered into employment agreements with Messrs. Lattin, Stewart, and Ng, pursuant to which Mr. Lattin serves as President and Chief Operating Officer, Mr. Stewart serves as Executive Vice President and Chief Financial Officer, and Mr. Ng serves as Senior Vice President--Acquisitions, each for a term of three years, at an annual base compensation of $175,000, $170,000, and $140,000 respectively, subject to any increases in base compensation approved by the Compensation Committee. The Compensation Committee has increased Mr. Lattin's salary to $236,000 effective July 1, 1996. Upon termination other than for cause, each of such officers will be entitled to receive severance benefits in an amount to be determined by the Compensation Committee. Neither Mr. Murphy nor Mr. Huntzicker has entered into an employment agreement with the Company.

COMPENSATION OF DIRECTORS

  Any director who is not an employee of the Company is paid an annual retainer fee of $12,500. In addition, each such director is paid $1,250 for attendance at each meeting of the Company's Board of Directors and $750 for attendance at each meeting of a committee of the Company's Board of which such director is a member. The annual retainer fee is paid to such directors one-half in cash and one-half in shares of Common Stock. Meeting fees are paid in cash. Directors who are employees of the Company do not receive any fees for their service on the Board of Directors or a committee thereof. In addition, the Company reimburses directors for their out-of-pocket expenses incurred in connection with their service on the Board of Directors.

  On October 2, 1995, each non-employee director was granted 260 shares of Common Stock and non-qualified options to purchase 7,500 shares of Common Stock at an exercise price of $24.00 per share (the Initial

Offering price). On May 23, 1996, each non-employee director was granted 220 shares of Common Stock and non-qualified options to purchase 2,500 shares of Common Stock at an exercise price of $28.38 per share. In addition, on the date of the annual meeting of the Company's shareholders, beginning with the annual meeting to be held in 1996, each such non-employee director then in office will receive a grant of nonqualified options to purchase an additional 2,500 shares of Common Stock at the then current market price, up to an aggregate number of shares subject to such options of 17,500 per non-employee director. All options granted to non-employee directors will vest immediately upon the date of grant. Any non-employee director who ceases to be a director will forfeit the right to receive any options not previously granted. See "-- Stock Incentive Plans--The Directors' Plan."

STOCK INCENTIVE PLANS

  The Board of Directors has adopted, and the Company's shareholders have approved, the 1995 Plan and the Patriot American Hospitality, Inc. Non-Employee Directors' Incentive Plan (the "Directors' Plan") for the purposes of
(i) attracting and retaining employees, directors and other service providers with ability and initiative, (ii) providing incentives to those deemed important to the success of the Company, and (iii) associating the interests of these individuals with the interests of the Company and its shareholders through opportunities for increased stock ownership.

 The 1995 Plan

  Administration. The 1995 Plan is administered by the Compensation Committee. The Compensation Committee may delegate its authority to administer the 1995 Plan. The Compensation Committee may not, however, delegate its authority with respect to grants and awards to individuals subject to Section 16 of the Exchange Act. As used in this summary, the term "Administrator" means the Compensation Committee or its delegate, as appropriate.

  Eligibility. Each employee of the Company, or an affiliate, or any other person whose efforts contribute to the Company's performance, including an employee who is a member of the Board, is eligible to participate in the 1995 Plan. The Administrator selects the individuals who will participate in the 1995 Plan ("Participants") but no person may participate in the 1995 Plan while he is a member of the Compensation Committee. The Administrator may, from time to time, grant stock options, stock awards, incentive awards or performance shares to Participants.

  Options. Options granted under the 1995 Plan may be incentive stock options ("ISOs") or nonqualified stock options. An option entitles a Participant to purchase shares of Common Stock from the Company at the option price. The option price may be paid in cash, with shares of Common Stock, or with a combination of cash and Common Stock. The option price is fixed by the Administrator at the time the option is granted, but the price cannot be less than 100% for existing employees (85% in connection with the hiring of new employees) of the shares' fair market value on the date of grant. The exercise price of an ISO granted to any Participant who is a Ten Percent Shareholder (as defined below) may not be less than 110% of the fair market value of the Common Shares on the date of grant. A Participant is a Ten Percent Shareholder if he owns, or is deemed to own, more than ten percent of the total combined voting power of all classes of stock of the Company or a related entity. A Participant is deemed to own any voting stock owned (directly or indirectly) by the Participant's spouse, brothers, sisters, ancestors and lineal descendants. A Participant and such persons are also considered to own proportionately any voting stock owned (directly or indirectly) by or for a corporation, partnership, estate or trust of which the Participant or any such person is a shareholder, partner or beneficiary. Options may be exercised at such times and subject to such conditions as may be prescribed by the Administrator but the maximum term of an option is ten years in the case of an ISO or five years in the case of an ISO granted to a Ten Percent Shareholder.

  No employee may be granted ISOs (under the 1995 Plan or any other plan of the Company) that are first exercisable in a calendar year for Common Stock having an aggregate fair market value (determined as of the date the option is granted) exceeding $100,000. In addition, no Participant may be granted options in any calendar year for more than 250,000 shares of Common Stock.

  Stock Awards. Participants also may be awarded shares of Common Stock pursuant to a stock award. A Participant's rights in a stock award shall be nontransferable or forfeitable or both unless certain conditions prescribed by the Administrator are satisfied. These conditions may include, for example, a requirement that the Participant continue employment with the Company for a specified period or that the Company or the Participant achieve stated, performance-related objectives. The objectives may be stated with reference to the fair market value of the Common Stock or the Company's, a subsidiary's or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital or return on assets. A stock award that is not immediately vested and nonforfeitable will be restricted for a period of at least three years; provided however, that the period shall be at least one year in the case of a stock award that is subject to objectives based on one or more of the foregoing performance criteria. No Participant may be granted stock awards in any calendar year for more than 50,000 shares of Common Stock.

  Incentive Awards. Incentive awards also may be granted under the 1995 Plan. An incentive award is an opportunity to earn a bonus, payable in cash, upon attainment of stated performance objectives. The objectives may be stated with reference to the fair market value of the Common Stock or on the Company's, a subsidiary's or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital or return on assets. The period in which performance will be measured will be at least one year. No Participant may receive an incentive award payment in any calendar year that exceeds the lesser of (i) 100% percent of the Participant's base salary (prior to any salary reduction or deferral election) as of the date of grant of the incentive award or (ii) $250,000.

  Performance Share Awards. The 1995 Plan also provides for the award of performance shares. A performance share award entitles the Participant to receive a payment equal to the fair market value of a specified number of shares of Common Stock if certain standards are met. The Administrator will prescribe the requirements that must be satisfied before a performance share award is earned. These conditions may include, for example, a requirement that the Participant continue employment with the Company for a specified period or that the Company or the Participant achieve stated, performance-related objectives. The objectives may be stated with reference to the fair market value of the Common Stock or on the Company's, a subsidiary's or an operating unit's return on equity, earnings per share, total earnings, earnings growth, return on capital or return on assets. To the extent that performance shares are earned, the obligation may be settled in cash, in Common Stock, or by a combination of the two. No Participant may be granted performance shares for more than 50,000 shares of Common Stock in any calendar year.

  Share Authorization. All awards made under the 1995 Plan are evidenced by written agreements between the Company and the Participant. A maximum of 1,000,000 shares of Common Stock may be issued under the 1995 Plan. The share limitation and the terms of outstanding awards shall be adjusted, as the Compensation Committee deems appropriate, in the event of a stock dividend, stock split, combination, reclassification, recapitalization or other similar event.

  Termination and Amendment. No option or stock award may be granted and no performance shares may be awarded under the 1995 Plan after October 25, 2005. The Board may amend or terminate the 1995 Plan at any time, but, except as set forth in the immediately preceding paragraph, an amendment will not become effective without shareholder approval if the amendment increases the number of shares of Common Stock that may be issued under the 1995 Plan (other than an adjustment as described above), changes the eligibility requirements or increases the benefits that may be provided under the 1995 Plan.

  Federal Income Taxes. No income is recognized by a Participant at the time an option is granted. If the option is an ISO, no income will be recognized upon the Participant's exercise of the option. Income is recognized by a Participant when he disposes of shares acquired under an ISO. The exercise of a nonqualified share option generally is a taxable event that requires the Participant to recognize, as ordinary income, the difference between the shares' fair market value and the option price.

  A Participant will recognize income on account of a stock award on the first day that the shares are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized by the Participant is equal to the fair market value of the Common Stock received on that date.

  No income is recognized upon the grant of an incentive award. Income equal to the amount of the bonus payment will be recognized on the date that payment is made under the incentive award.

  A Participant will recognize income on account of the settlement of a performance share award. A Participant will recognize income equal to any cash that is paid and the fair market value of Common Stock (on the date that the shares are first transferable or not subject to a substantial risk of forfeiture) that is received in settlement of the award.

  The employer (either the Company or its affiliate) will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified option, the vesting of a restricted share award, payment under an incentive award and the settlement of a performance share award. The amount of the deduction is equal to the ordinary income recognized by the Participant. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO. The employer may claim a federal income tax deduction on account of certain dispositions of Common Stock acquired upon the exercise of an ISO.

 The Directors' Plan

  Eligibility. The Directors' Plan provides for the grant of options to purchase Common Stock and the award of shares of Common Stock to each eligible director of the Company. No director who is an employee of the Company is eligible to participate in the Directors' Plan.

  Options. Pursuant to the Directors' Plan, in October 1995 each eligible director who was a member of the Board of Directors as of September 27, 1995, was awarded nonqualified options to purchase 7,500 shares of Common Stock (each such director, a "Founding Director"). The options granted to Founding Directors related to the Initial Offering have an exercise price equal to the initial public offering price of $24.00 and vested immediately. Each eligible director who was not a Founding Director (a "Non-Founding Director") will receive nonqualified options to purchase 7,500 shares of Common Stock upon election to the Board of Directors. On the date of each annual meeting of the Company's shareholders, beginning with the shareholders' meeting in 1996, each non-employee director then in office will receive an additional grant of nonqualified options to purchase 2,500 shares of Common Stock, with the maximum aggregate number of shares subject to options to be granted to each non-employee director being 17,500. The exercise price of options under future grants will be 100% of the fair market value of the Common Stock on the date of grant. The exercise price may be paid in cash, cash equivalents acceptable to the Compensation Committee, Common Stock or a combination thereof. Options granted under the Directors' Plan are exercisable for ten years from the date of grant.

  Share Awards. The Directors' Plan also provides for the annual award of shares of Common Stock to each eligible director. The number of shares so awarded will have a fair market value equal to $6,250 (i.e., one-half of the initial annual retainer fee otherwise payable to the director). Pursuant to the Directors' Plan, in October 1995 and May 1996, each Founding Director was awarded 260 and 220 shares of Common Stock, respectively. See "Compensation of Directors." Such shares vest immediately upon grant and are nonforfeitable.

  Amendment and Termination. The Directors' Plan provides that the Board may amend or terminate the Directors' Plan, but the Plan may not be amended more than once every six months other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, or the rules thereunder. An amendment will not become effective without shareholder approval if the amendment changes the eligibility requirements or increases the benefits that may be provided under the Directors' Plan. No options may be granted under the Directors' Plan after December 31, 2005.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

RELATIONSHIPS AMONG OFFICERS AND DIRECTORS

  Mr. Nussbaum is Chairman of the Board and Chief Executive Officer of the Company and a director and Chief Executive Officer of Patriot American. Mr. Daniels is a director of the Company and is a Vice Chairman of Patriot American.

ACQUISITION OF INTERESTS IN CERTAIN OF THE HOTELS

  One or more of Mr. Nussbaum and certain related trusts, affiliates of Mr. Daniels and Mr. Stewart owned equity interests in certain of the Initial Hotels. Such persons, trusts and affiliates received an aggregate of 169,836 OP Units and approximately $156,000 in cash (to pay tax obligations incurred in connection with the Formation Transactions) in exchange for their interests in certain of the Initial Hotels. Upon exercise of their rights to redeem such OP Units (which rights are not exercisable until October 2, 1997), such persons and entities may receive an aggregate of 169,836 shares of Common Stock or, at the Company's option, cash in the amount of approximately $4.9 million based on the closing price of the Common Stock on June 24, 1996. See "Partnership Agreement--Redemption Rights." In addition, the Operating Partnership repaid approximately $373,000 of indebtedness of affiliates of Mr. Daniels related to such ownership interests and approximately $900,000 of indebtedness guaranteed by an affiliate of Mr. Nussbaum. For a discussion of the consideration received by Messrs. Nussbaum, Stewart and Daniels, their affiliates and related trusts and other entities in connection with the Operating Partnership's acquisition of the Initial Hotels and the formation of the Company, see "Formation Transactions." In connection with the issuance of title insurance policies on certain of the Hotels, a title insurance agency owned by Mr. Nussbaum, certain members of his family and certain related trusts has received approximately $310,000 in fees.

SUBLEASE AND SERVICES AGREEMENT

  The Company has entered into a sublease and services agreement with an affiliate of Patriot American, pursuant to which such affiliate provides the Company with office space and limited support personnel for the Company's headquarters at 3030 LBJ Freeway, Suite 1500, Dallas, Texas, for an annual fee of approximately $100,000.

EMPLOYMENT AGREEMENTS

  The Company has entered into an employment agreement with Mr. Nussbaum, pursuant to which Mr. Nussbaum will serve as Chairman and Chief Executive Officer of the Company for a term of three years at an initial annual base compensation of $180,000, subject to any increases in base compensation approved by the Compensation Committee. The Compensation Committee has increased Mr. Nussbaum's salary to $315,000 effective July 1, 1996. Upon termination of Mr. Nussbaum's employment other than for cause, Mr. Nussbaum is entitled to receive severance benefits in an amount to be determined by the Compensation Committee. In addition, the Company has entered into employment agreements with Messrs. Lattin, Stewart and Ng, pursuant to which Mr. Lattin serves as President and Chief Operating Officer, Mr. Stewart serves as Executive Vice President and Chief Financial Officer and Mr. Ng serves as Senior Vice President--Acquisitions, each for a term of three years at an annual base compensation of $175,000, $170,000 and $140,000, respectively, subject to any increases in base compensation approved by the Compensation Committee. The Compensation Committee has increased Mr. Lattin's salary to $236,000 effective July 1, 1996. Upon termination other than for cause each of such officers are entitled to receive severance benefits in an amount to be determined by the Compensation Committee.

INTEREST OF DIRECTOR

  Thomas S. Foley, a director of the Company, is a partner in Akin, Gump, Strauss, Hauer & Feld, L.L.P., a law firm that has advised the Company on certain matters, including Hotel acquisitions.

                         THE LESSEES AND THE OPERATORS

  The Company leases each of the Hotels, except the Crowne Plaza Ravinia, to the Lessees. The current Lessees are CHC Lease Partners, an entity owned by CHC and a principal of Gencom, Metro Lease Partners, an affiliate of Metro Hotels, NorthCoast, an entity owned by a consortium of investors including principals of WestCoast Hotels and Sunmakers and the Doubletree Lessee, a subsidiary of Doubletree Hotels. Upon the acquisition of the Wyndham Portfolio, the Company also intends to lease hotels to the Wyndham Lessee, an entity to be formed by members of the Trammell Crow family.

  CHC Lease Partners. CHC Lease Partners leases the Initial Hotels, the Tremont House Hotel, the Holiday Inn Lenox and the Del Mar Hilton from the Company pursuant to separate Participating Leases that require CHC Lease Partners to maintain a Minimum Net Worth, as defined, equal to the greater of
(i) $10 million or (ii) 17.5% of the initial projected annual lease payments for all hotels leased by the Company to CHC Lease Partners. CHC Lease Partners is owned by CHC and a principal of Gencom. CHC was formed in 1994 to succeed to the hotel and land-based casino businesses of the Continental Companies and Carnival Corporation. As of March 31, 1996, CHC had under management 36 hotels with approximately 9,400 rooms located primarily in the United States, as well as in South America, the Caribbean, Mexico and the Bahamas. Gencom's hotel management affiliate, GAH, has been among the fastest growing hotel management companies in the United States in recent years, having increased its number of guest rooms under management from approximately 1,600 at December 31, 1992 to approximately 8,600 at March 31, 1996. Specializing in full service properties, GAH manages 35 hotels throughout the United States. Although CHC owns 50% of GAH, CHC's hotels and rooms under management presented above exclude hotels managed by GAH.

  CHC Lease Partners has contracted with hotel management subsidiaries of CHC and GAH to manage the Tremont House Hotel, the Holiday Inn Lenox, the Del Mar Hilton and 19 of the 20 Initial Hotels. In addition, CHC Lease Partners has contracted with Metro Hotels to manage the Holiday Inn Select North Dallas.

  Metro Lease Partners. The Company leases the Embassy Suites, Hunt Valley to Metro Lease Partners under a Participating Lease which requires Metro Lease Partners to maintain a minimum net worth of $515,000, which represents approximately 25% of estimated Participating Rent for this Hotel in 1996. Metro Lease Partners has contracted with its affiliate Metro Hotels to manage the Embassy Suites, Hunt Valley. Metro Lease Partners and Metro Hotels are Dallas-based hotel companies owned by Walker Harman. As of April 30, 1996, Metro Hotels had 12 hotels under management with approximately 2,400 rooms located throughout the United States.

  NorthCoast. The Company leases each of the six Hotels in the WestCoast Portfolio and the Hyatt Regency, Lexington to NorthCoast under separate Participating Leases which require NorthCoast to maintain a minimum net worth equal to the greater of approximately $2.9 million or 20% of the current year's budgeted lease payments. NorthCoast is a Seattle-based company owned by a consortium of investors including principals of WestCoast Hotels and Sunmakers. As of April 30, 1996, WestCoast Hotels had 20 hotels under management with approximately 4,100 rooms located primarily on the Pacific Coast.

  Doubletree Lessee. The Company leases the Doubletree Denver/Boulder to the Doubletree Lessee under a Participating Lease that requires the Doubletree Lessee to maintain a minimum net worth equal to the greater of $400,000 or 20% of the current year's budgeted lease payments. The Doubletree Lessee is a subsidiary of Doubletree Hotels, a subsidiary of Doubletree Corporation. The Doubletree Lessee has contracted with DTM Management, Inc., a subsidiary of Doubletree Hotels, to manage the Doubletree Denver/Boulder. As of December 31, 1995, Doubletree Corporation managed or franchised 116 hotels with an aggregate of 30,615 rooms in 32 states, the District of Columbia and Mexico.

  Wyndham Lessee. Upon completion of the acquisition of the Wyndham Portfolio, the Company intends to lease the Wyndham Portfolio to the Wyndham Lessee, an entity to be formed by members of the Trammell Crow family, under Participating Leases that will require the Wyndham Lessee to maintain a minimum net worth equal to the greater of $3 million or 20% of the current year's budgeted lease payments for the hotels in the Wyndham Portfolio (such percentage being subject to adjustment if the parties enter into leases for additional hotels). The Wyndham Lessee will contract with Wyndham to manage each of the hotels in the Wyndham Portfolio. At June 25, 1996, Wyndham's portfolio consisted of 65 hotels operated by Wyndham, 3 franchised hotels and 3 hotels under renovation or construction for a total of 18,484 rooms located in 22 states, the District of Columbia, and the Caribbean.

  Holiday Inns, Inc. The Crowne Plaza Ravinia is managed for PAH Ravinia by Holiday Inns, Inc.

  While each Lessee's ability to make lease payments under the applicable Participating Lease is dependent primarily upon its ability to generate sufficient cash flow from the operation of the Hotels that it leases the minimum net worth requirements are designed to provide a source of funds to make such payments and to fund operational shortfalls if operating cash flow is inadequate. The Participating Leases have been negotiated on an arms length basis. The Participating Leases with CHC Lease Partners contain cross default provisions. The Participating Leases with NorthCoast (except the Hyatt Regency, Lexington) also contain cross-default provisions. Accordingly, either Lessee's failure to make required lease payments under any of the Participating Leases which are cross-defaulted will allow the Company to terminate any or all of the Participating Leases to which such Lessee is a party. The Company intends to utilize similar cross default provisions when leasing multiple properties to a single Lessee in the future. The Participating Leases have an average term of approximately eleven years, with expiration dates staggered between the years 2005 and 2008, subject to earlier termination upon the occurrence of certain events.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock as of June 24, 1996, by (i) each director of the Company, (ii) each executive officer of the Company, (iii) all directors and executive officers of the Company as a group and (iv) persons who own more than 5% of the shares of Common Stock. Except as otherwise described below, all shares are owned directly and the indicated person has sole voting and investment power. The number of shares represents the number of shares of Common Stock that the person holds plus the number of shares of Common Stock that such person could receive if he redeemed his OP Units under certain circumstances.

  As of June 24, 1996, there were 15,478,648 shares of Common Stock, options to purchase 737,800 shares of Common Stock, and 3,485,292 OP Units (excluding OP Units held by subsidiaries of the Company) outstanding.

                                                NUMBER OF SHARES    PERCENT OF
NAME OF BENEFICIAL OWNER                      BENEFICIALLY OWNED(1)  CLASS(1)
- ------------------------                      --------------------- ----------
Paul A. Nussbaum.............................         593,001(2)       3.7%
John H. Daniels..............................          93,522(3)         *
Thomas W. Lattin.............................         158,250(4)       1.0
Rex E. Stewart...............................         125,187(5)         *
Leslie Ng....................................          86,875(6)         *
G. Terry Huntzicker..........................           8,000(7)         *
Michael Murphy...............................          12,500(8)         *
Leonard Boxer................................          10,480(3)         *
John C. Deterding............................          10,480(3)         *
Gregory R. Dillon............................          10,480(3)         *
Thomas S. Foley..............................          10,480(3)         *
Arch K. Jacobson.............................          11,480(3)         *
Executive officers and directors as a group
 (12 persons)................................       1,130,735          6.8%
Karim Alibhai................................         725,145(9)       4.5%
 One Westchase Center
 10777 Westheimer, Suite 1000
 Houston, Texas 77042
Cohen & Steers Capital Management, Inc. .....       1,111,600(10)      7.2%
 757 Third Avenue
 New York, New York 10017

- --------
 * Less than 1%.
(1) Assumes that all OP Units held by each person are redeemed for shares of Common Stock. The total number of shares outstanding used in calculating the percentage assumes that none of the OP Units held by other persons are redeemed for shares of Common Stock. Also assumes that all vested and unvested options to purchase shares of Common Stock are exercised. The total number of shares outstanding used in calculating the percentage assumes that no other vested or unvested options held by other persons are exercised.

(2) Includes options to purchase 325,000 shares of Common Stock issued to Mr. Nussbaum of which 56,252 are currently exercisable. The number of shares beneficially owned by Mr. Nussbaum also includes 12,286 OP Units owned by trusts for the benefit of Mr. Nussbaum's sons. Mr. Nussbaum disclaims beneficial ownership as to all such OP Units. The number of shares also includes 15,370 OP Units owned by current and former executives of Patriot American through a limited partnership of which an affiliate of Mr. Nussbaum serves as the general partner. Mr. Nussbaum also disclaims beneficial ownership of these OP Units.

(3) Includes 480 shares of Common Stock and options to purchase 10,000 shares of Common Stock issued to each non-employee director which are currently exercisable.

(4) Includes options to purchase 127,000 shares of Common Stock issued to Mr. Lattin, of which 18,752 are currently exercisable.

(5) Includes options to purchase 105,000 shares of Common Stock issued to Mr. Stewart, of which 14,999 are currently exercisable.

(6) Includes options to purchase 77,500 shares of Common Stock issued to Mr. Ng, of which 10,000 are currently exercisable.

(7) Consists of options to purchase 8,000 shares of Common Stock issued to Mr. Huntzicker, none of which are currently exercisable.

(8) Consists of options to purchase 12,500 shares of Common Stock issued to Mr. Murphy, none of which are currently exercisable.

(9) The number of shares beneficially owned by Mr. Alibhai includes an aggregate of 210,577 OP Units beneficially owned by Gencom Interests, a family corporation for which he serves as Vice President and of which he owns 30% of the outstanding capital stock. Mr. Alibhai disclaims beneficial ownership of these OP Units, except to the extent of his 30% ownership interest in such corporation. The number of shares also includes 19,375 OP Units owned by employees of Gencom through a limited partnership of which Mr. Alibhai serves as the general partner. Mr. Alibhai also disclaims beneficial ownership of these OP Units.

(10) Beneficial ownership information is based on the Schedule 13G filed by Cohen & Steers Capital Management, Inc. on February 5, 1996.

                         DESCRIPTION OF CAPITAL STOCK

  Under its Articles of Incorporation, the Company has the authority to issue 200,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, no par value (the "Preferred Shares"). No Preferred Shares are outstanding or will be outstanding immediately after consummation of the Offering.

COMMON STOCK

  The holders of shares of Common Stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors. Except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of Preferred Shares, the holders of such shares exclusively possess all voting power. The Articles of Incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Shares, the holders of shares of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of the Company available for distribution to such holders. All shares of Common Stock issued in the Offering will be fully paid and nonassessable, and the holders thereof will not have preemptive rights.

PREFERRED SHARES

  The Board of Directors is authorized to provide for the issuance of shares of Preferred Shares in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Shares, the Board of Directors may afford the holders of any series or class of Preferred Shares preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Common Stock. The issuance of Preferred Shares could have the effect of delaying or preventing a change in control of the Company.

ARTICLES OF INCORPORATION AND BYLAW PROVISIONS

 Restrictions on Transfer

  For the Company to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares of capital stock. Specifically, not more than 50% in value of the Company's outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. See "Federal Income Tax Considerations--Requirements for Qualification." In addition, the Company must meet certain requirements regarding the nature of its gross income in order to qualify as a REIT. One such requirement is that at least 75% of the Company's gross income for each year must consist of rents from real property and income from certain other real property investments. The rents received by the Operating Partnership and the Subsidiary Partnerships from the Lessees will not qualify as rents from real property, which could result in loss of REIT status for the Company, if the Company owns, actually or constructively, 10% or more of the ownership interests in any Lessee, within the meaning of section 856(d)(2)(B) of the Code. See "Federal Income Tax Considerations-- Requirements for Qualification--Income Tests."

  Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the Articles of Incorporation, subject to certain exceptions described below, provides pursuant to the Ownership Limitation that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of either (i) the outstanding shares of any class of Common Stock or (ii) the outstanding Preferred Shares of any class or series of Preferred Shares (subject to the Look-Through Ownership Limitation applicable to certain shareholders, as described below). Any transfer of Common Stock or Preferred Shares that would (i) result in any person owning, directly or indirectly, Common Stock or Preferred Shares in excess of the Ownership Limitation, (ii) result in Common Stock and Preferred Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of section 856(h) of the Code, or (iv) cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's, the Operating Partnership's or a Subsidiary Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code, will be null and void, and the intended transferee will acquire no rights in such shares of Common Stock or Preferred Shares.

  Certain types of entities, such as pension trusts qualifying under section 401(a) of the Code, mutual funds qualifying as regulated investment companies under section 851 of the Code, and corporations, will be looked through for purposes of the "closely held" test in section 856(h) of the Code. The Articles of Incorporation allow such an entity under the Look-Through Ownership Limitation to own up to 15% of the shares of any class or series of the Company's capital stock, provided that such ownership does not cause any beneficial owner of such entity to exceed the Ownership Limitation or otherwise result in a violation of the tests described in clauses (ii), (iii) and (iv) of the preceding paragraph.

  Subject to certain exceptions described below, any purported transfer of Common Stock or Preferred Shares that would (i) result in any person owning, directly or indirectly, shares of Common Stock or Preferred Shares in excess of the Ownership Limitation (or the Look-Through Ownership Limitation, if applicable), (ii) result in the shares of Common Stock and Preferred Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of section 856(h) of the Code, or (iv) cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's, the Operating Partnership's or a Subsidiary Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code, will be designated as "Shares-in-Trust" and will be transferred automatically to a trust (a "Trust"), effective on the day before the purported transfer of such shares of Common Stock or Preferred Shares. The record holder of the Common Stock or Preferred Shares that are designated as Shares-in-Trust (the "Prohibited Owner") will be required to submit such number of shares of Common Stock or Preferred Shares to the Company for registration in the name of the trustee of the Trust (the "Trustee"). The Trustee will be designated by the Company, but will not be affiliated with the Company. The beneficiary of the Trust (the "Beneficiary") will be one or more charitable organizations named by the Company.

  Shares-in-Trust will remain issued and outstanding shares of Common Stock or Preferred Shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The Trustee will receive all dividends and distributions on the Shares-in-Trust and will hold such dividends or distributions in trust for the benefit of the Beneficiary. The Trustee will vote all Shares-in-Trust. The Trustee will designate a permitted transferee of the Shares-in-Trust, provided that the permitted transferee (i) purchases such Shares-in-Trust for valuable consideration and (ii) acquires such Shares-in-Trust without such acquisition resulting in another transfer to another Trust.

  The Prohibited Owner with respect to Shares-in-Trust will be required to repay to the Trustee the amount of any dividends or distributions received by the Prohibited Owner (i) that are attributable to any Shares-in-Trust and (ii) the record date of which was on or after the date that such shares became Shares-in-Trust. Any vote taken by a Prohibited Owner prior to the Company's discovery that the Shares-in-Trust were held in trust will be rescinded as void ab initio. The Prohibited Owner generally will receive from the Trustee the lesser of (i) the price per share such Prohibited Owner paid for the shares of Common Stock or Preferred Shares that were designated as Shares-in-Trust (or, in the case of a gift or devise, the Market Price (as defined below) per share on the date of such transfer) or (ii) the price per share received by the Trustee from the sale of such Shares-in-Trust. Any amounts received by the Trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary.

  The Shares-in-Trust will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price per share on the date of such transfer) or (ii) the Market Price per share on the date that the Company, or its designee, accepts such offer. The Company will have the right to accept such offer for a period of ninety days after the later of (i) the date of the purported transfer which resulted in such Shares-in-Trust or (ii) the date the Company determines in good faith that a transfer resulting in such Shares-in-Trust occurred.

  "Market Price" on any date shall mean the average of the Closing Price for the five consecutive Trading Days ending on such date. The "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the shares of Common Stock or Preferred Shares are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Common Stock or Preferred Shares are listed or admitted to trading or, if the shares of Common Stock or Preferred Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the shares of Common Stock or Preferred Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares of Common Stock or Preferred Shares selected by the Board of Directors. "Trading Day" shall mean a day on which the principal national securities exchange on which the shares of Common Stock or Preferred Shares are listed or admitted to trading is open for the transaction of business or, if the shares of Common Stock or Preferred Shares are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

  Any person who acquires or attempts to acquire Common Stock or Preferred Shares in violation of the foregoing restrictions, or any person who owned shares of Common Stock or Preferred Shares that were transferred to a Trust, will be required (i) to give immediately written notice to the Company of such event and (ii) to provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

  All persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding shares of Common Stock and Preferred Shares must, within 30 days after January 1 of each year, provide to the Company a written statement or affidavit stating (i) the name and address of such direct or indirect owner,
(ii) the number of shares of Common Stock and Preferred Shares owned directly or indirectly, and (iii) a description of how such shares are held. In addition, each direct or indirect shareholder shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limitation.

  The Ownership Limitation generally does not apply to the acquisition of shares of Common Stock or Preferred Shares by an underwriter that participates in a public offering of such shares. In addition, the Board of Directors, upon such conditions as the Board of Directors may direct, may exempt a person from the Ownership Limitation under certain circumstances. The foregoing restrictions will continue to apply until the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

  All certificates representing shares of Common Stock bear a legend referring to the restrictions described above. All additional certificates representing shares of Common Stock or Preferred Shares will bear substantially the same legend.

  The ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of shares of Common Stock might receive a premium from their shares of Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

 Number of Directors; Removal; Filling Vacancies

  The Articles of Incorporation and Bylaws provide that the number of directors will consist of not less than three nor more than 15 persons, as determined by the affirmative vote of a majority of the members of the entire Board of Directors. At all times a majority of the directors shall be Independent Directors, except that upon the death, removal or resignation of an Independent Director, such requirement shall not be applicable for 60 days. Presently there are seven directors, five of whom are Independent Directors. The shareholders are entitled to vote on the election or removal of directors, with each share entitled to one vote. The Bylaws provide that, unless the Board of Directors otherwise determines, any vacancies will be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum. The Articles of Incorporation provide that directors may be removed only by the affirmative vote of the holders of at least 75% of the outstanding stock of the Company then entitled to vote on the election of the directors at a special meeting of the shareholders called for such purpose. This provision, when coupled with the provision of the Bylaws authorizing the Board of Directors to fill vacant directorships, could temporarily prevent any shareholder from enlarging the Board of Directors and filling the new directorships with such shareholder's own nominees. Any directors so elected shall hold office until the next annual meeting of shareholders.

 Special Meetings

  Although the VSCA does not give shareholders the right to call a special meeting of shareholders, the Articles of Incorporation provide that such a meeting may be called by the written request of shareholders holding 25% of the outstanding shares of Common Stock.

 Limitation of Liability

  Pursuant to the VSCA, each director of the Company is required to discharge his duties in accordance with his good faith business judgment of the best interest of the Company. In addition, Virginia law provides that a transaction with the Company in which a director or officer of the Company has a direct or indirect interest is not voidable by the Company solely because of the director's or officer's interest in the transaction if (i) the material facts of the transaction and the director's interest are disclosed to or known by the directors and the transaction is authorized, approved or ratified by the disinterested directors, (ii) the material facts of the transaction and the director's interest are disclosed to or known by the shareholders entitled to vote and the transaction is authorized, approved or ratified by the shareholders, or (iii) the transaction is established to have been fair to the Company.

  The Articles of Incorporation and the VSCA contain provisions which require the Company to indemnify an officer or director against liability incurred in any proceeding to which he is a party because he is an officer or director if
(i) he conducted himself in good faith, (ii) he believed (A) in the case of conduct in his official capacity with the Company, that his conduct was in its best interests, or (B) in all other cases, that his conduct was at least not opposed to its best interests, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful.

  The Articles of Incorporation of the Company also contain a provision which eliminates the liability of a director or officer to the Company or its shareholders for monetary damages for any breach of duty as a director or officer. This provision does not eliminate such liability to the extent that the director or officer engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law.

  Unless a determination has been made that indemnification is not permissible, the Articles of Incorporation also permit the Company to make advances to and reimburse an officer or director for expenses prior to final disposition of the proceeding, upon receipt of a written undertaking from the director or officer to repay the amounts advanced or reimbursed if it is ultimately determined that he is not entitled to indemnification. The Board of Directors of the Company also has the authority to extend to any person who is an employee or agent of the Company, or who is or was serving at the request of the Company as a director, officer, employee or agent of another entity, the same indemnification rights possessed by directors and officers, subject to all of the accompanying conditions and obligations.

  The VSCA permits a court, upon application of a director or officer, to review the Company's determination as to a director's or officer's request for advances, reimbursement or indemnification. If the court determines that the director or officer is entitled to such advances, reimbursement or indemnification, the court may order the Company to make advances and/or reimbursement for expenses or to provide indemnification.

  The Company has purchased and maintains insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with the Company, whether or not the Company is required or has the power to indemnify them against the same liability.

 Amendment

  The Articles of Incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, with the shareholders voting as a class with one vote per share. The Company's Bylaws may be amended by the Board of Directors or by vote of the holders of a majority of the outstanding shares of Common Stock.

 Operations

  The Company is prohibited from acquiring or holding property or engaging in any activity that would cause the Company to fail to qualify as a REIT.

BUSINESS COMBINATIONS

  The VSCA contains provisions restricting "Affiliated Transactions." These provisions, with several exceptions discussed below, require approval of Affiliated Transactions (as defined below) between a Virginia corporation and an Interested Shareholder by an affirmative vote of (A) a majority of the Disinterested Directors (as defined below) and (B) holders of at least two-thirds of the voting shares other than shares beneficially owned by the Interested Shareholder. An Interested Shareholder is any (i) beneficial owner of more than 10% of any class of its outstanding voting shares or (ii) an affiliate or associate of the corporation that at any time within the preceding three years has been an Interested Shareholder of the corporation. Affiliated Transactions subject to this approval requirement include, without limitation, (1) mergers and share exchanges with an Interested Shareholder,
(2) dispositions of material corporate assets to or with an Interested Shareholder not in the ordinary course of business, (3) any guaranty by the corporation of a material amount of the indebtedness of any Interested Shareholder not in the ordinary course of business, (4) dispositions to an Interested Shareholder of a material amount of voting shares of the corporation except pursuant to a share dividend or the exercise of rights distributed on a basis affording substantially proportionate treatment to all holders of the same class or series of voting shares, (5) a dissolution of the corporation proposed by or on behalf of an Interested Shareholder, or (6) any reclassification, including, reverse stock split, recapitalization or merger of the corporation with its subsidiaries which increases the percentage of voting shares owned beneficially by an Interested Shareholder by more than 5%. A Disinterested Director means, with respect to a particular Interested Shareholder, a member of the corporation's board of directors who was (A) a member on the date on which an Interested Shareholder became an Interested Shareholder and (B) recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the Board. The statute requires that an Affiliated Transaction with an Interested Shareholder occurring three years or more after the Interested Shareholder becomes an Interested Shareholder must be approved by the affirmative vote of (1) the holders of two-thirds of the voting shares other than those beneficially owned by the Interested Shareholder or (2) a majority of the Disinterested Directors.

  The special voting requirements do not apply to Affiliated Transactions proposed after the three year period has expired if the transaction satisfies the fair-price requirements of the statute. In general, the fair-price requirement provides that in a two-step acquisition transaction, the Interested Shareholder must pay the shareholders in the second step either the same amount of cash or the same amount and type of consideration paid to acquire the Virginia corporation's shares in the first step.

  None of the foregoing limitations and special voting requirements applies to a transaction with an Interested Shareholder (i) whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the Virginia corporation's Disinterested Directors, (ii) who was an Interested Shareholder on the date the Company became subject to these provisions by virtue of its having 300 shareholders of record, (iii) who became an interested Shareholder as a result of acquiring shares by gift, testamentary bequest or the laws of descent and distribution or (iv) generally, who became an Interested Shareholder inadvertently.

  These provisions may have the effect of deterring certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by an Interested Shareholder, a corporation can adopt an amendment to its Articles of Incorporation or Bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation.

CONTROL SHARE ACQUISITIONS

  The VSCA also provides that shares acquired in a transaction that would cause the acquiring person's voting strength to cross any of three thresholds (20%, 33% or 50%) have no voting rights unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of the Company. An acquiring person may require the Company to hold a special meeting of shareholders to consider the matter within 50 days of its receipt of the request by such acquiring person to hold such meeting. The Articles of Incorporation contain a provision exempting any and all acquisitions of the Company's shares of capital stock from the foregoing provisions of the VSCA. There can be no assurance that this provision will not be amended or eliminated in the future.

OTHER MATTERS

  The Common Stock is listed on the NYSE, under the symbol "PAH." The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

          POLICIES AND OBJECTIVES WITH RESPECT TO CERTAIN ACTIVITIES

  The following is a discussion of the Company's policies with respect to investment, financing, conflict of interest and certain other activities. The policies with respect to these activities have been determined by the Board of Directors of the Company and may be amended or revised from time to time at the discretion of the Board of Directors without a vote of the shareholders of the Company, except that (i) changes in certain policies with respect to conflicts of interest must be consistent with legal requirements and (ii) certain policies with respect to competition are imposed pursuant to contracts that cannot be amended without the consent of all parties thereto.

INVESTMENT POLICIES

 Investments in Real Estate or Interests in Real Estate

  In addition to the Hotels, the Company intends to acquire equity interests in hotels and related properties throughout the United States and, on a limited basis, elsewhere in North America. Additional acquisitions could be made directly or by the Operating Partnership or other entities controlled by the Company, if any exist. The Company's investment objective is to maximize its Cash Available for Distribution and enhance shareholder value by acquiring additional hotels that meet one or more of the Company's investment criteria, by participating in increased revenue from the Hotels and any subsequently acquired hotels through participating leases, and, under appropriate circumstances, by developing selected additional hotels.

  Although the Company presently anticipates that additional investments in hotel properties will be made through the Operating Partnership, additional investments may be made directly by the Company or other entities controlled by the Company, if any exist. Such investments may be financed, in whole or in part, with excess cash flow, borrowings or subsequent issuances of shares of Common Stock or other securities issued by the Company or entities controlled by the Company.

 Development of Hotel Properties

  Although management of the Company currently believes acquisitions of existing hotel properties provide the best opportunities for growth, the Company intends to evaluate from time to time, and may undertake, attractive opportunities to develop new hotels or expand existing hotels. Management believes it has the capability and the expertise to develop successful hotel, resort and conference center properties.

 Investments in Other Entities

  The Company also may participate with other entities in property ownership, through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness that may have priority over the equity interest of the Company.

 Investments in Real Estate Mortgages and Securities of Other Issuers

  While the Company emphasizes equity real estate investments, it may, in its discretion, invest in mortgage and other real estate interests, including securities of REITs and other issuers. The Company currently has no limit on the amount or percentage of assets represented by one investment or investment type. The Company does not presently intend to invest in securities of REITs or other issuers. The Company also does not presently intend to trade or underwrite securities or to make investments for the purpose of exercising control over other issuers. The Company may invest in participating or convertible mortgages if it concludes that by doing so it may benefit from the cash flow or any appreciation in the value of the subject property. Such mortgages are similar to equity participations, because they permit the lender to either participate in increasing revenues from the property or convert some or all of the mortgage to equity.

FINANCING

  The Company intends to make additional investments in hotel properties and may incur indebtedness to make such investments or to meet the distribution requirements imposed by the REIT provisions of the Code, to the extent that cash flow from the Company's investments and working capital is insufficient.

  To ensure that the Company has sufficient liquidity to conduct its operations, including making investments in additional hotel properties and funding its anticipated distribution obligations and financing costs, the Company has access to the Line of Credit. In May 1996, the maximum amount available under the Line of Credit was increased from $165 million to $250 million and certain modifications were made, thereby increasing the Company's ability to borrow under the Line of Credit. Borrowings under the Line of Credit have been utilized to purchase the Recent Acquisitions, and additional funds may be used to acquire additional properties. The Company may seek to arrange other borrowings to fund investments in additional hotel properties or for other purposes. The Line of Credit is secured by first mortgage liens on 23 of the Hotels and a mortgage lien on subsequently acquired properties that are purchased with borrowings under the Line of Credit. The Company intends to limit its consolidated indebtedness to an amount no more than 40% of the Company's total market capitalization.

  Borrowings may be incurred through the Operating Partnership or the Company. Indebtedness incurred by the Company may be in the form of bank borrowings, secured and unsecured, and publicly and privately placed debt instruments. Indebtedness incurred by the Operating Partnership may be in the form of purchase money obligations to the sellers of properties, publicly or privately placed debt instruments, financing from banks, institutional investors or other lenders, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in the property owned by the Operating Partnership. Such indebtedness may be recourse to all or any part of the property of the Company or the Operating Partnership, or may be limited to the particular property to which the indebtedness relates. The proceeds from any borrowings by the Company or the Operating Partnership may be used for the payment of distributions or dividends, working capital, to refinance existing indebtedness or to finance acquisitions, expansions, additions or renovations of hotel properties. See "Federal Income Tax Considerations--Requirements for Qualification--Distribution Requirements."

  If the Board of Directors determines to raise additional equity capital, the Board will have the authority, without shareholder approval, to issue additional shares of Common Stock or Preferred Shares in any manner (and on such terms and for such consideration) as it deems appropriate, including in exchange for property. Existing shareholders have no preemptive right to purchase shares issued in any such offering, and any such offering might cause a dilution of a shareholder's investment in the Company.

  The Company may make investments other than as previously described, although it does not currently intend to do so.

CONFLICT OF INTEREST POLICIES

  The Company has adopted certain policies and entered into certain agreements designed to minimize potential conflicts of interest. The Company's Board of Directors is subject to certain provisions of Virginia law, which are designed to eliminate or minimize certain potential conflicts of interest. However, there can be no assurance that these policies always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders.

 Articles of Incorporation and Bylaw Provisions

  The Company's Articles of Incorporation, with limited exceptions, require that a majority of the Company's Board of Directors be comprised of persons who are not officers or employees of the Company, affiliates of officers or employees of the Company or affiliates of any advisor to the Company under an advisory agreement, any lessee or contract manager of any property of the Company, any of its subsidiaries, or any partnership which is an affiliate of the Company (each such person, an "Independent Director"). The Articles of Incorporation provide that such provisions relating to Independent Directors may not be amended, altered, changed or repealed without the affirmative vote of all of the Independent Directors or the affirmative vote of the holders of not less than 75% of the outstanding shares of capital stock of the Company entitled to vote. In addition, the Company's Bylaws provide that any action pertaining to any transaction (a) involving the Company must be approved by a majority of the directors and (b) in which the Company is purchasing, selling, leasing or mortgaging any real estate asset, making a joint venture investment or engaging in any other transaction in which an advisor, director or officer of the Company, any affiliated lessee or affiliated contract manager of any property of the Company or any affiliate of the foregoing, has any direct or indirect interest, must be approved by the affirmative vote of a majority of the Independent Directors.

 The Operating Partnership

  A conflict of interest may arise between the Company, as a general and limited partner of the Operating Partnership, and the other Limited Partners of the Operating Partnership, which may include affiliates of Patriot American, due to the differing potential tax liability to the Company and the other Limited Partners from the sale of Hotels to the Operating Partnership resulting from the differing tax bases of the Company and such affiliates in such properties. In an effort to address this and other potential conflicts of interest, the Company's Bylaws provide that the Company's decisions with respect to the sale of a Hotel purchased from an affiliate of Patriot American must be made by the Independent Directors. The Partnership Agreement gives PAH GP, as general partner of the Operating Partnership, full, complete and exclusive discretion in managing and controlling the business of the Operating Partnership and in making all decisions affecting the business and assets of the Operating Partnership.

 Provisions of Virginia Law

  Pursuant to Virginia law, each director is subject to restrictions relating to misappropriation of corporate opportunities for himself or his affiliates which such director learned of solely as a result of his service as a member of the Board of Directors of the Company. In addition, Virginia law provides that a transaction with the Company in which a director or officer of the Company has a direct or indirect interest is not voidable by the Company solely because of the director's or officer's interest in the transaction if
(i) the material facts of the transaction and the director's interest are disclosed to or known by the directors and the transaction is approved, authorized or ratified by the disinterested directors, (ii) the material facts of the transaction and the director's interest are disclosed to or known by the shareholders entitled to vote and the transaction is authorized, approved or ratified by the shareholders, or (iii) the transaction is established to have been fair to the Company.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

  The Company has authority to offer shares of capital stock or other securities and to repurchase or otherwise reacquire its shares or any other securities and may engage in such activities in the future. As described under "Shares Available for Future Sale," the Company may (but is not obligated to) issue shares of Common Stock to holders of OP Units upon exercise of the Redemption Rights (as defined below). The Company has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers, nor has the Company invested in the securities of other issuers other than the Operating Partnership for the purpose of exercising control. The Company has made loans to third parties, including PAH Ravinia and the Lessees. In the future the Company may make loans to third parties, including, without limitation, to joint ventures in which it participates. The Company intends to make investments in such a way that it will not be treated as an investment company under the Investment Company Act of 1940, as amended.

  At all times, the Company intends to make investments in such a manner consistent with the requirements of the Code for the Company to qualify as a REIT unless, because of changing circumstances or changes in the Code (or in Treasury Regulations), the Company's Board of Directors determines that it is no longer in the best interests of the Company to qualify as a REIT.

WORKING CAPITAL RESERVES

  The Company will maintain working capital reserves in amounts that the Board of Directors determines to be adequate to meet normal contingencies in connection with the operation of the Company's business and investments.

                       SHARES AVAILABLE FOR FUTURE SALE

  At June 24, 1996, the Company had outstanding (or reserved for issuance upon redemption or exchange of OP Units or pursuant to the 1995 Plan) 19,963,940 shares of Common Stock. In addition to OP Units issued to the Company, the Operating Partnership had outstanding an aggregate of 3,485,292 OP Units. The shares of Common Stock issued in the Initial Offering are freely tradeable by persons, other than "Affiliates" of the Company, without restriction under the Securities Act, subject to certain limitations on ownership set forth in the Articles of Incorporation. See "Description of Capital Stock--Articles of Incorporation and Bylaw Provisions--Restrictions on Transfer."

  Pursuant to the Partnership Agreement, the Limited Partners, other than PAH LP received rights (the "Redemption Rights") that enable them to cause the Operating Partnership to redeem each OP Unit (other than the Preferred OP Units) in exchange for cash equal to the value of a share of Common Stock (or, at the Company's election, the Company may purchase each OP Unit offered for redemption for one share of Common Stock). The Redemption Rights may be exercised (subject to the Lock-up Agreements), at any time after October 2, 1996. See "Partnership Agreement--Redemption Rights." Pursuant to the purchase agreement for the Preferred OP Units, the holders of the Preferred OP Units have the right to exchange their Preferred OP Units for shares of Common Stock after three years from the date of issuance. See "Developments Since the Initial Offering--Financing Activities."

  With respect to the OP Units issued in connection with the Formation Transactions and in connection with the acquisition of the Holiday Inn Lenox, the Company only has the right to elect to purchase such OP Units offered for redemption for shares of Common Stock pursuant to an effective registration statement with respect to the issuance of such shares. The Company has agreed to register shares of Common Stock issuable upon the redemption of OP Units or exchange of Preferred OP Units issued in connection with the acquisition of the West Coast Portfolio and the Private Placement, respectively. The Company may agree with future sellers of hotel properties to register shares of Common Stock issuable upon the redemption of OP Units or the conversion of securities convertible into shares of Common Stock.

  The Company has reserved an aggregate of 1,000,000 shares of Common Stock for issuance under the 1995 Plan. The Company intends to file a registration statement on Form S-8 with respect to the shares of Common Stock issuable under the 1995 Plan and the shares of Common Stock issuable under the Directors' Plan. Shares of Common Stock issued after the effective date of any such registration statement on Form S-8 upon the exercise of options granted under the 1995 Plan will be available for sale in the public market without restriction to the extent that they are held by persons who are not affiliates of the Company and, to the extent that they are held by affiliates, pursuant to Rule 144 under the Securities Act, without observance of the holding period requirement.

  The Company's Common Stock trades on the NYSE under the Symbol "PAH". No prediction can be made as to the effect, if any, that the Offering, or future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the Common Stock. See "Risk Factors-- Market for Common Stock" and "Partnership Agreement--Transferability of Interests."

                             PARTNERSHIP AGREEMENT

  The following summary of the Partnership Agreement, and the descriptions of certain provisions thereof set forth elsewhere in this Prospectus, is qualified in its entirety by reference to the Partnership Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

MANAGEMENT

  The Operating Partnership has been organized as a Virginia limited partnership pursuant to the terms of the Partnership Agreement. Pursuant to the Partnership Agreement, PAH GP, a wholly owned subsidiary of the Company, as the sole general partner of the Operating Partnership (the "General Partner"), has full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, and the Limited Partners in their capacity as such have no authority to transact business for, or participate in the management activities or decisions of, the Operating Partnership. However, any amendment to the Partnership Agreement that would
(i) affect the Redemption Rights, (ii) adversely affect the Limited Partners' rights to receive cash distributions, (iii) alter the Operating Partnership's allocations of income and loss or (iv) impose on the Limited Partners any obligations to make additional contributions to the capital of the Operating Partnership, requires the consent of Limited Partners other than PAH LP holding more than 50% of the OP Units held by such Limited Partners.

TRANSFERABILITY OF INTERESTS

  PAH GP and PAH LP may not voluntarily withdraw from the Operating Partnership or transfer or assign their interests in the Operating Partnership unless the transaction in which such withdrawal or transfer occurs results in the Limited Partners' (other than PAH LP) receiving property in an amount equal to the amount they would have received had they exercised their Redemption Rights immediately prior to such transaction, or unless the successors to PAH GP and PAH LP contribute substantially all of their assets to the Operating Partnership in return for an interest in the Operating Partnership. A person may not be admitted as a substitute or successor General Partner unless a majority-in-interest of the Limited Partners (other than PAH
LP) consent in writing to the admission of such substitute or successor General Partner, which consent may be withheld in the sole discretion of such Limited Partners. With certain limited exceptions, the Limited Partners may not transfer their interests in the Operating Partnership, in whole or in part, without the written consent of the General Partner, which consent may be withheld in the sole discretion of the General Partner.

CAPITAL CONTRIBUTION

  The Company, through PAH GP and PAH LP, contributed to the Operating Partnership substantially all of the net proceeds of the Initial Offering, in consideration of which PAH GP received a 1.0% general partnership interest and PAH LP received approximately a 83.6% limited partnership interest in the Operating Partnership. The Partnership Agreement provides that if the Operating Partnership requires additional funds at any time or from time to time in excess of funds available to the Operating Partnership from borrowing or capital contributions, the Company may borrow such funds from a financial institution or other lender and lend such funds to the Operating Partnership on the same terms and conditions as are applicable to the Company's borrowing of such funds. Under the Partnership Agreement, the Company generally is obligated to contribute, through PAH GP and PAH LP, the proceeds of a share offering as additional capital to the Operating Partnership. Moreover, the Company is authorized, through PAH GP and PAH LP, to cause the Operating Partnership to issue partnership interests for less than fair market value if the Company has concluded in good faith that such issuance is in the best interests of the Company and the Operating Partnership. If the Company so contributes additional capital to the Operating Partnership, PAH GP and PAH LP will receive additional OP Units and their percentage interests in the Operating Partnership will be increased on a proportionate basis based upon the amount of the additional capital contribution and the value of the Operating Partnership at the time of such contribution. Conversely, the percentage interests of the Limited Partners, other than PAH LP, will be decreased on a proportionate basis upon the contribution of additional capital by the Company.

REDEMPTION RIGHTS

  Pursuant to the Partnership Agreement, the Limited Partners, other than PAH LP, received the Redemption Rights, which enable them to cause the Operating Partnership to redeem each OP Unit for cash equal to the value of a share of Common Stock (or, at the Company's election, the Company may purchase each OP Unit offered for redemption for one share of Common Stock). The Redemption Rights may not be exercised, however, if and to the extent that the delivery of Common Stock upon exercise of such rights (regardless of whether the Company would exercise its rights to deliver Common Stock) would (i) result in any person owning, directly or indirectly, shares of Common Stock in excess of the Ownership Limitation (or the Look-Through Ownership Limitation, if applicable), (ii) result in shares of capital stock of the Company being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of section 856(h) of the Code, (iv) cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's, the Operating Partnership's or a Subsidiary Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code, or (v) cause the acquisition of shares of Common Stock by such redeeming Limited Partner to be "integrated" with any other distribution of shares of Common Stock for purposes of complying with the Securities Act. The Redemption Rights may be exercised (subject to the Lock-up Agreements), at any time after October 2, 1996, provided that not more than two redemptions by any Unitholder may occur during each calendar year, and each Limited Partner may not exercise the Redemption Right in respect of less than 1,000 OP Units or, if such Limited Partner holds less than 1,000 OP Units, all of the OP Units held by such Limited Partner. Prior to October 2, 1996, the Redemption Right may be exercised (but only for cash) by a lender to whom any OP Units may have been pledged, provided that such pledge was permissible in light of the Lock-up Agreements. In the future, it may become necessary to place additional restrictions on the exercise of Redemption Rights in order to assure that the Operating Partnership does not become a "publicly traded partnership" that is treated as a corporation for federal income tax purposes. See "Federal Income Tax Considerations--Tax Aspects of the Operating Partnership and the Subsidiary Partnerships." The aggregate number of shares of Common Stock issuable upon exercise of the Redemption Rights is 2,822,901. The number of shares of Common Stock issuable upon exercise of the Redemption Rights will be adjusted upon the occurrence of share splits, mergers, consolidations or similar pro rata share transactions, which otherwise would have the effect of diluting the ownership interests of the Limited Partners or the shareholders of the Company. See "Shares Available for Future Sale."

REGISTRATION RIGHTS

  For a description of the Company's obligation to register shares of its Common Stock, see "Shares Available for Future Sale."

OPERATIONS

  The Partnership Agreement requires that the Operating Partnership be operated in a manner that enables the Company to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed under the Code and to ensure that the Operating Partnership will not be classified as a "publicly traded partnership" for purposes of section 7704 of the Code.

  In addition to the administrative and operating costs and expenses incurred by the Operating Partnership, the Operating Partnership pays all administrative costs and expenses of the Company, PAH GP and PAH LP (the "Company Expenses") and the Company Expenses are treated as expenses of the Operating Partnership. The Company Expenses generally include (i) all expenses relating to the formation and continuity of existence of the Company, PAH GP and PAH LP, (ii) all expenses relating to the public offering and registration of securities by the Company, (iii) all expenses associated with the preparation and filing of any periodic reports by the Company under federal, state or local laws or regulations, (iv) all expenses associated with compliance by the Company, PAH GP and PAH LP with laws, rules and regulations promulgated by any regulatory body and (v) all other operating or administrative costs of PAH GP incurred in the ordinary course of its business on behalf of the Operating Partnership. The Company Expenses, however, do not include any administrative and operating

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

costs and expenses incurred by the Company that are attributable to hotel properties or partnership interests in a Subsidiary Partnership that are owned by the Company directly. The Company currently does not own any hotels directly.

DISTRIBUTIONS AND ALLOCATIONS

  The Partnership Agreement provides that the Operating Partnership distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the Operating Partnership's property in connection with the liquidation of the Operating Partnership) on a quarterly (or, at the election of the General Partner, more frequent) basis, in amounts determined by the General Partner in its sole discretion, to the partners in accordance with their respective percentage interests in the Operating Partnership. Upon liquidation of the Operating Partnership, after payment of, or adequate provision for, debts and obligations of the Operating Partnership, including any partner loans, any remaining assets of the Operating Partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. If the General Partner has a negative balance in its capital account following a liquidation of the Operating Partnership, it will be obligated to contribute cash to the Operating Partnership equal to the negative balance in its capital account.

  Profit and loss of the Operating Partnership for each fiscal year of the Operating Partnership is generally allocated among the partners in accordance with their respective interests in the Operating Partnership. Taxable income and loss will be allocated in the same manner, subject to compliance with the provisions of Code sections 704(b) and 704(c) and Treasury Regulations promulgated thereunder.

TERM

  The Operating Partnership will continue until December 31, 2050, or until sooner dissolved upon the (i) bankruptcy, dissolution or withdrawal of the General Partner (unless the Limited Partners elect to continue the Operating Partnership), (ii) sale or other disposition of all or substantially all the assets of the Operating Partnership, (iii) redemption of all limited partnership interests in the Operating Partnership (other than those held by PAH LP), or (iv) election by the General Partner.

TAX MATTERS

  Pursuant to the Partnership Agreement, the General Partner is the tax matters partner of the Operating Partnership and, as such, has authority to handle tax audits and to make tax elections under the Code on behalf of the Operating Partnership.

PREFERRED OP UNITS

  In connection with the Private Placement, the Operating Partnership issued 662,391 Preferred OP Units. The Preferred OP Units pay distributions equal to 103% of the current annual dividend paid on the outstanding Common Stock, subject to increase or decrease by the dollar amount of any increase or decrease in the dividend paid on the Common Stock. In addition, if, for any taxable year of the Operating Partnership ending on or before December 31, 1998, that portion of the Preferred OP Units holder's distributive share of Operating Partnership taxable income which consists of "unrelated business taxable income" as defined in section 512(a)(1) of the Code exceeds twenty percent (the "UBTI Threshold") (any such excess, the "Excess UBTI") then the Preferred OP Unit holder will be entitled to an additional distribution from the Operating Partnership with respect to such taxable year equal to the product of (i) the Excess UBTI multiplied by (ii) the federal tax rate applicable to the Excess UBTI. Prior to the third anniversary of issuance, the Preferred OP Units generally will not be convertible into Common Stock, except under certain limited circumstances. On or after the third anniversary of issuance, the holders may exchange their Preferred OP Units for shares of Common Stock on a one-for-one basis, subject to adjustment and to an ownership limitation of 4.9% of all outstanding Common Stock. After the tenth anniversary of issuance, the Company may exchange the Preferred OP Units for shares of Common Stock. The foregoing exchange rights are in lieu of the conversion rights in the Partnership Agreement, which are not applicable to the Preferred OP Units, with the exception of the anti-dilution provisions.

                       FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of material federal income tax considerations that may be relevant to a prospective holder of the Common Stock. Goodwin, Procter & Hoar llp has acted as counsel to the Company and has reviewed this summary and is of the opinion that it fairly summarizes the federal income tax consequences that are likely to be material to a holder of the Common Stock. The discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

  The statements in this discussion and the opinion of Goodwin, Procter & Hoar llp are based on current provisions of the Code, existing, temporary, and currently proposed Treasury regulations promulgated under the Code ("Treasury Regulations"), the legislative history of the Code, existing administrative rulings and practices of the Service, and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

  EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP, AND SALE OF THE COMMON STOCK AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

  The Company will make an election to be taxed as a REIT under sections 856 through 860 of the Code. The Company believes that it is organized and operates in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that the Company will operate in a manner so as to qualify or remain qualified as a REIT.

  The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retrospectively.

  In the opinion of Goodwin, Procter & Hoar llp, commencing with the taxable year ending December 31, 1995, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding upon the Service or any court. It must be emphasized that Goodwin, Procter & Hoar llp's opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters, including representations regarding the nature of the Company's properties, the Participating Leases, and the future conduct of the Company's business. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, the distribution levels, stock ownership, and other various qualification tests imposed under the Code discussed below. Goodwin, Procter & Hoar llp will not review the Company's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "Federal Income Tax Considerations--Failure to Qualify."

  As a REIT, the Company generally is not subject to federal corporate income tax on its net income that is distributed currently to its shareholders. That treatment substantially eliminates the "double taxation" of income (i.e., taxation at both the corporate and shareholder levels) that generally results from investment in a corporation. However, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then to the extent of such asset's "built-in gain" (i.e., the excess of the fair market value of such asset at the time of acquisition by the Company over the adjusted basis in such asset at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). The results described above with respect to the recognition of "built-in gain" assume that the Company would make an election pursuant to IRS Notice 88-19 if it were to make any such acquisition.

REQUIREMENTS FOR QUALIFICATION

  The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more directors or trustees; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons;
(vi) not more than 50% in value of the outstanding capital stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule"); (vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and to maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and
(ix) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company believes that it has issued sufficient Common Stock with sufficient diversity of ownership to allow it to satisfy requirements (v) and (vi). In addition, the Company's Articles of Incorporation provide for restrictions regarding transfer of the Common Stock that are intended to assist the

Company in continuing to satisfy the share ownership requirements described in
(v) and (vi) above. Such transfer
restrictions are described in "Description of Capital Stock--Articles of Incorporation and Bylaw Provisions-- Restrictions on Transfer."

  For purposes of determining share ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A trust that is a qualified trust under Code section 401(a), however, generally is not considered an individual and the beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in the pension trust for purposes of the 5/50 Rule.

  The Company has two wholly-owned subsidiary corporations, PAH GP and PAH LP. The Company also may have additional corporate subsidiaries in the future. Code section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which has been held by the REIT at all times during the period such corporation was in existence. Thus, in applying the requirements described herein, the Company's "qualified REIT subsidiaries" are ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries are treated as assets, liabilities and items of income, deduction, and credit of the Company. PAH GP and PAH LP have been formed as "qualified REIT subsidiaries."

  In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share (based on the REIT's interest in partnership capital) of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of section 856 of the Code, including satisfying the gross income and asset tests, described below. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership and the Subsidiary Partnerships are treated as assets and gross income of the Company for purposes of applying the requirements described herein.

 Income Tests

  In order for the Company to maintain its qualification as a REIT, there are three requirements relating to the Company's gross income that must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or temporary investment income. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, and from dividends, other types of interest, and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, not more that 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year may be gain from the sale or other disposition of (i) stock or securities held for less than one year, (ii) dealer property that is not foreclosure property and not otherwise eligible for a regulatory safe harbor, and (iii) certain real property held for less than four years (apart from involuntary conversions and sales of foreclosure property). The specific application of these tests to the Company is discussed below.

  Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person; provided, however, that an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a

"Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant."

  Pursuant to the Participating Leases, the Lessees lease from the Operating Partnership or a Subsidiary Partnership the land, buildings, improvements, furnishings, and equipment comprising the Hotels (except for the Crowne Plaza Ravinia Hotel), for periods ranging from 10 to 12 years. The Participating Leases provide that the Lessees will be obligated to pay to the Operating Partnership or a Subsidiary Partnership (i) the greater of Base Rent or Participating Rent (collectively, the "Rents") and (ii) Additional Charges or other expenses as defined in the Participating Lease Agreements. Participating Rent is calculated by multiplying fixed percentages by various revenue categories for each of the Hotels. Both Base Rent and the thresholds in the Participating Rent formulas will be adjusted for inflation (with the exception of the hotels in the WestCoast Portfolio for which Base Rent increases as specified in the NorthCoast Participating Leases). Base Rent accrues and is required to be paid monthly. Participating Rent is payable monthly, with monthly adjustments based on actual results.

  In order for Base Rent, Participating Rent, and Additional Charges to constitute "rents from real property," the Participating Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Participating Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties, (ii) the form of the agreement,
(iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement), and (iv) the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation) with respect to the property. In addition, Code section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property, (ii) the service recipient controls the property,
(iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property), (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract, (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient, and (vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case. The Company believes, however, that the Participating Leases are properly treated as true leases for federal income tax purposes.

  Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Participating Leases that discuss whether such leases constitute true leases for federal income tax purposes. Therefore, there can be no complete assurance that the Service will not assert successfully a contrary position. If the Participating Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Operating Partnership and the Subsidiary Partnerships receive from the Lessees would not be considered rent or would not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

  In order for the Rents to constitute "rents from real property," several other requirements also must be satisfied. One requirement is that the Rents attributable to personal property leased in connection with the lease of the real property comprising a Hotel must not be greater than 15% of the Rents received under the Participating Lease. The Rents attributable to the personal property in a Hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the adjusted bases of the personal property in a Hotel at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the Hotel at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). If a portion of the Rents from a particular hotel property do not qualify as "rents from real property" because the amount attributable to personal property exceeds 15% of the total Rents for a taxable year, the portion of the Rents that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income tests. Thus, if such Rents attributable to personal property, plus any other nonqualifying income, during a taxable year exceed 5% of the Company's gross income during the year, the Company would lose its REIT status. With respect to each Hotel (or interest therein) that the Operating Partnership acquires in exchange for OP Units, the initial adjusted bases of both the real and personal property comprising such Hotel generally will be the same as the adjusted bases of such property in the hands of the previous owner. With respect to each Hotel (or interest therein) that the Operating Partnership acquires for cash, the aggregate initial adjusted bases of the real and personal property comprising such Hotel generally will equal the cash consideration paid and such bases generally will be allocated among real and personal property based on relative fair market values. With respect to each Hotel, the Company believes that the Adjusted Basis Ratio for the Hotel is less than 15% or that any nonqualifying income attributable to excess personal property will not jeopardize the Company's ability to qualify as a REIT. The Participating Leases provide that the Adjusted Basis Ratio for each Hotel shall not exceed 15%. The Participating Leases further provide that the Lessees will cooperate in good faith and use their best efforts to prevent the Adjusted Basis Ratio for any Hotel from exceeding 15%, which cooperation may include the purchase by Lessee at fair market value of enough personal property at such Hotel so that the Adjusted Basis Ratio for such Hotel is less than 15%. Finally, amounts in the Company's reserve for capital expenditures may not be expended to acquire additional personal property for a Hotel to the extent that such acquisition would cause the Adjusted Basis Ratio for that Hotel to exceed 15%. There can be no assurance, however, that the Service would not challenge the Company's calculation of an Adjusted Basis Ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, the Company could fail to satisfy the 95% or 75% gross income test and thus lose its REIT status.

  Another requirement for qualification of the Rents as "rents from real property" is that the Participating Rent must not be based in whole or in part on the income or profits of any person. The Participating Rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages (i) are fixed at the time the Participating Leases are entered into, (ii) are not renegotiated during the term of the Participating Leases in a manner that has the effect of basing Participating Rent on income or profits, and (iii) conform with normal business practice. More generally, the Participating Rent will not qualify as "rents from real property" if, considering the Participating Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Participating Rent on income or profits. Since the Participating Rent is based on fixed percentages of the gross revenues from the Hotels that are established in the Participating Leases, and the Company has represented that the percentages (i) will not be renegotiated during the terms of the Participating Leases in a manner that has the effect of basing the Participating Rent on income or profits and (ii) conform with normal business practice, the Participating Rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, as described above).

  A third requirement for qualification of the Rents as "rents from real property" is that the Company must not own, actually or constructively, 10% or more of any Lessee. The constructive ownership rules generally provide that, if 10% or more in value of the stock of the Company is owned, directly or indirectly, by or for any person, the Company is considered as owning the stock owned, directly or indirectly, by or for such person. The
Company initially will not own any stock of the Lessees. The Limited Partners of the Operating Partnership may acquire Common Stock (at the Company's option) by exercising their Redemption Rights. The Partnership Agreement, however, provides that a redeeming limited partner may not exercise its Redemption Right if and to the extent, the delivery of Common Stock upon the exercise of such rights would cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's, the Operating Partnership's or a Subsidiary Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code. The Articles of Incorporation likewise prohibit a shareholder of the Company from owning Common Stock or Preferred Shares that would cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's, the Operating Partnership's or a Subsidiary Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code. Thus, the Company should never own, actually or constructively, 10% of more of a Lessee. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, it will not rent any property to a Related Party Tenant. However, because the Code's constructive ownership rules for purposes of the Related Party Tenant rules are broad and it is not possible to monitor continually direct and indirect transfers of Common Stock, no absolute assurance can be given that such transfers or other events of which the Company has no knowledge will not cause the Company to own constructively 10% or more of the Initial Lessee at some future date.

  A fourth requirement for qualification of the Rents as "rents from real property" is that the Company cannot furnish or render noncustomary services to the tenants of the Hotels, or manage or operate the Hotels, other than through an independent contractor who is adequately compensated and from whom the Company itself does not derive or receive any income. Provided that the Participating Leases are respected as true leases, the Company should satisfy that requirement, because the Operating Partnership or a Subsidiary Partnership, as applicable, is not performing any services other than customary ones for the Lessees. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, it will not perform noncustomary services with respect to the tenant of the property.

   If the Rents from a particular hotel property do not qualify as "rents from real property" because either (i) the Participating Rent is considered based on income or profits of a Lessee, (ii) the Company owns, actually or constructively, 10% or more of a Lessee, or (iii) the Company furnishes noncustomary services to the tenants of the Hotels, or manages or operates the Hotels, other than through a qualifying independent contractor, none of the Rents from that hotel property would qualify as "rents from real property." In that case, the Company likely would lose its REIT status because it would be unable to satisfy either the 75% or 95% gross income tests.

  In addition to the Rents, the Lessees are required to pay to the Operating Partnership or a Subsidiary Partnership, as applicable, Additional Charges. To the extent that Additional Charges represent either (i) reimbursements of amounts that the Lessor is obligated to pay to third parties or (ii) penalties for nonpayment or late payment of such amounts, Additional Charges should qualify as "rents from real property." To the extent that Additional Charges represent interest that is accrued on the late payment of the Rents or Additional Charges, such Additional Charges may qualify as "rents from real property." To the extent such Additional Charges representing interest are not treated as "rents from real property," they should be treated as interest that qualifies for the 95% gross income test.

  The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a

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loan that is based on the residual cash proceeds from sale of the property securing the loan constitutes a "shared appreciation provision" (as defined in the Code), income attributable to such participation feature will be treated as gain from the sale of the secured property.

  Any gross income derived from a prohibited transaction is taken into account in applying the 30% income test necessary to qualify as a REIT (and the net income from that transaction is subject to a 100% tax). The term "prohibited transaction" generally includes a sale or other disposition (whether by the Company, the Operating Partnership or a Subsidiary Partnership) of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. All inventory required in the operation of the Hotels will be owned by the Lessees under the terms of the Participating Leases. Accordingly, the Company believes no asset owned by the Company, the Operating Partnership or a Subsidiary Partnership is held for sale to customers and that a sale of any such asset will not be in the ordinary course of business of the Company, the Operating Partnership or a Subsidiary Partnership. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. Nevertheless, the Company will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

  The Company will be subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualified income under the 75% gross income test), less expenses directly connected with the production of such income. However, gross income from such foreclosure property will qualify under the 75% and 95% gross income tests. "Foreclosure property" is defined as any real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or on an indebtedness that such property secured and (ii) for which such REIT makes a proper election to treat such property as foreclosure property. However, a REIT will not be considered to have foreclosed on a property where such REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Under the Code, property generally ceases to be foreclosure property with respect to a REIT on the date that is two years after the date such REIT acquired such property (or longer if an extension is granted by the Secretary of the Treasury). The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day (i) on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify under the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify under the 75% gross income test, (ii) on which any construction takes place on such property (other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent), or (iii) which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business which is conducted by the REIT (other than through an independent contractor from whom the REIT itself does not derive or receive any income). As a result of the rules with respect to foreclosure property, if a Lessee defaults on its obligations under a Participating Lease for a Hotel, the Company terminates the Lessee's leasehold interest, and the Company is unable to find a replacement lessee for such Hotel within 90 days of such foreclosure, gross income from hotel operations conducted by the Company from such Hotel would cease to qualify for the 75% and 95% gross income tests unless the Company employs an independent contractor to manage the Hotel. In such event, the Company likely would be unable to satisfy the 75% and 95% gross income tests and, thus, would fail to qualify as a REIT.

  It is possible that, from time to time, the Company, the Operating Partnership or a Subsidiary Partnership will enter into hedging transactions with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms, including interest rate swap contracts, interest rate cap or floor

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

contracts, futures or forward contracts, and options. To the extent that the Company, the Operating Partnership or a Subsidiary Partnership enters into an interest rate swap or cap contract to hedge any variable rate indebtedness incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Furthermore, any such contract would be considered a "security" for purposes of applying the 30% gross income test. To the extent that the Company, Operating Partnership or a Subsidiary Partnership hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT. If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. Those relief provisions will be generally available if the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of those relief provisions. As discussed above in "Federal Income Tax Considerations--Taxation of the Company," even if those relief provisions apply, a 100% tax would be imposed with respect to the net income attributable to the excess of 75% or 95% of the Company's gross income over its qualifying income in the relevant category, whichever is greater. No such relief is available for violations of the 30% income test.

 Asset Tests

  The Company, at the close of each quarter of its taxable year, also must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets," including, in cases where the Company raises new capital through stock or long-term (at least five-year) debt offerings, temporary investments in stock or debt instruments during the one-year period following the Company's receipt of such capital. The term "real estate assets" includes interests in real property, interests in mortgages on real property to the extent the mortgage balance does not exceed the value of the associated real property, and shares of other REITs. For purposes of the 75% asset requirement, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold in real property, and an option to acquire real property (or a leasehold in real property). Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities (except for its ownership interest in the Operating Partnership, a Subsidiary Partnership, the stock of PAH GP and PAH LP, or the stock of any other corporate subsidiary with respect to which it has held 100% of the stock at all times during the subsidiary's existence).

  For purposes of the asset requirements, the Company is deemed to own its proportionate share of the assets of the Operating Partnership and each Subsidiary Partnership, rather than its partnership interests in the Operating Partnership and each Subsidiary Partnership. The Company believes that, as of the date of the Offering, (i) at least 75% of the value of its total assets are represented by real estate assets, cash and cash items (including receivables), and government securities and (ii) it does not own any securities that do not satisfy the 75% asset requirement. In addition, the Company does not intend to acquire or dispose, or cause the Operating Partnership or a Subsidiary Partnership to acquire or dispose, of assets in the future in a way that would cause it to violate either asset requirement.

  If the Company should fail to satisfy the asset requirements at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if
(i) it satisfied all of the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of the Company's assets and the asset requirements either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition (i.e., the discrepancy arose from changes in the market values of its assets). If the

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

condition described in clause (ii) of the preceding sentence were not satisfied, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

 Distribution Requirements

  The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year,
(ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to make timely distributions sufficient to satisfy all annual distribution requirements.

  It is possible that, from time to time, the Company may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. In addition, the Company may incur expenditures (such as repayment of loan principal) that do not give rise to a deduction. Therefore, the Company may have less cash available for distribution than is necessary to meet its annual 95% distribution requirement or to avoid corporate income tax or the excise tax imposed on certain undistributed income. In such a situation, the Company may find it necessary to arrange for short-term (or possibly long-term) borrowings or to raise funds through the issuance of additional shares of common or preferred stock.

  Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to its shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Although the Company may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay to the Service interest based upon the amount of any deduction taken for deficiency dividends.

 Recordkeeping Requirements

  Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, the Company must maintain certain records and request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding capital stock. The Company intends to comply with such requirements.

 Partnership Anti-Abuse Rule

  The U.S. Department of the Treasury recently issued a final regulation (the "Anti-Abuse Rule"), under the partnership provisions of the Code (the "Partnership Provisions") that authorizes the Service, in certain abusive transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the Service deems appropriate. The Anti-Abuse Rule applies where a partnership is formed or utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners' aggregate federal tax liability in a manner inconsistent with the intent of the

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

Partnership Provisions. The Anti-Abuse Rule states that the Partnership Provisions are intended to permit taxpayers to conduct joint business (including investment) activities though a flexible arrangement that accurately reflects the partners' economic agreement and clearly reflects the partners' income without incurring any entity-level tax. The purposes for structuring a transaction involving a partnership are determined based on all of the facts and circumstances, including a comparison of the purported business purpose for a transaction and the claimed tax benefits resulting from the transaction. A reduction in the present value of the partners' aggregate federal tax liability through the use of a partnership does not, by itself, establish inconsistency with the intent of the Partnership Provisions. The Anti-Abuse Rule is effective for all transactions relating to a partnership occurring on and after May 12, 1994. The Anti-Abuse Rule contains an example in which a corporation that elects to be treated as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partnership interest. The limited partners of the partnership contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. In addition, some of the limited partners have the right, beginning two years after the formation of the partnership, to require the redemption of their limited partnership interests in exchange for cash or REIT stock (at the REIT's option) equal to the fair market value of their respective interests in the partnership at the time of the redemption. The example concludes that the use of the partnership is not inconsistent with the intent of the Partnership Provisions and, thus, cannot be recast by the Service. However, the Redemption Rights do not conform in all respects to the redemption rights contained in the foregoing example. Moreover, the Anti-Abuse Rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances. As a result, there can be no assurance that the Service will not attempt to apply the Anti-Abuse Rule to the Company. If the conditions of the Anti-Abuse Rule are met, the Service is authorized to take appropriate enforcement action, including disregarding the Operating Partnership for federal tax purposes or treating one or more of the partners as nonpartners. Any such action potentially could jeopardize the Company's status as a REIT.

FAILURE TO QUALIFY

  If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to the shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

  As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. shareholder" means a holder of Common Stock that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his Common Stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Stock, but rather will reduce

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

the adjusted basis of such stock. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's Common Stock, such distributions will be included in income as long-term capital gain (or short-term capital gain if the Common Stock has been held for one year or less) assuming the Common Stock is a capital asset in the hands of the shareholder. In addition, any distribution declared by the Company in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

  Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the Common Stock will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which the shareholder is a limited partner) against such income. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of Common Stock (or distributions treated as such) will be treated as investment income only if the shareholder so elects, in which case such capital gains will be taxed at ordinary income rates. The Company will notify shareholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

TAXATION OF SHAREHOLDERS ON THE DISPOSITION OF THE COMMON STOCK

  In general, any gain or loss realized upon a taxable disposition of the Common Stock by a shareholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Common Stock has been held for more than one year and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of Common Stock by a shareholder who has held such stock for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the Common Stock may be disallowed if other Common Stock is purchased within 30 days before or after the disposition.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

  The Company will report to its U.S. shareholders and the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their nonforeign status to the Company. The Service issued proposed regulations in April 1996 regarding the backup withholding rules. These proposed regulations would alter the current system of backup withholding compliance. See "Federal Income Tax Considerations-- Taxation of Non-U.S. Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

  Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate

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


generate UBTI, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of Common Stock with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of the Company's stock is required to treat a percentage of the dividends from the Company as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by the Company from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of the Company's stock only if (i) the UBTI Percentage is at least 5%, (ii) the Company qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding stock of the Company in proportion to their actuarial interests in the pension trust, and
(iii) either (A) one pension trust owns more than 25% of the value of the Company's stock or (B) a group of pension trusts individually holding more than 10% of the value of the Company's stock collectively own more than 50% of the value of the Company's stock.

TAXATION OF NON-U.S. SHAREHOLDERS

  The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt has been made herein to provide more than a summary of such rules.

PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE COMMON STOCK, INCLUDING ANY REPORTING REQUIREMENTS.

  Distributions to Non-U.S. Shareholders that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and are not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common Stock is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Shareholder that is a non-U.S. corporation). The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with the Company or
(ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. The Service issued proposed regulations in April 1996 that would modify the manner in which the Company complies with the withholding requirement.

  Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's shares of Common Stock, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares of Common Stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any

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

distribution normally will be subject to withholding at the same rate as a dividend. However, a Non-U.S. Shareholder can file a claim for refund with the Service for the overwithheld amount to the extent it is determined subsequently that a distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

  For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Non-U.S. Shareholders thus would be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the hands of a non-U.S. corporate shareholder not entitled to treaty relief or exemption. The Company is required to withhold 35% of any distribution that is designated by the Company as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

  Gain recognized by a Non-U.S. Shareholder upon a sale of his shares of Common Stock generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. persons. The Company believes that it is a "domestically controlled REIT," and, therefore, sales of shares of Common Stock are not subject to taxation under FIRPTA. However, because the shares of Common Stock are traded publicly, no complete assurance can be given that the Company is actually a "domestically controlled REIT" and no assurance can be given that the Company will continue to be a "domestically controlled REIT." Furthermore, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the Common Stock is effectively connected with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of Common Stock were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations).

  NON-U.S. SHAREHOLDERS SHOULD BE AWARE THAT LEGISLATIVE PROPOSALS HAVE BEEN MADE THAT WOULD HAVE SUBJECTED NON-U.S. PERSONS TO U.S. TAX IN CERTAIN CIRCUMSTANCES ON THEIR GAINS FROM THE SALE OF STOCK IN U.S. CORPORATIONS. THERE CAN BE NO ASSURANCE THAT A SIMILAR PROPOSAL WILL NOT BE ENACTED INTO LAW IN A FORM DETRIMENTAL TO FOREIGN HOLDERS OF THE COMMON STOCK.

STATE AND LOCAL TAXES

  The Company, PAH GP, PAH LP, the Operating Partnership, a Subsidiary Partnership or the Company's shareholders may be subject to state and local tax in various states and localities, including those states and localities in which it or they transact business, own property, or reside. The state tax treatment of the Company and the shareholders in such jurisdictions may differ from the federal income tax treatment described above.
Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws upon and investment in the Common Stock.

  In particular, the State of Texas imposes a franchise tax upon corporations that do business in Texas. The Company is organized as a Virginia corporation and has an office in the State of Texas. PAH LP is organized as

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

a Virginia corporation and has no contacts with the State of Texas other than ownership of its limited partnership interest in the Operating Partnership. The Operating Partnership is registered in the State of Texas as a foreign limited partnership qualified to transact business in Texas.

  The Texas franchise tax is imposed on a corporation doing business in Texas with respect to the corporation's "taxable capital" (generally, financial accounting net worth, with certain adjustments) and its "taxable earned surplus" (generally, a corporation's federal taxable income, with certain adjustments) apportioned to the State of Texas. The franchise tax on "net taxable capital" ("taxable capital" apportioned to Texas) is imposed at the rate of 0.25% of a corporation's net taxable capital. The franchise tax rate on "net taxable earned surplus" ("taxable earned surplus" apportioned to Texas) is 4.5%. The Texas franchise tax is generally equal to the greater of the tax on "net taxable capital" and the tax on "net taxable earned surplus." The Texas franchise tax is not applied on a consolidated group basis. Any Texas franchise tax that the Company, PAH GP or PAH LP is required to pay will reduce the Cash Available for Distribution by the Company to its shareholders.

  A corporation's "taxable capital" and "taxable earned surplus" are apportioned to Texas based on a fraction, the numerator of which is the corporation's gross receipts from business done in Texas, and the denominator of which is the corporation's gross receipts from its entire business. For purposes of determining the source of gross receipts, dividends and interest received by a corporation are generally allocated to the domicile of the debtor or payor. Thus, interest and dividends received by a corporation from another corporation will not be treated as gross receipts from business done in Texas unless the payor is incorporated in Texas (although dividends received from another member of a consolidated group are not taken into account as a gross receipt or earned surplus for purposes of computing the franchise tax on net taxable earned surplus). Distributions received from a partnership by a corporation that is a partner in the partnership will be included in a corporation's gross receipts for purposes of apportioning the corporation's "taxable capital" and "taxable earned surplus" to Texas. For calculating the tax on net taxable capital, receipts reflecting the corporation's share of net profits from a partnership are apportioned to Texas if the partnership's principal place of business (the location of its day-to-day operations) is in Texas; however, if the corporation's share of the gross receipts from the partnership is treated as revenue of the corporation under generally accepted accounting principles, then the receipts of the partnership are apportioned based on normal apportionment rules as if the receipts were received directly by the corporation. This method is not allowed for corporations using the federal income tax method. For purposes of the tax on net earned surplus, receipts are apportioned as though the corporation directly received the payment.

  The office of the Texas State Comptroller of Public Accounts (the "Comptroller"), the agency that administers the Texas franchise tax, has issued a regulation providing that a corporation is not considered to be doing business in Texas for Texas franchise tax purposes merely because the corporation owns an interest as a limited partner in a limited partnership that does business in Texas. The same regulation provides, however, that a corporation is considered to be doing business in Texas if it owns an interest as a general partner in a partnership that does business in Texas. This regulation applies only for purposes of the net taxable capital component of the Texas franchise tax. The Comptroller has not issued a similar regulation with regard to the net taxable earned surplus component. The Comptroller also has expressed informally its view that a corporation is not considered to be doing business in Texas for Texas franchise tax purposes merely because the corporation owns stock in another corporation that does business in Texas.

  In accordance with these pronouncements by the Comptroller, PAH GP is treated as doing business in Texas because it is the general partner of the Operating Partnership and the Operating Partnership does business in Texas. Accordingly, PAH GP is subject to the Texas franchise tax. The Company is treated as doing business in Texas because it has an office in Texas. Accordingly, the Company is subject to the Texas franchise tax. However, the Company's only source of gross receipts for Texas franchise tax purposes is dividends from its two wholly-owned Virginia subsidiaries, PAH GP and PAH LP. Since dividends are sourced to the state of domicile of the distributing corporation for gross receipts apportionment purposes (or are eliminated for purposes of apportioning taxable earned surplus since they would be paid by an affiliate) the Company does not anticipate that any significant portion of its "taxable capital" or "taxable earned surplus" will be apportioned to Texas.

As a result, the Company's Texas franchise tax liability should not be substantial. Further, based on the pronouncements by the Comptroller, PAH LP will not be treated as doing business in Texas merely as a result of its status as a limited partner of the Operating Partnership. As long as PAH LP is not otherwise doing business in Texas, PAH LP will not be subject to the Texas franchise tax.

  There can be no assurance that the Comptroller will agree that PAH LP is not doing business in Texas for Texas franchise tax purposes. First, the Comptroller could revoke the pronouncements described above and contend that the activities of PAH LP constitute the doing of business in Texas. Second, it is not clear whether the Comptroller considers these pronouncements equally applicable to tax on net taxable earned surplus. Third, the Comptroller could contend that (i) some activity of PAH LP other than its ownership of a limited partnership interest in the Operating Partnership will constitute the doing of business in Texas, despite the avoidance of contacts with the State of Texas, or (ii) in light of the overall structure of the Company, PAH LP and PAH GP, the pronouncements otherwise are inapplicable.

  The Operating Partnership and the Subsidiary Partnerships are not subject to the Texas franchise tax under the laws in existence at the time of this Prospectus. There can be no assurance, however, that the Texas legislature, which will not meet again in regular session until 1997, will not in the future expand the scope of the Texas franchise tax to apply to limited partnerships such as the Operating Partnership or a Subsidiary Partnership.

  Gardere & Wynne, L.L.P., special tax counsel to the Company ("Special Tax Counsel"), has reviewed the discussion in this section with respect to Texas franchise tax matters and is of the opinion that it accurately summarizes the Texas franchise tax matters expressly described herein. Special Tax Counsel expresses no opinion on any other tax considerations affecting the company or a holder of Common Stock, including, but not limited to, other Texas franchise tax matters not specifically discussed above.

TAX ASPECTS OF THE OPERATING PARTNERSHIP AND THE SUBSIDIARY PARTNERSHIPS

  The following discussion summarizes certain federal income tax considerations applicable to the Company's direct or indirect investment in the Operating Partnership and the Subsidiary Partnerships (each of the Operating Partnership and the Subsidiary Partnerships is referred to herein as a "Hotel Partnership"). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

 Classification as a Partnership

  The Company is entitled to include in its income its distributive share of each Hotel Partnership's income and to deduct its distributive share of each Hotel Partnership's losses only if each Hotel Partnership is classified for federal income tax purposes as a partnership rather than as an association taxable as a corporation. An organization formed as a partnership will be treated as a partnership, rather than as a corporation, for federal income tax purposes if it (i) has no more than two of the four corporate characteristics that the Treasury Regulations use to distinguish a partnership from a corporation for tax purposes and (ii) is not a "publicly traded" partnership. Those four characteristics are continuity of life, centralization of management, limited liability, and free transferability of interests. A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership will not be taxed as a corporation, however, if 90% or more of its gross income consists of "qualifying income" under Section 7704(d) of the Code which generally includes any income that is qualifying income for purposes of the REIT 95% gross income test (including rents from real property).

  In 1988, the Service issued a notice ("Notice 88-75") providing limited safe harbors from the definition of a publicly traded partnership in advance of the issuance of Treasury Regulations. Pursuant to one of those safe harbors (the "Private Placement Exclusion"), interests in a partnership are not treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all of the partnership interests are issued in a transaction that is not registered under the Securities Act of 1933, as amended, and (ii) the partnership does not have more than 500 partners (taking into account as a partner each person who indirectly owns an interest in the partnership through a partnership, grantor trust, or S corporation). Upon the closing of the Initial Offering, each Hotel Partnership satisfied the Private Placement Exclusion.

  The U.S. Department of the Treasury recently issued final regulations (the "PTP Regulations") that significantly modified the Private Placement Exclusion. Under the PTP Regulations, the Private Placement Exclusion does not apply if the partnership has more than 100 partners at any time during its taxable year (taking into account as a partner each person who indirectly owns an interest in the partnership through a partnership, grantor trust, or S corporation, but only if (i) substantially all of the value of the indirect owner's interest in the intermediate entity is attributable to the intermediate entity's interest in the partnership and (ii) a principal purpose of the tiered arrangement is to permit the partnership to satisfy the 100 partner limitation). According to their terms, the PTP Regulations will not apply to partnerships operating before December 4, 1995 until the earlier of January 1, 2006 or the date on which the partnership adds a "substantial new line of business." Until that time, existing partnerships may rely on the terms of Notice 88-75. Nonetheless, the Company believes that the Hotel Partnerships have satisfied and currently satisfy the requirements of the Private Placement Exclusion under both the terms of Notice 88-75 and the PTP regulations, and will continue to do so. In any event, the Company believes that even if any of the Hotel Partnerships were treated as a publicly traded partnership, no Hotel Partnership will be taxed as a corporation because more than 90% of the income for each Hotel Partnership should be qualifying income under section 7704(d) of the Code.

  If for any reason one of the Hotel Partnerships were taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company would not be able to satisfy the income and asset requirements for REIT status. See "Federal Income Tax Considerations-Requirements for Qualification-Income Tests" and "--Requirements for Qualification--Asset Tests." In addition, any change in a Hotel Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "Federal Income Tax Considerations--Requirements for Qualification--Distribution Requirements." Further, items of income and deduction of such Hotel Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Hotel Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Hotel Partnership's taxable income.

 Income Taxation of Each Hotel Partnership and its Partners

  Partners, Not the Hotel Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, the Company is required to take into account its allocable share of each Hotel Partnership's income, gains, losses, deductions, and credits for any taxable year of such Hotel Partnership ending within or with the taxable year of the Company, without regard to whether the Company has received or will receive any distribution from such Hotel Partnership.


  Tax Allocations With Respect to Contributed Properties. Pursuant to section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The Department of the Treasury recently issued regulations requiring partnerships to use a "reasonable method" for allocating items affected by section 704(c) of the Code and outlining several reasonable allocation methods.

  Under the partnership agreement for each Hotel Partnership (each a "Hotel Partnership Agreement"), depreciation or amortization deductions of the Hotel Partnership generally will be allocated among the partners in accordance with their respective interests in the Hotel Partnership, except to the extent that the Hotel Partnership is required under Code section 704(c) to use a method for allocating tax depreciation deductions attributable to the Initial Hotels or other contributed properties that results in the Company receiving a disproportionately large share of such deductions. In addition, gain on sale of an Initial Hotel or of a Hotel purchased by a Hotel Partnership, in whole or in part with interests in the Hotel Partnership will be specially allocated to the Limited Partners who sold the Hotel to the extent of any "built-in" gain with respect to such Hotel for federal income tax purposes. Depending on the allocation method elected under Code section 704(c), it is possible that the Company (i) may be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed Hotels than would be allocated to the Company if such Hotels were to have a tax basis equal to their fair market value at the time of contribution and (ii) may be allocated taxable gain in the event of a sale of such Hotels in excess of the economic profit allocated to the Company as a result of such sale. These allocations possibly could cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements, although the Company does not anticipate that this event will occur. The Board of Directors has adopted a policy that any decision to sell a Hotel purchased from an affiliate of Patriot American will be made by a majority of the Independent Directors. See "Risk Factors-- Conflicts of Interest--Sale of Hotels."

PAH RAVINIA

  The Operating Partnership owns directly 100% of the nonvoting stock of PAH Ravinia, and the Operating Partnership owns indirectly 4% of the voting common stock of PAH Ravinia. Such stock represents in the aggregate a 99.04% economic interest in PAH Ravinia. The Operating Partnership also holds a $36 million first mortgage note on the Crowne Plaza Ravinia and $4.5 million second mortgage note on such hotel. By virtue of its ownership of OP Units, the Company is considered to own its pro rata share of such stock and mortgage notes.

  As noted above, for the Company to qualify as a REIT the Company's pro rata share of the value of the equity and unsecured debt securities of PAH Ravinia held by the Operating Partnership may not exceed 5% of the total value of the Company's assets. In addition, the Company may not own more than 10% of the voting securities of PAH Ravinia. The Company does not own 10% of the voting securities of PAH Ravinia. In addition, the Company believes its pro rata share of the value of the equity securities of PAH Ravinia does not exceed 5% of the total value of the Company's assets. The Company also believes that the two mortgage notes on the Crowne Plaza Ravinia held by the Operating Partnership (i) are properly treated as debt for tax purposes and (ii) are secured by sufficient real property to qualify as "real estate assets" exempt from the 5% limitation. If the Service were to successfully challenge these determinations, however, the Company likely would fail to qualify as a REIT.

  PAH Ravinia will not qualify as a REIT and will pay federal, state and local income taxes on its taxable income at normal corporate rates. Any such taxes will reduce amounts available for distribution by PAH Ravinia, which in turn will reduce amounts available for distribution to the Company's stockholders.

                                 UNDERWRITING

  Subject to the terms and conditions in the underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters for whom PaineWebber Incorporated, Bear, Stearns & Co. Inc., Dean Witter Reynolds Inc., Goldman, Sachs & Co., Montgomery Securities and Smith Barney Inc. are acting as representatives of the Underwriters (the "Representatives") has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite their respective names. Under the Underwriting Agreement, the Underwriters are obligated to purchase all such shares of Common Stock if any are purchased.

                                                                     NUMBER OF
                                                                     SHARES OF
                                                                    COMMON STOCK
                                                                    ------------
PaineWebber Incorporated...........................................
Bear, Stearns & Co. Inc............................................
Dean Witter Reynolds Inc...........................................
Goldman, Sachs & Co................................................
Montgomery Securities..............................................
Smith Barney Inc...................................................
                                                                     ---------
    Total..........................................................  5,000,000
                                                                     =========

  The Representatives have advised the Company that they propose to offer the Common Stock to the public at the Offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not
in excess of $   per share of Common Stock. The Underwriters may allow, and
such dealers may re-allow, a discount not in excess of $   per share of Common
Stock on sales to certain other brokers and dealers. After the Offering, the Offering price, concession and discount may be changed.

  The Company has granted to the Underwriters an option, exercisable for 30 days after the date of this Prospectus, to purchase up to 750,000 additional shares of Common Stock to cover over-allotments, if any, at the Offering price, less the underwriting discount set forth on the cover page of this Prospectus. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the foregoing table bears to the Common Stock initially offered hereby.

  The Common Stock has not been qualified for sale under the securities laws of Canada or any province or territory of Canada. The Common Stock is not being offered for sale and may not be sold, directly or indirectly, in Canada, or to any resident thereof, except pursuant to exemptions for qualification under applicable Canadian federal or provincial law. The Underwriters will not offer the Common Stock in Canada or to any Canadian resident except pursuant to an exemption from the requirement to file a prospectus in any province of Canada of which such offer is made.

  In the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

  The Company has agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock, or any securities convertible into, or exercisable, exchangeable or redeemable for, shares of Common Stock for a period of 90 days from the date hereof, without the prior consent of PaineWebber Incorporated.

  The Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  The Common Stock is traded on the NYSE under the symbol "PAH." In order to maintain the requirements for listing the shares of Common Stock on the NYSE, the Underwriters have undertaken to sell lots of 100 or more shares of Common Stock.

  In connection with the Initial Offering, the Company closed the Line of Credit with Paine Webber Real Estate. In connection with the May, 1996 increase in the maximum amount available under the Line of Credit, the Company paid Paine Webber Real Estate a fee in the amount of $350,000 and agreed to pay Paine Webber Real Estate an additional fee in the amount of $500,000 at such time as the principal amount outstanding under the Line of Credit exceeds $200,000,000.

  In connection with one of the Proposed Acquisitions, the Company is negotiating with Paine Webber Real Estate to extend a single asset mortgage loan of approximately $22 million on economic terms substantially similar to the Line of Credit. If such a loan is extended, the Company will pay Paine Webber Real Estate a fee in the amount of 1% of the principal amount of such loan.

                                    EXPERTS

  The Consolidated Financial Statements of Patriot American Hospitality, Inc. as of December 31, 1995 and for the period October 2, 1995 (inception of operations) through December 31, 1995 and the related financial statement schedules included in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included elsewhere herein and in the Registration Statement. The Combined Financial Statements of the Initial Hotels as of December 31, 1994 and for each of the years in the two-year period ended December 31, 1994 and the period January 1, 1995 through October 1, 1995, included in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included elsewhere herein and in the Registration Statement, which is based in part on the reports of Coopers & Lybrand L.L.P., independent accountants, as set forth in their respective reports thereon for Certain of the Initial Hotels and Troy Hotel Investors. The Financial Statements of Buckhead Hospitality Joint Venture as of December 31, 1995 and for the year then ended and the related financial statement schedule included in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included elsewhere herein and in the Registration Statement. The Combined Financial Statements of Gateway Hotel Limited Partnership and Wenatchee Hotel Limited Partnership as of December 31, 1995 and for the year then ended and the related financial statement schedule included in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included elsewhere herein and in the Registration Statement. The individual Statements of Direct Revenue and Direct Operating Expenses for each of the Plaza Park Suites Hotel, Roosevelt Hotel and Lexington Hyatt Regency Hotel for the year ended December 31, 1995 included in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included elsewhere herein and in the Registration Statement. Each of the above referenced financial statements have been so included in reliance upon such reports given on their authority as experts in accounting and auditing.

  The CHC Lease Partners financial statements as of December 31, 1995 and for the period inception (October 2, 1995) through December 31, 1995 included in this Prospectus and the Registration Statement have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The Financial Statements of Troy Park Associates as of December 29, 1994 and for the period January 1, 1994 through December 29, 1994 and the year ended December 31, 1993, the Financial Statements of Newporter Beach Hotel Investments L.L.C. as of December 31, 1995 and for the period from March 10, 1995 to December 31, 1995 and the Combined Financial Statements of the Wyndham Portfolio Hotels as of December 31, 1994 and 1995 and for the years then ended, included in this Prospectus and the Registration Statement have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their reports thereon included elsewhere herein and in the Registration Statement. Such financial statements have been so included in reliance upon such report given on their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts, a partnership including professional corporations. In addition, the description of federal income tax consequences contained in the section of the Prospectus entitled "Federal Income Tax Considerations" is based on the opinion of Goodwin, Procter & Hoar LLP, Boston, Massachusetts, which will rely, as to all Texas franchise tax matters, upon the opinion of Gardere & Wynne, L.L.P. Akin, Gump, Strauss, Hauer & Feld, L.L.P., Dallas, Texas and Washington, D.C. has advised the Company on certain real estate matters. Thomas S. Foley, a director, is a partner in Akin, Gump, Strauss, Hauer & Feld. The validity of the shares of Common Stock offered hereby will be passed upon for the Underwriters by White & Case, New York, New York. Goodwin, Procter & Hoar LLP and White & Case will rely on Hunton & Williams, Richmond, Virginia as to certain matters of Virginia law.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-11 (of which this Prospectus is a part) under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules hereto. For further information regarding the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules.

  The Registration Statement and the exhibits and schedules forming a part thereof filed by the Company with the Securities and Exchange Commission can be inspected and copies obtained from the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

  The Company is required to file reports and other information with the Commission pursuant to the Exchange Act, in addition to any other legal or NYSE requirements. The Company furnishes its shareholders with annual reports containing consolidated financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year. The Company includes in such reports annual audited and quarterly unaudited financial statements for the Lessees.

                                   GLOSSARY

  Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for the purposes of this Prospectus.

  "ACMs" means asbestos-containing materials.

  "ADA" means the Americans with Disabilities Act of 1990, as amended.

  "Additional Charges" means certain amounts of money, including interest accrued on any late payments, that the Lessees are obligated to pay to the Company in addition to Base Rent or Participating Rent, pursuant to the Participating Leases.

  "Adjusted Basis Ratio" means, for each Hotel, the ratio that the average of the aggregate adjusted bases of both the real and personal property comprising the Hotel bears at the beginning and at the end of a taxable year.

  "ADR" means average daily room rate.

  "ADS" means alternative depreciation system.

  "Anti-Abuse Rule" means the proposed regulation issued by the United States Treasury Department under the Partnership Provisions that would authorize the Service, in certain "abusive" transactions involving partnerships, to disregard the form of a transaction and recast it for federal tax purposes as it deems appropriate.

  "Articles of Incorporation" means the Amended and Restated Articles of Incorporation of the Company.

  "Base Rent" means the fixed obligation of the Lessees to pay a sum certain in monthly rent under each of the Participating Leases.

  "Board of Directors" means the Board of Directors of the Company.

  "Bylaws" means the Bylaws of the Company.

  "Cash Available for Distribution" means funds from operations adjusted for certain non-cash items, less reserves for capital expenditures.

  "CHC" means CHC International, Inc., a Florida corporation, and its subsidiaries.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Commission" means the United States Securities and Exchange Commission.

  "Common Stock" means the shares of common stock, no par value, of the Company.

  "Company" means Patriot American Hospitality, Inc., a Virginia corporation, together with PAH GP, Inc., PAH LP, Inc. and Patriot American Hospitality Partnership, L.P. and any subsidiaries thereof.

  "Comptroller" means the office of the Texas State Comptroller of Public Accounts.

  "CPI" means the United States Consumer Price Index, All Urban Consumers, U.S. City Average, All Items (1982-84 100).

  "Directors' Plan" means the Patriot American Hospitality, Inc. Non-Employee Directors' Incentive Plan.

  "Doubletree Hotels" means Doubletree Hotels Corporation, a Phoenix, Arizona-based hotel management company, and a subsidiary of Doubletree Corporation.

  "Doubletree Lessee" means DTR North Canton, Inc.

  "Exempt Organizations" means tax-exempt entities.

  "F&B" means food and beverage.

  "F, F & E" means furniture, fixtures and equipment.

  "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980, as amended.

  "Formation Transactions" means the principal transactions in connection with the formation of the Company and the acquisition of the Initial Hotels by the Operating Partnership.

  "Franchise Licenses" means those franchise licenses relating to the franchised Hotels.

  "Funds from operations" means net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring or sales of property, plus depreciation of real property, and after adjustments for unconsolidated partnerships and joint ventures.

  "GAH" means GAH-II, L.P. (doing business under the trade name Gencom American Hospitality) and GAH REIT Management Company, L.P. and their respective subsidiaries, which are hotel management affiliates of Gencom and CHC.

  "Gencom" means the Gencom group of companies.

  "Gencom Interests" means Gencom Interests, Inc., a corporation owned by Karim Alibhai and members of his family.

  "General Partner" means PAH GP, as general partner of the Operating
Partnership.

  "Hotel Partnership" means the Operating Partnership or any Subsidiary Partnership.

  "Hotels" means the hotels owned by the Company.

  "Hyatt" means Hyatt Corporation.

  "Independent Directors" means a director of the Company who is not an officer or employee of the Company, any affiliate of an officer or employee or any affiliate of (i) any advisor to the Company under an advisory agreement,
(ii) any lessee of any property of the Company, (iii) any subsidiary of the Company or (iv) any partnership which is an affiliate of the Company.

  "Initial Hotels" means the 20 hotels acquired by the Company in the Formation Transactions.

  "Initial Offering" means the Company's initial public offering of 14,605,000 shares of Common Stock in October 1995.

  "Lease Master Agreement" means the agreement between the Operating Partnership and CHC Lease Partners which sets forth the terms of CHC Lease Partners' required capitalization and certain other matters.

  "Lessees" means the entities independent from the Company which lease the Hotels from the Operating Partnership pursuant to the Participating Leases.

  "Limited Partners" means the limited partners of the Operating Partnership.

  "LIBOR" means the London Interbank Offered Rate.

  "Line of Credit" means the Company's line of credit facility with Paine Webber Real Estate.

  "Lock-up Periods" means the period of time ranging from one to two years after the Initial Offering for which the officers and directors of the Company, and certain other persons have agreed, subject to certain limited exceptions, not to offer to sell, contract to sell or otherwise dispose of Common Stock (or Securities convertible into shares of Common Stock) without the prior written consent of PaineWebber Incorporated.

  "Look-Through Ownership Limitation" means the ownership of more than 15% of any class of the Company's outstanding capital stock by mutual funds and certain other entities.

  "MACRS" means modified accelerated cost recovery system of depreciation.

  "Management Agreements" means the agreements between the Lessees and the Operators providing for the management by such Operators of the Hotels.

  "Metro Hotels" means Metro Joint Venture, d/b/a Metro Hotels, a Dallas-based hotel company that manages the Holiday Inn Select North Dallas and the Embassy Suites, Hunt Valley.

  "Metro Lease Partners" means Metro Lease Partners, Inc., a Dallas-based hotel company that leases the Embassy Suites, Hunt Valley.

  "Minimum Net Worth" means the minimum net worth that CHC Lease Partners is required to maintain under the Lease Master Agreement.

  "NAREIT" means National Association of Real Estate Investment Trusts, Inc.

  "Non-U.S. Shareholders" means nonresident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates.

  "NorthCoast" means NorthCoast Hotels L.L.C., a recently-formed company owned by a consortium of investors including WestCoast Hotels and Sunmakers Travel Group that leases the hotels in the WestCoast Portfolio and the Hyatt Regency, Lexington from the Company.

  "NorthCoast Master Agreement" means the agreement between the Operating Partnership and NorthCoast which sets forth certain terms related to NorthCoast's leasing of hotels from the Operating Partnership.

  "NYSE" means the New York Stock Exchange, Inc.

  "Offering" means the offering of the shares of Common Stock.

  "OP Units" means units of limited partnership interest in the Operating Partnership, including Preferred Units of limited partnership interest.

  "Operating Partnership" means Patriot American Hospitality Partnership, L.P., a limited partnership organized under the laws of the Commonwealth of Virginia.

  "Operators" means the hotel management entities that operate the Hotels pursuant to the Management Agreements.

  "Ownership Limitation" means the ownership of more than 9.8% of any class of the Company's outstanding capital stock.

  "PAH GP" means PAH GP, Inc., a Virginia corporation and wholly-owned subsidiary of the Company, which is the sole general partner of the Operating Partnership.

  "PAH LP" means PAH LP, Inc., a Virginia corporation and wholly-owned subsidiary of the Company, which is a Limited Partner of the Operating Partnership.

  "Participating Leases" mean the operating leases between the Lessees and the Operating Partnership pursuant to which the Lessees lease certain of the Hotels from the Operating Partnership.

  "Participating Rent" means rent based on percentages of room revenue, food and beverage revenue and telephone and other revenue payable by the Lessees pursuant to the Participating Leases.

  "Partnership Agreement" means the partnership agreement relating to the Operating Partnership, as amended and restated.

  "Partnership Provisions" means the partnership provisions of the Code.

  "Patriot American" means the Patriot American group of companies.

  "Preferred Shares" means the shares of preferred stock of the Company, no par value.

  "Preferred OP Units" means the preferred OP Units issued in the Private Placement.

  "Private Placement" means the private placement of the Preferred OP Units and shares of Common Stock to an institutional investor in May 1996.

  "Redemption Rights" means, pursuant to the Partnership Agreement, the rights of the Limited Partners, other than PAH LP, to cause the Operating Partnership to redeem their OP Units in exchange for cash or, at the Company's election, shares of Common Stock.

  "REIT" means real estate investment trust as defined in section 856 of the Code.

  "Related Party Tenant" under the Code means, with respect to the Company, a tenant of which the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more.

  "Rents" means, collectively, Base Rent and Participating Rent.

  "REVPAR" means room revenue per available room and is determined by dividing room revenue by available rooms for the applicable period.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Service" means the U.S. Internal Revenue Service.

  "Special Tax Counsel" means Gardere & Wynne, L.L.P., special tax counsel to the Company.

  "Subsidiary Partnerships" means the partnerships owning the Radisson New Orleans Hotel and Bourbon Orleans Hotel.

  "Total market capitalization" means the sum of (i) the aggregate market value of the outstanding Common Stock, assuming full redemption of OP Units in the Operating Partnership into Common Stock, plus (ii) the total debt of the Company.

  "Treasury Regulations" means the income tax regulations promulgated under the Code.

  "UBTI" means unrelated business taxable income.

  "VSCA" means the Virginia Stock Corporation Act.

  "WestCoast" means WestCoast Hotels, Inc., a hotel management company based in Seattle, Washington that manages five of the six Hotels in the WestCoast Portfolio.

  "WestCoast Portfolio" means the six hotel portfolio consisting of the WestCoast Plaza Park Suites Hotel, the WestCoast Roosevelt Hotel, the WestCoast Gateway Hotel, the Hyatt Newporter Hotel, the WestCoast Long Beach Hotel and Marina and the WestCoast Wenatchee Center Hotel.

  "Wyndham" means Wyndham Hotel Corporation, a national hotel company based in Dallas, Texas that manages the five hotels in the Wyndham Portfolio.

  "Wyndham Portfolio" means the five hotel portfolio consisting of the Wyndham Greenspoint Hotel, the Wyndham Garden-Midtown (Atlanta, Georgia) the Wyndham Garden (Novi, Michigan), the Wyndham Garden (Wood Dale, Illinois) and the Wyndham Garden--Las Colinas (Dallas, Texas).

                       PATRIOT AMERICAN HOSPITALITY, INC.

        INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

                                                                           PAGE
                                                                           ----
PATRIOT AMERICAN HOSPITALITY, INC.:
  Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1995 (unaudited)....................................  F-3
  Pro Forma Condensed Consolidated Statement of Operations for the twelve months ended March 31,
   1996 (unaudited).......................................................  F-5
  Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 1996 (unaudited)................................  F-7
  Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1996
   (unaudited)............................................................  F-9
  Report of Independent Auditors--Ernst & Young LLP....................... F-11
  Consolidated Balance Sheets as of December 31, 1995 and March 31, 1996
   (unaudited)............................................................ F-12
  Consolidated Statements of Operations for the period October 2, 1995
   (inception of operations) through December 31, 1995 and for the three months ended March 31, 1996 (unaudited)................................ F-13
  Consolidated Statements of Shareholders' Equity for the period October
   2, 1995 (inception of operations) through December 31, 1995 and for the three months ended March 31, 1996 (unaudited).......................... F-14
  Consolidated Statements of Cash Flows for the period October 2, 1995
   (inception of operations) through December 31, 1995 and for the three months ended March 31, 1996 (unaudited)................................ F-15
  Notes to Consolidated Financial Statements.............................. F-16
  Financial Statement Schedules:
    Schedule III--Real Estate and Accumulated Depreciation................ F-27
    Notes to Schedule III................................................. F-28
    Schedule IV--Mortgage Loans on Real Estate............................ F-29
LESSEES:
  Pro Forma Condensed Combined Statement of Operations for the year ended
   December 31, 1995 (unaudited).......................................... F-30
  Pro Forma Condensed Combined Statement of Operations for the twelve months ended March 31, 1996 (unaudited)................................ F-31
  Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 1996 (unaudited)................................ F-32
CHC LEASE PARTNERS:
  Report of Independent Certified Public Accountants--Price Waterhouse
   LLP.................................................................... F-33
  Balance Sheets as of December 31, 1995 and March 31, 1996 (unaudited)... F-34
  Statements of Operations for the period from inception (October 2, 1995)
   to December 31, 1995 and for the three months ended March 31, 1996
   (unaudited)............................................................ F-35
  Statements of Partners' Capital for the period from inception (October
   2, 1995) to December 31, 1995 and for the three months ended March 31,
   1996 (unaudited)....................................................... F-36
  Statements of Cash Flows for the period from inception (October 2, 1995)
   to December 31, 1995 and for the three months ended March 31, 1996
   (unaudited)............................................................ F-37
  Notes to Financial Statements........................................... F-38
INITIAL HOTELS COMBINED FINANCIAL STATEMENTS:
  Report of Independent Auditors--Ernst & Young LLP....................... F-42
  Report of Independent Accountants--Coopers & Lybrand L.L.P. ............ F-43
  Report of Independent Accountants--Coopers & Lybrand L.L.P. ............ F-44
  Combined Balance Sheet as of December 31, 1994.......................... F-45
  Combined Statements of Operations for the period from January 1, 1995 to
   October 1, 1995 and for the years ended December 31, 1994 and 1993 and for the three months ended March 31, 1995 (unaudited).................. F-46
  Combined Statements of Partners' and Owners' Equity for the period from
   January 1, 1995 to October 1, 1995 and for the years ended December 31,
   1994 and 1993 ......................................................... F-47
  Combined Statements of Cash Flows for the period from January 1, 1995 to
   October 1, 1995 and the years ended December 31, 1994 and 1993 and for the three months ended March 31, 1995 (unaudited) ..................... F-48
  Notes to Combined Financial Statements.................................. F-49
TROY PARK ASSOCIATES:
  Report of Independent Accountants--Coopers & Lybrand L.L.P. ............ F-57
  Balance Sheet as of December 29, 1994................................... F-58
  Statements of Operations and Partners' Equity for the period from
   January 1, 1994 to December 29,
   1994 and for the year ended December 31, 1993.......................... F-59
  Statements of Cash Flows for the period from January 1, 1994 to December
   29, 1994 and for the year ended December 31, 1993...................... F-60
  Notes to Financial Statements........................................... F-61

                                                                          PAGE
                                                                          -----
BUCKHEAD HOSPITALITY JOINT VENTURE:
  Report of Independent Auditors--Ernst & Young LLP......................  F-67
  Balance Sheets as of December 31, 1995 and February 29, 1996 (unau-
   dited)................................................................  F-68
  Statements of Operations for the year ended December 31, 1995, the three months ended March 31, 1995 (unaudited) and the period January
   1, 1996 through February 29, 1996 (unaudited).........................  F-69
  Statements of Venturers' Capital for the year ended December 31, 1995 and the period January 1, 1996 through February 29, 1996 (unaudited)..  F-70
  Statements of Cash Flows for the year ended December 31, 1995, the three months ended March 31,
   1995 (unaudited) and the period January 1, 1996 through February 29,
   1996 (unaudited)......................................................  F-71
  Notes to Financial Statements..........................................  F-72
  Financial Statement Schedule:
    Schedule III--Real Estate and Accumulated Depreciation...............  F-76
    Notes to Schedule III................................................  F-77
GATEWAY HOTEL LIMITED PARTNERSHIP AND WENATCHEE HOTEL LIMITED
 PARTNERSHIP--COMBINED FINANCIAL STATEMENTS:
  Report of Independent Auditors--Ernst & Young LLP......................  F-78
  Combined Balance Sheets as of December 31, 1995 and March 31, 1996 (un-
   audited)..............................................................  F-79
  Combined Statements of Operations for the year ended December 31, 1995, and the three months ended March 31, 1995 and 1996 (unaudited)........  F-80
  Combined Statements of Partners' Capital for the year ended December
   31, 1995 and the three months ended March 31, 1996 (unaudited)........  F-81
  Combined Statements of Cash Flows for the year ended December 31, 1995 and the three months ended March 31, 1995 and 1996 (unaudited)........  F-82
  Notes to Combined Financial Statements.................................  F-83
  Financial Statement Schedule:
    Schedule III--Real Estate and Accumulated Depreciation...............  F-89
    Notes to Schedule III................................................  F-90
NEWPORTER BEACH HOTEL INVESTMENTS, L.L.C.:
  Report of Independent Accountants--Coopers & Lybrand L.L.P. ...........  F-91
  Balance Sheets as of December 31, 1995 and March 31, 1996 (unaudited)..  F-92
  Statements of Operations and Members' Equity for the period from March
   10, 1995 through December 31, 1995 and the three months ended March
   31, 1996 (unaudited)..................................................  F-93
  Statements of Cash Flows for the period from March 10, 1995 through De-
   cember 31, 1995 and the three months ended March 31, 1996 (unaudited).  F-94
  Notes to Financial Statements..........................................  F-95
PLAZA PARK SUITES HOTEL:
  Report of Independent Auditors--Ernst & Young LLP...................... F-100
  Statements of Direct Revenue and Direct Operating Expenses for the year ended December 31, 1995 and the three months ended March 31, 1995 and
   1996 (unaudited)...................................................... F-101
  Notes to Statements of Direct Revenue and Direct Operating Expenses.... F-102
ROOSEVELT HOTEL:
  Report of Independent Auditors--Ernst & Young LLP...................... F-105
  Statements of Direct Revenue and Direct Operating Expenses for the year ended December 31, 1995 and the three months ended March 31, 1995 and
   1996 (unaudited)...................................................... F-106
  Notes to Statements of Direct Revenue and Direct Operating Expenses.... F-107
LEXINGTON HYATT REGENCY HOTEL:
  Report of Independent Auditors--Ernst & Young LLP...................... F-110
  Statements of Direct Revenue and Direct Operating Expenses for the year ended December 31, 1995 and the three months ended March 31, 1995 and
   1996 (unaudited)...................................................... F-111
  Notes to Statements of Direct Revenue and Direct Operating Expenses.... F-112
WYNDHAM PORTFOLIO HOTELS:
  Report of Independent Accountants--Coopers & Lybrand L.L.P. ........... F-116
  Combined Balance Sheets as of December 31, 1995 and 1994 and March 31,
   1996 (unaudited)...................................................... F-117
  Combined Statements of Income for the years ended December 31, 1995 and
   1994 and for the three months ended March 31, 1995 and 1996 (unau-
   dited)................................................................ F-118
  Combined Statements of Changes in Partners' Deficit for the years ended
   December 31, 1995 and 1994 and the three months ended March 31, 1996
   (unaudited)........................................................... F-119
  Combined Statements of Cash Flows for the years ended December 31, 1995 and 1994 and the three months ended March 31, 1995 and 1996 (unau-
   dited)................................................................ F-120
  Notes to Combined Financial Statements................................. F-121

                      PATRIOT AMERICAN HOSPITALITY, INC.
                        PRO FORMA FINANCIAL STATEMENTS

  The Company's unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1995, the twelve months ended March 31, 1996 and the three months ended March 31, 1996 are presented as if the Initial Offering, Formation Transactions, Recent Acquisitions, Private Placement, acquisition of the Wyndham Portfolio and current Offering had occurred as of January 1, 1995 and carried forward through each period presented. Such pro forma information is based in part upon the Consolidated Statements of Operations of the Company, and the Pro Forma Condensed Combined Statements of Operations of the Lessees. Such information should be read in conjunction with the Financial Statements listed in the Index at page F-1 of this Prospectus. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made.

  The following unaudited Pro Forma Condensed Consolidated Statements of Operations are not necessarily indicative of what actual results of operations of the Company would have been assuming such transactions had been completed as of the beginning of the periods presented, nor do they purport to represent the results of operations for future periods. Further, the unaudited Pro Forma Condensed Consolidated Statement of Operations for the interim period ended March 31, 1996 is not necessarily indicative of the results of operations for the full year.

                      PATRIOT AMERICAN HOSPITALITY, INC.
           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                                           PRO FORMA ADJUSTMENTS
                                         ------------------------------------------------------------
                                                                                         ACQUISITION
                                                                                         OF WYNDHAM
                             COMPANY       INITIAL           RECENT         PRIVATE     PORTFOLIO AND   COMPANY
                          HISTORICAL (A) OFFERING (B)   ACQUISITIONS (C) PLACEMENT (D)  OFFERING (E)   PRO FORMA
                          -------------- ------------   ---------------- -------------  -------------  ---------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
 Participating lease
  revenue...............     $10,582       $31,970 (F)      $25,229 (F)     $    --        $13,083      $80,864
 Interest and other
  income................         513            --             (460)(G)          --             --           53
                             -------       -------          -------         -------        -------      -------
 Total revenue..........      11,095        31,970           24,769              --         13,083       80,917
                             -------       -------          -------         -------        -------      -------
Expenses:
 Real estate and
  personal property
  taxes, and casualty
  insurance.............         901         2,726 (H)        2,249 (H)          --          1,697        7,573
 Ground lease expense...          --            --            1,351 (I)          --             --        1,351
 General and
  administrative........         607         2,268 (J)          275 (J)          --             --        3,150
 Interest expense.......          89           116           11,921 (K)      (3,102)(K)     (2,957)(K)    6,067
 Depreciation and
  amortization..........       2,590         7,448 (L)        6,040 (L)          --          3,194       19,272
                             -------       -------          -------         -------        -------      -------
 Total expenses.........       4,187        12,558           21,836          (3,102)         1,934       37,413
                             -------       -------          -------         -------        -------      -------
 Operating income.......       6,908        19,412            2,933           3,102         11,149       43,504
 Equity in earnings of
  unconsolidated
  subsidiary............         156            --            3,418(M)           --             --        3,574
                             -------       -------          -------         -------        -------      -------
 Income before
  extraordinary items
  and minority
  interest..............       7,064        19,412            6,351           3,102         11,149       47,078
 Minority interest......        (968)       (2,659)(N)       (1,658)(N)      (1,326)(N)       (262)(N)   (6,873)
 Extraordinary items,
  net of minority
  interest..............        (737)          737 (O)           --              --             --           --
                             -------       -------          -------         -------        -------      -------
 Net income applicable
  to common
  shareholders..........     $ 5,359       $17,490          $ 4,693         $ 1,776        $10,887      $40,205
                             =======       =======          =======         =======        =======      =======
 Net income per common
  share.................     $  0.37                                                                    $  1.96
                             =======                                                                    =======
 Weighted average number
  of shares
  outstanding...........      14,675                                                                     20,479
                             =======                                                                    =======

- --------
(A) Represents the Company's historical results of operations from the date of the Initial Offering, October 2, 1995, through December 31, 1995. Historical results of operations include revenue and expenses from the date of acquisition for certain of the Recent Acquisitions (Embassy Suites, Hunt Valley and Crowne Plaza Ravinia) which were acquired prior to December 31, 1995.
(B) Represents adjustments to the Company's results of operations assuming the Initial Offering and Formation Transactions occurred at the beginning of the period presented.
(C) Represents adjustments to the Company's results of operations assuming the Recent Acquisitions occurred at the beginning of the period presented.
(D) Represents adjustments to the Company's results of operations assuming the Private Placement occurred at the beginning of the period presented.

(E) Represents adjustments to the Company's results of operations assuming the acquisition of the Wyndham Portfolio and the Offering occurred at the beginning of the period presented.

(F) Represents lease payments from the Lessees to the Operating Partnership calculated on a pro forma basis by applying the provisions of the Participating Leases to the historical revenue of the Hotels for the period presented.
(G) Represents the elimination of interest income earned on the proceeds from the exercise of the underwriters' over-allotment in connection with the Initial Offering.
(H) Represents real estate and personal property taxes, and casualty insurance to be paid by the Operating Partnership.
(I) Represents ground lease payments with respect to certain of the Recent Acquisitions.
(J) Represents salaries, insurance, travel, audit, legal and other expenses associated with operating as a public company. Also includes annual amortization of unearned management stock compensation computed on a straight-line basis over the three-year vesting period.

(K) Represents adjustments to interest expense incurred on the portion of the borrowings under the Line of Credit which were or are expected to be repaid with proceeds from the Private Placement and Offering. The proceeds from the Line of Credit were used, in part, to purchase the Recent Acquisitions.

(L) Represents depreciation on the Hotels of $19,156 and amortization of $116. Depreciation is computed using the straight-line method and is based upon the estimated useful lives of 35 years for buildings and improvements and 5-7 years for furniture and equipment. These estimated useful lives are based on management's knowledge of the properties and hotel industry in general. Amortization of franchise fees is computed using the straight-line method over the terms of the related franchise agreement.
(M) Represents equity in income of the unconsolidated subsidiary which owns the Crowne Plaza Ravinia Hotel.

(N) Represents the adjustments to minority interest assuming the Initial Offering, Recent Acquisitions, Private Placement, acquisition of the Wyndham Portfolio and Offering occurred at the beginning of the period presented. In connection with the Initial Offering the minority interest percentage was 13.7%. Subsequent to the Recent Acquisitions the minority percentage was 16.1%. Subsequent to the Private Placement the minority interest percentage was 18.4%. Subsequent to the Offering the minority interest percentage will be approximately 14.6%.
(O) In connection with the Initial Offering and Formation Transactions, the Company incurred prepayment penalties and charged-off deferred financing costs associated with mortgage notes which were repaid. These extraordinary items have been eliminated for purposes of the pro forma presentation.

                      PATRIOT AMERICAN HOSPITALITY, INC.
           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE TWELVE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)

                                                          PRO FORMA ADJUSTMENTS
                                        ------------------------------------------------------------
                                                                                        ACQUISITION
                                                                                        OF WYNDHAM
                            COMPANY       INITIAL           RECENT         PRIVATE     PORTFOLIO AND   COMPANY
                         HISTORICAL (A) OFFERING (B)   ACQUISITIONS (C) PLACEMENT (D)  OFFERING (E)   PRO FORMA
                         -------------- ------------   ---------------- -------------  -------------  ---------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
 Participating lease
  revenue...............    $22,953       $20,879 (F)      $24,495 (F)     $   --         $13,447      $81,774
 Interest and other
  income................        605            --             (473)(G)         --              --          132
                            -------       -------          -------         ------         -------      -------
  Total revenue.........     23,558        20,879           24,022             --          13,447       81,906
                            -------       -------          -------         ------         -------      -------
Expenses:
 Real estate and
  personal property
  taxes, and casualty
  insurance.............      1,983         1,795 (H)        2,156 (H)         --           1,710        7,644
 Ground lease expense...         77            --            1,285 (I)         --              --        1,362
 General and
  administrative........      1,548         1,327 (J)          275 (J)         --              --        3,150
 Interest expense.......        690            73           11,226 (K)     (3,066)(K)      (2,922)(K)    6,001
 Depreciation and
  amortization..........      5,428         4,997 (L)        5,730 (L)         --           3,194       19,349
                            -------       -------          -------         ------         -------      -------
  Total expenses........      9,726         8,192           20,672         (3,066)          1,982       37,506
                            -------       -------          -------         ------         -------      -------
  Operating income......     13,832        12,687            3,350          3,066          11,465       44,400
 Equity in earnings of
  unconsolidated
  subsidiary............      1,518            --            2,394 (M)         --              --        3,912
                            -------       -------          -------         ------         -------      -------
  Income before
   extraordinary items
   and minority
   interest.............     15,350        12,687            5,744          3,066          11,465       48,312
 Minority interest......     (2,126)       (1,715)(N)       (1,598)(N)     (1,341)(N)        (274)(N)   (7,054)
 Extraordinary items,
  net of minority
  interest..............       (737)          737 (O)           --             --              --           --
                            -------       -------          -------         ------         -------      -------
  Net income applicable
   to common
   shareholders.........    $12,487       $11,709          $ 4,146         $1,725         $11,191      $41,258
                            =======       =======          =======         ======         =======      =======
  Net income per common share....................................................................      $  2.01
                                                                                                       =======
  Weighted average number of shares outstanding..................................................       20,479
                                                                                                       =======

- --------
(A) Represents the Company's historical results of operations from the date of the Initial Offering, October 2, 1995, through March 31, 1996. Historical results of operations include revenue and expenses from the date of acquisition for certain of the Recent Acquisitions (Embassy Suites, Hunt Valley and the Crowne Plaza Ravinia which were acquired prior to December 31, 1995, and the Tremont House Hotel, Holiday Inn Lenox and the Del Mar Hilton which were acquired prior to March 31, 1996).
(B) Represents adjustments to the Company's results of operations assuming the Initial Offering and Formation Transactions occurred at the beginning of the period presented.
(C) Represents adjustments to the Company's results of operations assuming the Recent Acquisitions occurred at the beginning of the period presented.
(D) Represents adjustments to the Company's results of operations assuming the Private Placement occurred at the beginning of the period presented.

(E) Represents adjustments to the Company's results of operations assuming the acquisition of the Wyndham Portfolio and the Offering occurred at the beginning of the period presented.

(F) Represents lease payments from the Lessees to the Operating Partnership calculated on a pro forma basis by applying the provisions of the Participating Leases to the historical revenue of the Hotels for the period presented.
(G) Represents the elimination of interest income earned on the proceeds from the exercise of the underwriters' over-allotment in connection with the Initial Offering.
(H) Represents real estate and personal property taxes, and casualty insurance to be paid by the Operating Partnership.
(I) Represents ground lease payments with respect to certain of the Recent Acquisitions.
(J) Represents salaries, insurance, travel, audit, legal and other expenses associated with operating as a public company. Also includes annual amortization of unearned management stock compensation computed on a straight-line basis over the three-year vesting period.

(K) Represents adjustments to interest expense incurred on the portion of the borrowings under the Line of Credit which were or are expected to be repaid with proceeds from the Private Placement and Offering. The proceeds from the Line of Credit were used, in part, to purchase the Recent Acquisitions.

(L) Represents depreciation on the Hotels of $19,233 and amortization of $116. Depreciation is computed using the straight-line method and is based upon the estimated useful lives of 35 years for buildings and improvements and 5-7 years for furniture and equipment. These estimated useful lives are based on management's knowledge of the properties and the hotel industry in general. Amortization of franchise fees is computed using the straight-line method over the terms of the related franchise agreement.
(M) Represents equity in income of the unconsolidated subsidiary which owns the Crowne Plaza Ravinia Hotel.

(N) Represents the adjustments to minority interest assuming the Initial Offering, Recent Acquisitions, Private Placement, acquisition of the Wyndham Portfolio and Offering occurred at the beginning of the period presented. In connection with the Initial Offering the minority interest percentage was 13.7%. Subsequent to the Recent Acquisitions the minority percentage was 16.1%. Subsequent to the Private Placement the minority interest percentage was 18.4%. Subsequent to the Offering the minority interest percentage will be approximately 14.6%.
(O) In connection with the Initial Offering and Formation Transactions, the Company incurred prepayment penalties and charged-off deferred financing costs associated with mortgage notes which were repaid. These extraordinary items have been eliminated for purposes of the pro forma presentation.

                      PATRIOT AMERICAN HOSPITALITY, INC.
           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)

                                                    PRO FORMA ADJUSTMENTS
                                         --------------------------------------------
                                                                         ACQUISITION
                                                                         OF WYNDHAM
                            COMPANY           RECENT        PRIVATE     PORTFOLIO AND    COMPANY
                         HISTORICAL (A)  ACQUISITIONS (B) PLACEMENT(C)  OFFERING (D)    PRO FORMA
                         --------------  ---------------- ------------  -------------   ---------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
 Participating lease
  revenue...............    $12,371           $5,108 (E)     $ --          $3,811        $21,290
 Interest and other
  income................         92              --            --             --              92
                            -------           ------         -----         ------        -------
  Total revenue.........     12,463            5,108           --           3,811         21,382
                            -------           ------         -----         ------        -------
Expenses:
 Real estate and
  personal property
  taxes, and casualty
  insurance.............      1,082              470 (F)       --             450          2,002
 Ground lease expense...         77              255 (G)       --             --             332
 General and
  administrative........        941               69 (H)       --             --           1,010
 Interest expense.......        601            2,318 (I)      (744)(I)       (709)(I)      1,466
 Depreciation and
  amortization..........      2,838            1,221 (J)       --             798          4,857
                            -------           ------         -----         ------        -------
  Total expenses........      5,539            4,333          (744)           539          9,667
                            -------           ------         -----         ------        -------
  Operating income......      6,924              775           744          3,272         11,715
 Equity in earnings of
  unconsolidated
  subsidiary............      1,362 (K)          --            --             --           1,362
                            -------           ------         -----         ------        -------
  Income before minority
   interest.............      8,286              775           744          3,272         13,077
 Minority interest......     (1,158)            (301)(L)      (345)(L)       (105) (L)    (1,909)
                            -------           ------         -----         ------        -------
  Net income applicable
   to common
   shareholders.........    $ 7,128           $  474         $ 399         $3,167        $11,168
                            =======           ======         =====         ======        =======
  Net income per common
   share................    $  0.48                                                      $  0.55
                            =======                                                      =======
  Weighted average
   number of shares
   outstanding..........     14,734                                                       20,479
                            =======                                                      =======

- --------
(A) Represents the Company's historical results of operations for the three months ended March 31, 1996. Historical results of operations include revenue and expenses for certain of the Recent Acquisitions (Embassy Suites, Hunt Valley and the Crowne Plaza Ravinia which were acquired prior to December 31, 1995, and the Tremont House Hotel, Holiday Inn Lenox and the Del Mar Hilton which were acquired prior to March 31, 1996).
(B) Represents adjustments to the Company's results of operations assuming the Recent Acquisitions occurred at the beginning of the period presented.
(C) Represents adjustments to the Company's results of operations assuming the Private Placement occurred at the beginning of the period presented.

(D) Represents adjustments to the Company's results of operations assuming the acquisition of the Wyndham Portfolio and the Offering occurred at the beginning of the period presented.

(E) Represents lease payments from the Lessees to the Operating Partnership calculated on a pro forma basis by applying the provisions of the Participating Leases to the historical revenue of the Hotels for the period presented.

(F) Represents real estate and personal property taxes, and casualty insurance to be paid by the Operating Partnership.
(G) Represents ground lease payments with respect to certain of the Recent Acquisitions.
(H) Represents salaries, insurance, travel, audit, legal and other expenses associated with operating as a public company. Also includes annual amortization of unearned management stock compensation computed on a straight-line basis over the three year vesting period.

(I) Represents adjustments to interest expense incurred on the portion of the borrowings under the Line of Credit, which were or are expected to be repaid with proceeds from the Private Placement and Offering. The proceeds from the Line of Credit were used, in part, to purchase the Recent Acquisitions.

(J) Represents depreciation on the Hotels of $4,828 and amortization of $29. Depreciation is computed using the straight-line method and is based upon the estimated useful lives of 35 years for buildings and improvements and 5-7 years for furniture and equipment. These estimated useful lives are based on management's knowledge of the properties and the hotel industry in general. Amortization of franchise fees is computed using the straight-line method over the terms of the related franchise agreement.
(K) Represents equity in income of the unconsolidated subsidiary which owns the Crowne Plaza Ravinia Hotel.

(L) Represents the adjustments to minority interest assuming the Initial Offering, Recent Acquisitions, Private Placement, acquisition of the Wyndham Portfolio and Offering occurred at the beginning of the period presented. In connection with the Initial Offering the minority interest percentage was 13.7%. Subsequent to the Recent Acquisitions the minority percentage was 16.1%. Subsequent to the Private Placement the minority interest percentage was 18.4%. Subsequent to the Offering the minority interest percentage will be approximately 14.6%.

                      PATRIOT AMERICAN HOSPITALITY, INC.
                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                             AS OF MARCH 31, 1996
                                  (UNAUDITED)

  The unaudited Pro Forma Condensed Consolidated Balance Sheet is presented as if the acquisition of certain of the Recent Acquisitions, the acquisition of the Wyndham Portfolio and the application of the proceeds of the current Offering and the Private Placement had occurred on March 31, 1996. Such information is based on the consolidated balance sheet of the Company and should be read in conjunction with the Consolidated Financial Statements of the Company listed in the Index at page F-1 of this Prospectus. In management's opinion, all adjustments necessary to reflect the effects of these transactions have been made.

  The following unaudited Pro Forma Condensed Balance Sheet is not necessarily indicative of what the actual financial position would have been assuming such transactions had been completed as of March 31, 1996, nor does it purport to represent the future financial position of the Company.

                                             COMPANY                    COMPANY
                                          HISTORICAL(A) ADJUSTMENTS    PRO FORMA
                                          ------------- -----------    ---------
                                                    (IN THOUSANDS)
                                    ASSETS

Net investments in hotel properties......   $306,552     $208,511 (B)  $515,063
Cash and cash equivalents................      8,098          --  (C)     8,098
Receivables..............................      3,768          --          3,768
Inventory................................      1,219          707 (D)     1,926
Investment in unconsolidated subsidiary..      4,561          --          4,561
Notes and other receivables from uncon-
 solidated subsidiary....................     40,866          --         40,866
Deferred expenses, net...................      1,825          350 (E)     2,175
Prepaid expenses and other ..............      2,689         (818)(F)     1,871
                                            --------     --------      --------
 Total assets............................   $369,578     $208,750      $578,328
                                            ========     ========      ========
                     LIABILITIES AND SHAREHOLDERS' EQUITY

Line of credit and mortgage debt.........   $ 50,250     $ 24,116 (G)  $ 74,366
Dividends and distributions payable......      8,235          --          8,235
Accounts payable and accrued expense.....      3,881        2,000 (H)     5,881
Minority interest........................     45,485       27,252 (I)    72,737
Shareholders' equity:
 Common stock............................        --           --            --
 Additional paid-in capital..............    264,503      155,382 (J)   419,885
 Unearned executive compensation.........     (1,185)         --         (1,185)
 Distributions in excess of earnings.....     (1,591)         --         (1,591)
                                            --------     --------      --------
 Total shareholders' equity..............    261,727      155,382       417,109
                                            --------     --------      --------
 Total liabilities and shareholders' eq-
  uity...................................   $369,578     $208,750      $578,328
                                            ========     ========      ========

- --------
(A) Reflects the Company's historical consolidated balance sheet at March 31, 1996, which includes certain of the Recent Acquisitions (Embassy Suites, Hunt Valley, Crowne Plaza Ravinia, Tremont House Hotel, Holiday Inn Lenox and the Del Mar Hilton) which were acquired prior to March 31, 1996.

(B) Reflects the acquisitions of the West Coast Portfolio in April 1996 for cash of $73,630, $8,800 in OP Units and $2,000 of a deferred purchase obligation. Also reflects the acquisition of the Hyatt Regency, Lexington in May 1996 for $14,320 in cash, the acquisition of the Doubletree Denver/Boulder Hotel in June 1996 for $12,520 in cash, and the proposed acquisition of the Wyndham Portfolio for $96,970, (including estimated closing costs) and $500 in value of OP Units. Also reflects the capitalization of prepaid acquisition costs of $818, net of escrows of $340. An estimated $707 of the aggregate purchase price has been allocated to inventory.

(C) Represents the following proposed transactions:

   Proceeds of the Offering......................................... $ 144,375
   Expenses of the Offering.........................................   (10,441)
   Proceeds of the Private Placement................................    40,000
   Expenses of the Private Placement................................      (600)
   Repayment of outstanding indebtedness under the Line of Credit, including amounts incurred subsequent to the balance sheet date for certain of the Recent Acquisitions and the Wyndham
    Portfolio.......................................................  (172,984)
   Payment of loan costs associated with the modification of the
    Line of Credit..................................................      (350)
                                                                     ---------
                                                                     $     --
                                                                     =========

(D) Increase reflects inventory which is being purchased by the Company in connection with the acquisition of certain hotels.
(E) Increase reflects the capitalization of loan costs associated with the modification of the Line of Credit.
(F) Decrease represents the capitalization of prepaid acquisition costs to investment in hotel properties.

(G) Increase represents the following proposed transactions:

   Indebtedness incurred to acquire certain of the Recent Acquisi-
    tions and the Wyndham Portfolio, including mortgage debt of $22 million related to the Wyndham Greenspoint Hotel................. $197,100
   Repayment of a portion of the Line of Credit with proceeds of the
    Offering and Private Placement................................... (172,984)
                                                                      --------
                                                                      $ 24,116
                                                                      ========

(H) Increase reflects the accrual of a deferred purchase obligation in connection with the acquisition of certain hotels.
(I) Represents the following transactions:

    Proceeds of the sale of OP Units in the Private Placement........ $ 18,133
    Expenses of the Private Placement related to the sale of OP
     Units...........................................................     (181)
    Issuance of OP Units to acquire certain hotels...................    9,300
                                                                      --------
                                                                      $ 27,252
                                                                      ========
(J) Represents the following transactions:

    Proceeds of the Offering......................................... $144,375
    Payment of Offering expenses by the Company......................  (10,441)
    Proceeds of the sale of shares in the Private Placement..........   21,867
    Expenses of the Private Placement related to the sales of shares.     (419)
                                                                      --------
                                                                      $155,382
                                                                      ========

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Patriot American Hospitality,
 Inc.:

  We have audited the accompanying consolidated balance sheet of Patriot American Hospitality, Inc. as of December 31, 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for the period October 2, 1995 (inception of operations) through December 31, 1995. Our audit also included the financial statement schedules listed in the Index at Item 35(a). These consolidated financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Patriot American Hospitality, Inc. as of December 31, 1995, and the consolidated results of its operations and its cash flows for the period October 2, 1995 (inception of operations) through December 31, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

Dallas, Texas
January 31, 1996, except for Note 13, as to which the date is March 4, 1996

                       PATRIOT AMERICAN HOSPITALITY, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                       DECEMBER 31,  MARCH 31,
                                                           1995        1996
                                                       ------------ -----------
                                                                    (UNAUDITED)
                              ASSETS
Investment in hotel properties, net...................   $265,759    $306,552
Cash and cash equivalents (including capital improve-
 ment reserves of $1,091 in 1995 and $1,806 in 1996)..      4,769       8,098
Lease revenue receivable..............................      2,260       2,279
Receivables from selling entities.....................      1,765       1,489
Investment in unconsolidated subsidiary...............      4,263       4,561
Mortgage notes and other receivables from unconsoli-
 dated subsidiary.....................................     40,855      40,866
Inventory.............................................      1,035       1,219
Deferred expenses, net of accumulated amortization of
 $88 in 1995 and $184 in 1996.........................      1,852       1,825
Prepaid expenses and other assets.....................      1,666       2,689
                                                         --------    --------
    Total assets......................................   $324,224    $369,578
                                                         ========    ========
               LIABILITIES AND SHAREHOLDERS' EQUITY
Borrowings under line of credit.......................   $  9,500    $ 50,250
Dividends and distributions payable...................      8,154       8,235
Accounts payable and accrued expenses.................      3,179       1,782
Due to unconsolidated subsidiary......................         91       2,099
Minority interest in Operating Partnership............     41,522      45,485
Commitments and contingencies.........................        --          --
Shareholders' equity:
  Preferred stock, no par value, 20,000,000 shares au-
   thorized, no shares issued and outstanding.........        --          --
  Common stock, no par value, 200,000,000 shares au-
   thorized, 14,665,935 shares issued and outstanding.        --          --
  Paid-in capital.....................................    264,808     264,503
  Unearned executive compensation, net of accumulated
   amortization of $71 in 1995 and $237 in 1996.......     (1,351)     (1,185)
  Distributions in excess of earnings.................     (1,679)     (1,591)
                                                         --------    --------
    Total shareholders' equity........................    261,778     261,727
                                                         --------    --------
    Total liabilities and shareholders' equity........   $324,224    $369,578
                                                         ========    ========

                            See accompanying notes.

                       PATRIOT AMERICAN HOSPITALITY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         PERIOD
                                                     OCTOBER 2, 1995
                                                      (INCEPTION OF     THREE
                                                       OPERATIONS)     MONTHS
                                                         THROUGH        ENDED
                                                      DECEMBER 31,    MARCH 31,
                                                          1995          1996
                                                     --------------- -----------
                                                                     (UNAUDITED)
Revenue:
  Participating lease revenue......................      $10,582       $12,371
  Interest and other income........................          513            92
                                                         -------       -------
    Total revenue..................................       11,095        12,463
                                                         -------       -------
Expenses:
  Real estate and personal property taxes and casu-
   alty insurance..................................          901         1,082
  Ground lease expense.............................          --             77
  General and administrative.......................          607           941
  Interest expense.................................           89           601
  Depreciation and amortization....................        2,590         2,838
                                                         -------       -------
    Total expenses.................................        4,187         5,539
                                                         -------       -------
Income before equity in earnings of unconsolidated
 subsidiary, minority interest and extraordinary
 items.............................................        6,908         6,924
  Equity in earnings of unconsolidated subsidiary..          156         1,362
                                                         -------       -------
Income before minority interest and extraordinary
 items.............................................        7,064         8,286
  Minority interest in Operating Partnership.......         (968)       (1,158)
                                                         -------       -------
Income before extraordinary items..................        6,096         7,128
  Extraordinary loss from early extinguishment of
   debt, net of minority interest..................         (737)          --
                                                         -------       -------
Net income applicable to common shareholders.......      $ 5,359       $ 7,128
                                                         =======       =======
Net income per common share:
  Income before extraordinary items................      $  0.42       $  0.48
  Extraordinary items..............................        (0.05)          --
                                                         -------       -------
  Net income applicable to common shareholders.....      $  0.37       $  0.48
                                                         =======       =======
Weighted average number of common shares and common
 share equivalents outstanding.....................       14,675        14,734
                                                         =======       =======

                            See accompanying notes.

                       PATRIOT AMERICAN HOSPITALITY, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                 UNEARNED   DISTRIBUTIONS
                          NUMBER OF  PAID-IN    EXECUTIVE     IN EXCESS
                            SHARES   CAPITAL   COMPENSATION  OF EARNINGS   TOTAL
                          ---------- --------  ------------ ------------- --------
Issuance of common
 stock, net of offering
 expenses...............  14,605,000 $313,170    $   --        $   --     $313,170
Acquisition of interests
 from affiliates........         --   (19,357)       --            --      (19,357)
Predecessor basis of
 interests acquired from
 affiliates.............         --     1,840        --            --        1,840
Issuance of OP Units to
 non-affiliates.........         --     9,363        --            --        9,363
Minority interest at
 closing of Offering....         --   (41,670)       --            --      (41,670)
Issuance of shares to
 executive officers.....      59,375    1,425     (1,422)          --            3
Issuance of shares to
 directors..............       1,560       37        --            --           37
Net income..............         --       --         --          5,359       5,359
Amortization of unearned
 executive compensation.         --       --          71           --           71
Dividends declared,
 $0.48 per share........         --       --         --         (7,038)     (7,038)
                          ---------- --------    -------       -------    --------
Balance, December 31,
 1995...................  14,665,935 $264,808    $(1,351)      $(1,679)   $261,778
Initial public offering
 issuance costs
 (unaudited)............         --      (305)       --            --         (305)
Net income (unaudited)..         --       --         --          7,128       7,128
Amortization of unearned
 executive compensation
 (unaudited)............         --       --         166           --          166
Dividends declared,
 $0.48 per share
 (unaudited)............         --       --         --         (7,040)     (7,040)
                          ---------- --------    -------       -------    --------
Balance, March 31, 1996
 (unaudited)............  14,665,935 $264,503    $(1,185)      $(1,591)   $261,727
                          ========== ========    =======       =======    ========


                            See accompanying notes.

                       PATRIOT AMERICAN HOSPITALITY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                    PERIOD
                                                  OCTOBER 2,
                                                     1995
                                                 (INCEPTION OF
                                                  OPERATIONS)  THREE MONTHS
                                                    THROUGH       ENDED
                                                 DECEMBER 31,   MARCH 31,
                                                     1995          1996
                                                 ------------- ------------
                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income....................................   $   5,359     $  7,128
  Adjustments to reconcile net income to net cash provided by operating
   activities:
    Depreciation................................       2,529        2,808
    Amortization of unearned executive
     compensation...............................          71          166
    Amortization of deferred loan costs.........          27           43
    Other amortization..........................          61           53
    Payment of interest on notes receivable from
     unconsolidated subsidiary..................         --         1,064
    Equity in earnings of unconsolidated
     subsidiary.................................        (156)      (1,362)
    Minority interest in income of Operating
     Partnership................................         968        1,158
    Extraordinary items.........................         737          --
  Changes in assets and liabilities:
    Lease revenue receivable....................      (2,260)         (19)
    Mortgage notes and other receivables from
     unconsolidated subsidiary..................         --           (12)
    Deferred expenses...........................        (292)         --
    Prepaid expenses and other assets...........        (589)        (361)
    Accounts payable and other accrued expenses.       1,163       (1,664)
                                                   ---------     --------
      Net cash provided by operating activities.       7,618        9,002
                                                   ---------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of hotel properties and related
   working capital assets.......................    (260,665)     (38,550)
  Improvements and additions to hotel
   properties...................................        (609)      (1,198)
  Collection of receivables from selling
   entities.....................................         --           354
  Prepaid acquisition costs.....................        (598)        (503)
  Investment in mortgage notes receivable from
   unconsolidated subsidiary....................     (40,500)         --
  Advances (to) from unconsolidated subsidiary..         (87)       2,009
  Investment in unconsolidated subsidiary.......      (4,238)         --
  Investment in other note receivable...........        (101)         --
  Principal payment received on other note
   receivable...................................         --            50
  Payment of organization costs.................        (150)         --
                                                   ---------     --------
      Net cash used in investing activities.....    (306,948)     (37,838)
                                                   ---------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of common stock, net of
   initial public offering costs................     314,013         (305)
  Borrowings under line of credit...............       9,500       40,750
  Payments to acquire interests of affiliates in
   the Initial Hotels...........................     (18,879)         --
  Payment of deferred loan costs................        (361)         (68)
  Prepayment penalties on assumed mortgage
   loans........................................        (174)         --
  Payment of other prepaid expenses.............         --           (58)
  Dividends and distributions paid..............         --        (8,154)
                                                   ---------     --------
      Net cash provided by financing activities.     304,099       32,165
                                                   ---------     --------
Net increase in cash and cash equivalents.......       4,769        3,329
Cash and cash equivalents at beginning of
 period.........................................         --         4,769
                                                   ---------     --------
Cash and cash equivalents at end of period......   $   4,769     $  8,098
                                                   =========     ========
Supplemental disclosure of cash flow
 information:
  Cash paid during the period for interest......   $     --      $    620
                                                   =========     ========

                            See accompanying notes.

                      PATRIOT AMERICAN HOSPITALITY, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
  (AMOUNTS AND DISCLOSURES AS OF MARCH 31, 1996 AND FOR THE PERIOD THEN ENDED
                                ARE UNAUDITED)

1. ORGANIZATION:

  Patriot American Hospitality, Inc. (collectively with its subsidiaries, the "Company"), a Virginia corporation, was formed April 17, 1995 as a self-administered real estate investment trust ("REIT") for the purpose of acquiring equity interests in hotel properties. On October 2, 1995, the Company completed an initial public offering (the "Initial Offering") of 14,605,000 shares of its common stock (including 1,905,000 shares of common stock issued upon exercise of the underwriters' over-allotment option) and commenced operations. The offering price of all shares sold was $24.00 per share, resulting in net proceeds (less the underwriters' discount and Initial Offering expenses) of approximately $313,170.

  Upon completion of the Initial Offering, the Company, through its wholly-owned subsidiary, PAH LP, Inc., contributed substantially all of the net proceeds of the Initial Offering to Patriot American Hospitality Partnership, L.P. (the "Operating Partnership") in exchange for an approximately 85.3% limited partnership interest in the Operating Partnership. The Company, through its wholly-owned subsidiary, PAH GP, Inc., is the sole general partner and the holder of a 1.0% general partnership interest in the Operating Partnership.

  The Operating Partnership used approximately $263,600 of the net proceeds of the Initial Offering to acquire ownership interests in 20 hotels (the "Initial Hotels") from various entities (the "Selling Entities") and to repay existing mortgage and other indebtedness of the Initial Hotels. The remaining Initial Offering proceeds were used to finance acquisitions of two additional hotel investments, provide for renovations to existing hotels and for general working capital. In consideration for the sale of the Initial Hotels, certain owners in the Selling Entities, including affiliates of the Company, elected to receive limited partnership units in the Operating Partnership. The 2,324,312 limited partnership units in the Operating Partnership ("OP units") received by such owners represented an approximate 13.7% equity interest in the Operating Partnership.

  During the first quarter of 1996, the Company acquired three additional hotel properties, utilizing approximately $32,500 in cash drawn on its Line of Credit and issuing 167,012 OP Units in connection with the purchases. At March 31, 1996, the Operating Partnership owned interests in 25 hotels and the Company owned an approximate 85.5% interest in the Operating Partnership.

  The Company leases each of its hotels, except the Crowne Plaza Ravinia Hotel, which is owned through a special purpose corporation, to lessees that are independent of the Company. The Company leases 23 of its hotel investments to CHC Lease Partners for staggered terms of ten to twelve years pursuant to separate participating leases providing for the payment of the greater of base rent or participating rent, plus certain additional charges as applicable (the "Participating Leases"). One of the Company's hotels is leased under a similar Participating Lease agreement to Metro Lease Partners, Inc. ("Metro Lease Partners" and collectively with CHC Lease Partners, the "Lessees"). The Crowne Plaza Ravinia Hotel acquisition was structured without a lessee.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, PAH GP, Inc. and PAH LP, Inc., and the Operating Partnership. All significant intercompany accounts and transactions have been eliminated.

                      PATRIOT AMERICAN HOSPITALITY, INC.

                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)
 Investment in Hotel Properties

  The hotel properties are stated at cost. Depreciation is computed using the straight-line method based upon estimated useful lives of the assets of 35 years for the buildings and improvements and 5 to 7 years for furniture, fixtures and equipment.

  The acquisition of affiliated interests in the Initial Hotels has been recorded at predecessor cost. Cash payments to acquire the interests of predecessor owners who are deemed to be affiliates of the Company have been reflected as a reduction of shareholders' equity in the accompanying consolidated financial statements.

  In accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the Company would record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. No such impairment losses have been recognized to date.

  Repairs and maintenance of hotel properties owned by the Company are paid by the Lessees. Major renewals and betterments are capitalized.

 Cash and Cash Equivalents

  All highly liquid investments with an original maturity date of three months or less when purchased are considered to be cash equivalents.

 Investment in Unconsolidated Subsidiary

  The Company's investment in PAH Ravinia, Inc. ("PAH Ravinia"), the entity which owns the Crowne Plaza Ravinia Hotel, is accounted for using the equity method of accounting. The Company owns an approximately 99% non-voting interest. The voting interests are owned by a partnership in which the Company has a 4% interest. The Company's share of the net income of PAH Ravinia is included in the Company's consolidated statements of operations.

 Inventory

  Inventory consists of food, beverages, china, linen, glassware and silverware and is stated at cost (see Note 6).

 Deferred Expenses

  Deferred expenses consist of organization costs, franchise fees, leasing costs, and loan costs. Amortization of organization costs is computed using the straight-line method over five years. Franchise costs are amortized using the straight-line method over the terms of the related franchise agreements. Leasing costs are amortized to participating lease revenue over the lives of the leases. Loan costs related to the Company's line of credit are amortized to interest expense on a straight-line basis over the three-year term of the loan.

 Prepaid Expenses and Other Assets

  Prepaid expenses and other assets consist of prepaid insurance, property taxes and deposits and pre-acquisition costs associated with hotels under purchase consideration. Other assets includes a promissory note receivable from Metro Lease Partners related to its initial capitalization. Monthly payments of interest only at a rate of 10% per annum are due until maturity on November 15, 1998. The balance of the note receivable was $101 at December 31, 1995, and $51 at March 31, 1996.

                      PATRIOT AMERICAN HOSPITALITY, INC.

                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)

 Revenue Recognition

  The Operating Partnership leases its hotel properties to the Lessees pursuant to separate Participating Leases. Lease income is recognized when earned from the Lessees under the Participating Leases.

 Earnings per Share

  Earnings per share is computed based upon the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the period presented. The per share computations include options to purchase common stock which were outstanding during the period. The number of shares outstanding related to the options has been calculated by application of the "treasury stock" method.

 Dividends

  The Company intends to pay regular quarterly dividends in order to maintain its REIT status under the Internal Revenue Code. Payment of such dividends is dependent upon receipt of distributions from the Operating Partnership.

 Stock Compensation

  The Financial Accounting Standards Board recently issued Statement 123, Accounting for Stock-Based Compensation. This Statement, which is effective beginning in 1996, provides the alternative of adopting Statement 123 or remaining under the existing requirements of APB 25. The Company has elected to continue to account for its stock compensation arrangements under the provisions of APB 25, Accounting for Stock Issued to Employees.

 Income Taxes

  The Company intends to qualify to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code effective with its taxable period ended December 31, 1995. Under the Internal Revenue Code, if certain requirements are met in a taxable year, a corporation that is treated as a REIT will generally not be subject to federal income tax with respect to income which it distributes to its shareholders. The Company has declared dividends in excess of its taxable income for 1995, and such dividends were paid in January 1996. Accordingly, no provision for income taxes has been reflected in the 1995 consolidated statement of operations. For federal income tax purposes, 1995 dividends amounted to $0.48 per share, of which 26% is considered a return of capital.

  Earnings and profits which determine the taxability of dividends to shareholders, differ from net income reported for financial reporting purposes due to differences for federal tax purposes in the estimated useful lives used to compute depreciation and the carrying value (basis) of the investment in hotel properties. Additionally, certain costs associated with the Initial Offering are treated differently for federal tax purposes than for financial reporting purposes.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Concentrations

  The Company invests exclusively in hotel properties. The hotel industry is highly competitive and the Company's hotel investments are subject to competition from other hotels for guests. Each of the Company's

                      PATRIOT AMERICAN HOSPITALITY, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

hotels competes for guests primarily with other similar hotels in its immediate vicinity and other similar hotels in its geographic market. The Company believes that brand recognition, location, the quality of the hotel and services provided, and price are the principal competitive factors affecting its hotel investments.

  In 1995, the Company earned rents under the Participating Leases of $10,582, (net of leasing cost amortization of $23), of which all but $150 was earned from the Participating Leases with CHC Lease Partners. In addition, 94% of future minimum rent amounts due under leases outstanding at December 31, 1995 relate to the Participating Leases with CHC Lease Partners. The Company must rely on the Lessees to generate sufficient cash flow from operation of the hotels to enable the Lessees to meet rent obligations under the Participating Leases.

  At December 31, 1995, the Company had cash balances with banks in excess of the Federal Deposit Insurance Corporation's insured limits totaling $4,666.

 Seasonality

  The hotel industry is seasonal in nature. Revenues at certain of the Hotels are greater in the first and second quarters of a calendar year and at other of the Hotels in the second and third quarters of a calendar year. Seasonal variations in revenues at the Company's hotels may cause quarterly fluctuations in the Company's lease revenues.

 Interim Unaudited Financial Information

  The consolidated financial statements as of and for the three months ended March 31, 1996 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 1996 are not necessarily indicative of the results that may be expected for a full year.

 Reclassifications

  Certain prior year amounts have been reclassified to conform to current year presentation.

3. INVESTMENT IN HOTEL PROPERTIES:

  On October 2, 1995, the Company, through the Operating Partnership, used approximately $263,600 of the net proceeds of the Initial Offering and $47,685 in OP Units (including $38,322 in OP units paid to affiliates) to acquire the 20 Initial Hotels (including certain working capital assets) and repay existing mortgage and other indebtedness of the Initial Hotels. In connection with the assumption and repayment of mortgage indebtedness on certain of these properties, the Company assumed $680 in unamortized deferred financing costs which were written off upon repayment of the debt, and paid $174 in mortgage prepayment penalties. These amounts have been reported as extraordinary items in the accompanying financial statements for the period ended December 31, 1995. At December 31, 1995 and March 31, 1996, the Company has aggregate receivables of $1,765 and $1,489, respectively, from the Selling Entities which represents amounts due to the Company relating to the final proration of current assets acquired in connection with the acquisition of the Initial Hotels.

  On November 15, 1995, the Company, through the Operating Partnership, completed the acquisition of the Embassy Suites Hotel in Hunt Valley, Maryland for cash (including closing costs) of approximately $15,951. The purchase was funded with a portion of the remaining net proceeds from the Company's Initial Offering.

  On January 16, 1996, the Company acquired the 288-room Tremont House Hotel in Boston, Massachusetts for a purchase price (including closing costs) of approximately $16,397. The purchase was financed primarily

                      PATRIOT AMERICAN HOSPITALITY, INC.

                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)

with funds drawn on the Line of Credit. The hotel is leased to CHC Lease Partners for a period of 11 years pursuant to a Participating Lease.

  On March 4, 1996, the Company acquired the 297-room Holiday Inn Lenox in Atlanta, Georgia for approximately $7,279 in cash plus 167,012 OP Units (valued at approximately $4,000 based upon the market price of the Company's common stock on the date of contract). The hotel is subject to a 73-year ground lease. The cash portion of the purchase price was financed with funds drawn on the Line of Credit. The hotel is leased to CHC Lease Partners for a period of 12 years pursuant to a Participating Lease.

  On March 27, 1996, the Company also acquired the 245-room Del Mar Hilton Hotel in San Diego, California for a purchase price (including closing costs) of approximately $14,872. The purchase was financed primarily with funds drawn on the Line of Credit. The hotel is leased to CHC Lease Partners for a period of 11 years pursuant to a Participating Lease.

  As of December 31, 1995, the Company, through the Operating Partnership, owned 21 hotel properties aggregating 4,429 guest rooms. As of March 31, 1996, the Company, through the Operating Partnership, owns 24 hotel properties aggregating 5,259 guest rooms. Two properties are located in Florida (261 rooms), two in Georgia (547 rooms), two in Louisiana (970 rooms), one in Maryland (223 rooms), one in Massachusetts (288 rooms), two in Michigan (506 rooms), one in New York (113 rooms), three in Ohio (412 rooms), one in California (245 rooms) and nine in Texas (1,694 rooms). In addition, the Company owns a 99% interest, through an unconsolidated subsidiary, in a 495-room hotel property located in Georgia (see Note 4).

  Investment in hotel properties consists of the following:

                                                        DECEMBER 31,  MARCH 31,
                                                            1995        1996
                                                        ------------ -----------
                                                                     (UNAUDITED)
Land...................................................   $ 23,893    $ 27,569
Building and improvements..............................    218,239     254,249
Furniture, fixtures and equipment......................     26,156      30,071
                                                          --------    --------
                                                           268,288     311,889
Less accumulated depreciation..........................     (2,529)     (5,337)
                                                          --------    --------
                                                          $265,759    $306,552
                                                          ========    ========

4. INVESTMENT IN AND MORTGAGE NOTES RECEIVABLE FROM UNCONSOLIDATED SUBSIDIARY:

  On December 1, 1995, the Company, through the Operating Partnership, acquired an approximate 99% ownership interest in PAH Ravinia, a Virginia corporation, for $4,458. PAH Ravinia acquired the 495-room Crowne Plaza Ravinia Hotel in Atlanta, Georgia (the "Crowne Plaza Ravinia").

  As part of the financing for the acquisition of the Crowne Plaza Ravinia, the Company, through the Operating Partnership, advanced $40,500 to PAH Ravinia, which is evidenced by two mortgage notes consisting of a $36,000 first mortgage note and a $4,500 second mortgage note. The principal amount of both notes is due and payable on November 28, 1998. Interest at an annual rate equal to 10.25% and 12.5% on the first and second mortgage notes, respectively, is due and payable monthly. All amounts owing under the mortgage notes will become due and payable upon a sale of the hotel to a third party purchaser. The mortgage notes are collateralized by deeds of trust on the Crowne Plaza Ravinia.

                      PATRIOT AMERICAN HOSPITALITY, INC.

                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)

  The Crowne Plaza Ravinia is not operated by a lessee. The hotel is being managed by Holiday Inns, Inc. for a period of ten years (with two renewal terms of five years each) pursuant to a management agreement between PAH Ravinia and Holiday Inns, Inc. Under the terms of the management agreement, Holiday Inns, Inc. receives base management fees equal to 4% of gross room revenue, a portion of which is subordinated to the payment of a return on PAH Ravinia's invested capital, as defined, of 10.5% per annum. The management agreement also provides for payment of an incentive management fee to Holiday Inns, Inc., subject to PAH Ravinia's receipt of an aggregate 12.5% per annum return on invested capital. Under the terms of the management agreement, PAH Ravinia is required to maintain capital improvement reserves equal to 4.0% of total revenues.

  The following summarizes the financial information for PAH Ravinia:

                                                      DECEMBER 31,    MARCH 31,
                                                          1995          1996
                                                      ------------   -----------
                                                                     (UNAUDITED)
Financial Position:
  Total assets.......................................   $46,739        $49,154
                                                        =======        =======
  Total liabilities..................................   $42,424        $44,538
                                                        =======        =======
  Total equity.......................................   $ 4,315        $ 4,616
                                                        =======        =======
                                                      DECEMBER 1,
                                                          1995          THREE
                                                      (INCEPTION)      MONTHS
                                                        THROUGH         ENDED
                                                      DECEMBER 31,    MARCH 31,
                                                          1995          1996
                                                      ------------   -----------
                                                                     (UNAUDITED)
Summary Operations:
  Total revenue......................................   $ 1,737        $ 5,865
                                                        =======        =======
  Gross profit.......................................   $   829        $ 3,563
                                                        =======        =======
  Net loss (income)..................................   $  (194)(a)    $   301(a)
                                                        =======        =======

- --------
(a) The Company's share of earnings from its unconsolidated subsidiary was $156 in 1995 and $1,362 in 1996 after elimination of interest expense related to the mortgage notes payable to the Company.

5. LINE OF CREDIT:

  The Operating Partnership has obtained a revolving credit facility of up to $165,000 (the "Line of Credit") to fund the acquisition of additional hotels, renovations and capital improvements to hotels and for general working capital purposes. The Line of Credit is collateralized by a first mortgage lien on certain of the hotels. As of December 31, 1995 and March 31, 1996, the Company had $9,500 and $50,250, respectively, outstanding on its Line of Credit. Additional hotels, including subsequent acquisitions, may be required to be pledged in order to increase availability under the Line of Credit to the maximum of $165,000. The Line of Credit, which expires October 1, 1998, generally bears interest on the outstanding balance at a rate equal to the 30-day LIBOR rate, plus 1.90%. LIBOR was 5.69% at December 31, 1995 and 5.31% at March 31, 1996. The weighted average interest rate incurred by the Company during 1995 and 1996 under this borrowing was 7.71% and 7.40%, respectively.

  The agreement requires the Company to maintain certain financial ratios with respect to liquidity, loan to value and net worth and imposes certain limitations on acquisitions. The Company is in compliance with such

                      PATRIOT AMERICAN HOSPITALITY, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

covenants at December 31, 1995 and March 31, 1996. The unused commitment under the Line of Credit at December 31, 1995 and March 31, 1996 is $155,500 and $114,750, respectively, subject to certain restrictions and provisions of the Line of Credit Agreement.

6. PARTICIPATING LEASES:

  The Company has leased the hotels under the Participating Leases to the Lessees through 2007. Minimum future rental income under these noncancelable operating leases as of December 31, 1995 for the next five years and thereafter is as follows:

      YEAR                                                           RENT AMOUNT
      ----                                                           -----------
      1996..........................................................  $ 35,889
      1997..........................................................    36,158
      1998..........................................................    36,429
      1999..........................................................    36,702
      2000..........................................................    36,978
      2001 and thereafter...........................................   222,116
                                                                      --------
                                                                      $404,272
                                                                      ========

  The Participating Leases obligate the Company to establish a reserve for capital improvements and the replacement and refurbishment of furniture, fixtures and equipment. The Company and the Lessees agree on the use of funds in these reserves, and the Company has the right to approve the Lessees' annual and long-term capital expenditures budgets. The amount of such reserves are to average 4.0% of total revenues for the hotels. At December 31, 1995 and March 31, 1996, $1,091 and $1,806, respectively, of cash is reserved for capital improvements, net of capital improvements made to date.

  The Company is responsible for payment of (i) real estate and personal property taxes on its hotel investments (except to the extent that personal property associated with the hotels is owned by the Lessees), (ii) casualty insurance on the hotels and (iii) business interruption insurance on the hotels. The Lessees are required to pay for all liability insurance on the Company's hotels, with extended coverage, including comprehensive general public liability, workers' compensation and other insurance appropriate and customary for properties similar to the Company's hotels with the Company as an additional named insured.

  Upon acquisition of the Initial Hotels, the Company acquired the hotel inventories with an estimated fair value of $2,035, which were transferred to CHC Lease Partners for its use in the operation of the hotels. Under the Participating Leases. CHC Lease Partners is obligated to return an equivalent inventory to the Company at the end of the respective lease terms, less $1,000. The $1,000, which represents a lease inducement, has been recorded as a reduction in inventory and an increase in deferred expenses and is being amortized to Participating Lease revenue over the lives of the leases. In connection with the acquisition of three hotels during 1996, the Company transferred additional inventory to CHC Lease Partners.

7. COMMITMENTS AND CONTINGENCIES:

 Office Lease

  The Company has entered into an agreement with an affiliate to provide the Company with office space and limited support personnel for the Company's headquarters for an annual fee of approximately $100. The term of the agreement is through February 1999.

                      PATRIOT AMERICAN HOSPITALITY, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

 Employment Agreements

  At December 31, 1995, the Company has entered into employment agreements with each of Messrs. Nussbaum, Lattin and Stewart, three of the Executive Officers of the Company, for a term of three years. The agreements provide for annual base compensation with any increases approved by the Compensation Committee of the Board of Directors. Upon termination of employment other than for cause, the employment agreements provide for severance benefits in an amount to be determined by the Compensation Committee.

 Contingencies

  The Company currently is not subject to any material legal proceedings or claims nor, to management's knowledge, are any material legal proceedings or claims currently threatened.

8. RELATED PARTY TRANSACTIONS:

  As described in Note 4, the Company, through the Operating Partnership, loaned $40,500 in the form of mortgage notes to PAH Ravinia as part of the financing for PAH Ravinia's acquisition of the Crowne Plaza Ravinia. The Company recognized $3 of interest income in 1995 and $11 of interest income for the three months ended March 31, 1996 related to such mortgage notes (excluding $351 and $1,064 of such interest eliminated for financial reporting purposes in 1995 and 1996, respectively). Accrued interest on the mortgage notes receivable and other receivables from PAH Ravinia at December 31, 1995 and March 31, 1996 was $264 and $366, respectively.

9. MINORITY INTEREST

  The Operating Partnership has 2,324,312 and 2,491,324 OP Units outstanding as of December 31, 1995 and March 31, 1996, respectively (excluding OP Units held by the Company). Pursuant to the Operating Partnership's limited partnership agreement, the limited partners of the Operating Partnership, including certain affiliates of the Company, received rights (the "Redemption Rights") that enable them to cause the Operating Partnership to redeem each OP Unit in exchange for cash equal to the value of a share of common stock (or, at the Company's election, the Company may purchase each OP Unit offered for redemption for one share of common stock). The Redemption Rights generally may be exercised at any time after October 2, 1996. However, certain holders of OP Units, including directors and officers of the Company, are restricted from exercising their Redemption Rights for periods ranging from one to two years after the closing of the Initial Offering. The OP Units issued in connection with the acquisition of the Holiday Inn Lenox have similar restrictions on transfer for one year from the date of issuance. The number of shares of common stock issuable upon exercise of the Redemption Rights will be adjusted for share splits, mergers, consolidations or similar pro rata transactions, which would have the effect of diluting the ownership interests of the limited partners of the Operating Partnership or the shareholders of the Company.

10. SHAREHOLDERS' EQUITY:

 Capital Stock

  The Company's board of directors has authorized the issuance of up to 20,000,000 shares of preferred stock in one or more series. The number of shares in each series and the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof have not been established. As of March 31, 1996, no preferred stock was issued.

  The Company was initially capitalized through the issuance of 1,425 shares of no par value common stock to three of the Company's executive officers for which the executive officers paid nominal consideration. In connection with the Initial Offering, the Company declared an approximate 41-to-1 stock split of its outstanding common shares, resulting in the issuance of an additional 57,950 shares of common stock to such executive officers. The aggregate value of $1,425 (based upon the initial public offering price of $24.00 per share), less

                      PATRIOT AMERICAN HOSPITALITY, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

cash received of $3, has been recorded as unearned executive compensation and was initially amortized over the five-year vesting period. In response to an independent consultant review of executive compensation in March 1996, the Board of Directors elected to accelerate the vesting period for the shares of common stock held by three of the Company's executive officers. The vesting period was reduced from five years to three years and the amortization period of the unearned executive compensation was revised accordingly.

  In October 1995, the Company completed its Initial Offering of 14,605,000 shares. In December 1995, the Company also issued an aggregate 1,560 shares of common stock to its non-employee directors in payment of one-half of their annual retainer (as provided for in the directors' stock incentive plan described in further detail below). As of December 31, 1995 and March 31, 1996, the Company has 14,665,935 shares of common stock outstanding.

  On December 20, 1995, the Company declared a $0.48 per common share dividend to holders of record on December 29, 1995. Concurrent with the dividend declaration, the Operating Partnership authorized distributions in the same amount. The dividend and distributions were paid on January 30, 1996.

  On March 26, 1996, the Company declared a $0.48 per common share dividend to holders of record on March 29, 1996. Concurrent with the dividend declaration, the Operating Partnership authorized distributions in the same amount. The dividend and distributions were paid on April 30, 1996.

 Stock Incentive Plans

  The Company has adopted the 1995 Incentive Plan (the "1995 Plan") and the Non-Employee Directors' Incentive Plan (the "Directors' Plan") for the purpose of (i) attracting and retaining employees, directors and others, (ii) providing incentives to those deemed important to the success of the Company, and (iii) associating the interests of these individuals with the interests of the Company and its shareholders through opportunities for increased stock ownership.

  The 1995 Plan. Under the 1995 Plan, employees of the Company are eligible to receive stock options, stock awards or performance shares, subject to certain restrictions. All awards under the 1995 Plan are determined by the Compensation Committee of the Board of Directors and a maximum of 1,000,000 shares of common stock may be issued under the 1995 Plan. Upon completion of the Initial Offering, 500,000 options were granted to purchase shares of common stock of the Company. Each option is exercisable at an amount equal to the initial public offering price of $24.00 per share. Of the options granted, 27,780 vested immediately, while the remaining options become exercisable at various dates through January 1, 2005. As of March 31, 1996, no options had been exercised.

  The Directors' Plan. The Directors' Plan provides for the award of common shares to each eligible non-employee director of the Company. Each eligible director who was a member of the Board as of September 27, 1995, was awarded nonqualified options to purchase 7,500 shares of common stock on that date (each such director, a "Founding Director"). The options granted to Founding Directors have an exercise price equal to the initial public offering price of $24.00 and vested immediately. Each eligible director who was not a Founding Director (a "Non-Founding Director") will receive nonqualified options to purchase 7,500 shares of common stock upon their election to the Board. On the date of each annual meeting of the Company's shareholders, beginning with the shareholders' meeting in 1996, each non-employee director then in office will receive an additional grant of nonqualified options to purchase 2,500 shares of common stock, with the maximum aggregate number of shares subject to options to be granted to each non-employee director being 17,500. The exercise price of options under future grants will be 100% of the fair market value of the common stock on the date of grant. The exercise price may be paid in cash, cash equivalents acceptable to the Compensation Committee, common stock or a combination thereof. Options granted under the Directors' Plan are exercisable for ten years from the date of grant. As of March 31, 1996, no options had been exercised.

                      PATRIOT AMERICAN HOSPITALITY, INC.

                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)

  The Directors' Plan also provides for the annual award of common stock to each eligible director in payment of one-half of the annual retainer of $13 payable to each such director. The number of shares awarded will be determined based upon the fair market value of the stock at the date of the grant. Such shares vest immediately upon grant and are nonforfeitable. In 1995, 1,560 common shares with an aggregate value of $37 were granted to the Founding Directors.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS:

  Statement of Financial Accounting Standards No. 107 requires disclosure about the fair value for all financial instruments, whether or not recognized, for financial statement purposes. Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 1995 and March 31, 1996. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts which could be realized on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

  Management estimates that the fair value of (i) accounts receivable, accounts payable and accrued expenses approximate carrying value due to the relatively short maturity of these instruments; (ii) the notes receivable approximate carrying value based upon effective borrowing rates for issuance of debt with similar terms and remaining maturities; and (iii) the borrowings under the Line of Credit approximate carrying value as the Line of Credit accrues interest at floating interest rates based on market.

12. NONCASH INVESTING AND FINANCING ACTIVITIES:

 October 2, 1995 (inception of operations) through December 31, 1995:

   In connection with the Initial Offering and acquisition of the Initial
    Hotels, the following assets and liabilities were assumed:
     Deferred expenses, net of write-off of deferred financing costs
      of $679........................................................  $    127
     Prepaid expenses and other assets...............................       313
     Accrued real estate and personal property taxes.................    (1,102)
   In connection with the Company's investment in unconsolidated sub-
    sidiary:
     Accrued stock subscription......................................  $   (220)
     Accrued receivables from unconsolidated subsidiary, net of
      payables of $43................................................       354
   In connection with the Initial Offering and acquisition of the
    Initial Hotels:
     Predecessor basis of interests acquired from affiliates.........  $  1,840
     Issuance of OP Units to non-affiliates..........................     9,363
     Distribution of note receivable as consideration................      (479)
     Minority interest at closing of the Initial Offering............   (41,670)
     Accrued Initial Offering costs..................................      (843)
   Dividends and distributions declared and payable..................  $  8,154
   Issuance of shares to directors...................................  $     37
   Accrued acquisition and other costs...............................  $     28

 Three Months Ended March 31, 1996:

  In connection with the acquisition of hotel properties, the following assets and liabilities were assumed:

     Receivables from selling entities...............................  $    (78)
     Prepaid expenses and other assets...............................      (151)
     Accounts payable and accrued liabilities........................       267
   Issuance of OP Units in connection with the acquisition of hotel properties.......................................................  $  4,000

                      PATRIOT AMERICAN HOSPITALITY, INC.

                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)

13. SUBSEQUENT EVENTS:

 Hotel Properties Acquired

  On January 16, 1996, the Company acquired the 288-room Tremont House Hotel in Boston, Massachusetts for a purchase price (including closing costs) of approximately $16,397. The purchase was financed primarily with funds drawn on the Line of Credit. The Tremont House Hotel is leased to CHC Lease Partners for a period of 11 years pursuant to a Participating Lease.

  On March 4, 1996, the Company acquired the 297-room Holiday Inn Lenox in Atlanta, Georgia for approximately $7,279 in cash, plus 167,012 OP Units (valued at approximately $4,000 based upon the market price of the Company's common stock on the date of contract). The hotel is subject to a 73-year ground lease. The cash portion of the purchase price was financed with funds drawn on the Line of Credit. The hotel is leased to CHC Lease Partners for a period of 12 years pursuant to a Participating Lease. On March 27, 1996, the Company acquired the 245-room Del Mar Hilton Hotel in San Diego, California for a purchase price (including closing costs) of approximately $14,872. The purchase was financed primarily with funds drawn on the Line of Credit. The hotel is leased to CHC Lease Partners.

  In April 1996, the Company acquired a six-hotel portfolio with a total of 1,239 guest rooms located in Washington and California for an aggregate purchase price of approximately $84,500, including a deferred purchase obligation of $2,000. The purchase was funded with proceeds from the Company's Line of Credit and the issuance of 331,577 OP Units (valued at approximately $8,800 based on the market price of the Company's common stock on the date of contract). These hotels are leased to NorthCoast L.L.C., a newly formed Seattle-based hotel company.

 Line of Credit

  In April 1996, the maximum amount available under the Line of Credit was increased from $165,000 to $250,000 and certain modifications were made thereby increasing the Company's ability to borrow under the Line of Credit.

 Potential Acquisitions

  The Company has entered into non-binding purchase and sale agreements to acquire the 365-room Hyatt Regency in Lexington, Kentucky for a purchase price of approximately $14,000, the 492-room Bonaventure Hotel & Spa in Fort Lauderdale, Florida for a purchase price of approximately $16,200 and the 362-room Marriott WindWatch Hotel in Long Island, New York for a purchase price of approximately $30,000. In addition, the Company has entered into a letter of intent agreement to acquire a portfolio of five Wyndham and Wyndham Garden hotels containing an aggregate 1,141 guest rooms for a purchase price of approximately $96,000. The Wyndham hotel properties are located in the Houston, Dallas, Atlanta, Detroit and Chicago metropolitan areas. The acquisition of these or any other properties is subject to a number of contingencies, including, among other things, the satisfactory completion of the Company's due diligence investigation of the hotels, the negotiation of a definitive acquisition agreement and obtaining financing and/or Line of Credit lender approval, as applicable. Accordingly, there can be no assurance that the acquisition of any of these properties will be consummated.

 Private Placement

  In May 1996, the Company sold an aggregate of approximately $40,000 of securities to an institutional investor, who purchased the securities on behalf of two owners. The securities consisted of 811,393 shares of common stock sold at $26.95 per share and 662,391 Preferred OP Units (the "Preferred OP Units") sold at $27.375 per unit. The common stock is of the same class as the Company's existing common stock and is entitled to the same voting and dividend rights as all outstanding common stock, subject to certain restrictions on the resale of the stock. The Preferred OP Units are entitled to quarterly distributions equal to 103% of the quarterly dividends paid on the common stock. Generally, three years following issuance, the Preferred OP Units may be converted into shares of common stock on a one-for-one basis, subject to certain limitations. After 10 years, all outstanding Preferred OP Units will be converted into common stock.

                      PATRIOT AMERICAN HOSPITALITY, INC.
            SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION
                            AS OF DECEMBER 31, 1995
                                (IN THOUSANDS)

                                                     COST CAPITALIZED
                                                       SUBSEQUENT TO    GROSS AMOUNTS AT WHICH CARRIED
                                    INITIAL COST        ACQUISITION         AT CLOSE OF PERIOD(A)
                                -------------------- ----------------- ----------------------------------
                                         BUILDINGS         BUILDINGS               BUILDINGS
                                            AND               AND                     AND                    ACCUMULATED     YEAR
  DESCRIPTION     ENCUMBERANCES  LAND   IMPROVEMENTS LAND IMPROVEMENTS   LAND    IMPROVEMENTS    TOTAL    DEPRECIATION(C)(D) BUILT
  -----------     ------------- ------- ------------ ---- ------------ --------- ------------------------ ------------------ -----
FULL SERVICE
HOTELS:
Bourbon Orleans
New Orleans,
Louisiana.......        (b)     $ 1,942   $ 14,209   $        $        $   1,942   $   14,209  $   16,151       $   99       1800s
Holiday Inn
Select North
Dallas
Farmers Branch,
Texas...........        (b)       3,045     15,786                         3,045       15,786      18,831          126        1979
Hilton Cleveland
Independence,
Ohio............        (b)       2,760     12,264                         2,760       12,264      15,024          102        1980
Crockett Hotel
San Antonio,
Texas...........        (b)       1,936     12,130                         1,936       12,130      14,066           96        1909
Marriott Hotel
Troy, Michigan..        (b)       1,790     29,220                         1,790       29,220      31,010          211        1990
Four Points by
Sheraton
Saginaw,
Michigan........        (b)         773      6,451                           773        6,451       7,224           49        1984
Radisson Hotel
New Orleans,
Louisiana.......        (b)       2,463     23,630                         2,463       23,630      26,093          136        1924
Radisson Hotel &
Suites
Dallas, Texas...        (b)       1,011      8,276                         1,011        8,276       9,287           59        1986
Radisson Town &
Country
Houston, Texas..        (b)         655      9,725                           655        9,725      10,380           69        1986
Aristocrat Hotel
Dallas, Texas...        (b)         144      7,806                           144        7,806       7,950           54        1925
Holiday Inn
Northwest
Houston, Texas..        (b)         333      2,324                           333        2,324       2,657           17        1982
Holiday Inn
Northwest Plaza
Austin, Texas...        (b)       1,424      9,323                         1,424        9,323      10,747           67        1984
Holiday Inn
San Angelo,
Texas...........        (b)         428      3,982                           428        3,982       4,410           29        1984
Holiday Inn
Sebring,
Florida.........                    626      2,387                           626        2,387       3,013           19        1983
Fairmont Hotel
San Antonio,
Texas...........                    --       2,957                           --         2,957       2,957           21        1906
Embassy Suites
Hunt Valley,
Maryland........                    529     13,872                           529       13,872      14,401           51        1985
LIMITED SERVICE
HOTELS:
Hampton Inn
Jacksonville,
Florida.........                    285      4,355                           285        4,355       4,640           32        1985
Hampton Inn
Rochester, New
York............                    104      7,829                           104        7,829       7,933           54        1986
Hampton Inn
Cleveland
Airport
North Olmsted,
Ohio............                    236      5,483                           236        5,483       5,719           39        1986
Hampton Inn
Canton, Ohio....                    350      4,315                           350        4,315       4,665           33        1985
CONFERENCE
CENTER:
Peachtree Exec.
Conf. Center
Peachtree City,
Georgia.........        (b)       3,059     21,915                         3,059       21,915      24,974          145        1984
                                -------   --------   ----     ----     ---------   ----------  ----------       ------
                                $23,893   $218,239   $--      $--      $  23,893   $  218,239  $  242,132       $1,508
                                =======   ========   ====     ====     =========   ==========  ==========       ======
                    DATE OF
  DESCRIPTION     ACQUISITION
  -----------     -----------
FULL SERVICE
HOTELS:
Bourbon Orleans
New Orleans,
Louisiana.......     1995
Holiday Inn
Select North
Dallas
Farmers Branch,
Texas...........     1995
Hilton Cleveland
Independence,
Ohio............     1995
Crockett Hotel
San Antonio,
Texas...........     1995
Marriott Hotel
Troy, Michigan..     1995
Four Points by
Sheraton
Saginaw,
Michigan........     1995
Radisson Hotel
New Orleans,
Louisiana.......     1995
Radisson Hotel &
Suites
Dallas, Texas...     1995
Radisson Town &
Country
Houston, Texas..     1995
Aristocrat Hotel
Dallas, Texas...     1995
Holiday Inn
Northwest
Houston, Texas..     1995
Holiday Inn
Northwest Plaza
Austin, Texas...     1995
Holiday Inn
San Angelo,
Texas...........     1995
Holiday Inn
Sebring,
Florida.........     1995
Fairmont Hotel
San Antonio,
Texas...........     1995
Embassy Suites
Hunt Valley,
Maryland........     1995
LIMITED SERVICE
HOTELS:
Hampton Inn
Jacksonville,
Florida.........     1995
Hampton Inn
Rochester, New
York............     1995
Hampton Inn
Cleveland
Airport
North Olmsted,
Ohio............     1995
Hampton Inn
Canton, Ohio....     1995
CONFERENCE
CENTER:
Peachtree Exec.
Conf. Center
Peachtree City,
Georgia.........     1995

        See accompanying notes to this schedule on the following page.

                       PATRIOT AMERICAN HOSPITALITY, INC.

                             NOTES TO SCHEDULE III
                                 (IN THOUSANDS)


                                                                        PERIOD
                                                                    OCTOBER 2, 1995
                                                                        THROUGH
                                                                      DECEMBER 31,
                                                                         1995
                                                                   ---------------
(a)Reconciliation of Real Estate:
  Balance at beginning of period.....................................  $    --
  Additions during period:
    Acquisitions.....................................................   242,132
    Improvements.....................................................       --
                                                                       --------
  Balance at end of period...........................................  $242,132
                                                                       ========
(b) This hotel collateralizes the Company's Line of Credit which had an outstanding balance of $9,500 at December 31, 1995.
(c)Reconciliation of Accumulated Depreciation:
  Balance at beginning of period.....................................  $    --
    Depreciation for period..........................................     1,508
                                                                       --------
  Balance at end of period...........................................  $  1,508
                                                                       ========
(d) Depreciation is computed on buildings and improvements based upon a useful life of 35 years.

                       PATRIOT AMERICAN HOSPITALITY, INC.

                   SCHEDULE IV--MORTGAGE LOANS ON REAL ESTATE
                            AS OF DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                                                                PRINCIPAL
                                                                                                AMOUNT OF
                                                                                                  LOANS
                                                                                                SUBJECT TO
                                                    PERIODIC              FACE      CARRYING    DELINQUENT
                      INTEREST     MATURITY         PAYMENT      PRIOR  AMOUNT OF  AMOUNT OF   PRINCIPAL OR
    DESCRIPTION         RATE         DATE            TERMS       LIENS  MORTGAGES MORTGAGES(A)   INTEREST
    -----------       -------- ----------------- -------------- ------- --------- ------------ ------------
                       10.25%  November 28, 1998 Monthly           None  $36,000    $36,000        None
                                                 payments of
Promissory note,                                 interest only
 collateralized by a                             are required.
 first lien deed of                              Principal
 trust on the Crowne                             payable in
 Plaza Ravinia                                   full at
 Hotel.                                          maturity.
                        12.5%  November 28, 1998 Monthly        $36,000    4,500      4,500        None
                                                 payments of             -------    -------
Promissory note,                                 interest only
 collateralized by a                             are required.
 second lien deed of                             Principal
 trust on the Crowne                             payable in
 Plaza Ravinia                                   full at
 Hotel.                                          maturity.
                                                                         $40,500    $40,500
                                                                         =======    =======

- --------
(a) Reconciliation of Mortgage Loans on Real Estate for the period October 2, 1995 (inception of operations) to December 31, 1995:

     Balance at beginning of period.................................... $   --
     New mortgage loans................................................  40,500
                                                                        -------
     Balance at end of period.......................................... $40,500
                                                                        =======

  For federal income tax purposes, the aggregate cost of investments in mortgage loans on real estate is the carrying amount as disclosed in the schedule.

                                    LESSEES
             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                                    PRO FORMA ADJUSTMENTS
                                         ----------------------------------------------
                                                                         ACQUISITION OF
                             LESSEE        INITIAL           RECENT         WYNDHAM       LESSEE
                         HISTORICAL (A)  OFFERING (B)   ACQUISITIONS (C) PORTFOLIO (D)   PRO FORMA
                         --------------  ------------   ---------------- --------------  ---------
                                               (IN THOUSANDS)
Revenue:
 Room...................    $21,508        $65,193          $57,407         $25,387      $169,495
 Food and beverage......      8,649         21,871           22,699          10,936        64,155
 Conference center......        576          1,858              --              --          2,434
 Telephone and other....      1,732          5,860            5,651           2,414        15,657
                            -------        -------          -------         -------      --------
  Total revenue.........     32,465         94,782           85,757          38,737       251,741
                            -------        -------          -------         -------      --------
Expenses:
 Departmental costs and
  expenses..............     12,172         35,215           34,768          14,269        96,424
 General and administra-
  tive..................      2,714          8,061            7,661           3,589        22,025
 Ground lease expense...        --             --             1,259             --          1,259
 Repairs and mainte-
  nance.................      1,476          4,456            4,481           1,664        12,077
 Utilities..............      1,320          4,107            3,464           1,618        10,509
 Marketing..............      2,928          8,763            7,185           2,486        21,362
 Insurance..............        191            716              450             394         1,751
 Participating lease
  payments..............     10,582         31,970 (E)       25,229 (E)      13,083 (E)    80,864
                            -------        -------          -------         -------      --------
  Total expenses........     31,383         93,288           84,497          37,103       246,271
                            -------        -------          -------         -------      --------
  Income before lessee
   income (expenses)....      1,082          1,494            1,260           1,634         5,470
 Dividend and interest
  income................        198 (F)        --               --              --            198
 Management fees........       (536)        (1,165)(G)       (2,133)(G)      (1,680)(G)    (5,514)
 Lessee general and ad-
  ministrative..........       (235)          (542)(H)         (293)(H)        (240)(H)    (1,310)
                            -------        -------          -------         -------      --------
  Net income (loss).....    $   509        $  (213)         $(1,166)        $  (286)     $ (1,156)
                            =======        =======          =======         =======      ========

- --------
(A) Represents the historical results of operations of CHC Lease Partners from October 2, 1995 (inception) and Metro Lease Partners results of operations from November 15, 1995 (inception) through December 31, 1995.
(B) Represents adjustments to the Lessee's results of operations assuming the Initial Offering and Formation Transactions occurred at the beginning of the period presented.
(C) Represents adjustments to the Lessee's results of operations assuming the Recent Acquisitions occurred at the beginning of the period presented.

(D) Represents adjustments to the Lessees' results of operations assuming the acquisition of the Wyndham Portfolio occurred at the beginning of the period presented.

(E) Represents Participating Lease payments calculated on a pro forma basis by applying the provisions of the Participating Leases to the historical revenue of the Hotels.

(F) Includes dividend income on approximately 250,000 Units in the Operating Partnership which form a portion of the required capitalization of CHC Lease Partners. Pro forma amounts exclude additional dividend income of approximately $456,000 (based upon the Operating Partnership's distributions to date) expected to be earned on approximately 300,000 Units held by certain Lessees, and pro forma interest income earned on invested cash balances.

(G) Represents management fees paid to the Operators under the terms of their respective management agreements with the Lessees.

(H) Represents pro forma overhead expenses, which include an estimate of the Lessees' salaries and benefits, professional fees, insurance costs and administrative expenses.

                                    LESSEES
             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                  FOR THE TWELVE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)

                                                    PRO FORMA ADJUSTMENTS
                                         ---------------------------------------------
                                                                          ACQUISITION
                             LESSEE        INITIAL           RECENT       OF WYNDHAM     LESSEE
                         HISTORICAL (A)  OFFERING (B)   ACQUISITIONS (C) PORTFOLIO (D)  PRO FORMA
                         --------------  ------------   ---------------- -------------  ---------
                                               (IN THOUSANDS)
Revenue:
 Room...................    $46,816        $42,951          $55,978         $25,955     $171,700
 Food and beverage......     16,889         14,259           22,384          10,962       64,494
 Conference center......      1,221          1,159              --              --         2,380
 Telephone and other....      4,105          4,003            5,465           2,543       16,116
                            -------        -------          -------         -------     --------
  Total revenue.........     69,031         62,372           83,827          39,460      254,690
                            -------        -------          -------         -------     --------
Expenses:
 Departmental costs and
  expenses..............     25,490         23,666           33,914          14,593       97,663
 General and administra-
  tive..................      5,720          5,603            7,592           3,837       22,752
 Ground lease expense...        --             --             1,273             --         1,273
 Repairs and mainte-
  nance.................      3,102          3,036            4,261           1,696       12,095
 Utilities..............      2,868          2,801            3,318           1,666       10,653
 Marketing..............      6,251          5,998            6,751           2,556       21,556
 Insurance..............        420            469              445             394        1,728
 Participating lease
  payments..............     22,953         20,879 (E)       24,495 (E)      13,447 (E)   81,774
                            -------        -------          -------         -------     --------
  Total expenses........     66,804         62,452           82,049          38,189      249,494
                            -------        -------          -------         -------     --------
  Income (loss) before
   lessee income (ex-
   penses)..............      2,227            (80)           1,778           1,271        5,196
 Dividend and interest
  income................        408 (F)        --               --              --           408
 Management fees........     (1,160)          (547)(G)       (2,147)(G)      (1,742)(G)   (5,596)
 Lessee general and ad-
  ministrative..........       (420)          (364)(H)         (286)(H)        (240)(H)   (1,310)
                            -------        -------          -------         -------     --------
  Net income (loss).....    $ 1,055        $  (991)         $  (655)           (711)    $ (1,302)
                            =======        =======          =======         =======     ========

- --------
(A) Represents the historical results of operations of CHC Lease Partners from October 2, 1995 (inception) and Metro Lease Partners results of operations from November 15, 1995 (inception) through March 31, 1996.
(B) Represents adjustments to the Lessee's results of operations assuming the Initial Offering and Formation Transactions occurred at the beginning of the period presented.
(C) Represents adjustments to the Lessee's results of operations assuming the Recent Acquisitions occurred at the beginning of the period presented.

(D) Represents adjustments to the Lessees' results of operations assuming the acquisition of the Wyndham Portfolio occurred at the beginning of the period presented.

(E) Represents Participating Lease payments calculated on a pro forma basis by applying the provisions of the Participating Leases to the historical revenue of the Hotels.

(F) Includes dividend income on approximately 250,000 Units in the Operating Partnership which form a portion of the required capitalization of CHC Lease Partners. Pro forma amounts exclude additional dividend income of approximately $336,000 (based upon the Operating Partnership's distributions to date) expected to be earned on approximately 300,000 Units held by certain Lessees, and pro forma interest income earned on invested cash balances.

(G) Represents management fees paid to the Operators under the terms of their respective management agreements with the Lessees.

(H) Represents pro forma overhead expenses, which include an estimate of the Lessees' salaries and benefits, professional fees, insurance costs and administrative expenses.

                                    LESSEES
             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)

                                             PRO FORMA ADJUSTMENTS
                                         ------------------------------
                                                           ACQUISITION
                             LESSEE           RECENT       OF WYNDHAM     LESSEE
                         HISTORICAL (A)  ACQUISITIONS (B) PORTFOLIO (C)  PRO FORMA
                         --------------  ---------------- -------------  ---------
                                             (IN THOUSANDS)
Revenue:
 Room...................    $25,308          $10,854         $7,073       $43,235
 Food and beverage......      8,240            4,539          2,895        15,674
 Conference center......        645              --             --            645
 Telephone and other....      2,373            1,104            696         4,173
                            -------          -------         ------       -------
  Total revenue.........     36,566           16,497         10,664        63,727
                            -------          -------         ------       -------
Expenses:
 Departmental costs and
  expenses..............     13,318            7,082          3,905        24,305
 General and administra-
  tive..................      3,006            1,719          1,156         5,881
 Ground lease expense...        --               289            --            289
 Repairs and mainte-
  nance.................      1,626              890            457         2,973
 Utilities..............      1,548              676            434         2,658
 Marketing..............      3,323            1,373            737         5,433
 Insurance..............        229              106             97           432
 Participating lease
  payments..............     12,371            5,108          3,811 (D)    21,290
                            -------          -------         ------       -------
  Total expenses........     35,421           17,243         10,597        63,261
                            -------          -------         ------       -------
  Income (loss) before
   lessee income (ex-
   penses)..............      1,145             (746)            67           466
 Dividend and interest
  income................        210 (E)          --             --            210
 Management fees........       (624)            (209)(F)       (474)(F)    (1,307)
 Lessee general and ad-
  ministrative..........       (185)             (68)(G)        (60)(G)      (313)
                            -------          -------         ------       -------
  Net income (loss).....    $   546          $(1,023)        $ (467)      $  (944)
                            =======          =======         ======       =======

- --------
(A) Represents the historical results of operations of CHC Lease Partners and Metro Lease Partners for the three months ended March 31, 1996.
(B) Represents adjustments to the Lessee's results of operations assuming the Recent Acquisitions occurred at the beginning of the period presented.

(C) Represents adjustments to the Lessees' results of operations assuming the acquisition of the Wyndham Portfolio occurred at the beginning of the period presented.

(D) Represents Participating Lease payments calculated on a pro forma basis by applying the provisions of the Participating Leases to the historical revenue of the Hotels.

(E) Includes dividend income on approximately 250,000 Units in the Operating Partnership which form a portion of the required capitalization of CHC Lease Partners. Pro forma amounts exclude additional dividend income of approximately $24,000 (based upon Operating Partnership's distributions to date) expected to be earned on approximately 300,000 Units held by certain Lessees, and pro forma interest income earned on invested cash balances.

(F) Represents management fees paid to the Operators under the terms of their respective management agreements with the Lessees.

(G) Represents pro forma overhead expenses, which include an estimate of the Lessees' salaries and benefits, professional fees, insurance costs and administrative expenses.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners of CHC Lease Partners:

In our opinion, the accompanying balance sheet and the related statements of operations, partners' capital and of cash flows present fairly, in all material respects, the financial position of CHC Lease Partners at December 31, 1995, and the results of its operations and its cash flows for the period (inception) October 2, 1995 to December 31, 1995 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
March 4, 1996
Miami, Florida

                               CHC LEASE PARTNERS

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                        DECEMBER 31,  MARCH 31,
                                                            1995        1996
                                                        ------------ -----------
                                                                     (UNAUDITED)
Current Assets:
  Cash and cash equivalents...........................    $ 9,385      $10,182
  Accounts receivable, net of allowance for doubtful
   accounts of $142 in 1995 and $188 in 1996..........      5,833        6,684
  Inventories.........................................      2,136        2,401
  Prepaid expenses....................................        441        1,009
                                                          -------      -------
    Total current assets..............................     17,795       20,276
Investments...........................................      5,100        5,100
Deposits..............................................         71          115
                                                          -------      -------
    Total assets......................................    $22,966      $25,491
                                                          =======      =======

                       LIABILITIES AND PARTNERS' CAPITAL

Current Liabilities:
  Accounts payable....................................    $ 2,202      $ 2,253
  Accrued rent due to Patriot American Hospitality
   Partnership, L.P. .................................      2,260        2,279
  Due to affiliates, net..............................        138          511
  Accrued payroll.....................................      2,219        2,271
  Taxes payable.......................................      1,556        1,795
  Guest deposits......................................        958        1,829
  Accrued expenses and other liabilities..............      2,012        2,478
                                                          -------      -------
    Total current liabilities.........................     11,345       13,416
Due to Patriot American Hospitality Partnership, L.P..      1,035        1,219
Lease inducement......................................        977          954
                                                          -------      -------
    Total liabilities.................................     13,357       15,589
Commitments and contingencies (Note 2)................        --           --
Partners' capital.....................................      9,609        9,902
                                                          -------      -------
    Total liabilities and partners' capital...........    $22,966      $25,491
                                                          =======      =======

   The accompanying notes are an integral part of these financial statements.

                               CHC LEASE PARTNERS

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                      INCEPTION
                                                  (OCTOBER 2, 1995)    THREE
                                                       THROUGH      MONTHS ENDED
                                                    DECEMBER 31,     MARCH 31,
                                                        1995            1996
                                                  ----------------- ------------
                                                                    (UNAUDITED)
Revenue:
  Room...........................................      $21,092        $24,260
  Food and beverage..............................        8,524          7,998
  Conference center..............................          576            645
  Telephone and other............................        1,703          2,295
                                                       -------        -------
    Total revenue................................       31,895         35,198
                                                       -------        -------
Expenses:
  Departmental costs and expenses................       11,949         12,765
  Participating lease payments...................       10,432         11,918
  General and administrative.....................        2,655          2,883
  Repairs and maintenance........................        1,436          1,544
  Utilities......................................        1,290          1,496
  Marketing......................................        2,865          3,174
  Insurance......................................          191            220
                                                       -------        -------
    Total expenses...............................       30,818         34,000
                                                       -------        -------
    Income before lessee income (expense)........        1,077          1,198
                                                       -------        -------
  Dividend and interest income...................          198            210
  Management fees................................         (536)          (597)
  Lessee general and administrative expenses.....         (230)          (178)
                                                       -------        -------
    Total lessee expense.........................         (568)          (565)
                                                       -------        -------
    Net income...................................      $   509        $   633
                                                       =======        =======

   The accompanying notes are an integral part of these financial statements.

                               CHC LEASE PARTNERS

                        STATEMENTS OF PARTNERS' CAPITAL
                                 (IN THOUSANDS)

Initial capitalization at inception..................................... $9,100
Net income..............................................................    509
                                                                         ------
Balance, December 31, 1995..............................................  9,609
Net income (unaudited)..................................................    633
Distribution (unaudited)................................................   (340)
                                                                         ------
Balance, March 31, 1996 (unaudited)..................................... $9,902
                                                                         ======

   The accompanying notes are an integral part of these financial statements.

                               CHC LEASE PARTNERS

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                     INCEPTION
                                                 (OCTOBER 2, 1995)    THREE
                                                      THROUGH      MONTHS ENDED
                                                   DECEMBER 31,     MARCH 31,
                                                       1995            1996
                                                 ----------------- ------------
                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income....................................      $   509        $   633
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Recognition of lease inducement.............          (23)           (23)
    Provision for losses on accounts receivable.          142             46
  Changes in assets and liabilities:
  (Increase) decrease in:
    Accounts receivable.........................       (3,282)          (897)
    Inventories.................................         (101)           255
    Prepaid expenses and other assets...........         (178)          (544)
  Increase (decrease) in:
    Accounts payable............................        1,306             51
    Accrued rent due to Patriot American
     Hospitality Partnership, L.P. .............        2,260             19
    Due to affiliates...........................          138            373
    Accrued payroll.............................        1,219             52
    Taxes payable...............................        1,265            239
    Guest deposits..............................         (182)           871
    Accrued expenses and other liabilities......        1,517           (674)
                                                      -------        -------
Net cash provided by operating activities.......        4,590            401
                                                      -------        -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquired cash at inception and under new
   operating leases ............................          795            736
                                                      -------        -------
Net cash provided by investing activities.......          795            736
                                                      -------        -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Initial capitalization........................        4,000            --
  Partnership distribution......................          --            (340)
                                                      -------        -------
Net cash provided by (used in) financing
 activities.....................................        4,000           (340)
                                                      -------        -------
Net increase in cash and cash equivalents.......        9,385            797
Cash and cash equivalents at beginning of
 period.........................................          --           9,385
                                                      -------        -------
Cash and cash equivalents at end of period......      $ 9,385        $10,182
                                                      =======        =======
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND
 FINANCING ACTIVITIES:
  Initial capitalization in units of limited
   partnership interest.........................      $ 5,100
                                                      =======
  Assumption of assets and liabilities upon
   consummation of participating lease
   agreements with Patriot American Hospitality
   Partnership, L.P.
    Acquired cash...............................      $   795            736
    Inventories.................................        2,035            336
    Other assets................................        3,027             68
    Lease inducement............................       (1,000)           --
    Due to Patriot American Hospitality
     Partnership, L.P. .........................       (1,035)          (320)
    Other liabilities...........................       (3,822)          (820)
                                                      -------        -------
    Net assets..................................      $   --         $   --
                                                      =======        =======

   The accompanying notes are an integral part of these financial statements.

                              CHC LEASE PARTNERS

                         NOTES TO FINANCIAL STATEMENTS
                            (DOLLARS IN THOUSANDS)
  (AMOUNTS AND DISCLOSURES AS OF MARCH 31, 1996 AND FOR THE PERIOD THEN ENDED
                                ARE UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION

  CHC Lease Partners, was formed as the initial lessee to lease and operate certain hotels owned by Patriot American Hospitality Partnership, L.P. (the "Operating Partnership"). Patriot American Hospitality, Inc. (the "Company"), through its subsidiaries, owns approximately 86.3% of the Operating Partnership at December 31, 1995 and 85.5% at March 31, 1996. CHC Lease Partners, a general partnership, is owned jointly by CHC REIT Lessee Corp., a wholly owned subsidiary of CHC International, Inc. ("CHC") and by an affiliate of a principal of the Gencom group of companies. CHC Lease Partners began operating twenty hotels (the "Initial Hotels") on October 2, 1995.

  Each hotel is leased by the Operating Partnership to CHC Lease Partners under separate participating operating lease agreements which contain cross-default provisions. These leases, which require CHC Lease Partners to maintain a minimum net worth and adequate working capital, have an average term of eleven years, and require payment of the greater of (1) minimum base rent or
(2) participating rent based upon certain percentages of room revenue, food and beverage revenue, conference center revenue and telephone and other revenues of each of the Initial Hotels.

  The Initial Hotels consist of fifteen full service hotels, four limited service hotels and one executive conference center. Seventeen of the twenty Initial Hotels are operated under franchise licenses with nationally recognized hotel companies. The cost of obtaining the franchise licenses is paid by the Operating Partnership and the continuing franchise fees are paid by CHC Lease Partners. Franchise and related fees generally range from 3.5% to 8.0% of room revenues for Initial Hotels under franchise licenses.

  In January 1996 and March 1996, CHC Lease Partners and the Operating Partnership entered into three operating leases for three hotels which were acquired by the Operating Partnership. The leases are substantially similar to the other participating lease agreements between CHC Lease Partners and the Operating Partnership. As of March 31, 1996, CHC Lease Partners operates twenty-three hotels.

  At March 31, 1996, the hotels leased by CHC Lease Partners consist of eighteen full service hotels, four limited service hotels and one executive conference center. Nineteen of the twenty-three hotels are operated under franchise licenses with nationally recognized hotel companies.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  These financial statements have been prepared in accordance with generally accepted accounting principles. Significant accounting policies are summarized below.

 Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Fiscal Year

  CHC Lease Partners' fiscal year ends on November 30, however, these financial statements have been prepared as of and for the period inception (October 2, 1995) to December 31, 1995 and as of and for the three months ended March 31, 1996.

                              CHC LEASE PARTNERS

                            (DOLLARS IN THOUSANDS)

 Cash and Cash Equivalents

  All highly liquid investments with an original maturity date of three months or less when purchased are considered to be cash equivalents.

 Inventories

  Inventories, consisting of food, beverages, china, linens, silverware and glassware, are principally stated at the lower of cost (generally first-in, first-out) or market.

 Investments

  Investments consist of 250,001 units of limited partnership interest in the Operating Partnership ("OP Units"). The OP Units are subject to redemption rights which may be exercised, subject to certain restrictions, at any time after October 2, 1996, to cause the Operating Partnership to redeem each OP Unit for cash equal to the value of a share of Company common stock or, at the Company's election, the Company may purchase each OP Unit offered for redemption for one share of Company common stock. In addition, the OP Units are also subject to additional restrictions as to transfer until October 2, 1997. Under the participating lease agreements CHC Lease Partners has collaterally assigned 166,668 OP Units to the Operating Partnership. The OP Units are stated at lower of cost or market based upon the fair market value of Company common stock with an appropriate discount for any restrictions imposed on the OP Units.

 Revenue Recognition

  Revenue is recognized upon performance of hotel-related services and delivery of food and beverages. Credit evaluations are performed and an allowance for doubtful accounts is provided against accounts receivable which are estimated to be uncollectible.

 Income Taxes

  Under the provisions of the Internal Revenue Code and applicable state income tax law, CHC Lease Partners is not subject to taxation on income. The federal and state income tax consequences of CHC Lease Partners' profits and losses accrue to the partners.

 Concentration of Credit Risk

  Financial instruments which potentially subject CHC Lease Partners to concentrations of credit risk consist principally of cash balances with banks in excess of Federal Deposit Insurance Corporation ("FDIC") insured limits, accounts receivable from hotel customers and investments in OP Units. CHC Lease Partners places its cash with high quality financial institutions, however, at December 31, 1995 and March 31, 1996 CHC Lease Partners has cash balances with banks in excess of FDIC insured limits. Management believes the credit risk related to these deposits is minimal. Concentrations of credit risk with respect to accounts receivable from hotel customers are limited due to the large number of customers and their dispersion across many hotels and geographies. Concentrations of credit risk with respect to investments in OP Units exist to the extent of potential fluctuations in the value of Company common stock. Management believes the credit risk related to the OP Units is minimal.

 Fair Value of Financial Instruments

  The following notes summarize the major methods and assumptions used in estimating fair values of financial instruments:

                              CHC LEASE PARTNERS

                            (DOLLARS IN THOUSANDS)

  Cash and Cash Equivalents. The carrying amount approximates fair value due to the relatively short period to maturity of these instruments.

  Investments. The fair value of the OP Units is estimated based upon the quoted market price of Company common stock less a discount of approximately 15% for the restrictions imposed on the OP Units. The carrying amount of the OP Units approximates fair value.

 Interim Unaudited Financial Information

  The financial statements as of and for the three months ended March 31, 1996 are unaudited; however, in the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 1996 are not necessarily indicative of the results that may be expected for a full year.

2. COMMITMENTS AND RELATED PARTY TRANSACTIONS:

  CHC Lease Partners at December 31, 1995 has future lease commitments to the Operating Partnership under the participating lease agreements through the year 2007. Minimum future rental payments under these noncancellable operating leases are as follows:

YEAR ENDING DECEMBER 31                                                  AMOUNT
- -----------------------                                                 --------
1996................................................................... $ 34,079
1997...................................................................   34,334
1998...................................................................   34,592
1999...................................................................   34,851
2000...................................................................   35,113
Thereafter.............................................................  208,746
                                                                        --------
                                                                        $381,715
                                                                        ========

  CHC Lease Partners incurred base rents of $6,801 and participating rents of $3,654 during the period inception (October 2, 1995) to December 31, 1995 and incurred base rents of $7,321 and participating rents of $4,620 during the three months ended March 31, 1996. Of the total rent incurred during 1996, approximately $617 related to three leases which commenced during the first quarter. At December 31, 1995 and March 31, 1996, CHC Lease Partners owed the Operating Partnership $2,260 and $2,279, respectively, for rents under the terms of the participating leases.

  Under the participating lease agreements, CHC Lease Partners is obligated to return to the Operating Partnership at the end of each lease term the inventory at each of the Initial Hotels less a total of $1,000. Such amount is considered a lease inducement and is recorded as a reduction to participating lease payments over the lives of the participating lease agreements. As of December 31, 1995, the balance of the lease inducement and the inventory due to the Operating Partnership were $977 and $1,035, respectively, and at March 31, 1996 these amounts were $954 and $1,219, respectively.

  CHC Lease Partners has entered into management agreements with hotel management subsidiaries of CHC and GAH-II, L.P. ("GAH"), an affiliate of CHC and the Gencom group of companies, to perform all management functions necessary to operate 19 of the 20 Initial Hotels as of December 31, 1995, and 22 of the 23 hotels as of March 31, 1996. The terms of these agreements range from ten to twelve years with management fees due based upon a percentage of gross revenue of each of the hotels leased ranging from 2.25% to 2.50%, escalating to 3.0% over a two-to-three year period. The fees under these management agreements are subordinate to CHC Lease Partners' obligations to the Operating Partnership under the participating lease agreements. If, after payment of management fees at the contract rate, CHC Lease Partners would be deficient in participating lease payments to the Operating Partnership under any of the participating lease agreements in any year, CHC and GAH would be required to refund and forego management fees for each of the hotels which are deficient in participating lease payments. If after the management fees are refunded and foregone, CHC Lease Partners would

                              CHC LEASE PARTNERS

                            (DOLLARS IN THOUSANDS)
still be deficient in participating lease payments under any of the participating lease agreements, CHC and GAH would be required to pay CHC Lease Partners up to 50% of the management fees earned by CHC and GAH respectively, except for one CHC managed hotel. Management fees incurred under these management agreements were $460 during the period inception (October 2, 1995) to December 31, 1995 and $516 for the three months ended March 31, 1996. Included in due to affiliates, net at December 31, 1995 were amounts for management fees under these management agreements due from CHC and owed to GAH of $46 and $43, respectively. At March 31, 1996, amounts owed to CHC and GAH under these management agreements were $27 and $309, respectively.

  CHC Lease Partners fully reimburses CHC for office space it occupies within the corporate offices of CHC and for the payroll and related costs CHC administers on behalf of CHC Lease Partners. These costs amounted to $141 for the period inception (October 2, 1995) to December 31, 1995 and $149 for the three months ended March 31, 1996. At December 31, 1995 and March 31, 1996, the amount due CHC for these costs was $141 and $175, respectively.

  During the three months ended March 31, 1996, CHC Lease Partners made distributions to its partners of $340.

3. PRO FORMA FINANCIAL INFORMATION (UNAUDITED):

  The unaudited pro forma statements of operations are presented as if the leases and the operation of the Initial Hotels had commenced on January 1, 1994. The unaudited pro forma statements of operations are not necessarily indicative of what the actual results of operations of CHC Lease Partners would have been assuming such operations had commenced as of January 1, 1994, nor do they purport to represent the results of operations for future periods. Pro forma lessee expenses represent management fees and estimated lessee overhead expenses and exclude dividend income on 250,001 OP Units and interest income associated with working capital balances.

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                          1994         1995
                                                       -----------  -----------
                                                           (IN THOUSANDS)
Revenue:
  Rooms............................................... $    79,054  $    86,284
  Food and beverage...................................      30,157       30,396
  Conference center...................................       2,149        2,434
  Telephone and other.................................       6,669        7,563
                                                       -----------  -----------
    Total revenue.....................................     118,029      126,677
                                                       -----------  -----------
Expenses:
  Departmental costs and expenses.....................      45,527       47,164
  Participating lease payments........................      37,985       42,402
  General and administrative..........................      10,029       10,715
  Repairs and maintenance.............................       5,886        5,892
  Utilities...........................................       5,497        5,397
  Marketing...........................................      10,241       11,628
  Insurance...........................................         958          908
                                                       -----------  -----------
    Total expenses....................................     116,123      124,106
                                                       -----------  -----------
Income before lessee expenses.........................       1,906        2,571
Lessee expenses.......................................      (2,087)      (2,473)
                                                       -----------  -----------
  Net income (loss)................................... $      (181) $        98
                                                       ===========  ===========

4. SUBSEQUENT EVENTS:

  During the first quarter of 1996, CHC Lease Partners and the Operating Partnership entered into two operating leases for two hotels which were acquired by the Operating Partnership. The leases are substantially similar to the other participating lease agreements between CHC Lease Partners and the Operating Partnership. The base rent for the two hotels should total approximately $4,721 for 1996, subject to completion of planned renovations and other activities.

                        REPORT OF INDEPENDENT AUDITORS

To the Partners and Owners of the Initial Hotels:

  We have audited the accompanying combined balance sheet of the Initial Hotels (described in Note 1) as of December 31, 1994, and the related combined statements of operations, partners' and owners' equity, and cash flows for the period January 1, 1995 through October 1, 1995 and for the years ended December 31, 1994 and 1993. These combined financial statements are the responsibility of the management of the Initial Hotels. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of certain of the Initial Hotels and Troy Hotel Investors, which statements reflect total assets constituting 37% of the combined total assets as of December 31, 1994 and total revenues constituting 41%, 32% and 35% of the combined total revenues for the period January 1, 1995 through October 1, 1995 and for the years ended December 31, 1994 and 1993, respectively. Such financial statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for such hotels, is based solely on the reports of such other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Initial Hotels as of December 31, 1994, and the combined results of their operations and their cash flows for the period January 1, 1995 through October 1, 1995 and for the years ended December 31, 1994 and 1993, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Dallas, Texas
February 16, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners, Owners and Affiliates of Certain of the Initial Hotels and
 CHC International, Inc.:

  We have audited the accompanying combined balance sheet of Certain of the Initial Hotels (as described in Note 1) as of December 31, 1994, and the related combined statements of operations, equity (deficit), and cash flows for the period from January 1, 1995 to October 1, 1995 and for the years ended December 31, 1994 and 1993. These combined financial statements are the responsibility of the management of Certain of the Initial Hotels. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Certain of the Initial Hotels as of December 31, 1994, and the combined results of their operations and their cash flows for the period from January 1, 1995 to October 1, 1995 and for the years ended December 31, 1994 and 1993, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Fort Lauderdale, Florida
January 15, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the General Partners Troy Hotel Investors:

  We have audited the accompanying balance sheet of Troy Hotel Investors (a limited partnership) as of October 1, 1995 and the related statements of income, partners' equity and cash flows for the period from January 1, 1995 through October 1, 1995. These financial statements are the responsibility of the management and owners of Troy Hotel Investors. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Troy Hotel Investors as of October 1, 1995 and the results of its operations and its cash flows for the period from January 1, 1995 through October 1, 1995 in conformity with generally accepted accounting principles.

  As discussed in Note 9, the Partnership sold substantially all of its assets and liabilities on October 2, 1995. The financial statements do not reflect the effects of the sale. The partners intend to dissolve the Partnership in 1996.

                                          Coopers & Lybrand L.L.P.

Pittsburgh, Pennsylvania
January 17, 1996

                                 INITIAL HOTELS

                             COMBINED BALANCE SHEET
                               DECEMBER 31, 1994
                                 (IN THOUSANDS)

                                    ASSETS
Investment in hotel properties:
  Land............................................................... $ 17,122
  Building and improvements..........................................  115,529
  Furniture and equipment............................................   50,105
                                                                      --------
                                                                       182,756
  Less accumulated depreciation......................................  (33,722)
                                                                      --------
Net investment in hotel properties...................................  149,034
Cash and cash equivalents............................................    8,290
Cash held in escrow..................................................    3,148
Accounts receivable, net, including receivables from affiliates of
 $753................................................................    5,086
Inventories..........................................................    1,126
Deferred expenses, net...............................................    2,947
Prepaids and other assets............................................    1,488
                                                                      --------
                                                                      $171,119
                                                                      ========
                 LIABILITIES AND PARTNERS' AND OWNERS' EQUITY
Mortgages and other notes payable, including $800 due to an affili-
 ate................................................................. $131,095
Capital lease obligations............................................    2,284
Accounts payable, trade..............................................    6,294
Accrued expenses and other liabilities...............................    5,348
Amounts due to affiliates............................................    6,836
                                                                      --------
                                                                       151,857
Commitments and contingencies........................................      --
Partners' and owners' equity.........................................   19,262
                                                                      --------
                                                                      $171,119
                                                                      ========


                            See accompanying notes.

                                 INITIAL HOTELS

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                           PERIOD
                                                         JANUARY 1,    THREE
                                         YEARS ENDED        1995      MONTHS
                                         DECEMBER 31,     THROUGH      ENDED
                                       ----------------- OCTOBER 1,  MARCH 31,
                                        1993      1994      1995       1995
                                       -------  -------- ---------- -----------
                                                                    (UNAUDITED)
Revenue from hotel operations:
  Room................................ $57,504  $ 69,969  $65,192     $22,242
  Food and beverage...................  20,168    23,770   21,872       7,613
  Conference center...................   1,970     2,149    1,858         699
  Telephone and other.................   4,660     5,593    5,860       1,857
                                       -------  --------  -------     -------
    Total revenue.....................  84,302   101,481   94,782      32,411
                                       -------  --------  -------     -------
Expenses:
  Departmental costs and expenses.....  33,362    38,461   35,850      11,806
  General and administrative..........   8,407     9,716    8,895       2,686
  Repairs and maintenance.............   4,835     5,288    4,455       1,419
  Utilities...........................   4,544     4,920    4,107       1,307
  Marketing...........................   7,342     8,764    8,769       2,821
  Management fees paid to affiliates..   3,065     3,739    3,995       1,488
  Interest expense....................   9,609    11,197   11,674       4,904
  Real estate and personal property
   taxes, and insurance...............   3,539     3,786    3,413       1,128
  Depreciation and amortization.......   6,649     8,832    7,694       2,649
                                       -------  --------  -------     -------
    Total expenses....................  81,352    94,703   88,852      30,208
                                       -------  --------  -------     -------
    Income before sale of assets and
     extraordinary item...............   2,950     6,778    5,930       2,203
  Gain (loss) on sale of assets.......     (41)      170      --          --
                                       -------  --------  -------     -------
    Income before extraordinary item..   2,909     6,948    5,930       2,203
  Extraordinary item--loss on extin-
   guishment of debt..................     --        --    (1,803)     (1,803)
                                       -------  --------  -------     -------
    Net income........................ $ 2,909  $  6,948  $ 4,127     $   400
                                       =======  ========  =======     =======

                            See accompanying notes.

                                 INITIAL HOTELS

              COMBINED STATEMENTS OF PARTNERS' AND OWNERS' EQUITY
                                 (IN THOUSANDS)

                                                                    NET COMBINED
                                                                       EQUITY
                                                                    ------------
Balance, December 31, 1992.........................................   $ 24,739
  Net income.......................................................      2,909
  Cash contributions...............................................      8,587
  Cash distributions...............................................    (22,093)
                                                                      --------
Balance, December 31, 1993.........................................     14,142
  Net income.......................................................      6,948
  Capital contributions............................................      9,239
  Distribution of receivables from partners........................       (200)
  Cash distributions...............................................    (10,867)
                                                                      --------
Balance, December 31, 1994.........................................     19,262
  Net income.......................................................      4,127
  Capital contributions............................................        268
  Contribution of debt to capital..................................      4,145
  Redemption of partner interests..................................     (8,021)
  Cash distributions...............................................     (9,261)
                                                                      --------
Balance October 1, 1995............................................   $ 10,520
                                                                      ========


                            See accompanying notes.

                                 INITIAL HOTELS

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                            PERIOD
                                                          JANUARY 1,    THREE
                                         YEARS ENDED         1995      MONTHS
                                        DECEMBER 31,       THROUGH      ENDED
                                      ------------------  OCTOBER 1,  MARCH 31,
                                        1993      1994       1995       1995
                                      --------  --------  ---------- -----------
                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVI-
 TIES:
  Net income........................  $  2,909  $  6,948   $ 4,127     $   400
  Adjustments to reconcile net in-
   come to net cash provided by op-
   erating activities:
    Depreciation and amortization...     6,649     8,832     7,694       2,649
    Amortization of deferred loan
     costs..........................       189       167       225          58
    Amortization of discount on note
     payable........................       468       429       172         171
    Expenses financed by term debt..       --        --        250         250
    Loss (gain) on sale of assets...        41      (170)      --          --
    Loss on extinguishment of debt..       --        --      1,803       1,803
  Changes in assets and liabilities,
   net of effects of hotel property
   change in ownership:
    Cash held in escrow.............        14        27      (189)         (2)
    Accounts receivable, net........      (762)     (910)   (1,459)     (2,073)
    Inventories.....................       135       (61)       16         (33)
    Prepaid and other assets........      (243)      (28)       (2)     (1,041)
    Accounts payable and other ac-
     crued expenses.................     2,264     1,331     1,083        (252)
    Payables to affiliates..........      (187)      288      (332)         72
                                      --------  --------   -------     -------
      Net cash provided by operating
       activities...................    11,477    16,853    13,388       2,002
                                      --------  --------   -------     -------
CASH FLOWS FROM INVESTING ACTIVI-
 TIES:
  Restricted funds (reserved) used
   for acquisition of property and
   equipment........................       422      (487)       55         189
  Acquisition of hotel properties...    (9,518)   (8,055)      --          --
  Improvements and additions to ho-
   tel properties...................    (8,065)   (7,610)   (4,665)     (1,253)
  Proceeds from the sale of assets..       --        254       --          --
  Hotel property change in owner-
   ship.............................    (4,498)      --        --          --
  Payment of organizational costs...      (514)      --        --          --
                                      --------  --------   -------     -------
      Net cash used in investing ac-
       tivities.....................   (22,173)  (15,898)   (4,610)     (1,064)
                                      --------  --------   -------     -------
CASH FLOWS FROM FINANCING ACTIVI-
 TIES:
  Proceeds from issuance of
   mortgages and other notes
   payable..........................    26,918     9,192    13,217      12,500
  Principal payments on mortgages
   and other notes payable..........    (6,048)   (5,944)  (11,257)     (9,888)
  Payment of financing costs........      (114)     (439)     (320)       (279)
  Payments on capital lease obliga-
   tions............................       (97)     (275)   (1,319)     (1,181)
  Proceeds from advances from affil-
   iates............................     4,219       --         75         --
  Payments on advances from affili-
   ates.............................       --        (53)     (561)       (695)
  Proceeds from loans from affili-
   ates.............................       403       --        --          --
  Payments on loans from affiliates.      (563)     (372)     (317)        --
  Capital contributions.............     8,587     9,239       268          33
  Distributions paid................   (22,093)  (10,867)   (9,261)     (1,529)
                                      --------  --------   -------     -------
      Net cash provided by (used in)
       financing activities.........    11,212       481    (9,475)     (1,039)
                                      --------  --------   -------     -------
Net change in cash and cash equiva-
 lents..............................       516     1,436      (697)       (101)
Cash and cash equivalents at begin-
 ning of period.....................     6,338     6,854     8,290       8,290
                                      --------  --------   -------     -------
Cash and cash equivalents at end of
 period.............................  $  6,854  $  8,290   $ 7,593     $ 8,189
                                      ========  ========   =======     =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
Cash paid during the period for in-
 terest.............................  $  8,842  $ 10,240   $10,816     $ 4,805
                                      ========  ========   =======     =======

                            See accompanying notes.

                                INITIAL HOTELS

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                            (DOLLARS IN THOUSANDS)
  (AMOUNTS AND DISCLOSURES FOR THE PERIOD ENDED MARCH 31, 1995 ARE UNAUDITED)

1.ORGANIZATION, INITIAL PUBLIC OFFERING AND BASIS OF PRESENTATION:

 Organization

  Patriot American Hospitality, Inc. (the "Company") is a Virginia corporation which was created to own, through wholly-owned subsidiaries, an approximately 86.3% general and limited partnership interest in Patriot American Hospitality Partnership, L.P., a Virginia limited partnership (the "Operating Partnership"). On October 2, 1995, the Operating Partnership acquired from various entities (the "Selling Entities") twenty (20) operating hotel properties (collectively, the "Initial Hotels"). Sixteen of the 20 Initial Hotels were acquired from Selling Entities owned jointly or individually by Patriot American (or its principals) ("Patriot American"), CHC International, Inc. ("CHC") and the Gencom group of companies ("Gencom," and collectively with CHC and Patriot American, the "Primary Contributors"). The four remaining hotels were acquired from Selling Entities not affiliated with the Primary Contributors. Following is a listing of the Initial Hotels.

                                                                 NUMBER
                                                                   OF   MONTH/YEAR
     SELLING ENTITY               PROPERTY NAME/LOCATION         ROOMS   ACQUIRED
     --------------               ----------------------         ------ ----------
FULL SERVICE HOTELS:
Bourbon Orleans Invest-   Bourbon Orleans Hotel--New Orleans,
 ors, LP................  Louisiana                                211     8/92
Summit AP Partners, LP..  Holiday Inn Select North Dallas--
                          Farmers Branch, Texas                    374     8/93
Quarry Inn Company......  Hilton Inn Cleveland South--
                          Independence, Ohio                       191      N/A(2)(3)
Crockett Hospitality,     Crockett Hotel--San Antonio, Texas
 Inc....................                                           206     5/90
Troy Hotel Investors,     Marriott Troy Hotel--Troy, Michigan
 LP.....................                                           350    12/94
Tri-City Associates.....  Four Points by Sheraton--Saginaw,
                          Michigan                                 156      N/A(2)(3)
1500 Canal Street In-     Radisson New Orleans Hotel--New
 vestors, LP............  Orleans, Louisiana                       759     9/92
Chartwell Properties,     Radisson Hotel & Suites--Dallas, Texas
 Inc....................                                           198     2/90
Town & Country Hospital-  Radisson Suites (Town & Country)--
 ity, Co................  Houston, Texas                           173    11/89
Main Street Hospitality,  Holiday Inn Aristocrat--Dallas, Texas
 LP.....................                                           172    11/92
290 Ventures, LP........  Holiday Inn Northwest Plaza--Houston,
                          Texas                                    193     9/90
Travis Real Estate        Holiday Inn Northwest Plaza--Austin,
 Group, JV..............  Texas                                    193     1/92
San Angelo Hospitality,   Holiday Inn--San Angelo, Texas
 LP.....................                                           148     1/93
Sebring Hospitality, LP.  Holiday Inn--Sebring, Florida            148     8/93
Fairmount Hospitality,    Fairmount Hotel--San Antonio, Texas
 LP.....................                                            37    10/92
                                                                 -----
                                                                 3,509
                                                                 -----
LIMITED SERVICE HOTELS:
Hotel Group of Jackson-   Hampton Inn Jacksonville Airport--
 ville, JV..............  Jacksonville, Florida                    113     1985(1)(3)
North Coast Rochester     Hampton Inn--Rochester, New York
 Limited Partnership....                                           113     1986(1)(3)
Great Northern Inns Com-  Hampton Inn Cleveland Airport--North
 pany, L.P..............  Olmsted, Ohio                            113      N/A(2)(3)
North Coast Inns Co.      Hampton Inn--Canton, Ohio
 Ltd....................                                           108      N/A(2)(3)
                                                                 -----
                                                                   447
                                                                 -----
EXECUTIVE CONFERENCE
 CENTER:
MWL Peachtree...........  Peachtree Executive Conference
                          Center--Peachtree City, Georgia          250     4/93(3)
                                                                 -----
                                                                 4,206
                                                                 =====

- --------
(1) Constructed by the current owner.
(2) See Basis of Presentation for a discussion of these Initial Hotels which were not owned by the Primary Contributors or their affiliates.
(3) Collectively "Certain of the Initial Hotels".

  The Operating Partnership purchased the Initial Hotels from the Selling Entities for an aggregate purchase price of approximately $311,000. The owners of the Selling Entities received cash and/or units of limited partnership interest in the Operating Partnership as consideration for the hotels. See Initial Public Offering below.

                                INITIAL HOTELS

                            (DOLLARS IN THOUSANDS)

  Upon acquisition, all of the Initial Hotels were leased to CHC Lease Partners, a general partnership owned jointly by CHC and an affiliate of a principal of Gencom, pursuant to separate participating leases (the "Participating Leases"). Under the terms of the Participating Leases, CHC Lease Partners is obligated to pay the greater of (1) minimum base rent or (2) participating rent based upon certain percentages of room revenue, food and beverage revenue, conference center revenue and telephone and other revenue of each of the Initial Hotels. The Participating Leases have an average term of approximately eleven years.

  CHC Lease Partners contracted with hotel management subsidiaries of CHC and with GAH-II, L.P. ("GAH") to manage 19 of the Initial Hotels and Metro Hotels Joint Venture manages the remaining Initial Hotel (collectively, the "Operators"). Under the terms of these management agreements the Operators are required to perform all management functions necessary to operate the Initial Hotels.

 Initial Public Offering

  The Company filed its registration statement with the Securities and Exchange Commission which became effective September 27, 1995 pursuant to which the Company completed an initial offering (the "Initial Offering") of 14,605,000 shares of its common stock to the public (including 1,905,000 shares of common stock issued upon exercise of the underwriters' over-allotment option). The Initial Offering price of all shares sold in the Initial Offering was $24.00 per share, resulting in net proceeds (less the underwriters' discount and offering expenses) of approximately $313,170.

  Upon completion of the Initial Offering, the Company contributed, through its wholly-owned subsidiaries, substantially all of the net proceeds of the Initial Offering to the Operating Partnership in exchange for an approximately 86.3% partnership interest in the Operating Partnership. The Operating Partnership then used the proceeds from the Company to acquire the Initial Hotels from the Selling Entities, to finance certain capital improvements and for general working capital. Rather than receiving cash for their entire interests in the Selling Entities upon the sale of the Initial Hotels, the Primary Contributors and certain third-party sellers elected to receive limited partnership interests in the Operating Partnership aggregating an approximately 13.7% equity interest in the Operating Partnership.

 Basis Of Presentation

  The accompanying financial statements are presented on a combined basis because subsequent to October 1, 1995, these properties are wholly-owned by the Operating Partnership and because 19 of the 20 Initial Hotels included in the combination were either owned or managed by one of the Primary Contributors or their affiliates prior to the Operating Partnership's acquisition. For those hotels owned by the Primary Contributors or their affiliates, the accompanying combined financial statements include the results of operations subsequent to the date of acquisition of each respective hotel. For those hotels managed by the Primary Contributors or their affiliates, the combined financial statements include the results of operations for all periods presented (since these hotels were managed by the Primary Contributors or their affiliates during all periods).

  The Marriott Hotel was acquired by one of the Primary Contributors on December 30, 1994. The accompanying financial statements include the financial position and results of operations of the Marriott Hotel from the date of acquisition.

  The accompanying financial statements have been prepared for the period from January 1, 1995 to October 1, 1995, (the day before the acquisition of the Initial Hotels by the Operating Partnership) and for the years ended December 31, 1993 and 1994. Unless otherwise specified, all references to a year in the financial statements are for the periods stated above.

                                INITIAL HOTELS

                            (DOLLARS IN THOUSANDS)

  Management believes that these combined financial statements result in a more meaningful presentation and thus appropriately reflect the historical financial position and results of operations of the predecessor of CHC Lease Partners. All significant inter-entity transactions have been eliminated in the combined presentation.

 Interim Unaudited Financial Information

  The combined statements of operations and cash flows for the three months ended March 31, 1995 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring accruals) considered necessary for a fair presentation have been included.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Cash Equivalents

  All highly liquid investments with an original maturity date of three months or less when purchased are considered to be cash equivalents.

 Cash Held in Escrow

  Cash held in escrow consists primarily of amounts for taxes and insurance remitted to the lenders which hold the mortgages on the hotel facilities.

 Concentration of Credit Risk

  At December 31, 1994, the Initial Hotels have cash balances with banks in excess of the Federal Deposit Insurance Corporation's insured limits totalling $5,385.

 Inventories

  Inventories, consisting of food, beverages, china, linens and glassware, are stated at the lower of cost (generally, first-in, first-out) or market.

 Initial Hotel Properties

  The Initial Hotel properties are stated at the lower of cost or net realizable value. Depreciation is computed using the straight-line method based upon the following estimated useful lives:

                                                                           YEARS
                                                                           -----
       Buildings and improvements......................................... 30-40
       Furniture and equipment............................................   5-7

  In accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, management of the Initial Hotels records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets

                                INITIAL HOTELS

                            (DOLLARS IN THOUSANDS)
might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. No such impairment losses have been recognized to date.

  Maintenance and repairs are charged to operations as incurred; major renewals and betterments are capitalized.

 Deferred Expenses

  Deferred expenses consist primarily of franchise fees, organization costs and deferred loan costs. Amortization of franchise fees is computed using the straight-line method over the terms of the related franchise agreements. Organization costs are amortized on a straight-line basis over five years. Deferred loan costs are amortized to interest expense on a straight-line basis over the term of the loan.

 Income Taxes

  The Selling Entities are not subject to federal or state income taxes; however, they must file informational income tax returns and the partners or shareholders must take income or loss of the Selling Entities into consideration when filing their respective tax returns.

 Revenue Recognition

  Revenue is recognized as earned. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable which is estimated to be uncollectible. Such losses have been within management's expectations.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. MORTGAGES AND OTHER NOTES PAYABLE:

 Mortgage Loans

  Mortgage loans payable is comprised of 21 loans as of December 31, 1994, each of which are generally collateralized by a first lien deed of trust and assignment of rents. Mortgage loans payable consists of both interest-only and amortizing loans which mature at various dates through November 2011. Seven of the mortgage loans totalling $81,103 as of December 31, 1994 and $84,686 as of March 31, 1995 have fixed interest rates ranging from 6.0% to 12.0%. Variable rate mortgage loans payable at December 31, 1994 and March 31, 1995 total approximately $47,029 and $49,238, respectively. Interest rates on the variable rate debt are generally based on prime or LIBOR rates which were 8.5% and 6.0%, respectively, at December 31, 1994 and were 9.0% and 6.1%, respectively, at March 31, 1995. Certain of the mortgage obligations are personally guaranteed by certain partners of the Selling Entities.

 Other Notes Payable

  Other Notes Payable is comprised of six notes as of December 31, 1994 and March 31, 1995 totaling $2,963 and $6,083, respectively. The proceeds from the notes were used to finance improvements to certain hotels. The notes, which mature at various dates through December 31, 2004, bear interest at rates ranging from 7.5% to 14%. Certain of the notes are guaranteed by owners.

                                INITIAL HOTELS

                            (DOLLARS IN THOUSANDS)

 Debt Extinguishment

  All of the outstanding mortgage and other notes payable described above were repaid on October 2, 1995 from the proceeds of the Initial Offering.

  The Bourbon Orleans Hotel was purchased subject to a mortgage note in the amount of $9,345 held by the Resolution Trust Corporation ("RTC"). Due to the non-interest bearing feature of the loan, the mortgage note payable and the carrying amount of the property were discounted in the amount of $3,220 using an imputed interest rate of approximately 7.5%. The loan provided for payment to the RTC equal to 25% of the net proceeds from sale or refinancing of the property.

  In February 1995, the owner refinanced the hotel and the RTC note payable was retired, prior to scheduled maturity, for $7,588. The excess of the reacquisition price over the net carrying amount of the debt of $5,785, resulted in a loss on extinguishment of $1,803, which is presented as an extraordinary item in 1995. Additionally, interest expense in 1995 includes $1,242 paid to the RTC for its share of the net refinancing proceeds. The new loan, in the amount of $12,500, accrued interest at the LIBOR Index, with monthly payments of interest only due for the first twelve months.

  Additionally, the loan proceeds were used to retire other indebtedness of the hotel of approximately $2,480 and to purchase equipment leased under capital leases of approximately $1,290.

  In March 1995, the Radisson New Orleans Hotel obtained an extension of a $500,000 note payable due January 1995. The terms of the loan remained unchanged except for an extension of the loan maturity date to December 2, 1995.

4. COMMITMENTS AND CONTINGENCIES:

 Franchise Agreements

  Under the terms of hotel franchise agreements expiring at various dates through July 2013, annual payments for franchise royalties, reservation and advertising services are due for 17 of the 20 Initial Hotels. Fees are computed based upon percentages of gross room revenue. Such fees were approximately $1,598, $2,458, $2,315, and $875 for 1993, 1994 and 1995, and
the three months ended March 31, 1995, respectively. Certain of these agreements require the franchisee to establish reserves for property improvements, replacement of furniture and equipment or payment of property taxes and insurance. The 17 hotels will continue to be operated under franchise agreements with the same franchisors with remaining terms in excess of ten years.

 Operating Leases

  Equipment, vehicles and land are leased under noncancelable operating lease agreements expiring at varying intervals through July 2069. Following is a schedule of future minimum rental payments required under these leases as of December 31, 1994:

       YEAR                                                               AMOUNT
       ----                                                               ------
       1995.............................................................. $  543
       1996..............................................................    419
       1997..............................................................    309
       1998..............................................................    219
       1999..............................................................    140
       2000 and thereafter...............................................  4,000
                                                                          ------
                                                                          $5,630
                                                                          ======

                                INITIAL HOTELS

                            (DOLLARS IN THOUSANDS)

  Rental expense was approximately $397, $504, $489 and $178 for 1993, 1994 and 1995, and the three months ended March 31, 1995, respectively.

 Capital Leases

  The Initial Hotels lease furniture, fixtures and equipment under capital lease agreements expiring at varying intervals through December 1999. Depreciation of assets recorded under capital leases is included in depreciation and amortization in the accompanying combined financial statements. Future minimum payments under capital lease obligations as of December 31, 1994 are as follows:

       YEAR                                                              AMOUNT
       ----                                                              ------
       1995............................................................. $  730
       1996.............................................................    684
       1997.............................................................    637
       1998.............................................................    578
       1999.............................................................    235
                                                                         ------
       Total Minimum lease payments.....................................  2,864
       Less: amounts representing interest..............................   (580)
                                                                         ------
       Present value of minimum lease payments.......................... $2,284
                                                                         ======

 Contingencies

  Certain entities included in the Initial Hotels are subject to various legal proceedings and claims that arise in the ordinary course of business. These matters are generally covered by insurance. While the resolution of these matters cannot be predicted with certainty, management believes that the final outcome of such matters will not have a material adverse effect on the financial position or results of operations of the Operating Partnership or the Company, notwithstanding potential insurance recovery.

5. RELATED PARTY TRANSACTIONS:

  After the Initial Offering described in Note 1, the Operators of 19 of the Initial Hotels are hotel management subsidiaries of CHC, and GAH, an entity affiliated with CHC and Gencom. Prior to the Initial Offering, seven of the Initial Hotels were operated by CHC and six were operated by GAH. In addition, five of the remaining Initial Hotels were operated by affiliates of the Selling Entities.

  The hotels were operated under management agreements expiring through August 2003, and terms included management fees generally ranging from 2% to 5% of revenue. In addition, certain of the hotels provided for the payment of incentive management fees based on achievement of specified performance criteria as defined in the individual management agreements. In certain cases accounting fees ranging from $1 to $3 per month, asset management fees ranging from $2 to $3 per month, and construction supervisory fees ranging from 5% to 10% of the total cost incurred for capital improvements were also due.

                                INITIAL HOTELS

                            (DOLLARS IN THOUSANDS)

  Fees paid to affiliated entities for management (including asset and incentive management fees) and other services provided to the Initial Hotels are as follows:

                                                                    THREE MONTHS
                                                                       ENDED
                                                                     MARCH 31,
                                                1993   1994   1995      1995
                                               ------ ------ ------ ------------
Management fees............................... $2,766 $3,068 $3,512    $1,287
Incentive management fees.....................    273    605    374       184
Asset management fees.........................     26     66    109        17
Construction supervisory fees.................    170    313     80       --
Accounting and other fees.....................    107    367    116        94
                                               ------ ------ ------    ------
                                               $3,342 $4,419 $4,191    $1,582
                                               ====== ====== ======    ======

  Accounting and other fees are included in general and administrative costs and construction supervisory fees are included in buildings and improvements in the accompanying financial statements. Unpaid fees are included in amounts due to affiliates.

  Certain of the Selling Entities have received working capital loans or advances from owners or their affiliates. These loans bear interest at rates ranging from 5% to 14% at December 31, 1994 and mature at various dates through March 1997. The advances are non-interest bearing and are generally due on demand. Loans and advances from owners and their affiliates of $5,598 and $560, respectively, at December 31, 1994 are included in amounts due to affiliates. Interest expense related to these loans is $385, $649, $182, and $136 for 1993, 1994 and 1995, and the three months ended March 31, 1995, respectively. In addition, certain of the Selling Entities have made non-interest bearing advances to affiliates totalling $753 at December 31, 1994. Loans and advances from affiliates were repaid in connection with the Offering.

6. CHANGES IN OWNERSHIP:

  In April 1993, Peachtree Executive Conference Center ("Peachtree") was acquired from an unaffiliated third party. This transaction resulted in a net increase in the net assets of the property of approximately $4,498. Peachtree has been managed by an affiliate of CHC during all periods presented and, therefore, the accompanying financial statements include the results of operations of Peachtree both prior to and subsequent to the change in ownership.

  In January 1995, the partnership owning the Radisson New Orleans Hotel redeemed the limited partnership interest of a minority partner based upon a negotiated purchase price of $4,249 and bought out the existing management contract of the hotel operator in exchange for notes payable aggregating $4,499. The notes were repaid in connection with the Offering.

  In June 1995, one of the Primary Contributors acquired the interests of his partners in the Holiday Inn Northwest Houston. In connection with this acquisition, an affiliated entity acquired all the assets and certain liabilities in exchange for a note payable to the seller, which wraps around the underlying first mortgage and certain other indebtedness of the seller. The amount of the note payable in excess of the underlying indebtedness of $3,772 has been reflected as a redemption of partner interests in the accompanying financial statements.

                                INITIAL HOTELS

                            (DOLLARS IN THOUSANDS)
7. FAIR VALUE OF FINANCIAL INSTRUMENTS:

  Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized, for financial statement purposes. Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 1994. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts which could be realized on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

 Cash Equivalents

  Management estimates that the fair value of cash equivalents approximate carrying value due to the relatively short maturity of these instruments.

 Mortgages and Other Notes Payable

  Management estimates that the fair value of mortgages and other notes payable approximate carrying value based upon the Initial Hotels' effective borrowing rate for issuance of debt with similar terms and remaining maturities.

8. NON CASH INVESTING AND FINANCING ACTIVITIES:

  During the years ended December 31, 1993 and 1994, the Selling Entities incurred capital lease obligations of $368 and $1,746, respectively, in the acquisition of equipment.

  The Holiday Inn Select North Dallas was acquired in 1993 subject to a mortgage note payable of $8,793.

  During 1994, receivables of $200 were distributed to a current owner. In December 1994, an affiliate of one of the Primary Contributors acquired substantially all of the assets of the Marriott Hotel, subject to mortgage and other indebtedness of $14,679.

  During 1995, a note payable to an affiliate of one of the Primary Contributors was converted to an additional equity interest in the owner of the Peachtree Executive Conference Center in the amount of $4,145.

  During 1995, partners' interest in two hotels were redeemed for notes payable totaling $8,021.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the General Partners Troy Park Associates:

  We have audited the accompanying balance sheet of Troy Park Associates (a limited partnership) as of December 29, 1994 and the related statements of operations and partners' equity and cash flows for the period from January 1, 1994 to December 29, 1994 and for the year ended December 31, 1993. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  As discussed in Note 1, the Partnership sold substantially all of its assets and liabilities on December 30, 1994. As a result of the sale, the Partnership recorded a provision for impairment of long-lived assets of $11,503,536 in the accompanying financial statements. The accompanying financial statements have been prepared through the date prior to the sale of the Hotel. The partners intend to dissolve the Partnership in 1995.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Troy Park Associates as of December 29, 1994, and the results of its operations and its cash flows for the period from January 1, 1994 to December 29, 1994 and for the year ended December 31, 1993 in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Pittsburgh, Pennsylvania
February 7, 1995

                              TROY PARK ASSOCIATES
                            (A LIMITED PARTNERSHIP)

                                 BALANCE SHEET
                               DECEMBER 29, 1994
                                 (IN THOUSANDS)

                                    ASSETS
Property and equipment, net............................................ $19,497
Restricted cash........................................................     758
Receivables, net.......................................................     975
Inventories............................................................     148
Prepaid expenses and other.............................................     274
Deferred expenses, net.................................................      83
Due from related parties...............................................     649
                                                                        -------
  Total assets......................................................... $22,384
                                                                        =======
                       LIABILITIES AND PARTNERS' EQUITY
Long-term debt......................................................... $20,048
Accounts payable trade.................................................     167
Due to related parties.................................................     939
Accrued expenses.......................................................   1,105
Customer deposits......................................................      72
Capital lease obligations..............................................      10
                                                                        -------
  Total liabilities....................................................  22,341
Partners' equity.......................................................      43
                                                                        -------
  Total liabilities and partners' equity............................... $22,384
                                                                        =======


   The accompanying notes are an integral part of these financial statements.

                              TROY PARK ASSOCIATES
                            (A LIMITED PARTNERSHIP)

                 STATEMENTS OF OPERATIONS AND PARTNERS' EQUITY
          FOR THE PERIOD FROM JANUARY 1, 1994 TO DECEMBER 29, 1994 AND
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                                 (IN THOUSANDS)

                             DECEMBER 31, DECEMBER 29,
                                 1993         1994
                             ------------ ------------
Revenue:
  Room revenue..............   $ 7,966      $  9,085
  Food and beverage.........     6,123         6,387
  Other.....................     1,014         1,076
                               -------      --------
    Total revenue...........    15,103        16,548
                               -------      --------
Expenses:
  Property operating costs
   and expenses.............     2,361         2,798
  Food and beverage.........     4,573         4,814
  General and administra-
   tive.....................     1,113         1,189
  Repairs and maintenance...       528           598
  Utilities.................       578           577
  Advertising, promotion and
   franchise fees...........     1,648         1,667
  Management fees...........       604           617
  Interest expense..........     3,304         2,368
  Real estate, personal
   property taxes and insur-
   ance.....................       818           800
  Depreciation and amortiza-
   tion.....................     2,043         2,207
  Equipment rent............       128           142
  Provision for impairment
   of long-lived assets.....       --         11,504
                               -------      --------
    Total expenses..........    17,698        29,281
                               -------      --------
Net loss before extraordi-
 nary item..................    (2,595)      (12,733)
Extraordinary item--extin-
 guishment of debt..........    16,655           --
                               -------      --------
Net (loss) income...........    14,060       (12,733)
Partners' equity (deficit):
  Beginning of period.......    (1,284)       12,776
                               -------      --------
  End of period.............   $12,776      $     43
                               =======      ========

   The accompanying notes are an integral part of these financial statements.

                              TROY PARK ASSOCIATES
                            (A LIMITED PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS
          FOR THE PERIOD FROM JANUARY 1, 1994 TO DECEMBER 29, 1994 AND
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                                 (IN THOUSANDS)

                                                      DECEMBER 31, DECEMBER 29,
                                                          1993         1994
                                                      ------------ ------------
OPERATING ACTIVITIES:
  Net income (loss)..................................   $ 14,060    $ (12,733)
  Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
    Provision for impairment of long lived assets....        --        11,504
    Gain on extinguishment of debt...................    (16,655)         --
    Interest expense financed by term debt...........      2,755          --
    Amortization of loan costs.......................        191          122
    Depreciation and amortization....................      2,043        2,207
    Interest earned on restricted funds..............         (7)         --
  Changes in assets and liabilities:
    Cash in escrow...................................        (51)         (75)
    Accounts receivable..............................       (321)          16
    Inventories......................................          2          (32)
    Prepaids and other...............................       (127)          93
    Accounts payable, trade..........................       (237)          96
    Accrued interest payable.........................     (1,814)        (111)
    Accrued expenses.................................        195           48
    Customer deposits................................        (20)          40
    Due from related parties.........................        --          (527)
                                                        --------    ---------
      Net cash provided by operating activities......         14          648
                                                        --------    ---------
INVESTING ACTIVITIES:
  Purchase of equipment, furniture and fixtures......       (277)        (289)
  Funds restricted for future acquisition of property
   and equipment.....................................       (460)        (496)
  Restricted funds used for property and equipment...        355          289
  Interest earned on restricted funds................          7          --
                                                        --------    ---------
      Net cash used in investing activities..........       (375)        (496)
                                                        --------    ---------
FINANCING ACTIVITIES:
  Increase in deferred financing fees................       (953)         (29)
  Proceeds from issuance of debt.....................     20,250          --
  Payments on long-term debt.........................    (20,111)        (202)
  Payment on capital leases..........................        (52)         (56)
  Payments on advances from related parties..........        806          --
                                                        --------    ---------
      Net cash used in financing activities..........        (60)        (287)
                                                        --------    ---------
Net decrease in cash and equivalents.................       (421)        (135)
Cash and equivalents, beginning of period............        556          135
                                                        --------    ---------
Cash and equivalents, end of period..................   $    135    $      --
                                                        ========    =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest...............................   $  2,172    $   2,357
                                                        ========    =========

Noncash activities:
  Accrued interest of $2,755 on a term loan was converted to principal during 1993.

   The accompanying notes are an integral part of these financial statements.

                             TROY PARK ASSOCIATES
                            (A LIMITED PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS
                            (DOLLARS IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Basis of Presentation

  Troy Park Associates (TPA) is a limited partnership with ITH-THO Associates (ITH-THO), as general partner, and Interstate/Troy Associates (ITA), as limited partner. The partners of ITH-THO are Interstate Hotels Corporation #1018 (IHC #1018), which is owned by a partner of ITA, as general partner, and ITA, as limited partner.

  TPA owns the Troy Marriott Hotel (Hotel) located in Troy, Michigan, which opened in March 1990. The Hotel is a 350-room property operated by Interstate Hotels Corporation #204 (IHC #204), as agent, pursuant to a management agreement effective November 1, 1988. IHC #204 is an affiliate of ITA and ITH-THO. The financial statements include all of the transactions of TPA and of the Hotel.

  On September 30, 1994, a purchase and sale agreement was entered into between TPA and Troy Hotel Investors, L.P. (THI) to sell all the assets of the Hotel, except for approximately $263 in accounts receivable, and all the related liabilities of the Hotel, except for the second mortgage and the advances from partners of $133, to THI for $7,250. The partners of THI are AP-GP Troy Hotel Partners, L.P. (AP-GP) and IHC #1018, as general partners, and AP/Troy Hotel Partners, L.P. (AP/Troy), Hilltop Investment Partnership, L.P.
(HIP), and IHC Associates, L.P. (IHA), as limited partners. AP-GP is an affiliate of AP/Troy, the holder of the second mortgage (Note 6). HIP and IHA are affiliates of ITA and ITH-THO. The sale was consummated effective December 30, 1994. The partners intend to dissolve the Partnership in 1995.

  As a result of the sale of the Hotel, TPA recorded a provision for impairment of long-lived assets of $11,504 in the 1994 statement of operations and partners' equity for the difference between the book value of the assets and liabilities sold and the sale price.

  The accompanying financial statements have been prepared for the period from January 1, 1994 to December 29, 1994, the day before the sale of the Hotel, and for the year ended December 31, 1993. Unless otherwise specified, all references to a year in the financial statements are for the periods stated above.

 Inventories

  Inventories are stated at the lower of cost or market, with cost determined using the first-in, first-out (FIFO) method of accounting.

 Property and Equipment

  Prior to December 29, 1994, property and equipment were recorded at cost and were depreciated primarily on the straight-line method over their estimated useful lives. Expenditures for maintenance and repairs were expensed as incurred. The cost and the related accumulated depreciation applicable to property no longer in service were eliminated from the accounts and any gain or loss thereon was included in operations.

 Deferred Expenses

  Deferred expenses consist of loan acquisition costs, initial franchise fees and preopening costs which are being amortized on the straight-line basis over periods ranging from 5 to 25 years.

                             TROY PARK ASSOCIATES
                            (A LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)
 Cash and Cash Equivalents

  For purposes of the statements of cash flows, all unrestricted, highly liquid investments purchased with a maturity of three months or less are considered to be cash equivalents. No collateral or other security is provided on cash deposits, other than $100 of deposits for each financial institution insured by the Federal Deposit Insurance Corporation.

 Income Tax Status

  Partnerships are not subject to state and federal income taxes. Accordingly, net income or loss and any available tax credits are allocated to the partners in proportion to their income and loss rates of participation.

 Balance Sheet Presentation

  The balance sheet of TPA is presented as unclassified to conform to industry practice for real estate entities.

 Reclassifications

  Certain amounts in the 1993 financial statements have been reclassified to conform to the presentation adopted in 1994.

2. RELATED PARTY TRANSACTIONS:

  The Hotel is operated as a Marriott Hotel pursuant to a franchise agreement (Agreement) dated July 18, 1989 between IHC #204, as franchisee, and Marriott International, as franchisor. The initial term of the Agreement is 25 years and can be extended, by the mutual consent of the parties and on the then current terms of Marriott International franchise agreements, for five successive five-year terms. The Agreement requires ongoing fees, which comprise royalty expense in the statements of operations and partners' equity, amounting to 6% of room revenues and 3% of certain food and beverage revenues. In addition, other fees paid to Marriott International include a national advertising campaign fee of .8% of room revenues, as well as fees for a national reservation system, networking, honored guest awards and other promotional programs. These other fees amounted to approximately $848 in 1994 and $838 in 1993.

  Prior to December 23, 1993, the management agreement discussed in Note 1 provided for a management fee of 4% of gross revenues on the first $30,000 of gross revenues earned by the Hotel. Pursuant to the mortgage payable agreement discussed in Note 6, the management agreement was amended to provide for a management fee of 3% of gross revenues and an incentive fee, payable annually in arrears, of .5% of gross revenues if operating profit before debt service exceeds $3,000. The management fees earned by IHC #204 were approximately $526 in 1994 and $604 in 1993. Incentive fees totaling approximately $83 were earned during 1994. There were no incentive fees earned during 1993.

  Additionally, the management agreement and franchise agreement provide that cash from operations be restricted for the future acquisition or for the replacement of property and equipment based on a percentage of gross hotel revenues each year (3% in 1994 and 1993). Similar restrictions apply to interest earned on such funds.

  Travel, telephone, legal, computer and other direct expenses approximating $73 and $70 were recorded during 1994 and 1993, respectively, for services provided for or expenses incurred on behalf of the Hotel by Interstate Hotels Corporation (IHC), an affiliate of IHC #204.

                             TROY PARK ASSOCIATES
                            (A LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)

  Continental Design and Supplies, Inc. (CDS), which is also an affiliate of IHC #204, provides the Hotel with certain services related to the purchase of equipment and gift shop merchandise. In connection with these services, the Hotel is charged a fee based on percentage of the price of equipment purchased and gift shop revenues. Such fees incurred by the Hotel amounted to approximately $6 in 1994 and $21 in 1993.

  At December 29, 1994, noninterest bearing advances amounting to $133 were payable to a current partner and to a former partner of ITA. These advances are payable on demand.

  In 1993, TPA received an advance of $806 from IHC which remained at December 29, 1994. No interest was paid on the advance in 1994 or 1993. In addition, included in amounts receivable was $166 of amounts advanced to IHC. Such amount was repaid in January 1995.

3. INVENTORIES:

  Inventory as of December 29, 1994 was composed of $33 food, $53 beverage and $62 general supplies.

4. PROPERTY AND EQUIPMENT:

  Property and equipment consisted of the following at December 29, 1994:

       Land............................................................ $ 3,175
       Building and improvements.......................................  30,566
       Furniture, fixtures and equipment...............................   5,406
                                                                        -------
                                                                         39,147
       Less accumulated depreciation...................................   8,884
       Provision for impairment of long-lived assets...................  10,766
                                                                        -------
                                                                        $19,497
                                                                        =======

  As a result of the sale of the Hotel on December 30, 1994, the Partnership recorded a provision for impairment for the difference between the book value of assets and liabilities sold and the sale price. See Note 1 for further discussion.

5. DEFERRED EXPENSES:

  The components of deferred expenses at December 29, 1994 and their amortization periods were as follows:

       Preopening costs (5 years)....................................... $1,192
       Loan acquisition costs (5 to 7 years)............................    860
       Franchise fees (25 years)........................................    105
                                                                         ------
                                                                          2,157
       Less accumulated amortization....................................  1,336
       Provision for impairment.........................................    738
                                                                         ------
                                                                         $   83
                                                                         ======

                             TROY PARK ASSOCIATES
                            (A LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)

6. TERM DEBT AND CAPITAL LEASE OBLIGATIONS:

  Term debt and capital lease obligations consisted of the following at December 29, 1994:

       First mortgage.................................................. $12,798
       Second mortgage.................................................   7,250
       Capital lease obligations for various equipment at imputed in-
        terest rates of 10.5% to 11% due in 1995.......................      10
                                                                        -------
                                                                        $20,058
                                                                        =======

  In December 1993, TPA borrowed $13,000 on a first mortgage and $7,250 on a second mortgage and paid $20,111 of the proceeds to extinguish the outstanding principal balance of $33,162 and accrued interest of $3,604 on its then term loan and release all collateral and any claims or rights arising under the term loan agreement. The extinguishment resulted in a gain of $16,655 which is presented as an extraordinary item in the 1993 statement of operations and partners' equity. The first mortgage accrues interest at a rate of 425 basis points over the LIBOR rate and is payable in varying monthly principal and interest payments. The LIBOR rate in effect at December 29, 1994 was 5.98%. The mortgage obligation matures on January 1, 2001 when all unpaid principal and interest amounts will be due and payable.

  The first mortgage agreement also provides for excess cash flow, as defined, to be applied to the prepayment of the debt in the event that certain minimum coverage ratios of net income to debt service expense are not maintained. There were no prepayments required during 1994 or 1993.

  Additionally, the first mortgage agreement requires TPA to transfer certain amounts into an escrow account to be used for payments of insurance and taxes.

  The second mortgage is with AP/Troy. The second mortgage accrued interest, which was payable quarterly, at 90% of net cash flows, as defined, until such interest rate equaled a rate of 15%; at 75% of net cash flows until such interest rate equaled a rate of 25% and at 65% of net cash flows thereafter. Under the terms of the loan agreement, the second mortgage was convertible to 90% equity interest in the partnership if certain conditions, as described in the mortgage agreement, were met by July 1, 1994. The agreement matured July 1, 1994 and was extended to the earlier of 30 days following the satisfaction of the conditions or January 1, 1995. These conditions were not met and on September 30, 1994, TPA entered into a sales agreement with THI to sell the Hotel. As discussed in Note 1, the Hotel was sold on December 30, 1994 and the note was paid with the proceeds from the sale of the Hotel.

  Two of the partners and an affiliate of one of the partners of TPA have provided certain financial guarantees not to seek protection under bankruptcy or other similar laws.

  The mortgage agreements contain certain restrictive covenants including limitations on the assumption of additional indebtedness, changes in the partnership agreements and changes of the managing agent of the Hotel (IHC #204).

  The first and second mortgages are collateralized by substantially all of the assets of the Hotel, not specifically collateralizing the capital lease obligations.

                             TROY PARK ASSOCIATES
                            (A LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)

  Aggregate scheduled maturities of term debt and capital lease obligations for the next five years ending December 31, 1999 are as follows:

       1995............................................................. $ 7,464
       1996.............................................................     247
       1997.............................................................     274
       1998.............................................................     304
       1999.............................................................     338
       Thereafter.......................................................  11,431
                                                                         -------
                                                                         $20,058
                                                                         =======

7. OPERATING PROFIT:

  Operating profit, by department, was as follows:

                                                                    1993   1994
                                                                   ------ ------
       Rooms...................................................... $6,211 $7,054
       Food and beverage..........................................  1,550  1,572
       Gift shop..................................................     39     33
       Telephone..................................................    241    307
       Other......................................................    150    173
                                                                   ------ ------
                                                                   $8,191 $9,139
                                                                   ====== ======

8. EMPLOYEE BENEFITS:

  The Hotel participated in the following employee benefit plans sponsored by
IHC:

  The Interstate Hotels Corporation Employee Health and Welfare Plan (and related Trust) provides employees of IHC and certain of its affiliates including IHC #204 (the Company) with group health insurance benefits. The group policies provide for a "minimum premium plan" whereby IHC is self-insured for certain benefits, subject to certain individual claim and aggregate maximum liability limits.

  For the period January 1, 1994 through July 31, 1994, the Hotel paid a premium to the Trust based on the estimated conventional premium. Effective August 1, 1994, the Hotel paid the premiums directly to IHC. These premiums may be prospectively adjusted to consider actual claims experience. The Hotel incurred expenses of approximately $245 in 1994 and $194 in 1993 related to the plan. The Trust is exempt from federal income tax under Section 501(c)(8) of the Internal Revenue Code as a voluntary employees' beneficiary association.

  The Company maintains a defined contribution savings plan for all employees. Eligibility for participation in the plan is based on the employee's attainment of 21 years of age and on the completion of one year of service with the Company. Employer contributions are based on a percentage of employee contributions. Participants may make voluntary contributions to the plan of up to 6% of their compensation, as defined. The Hotel incurred expenses of approximately $60 in 1994 and $46 in 1993 related to the plan.

  The Company sponsors certain other employee benefit plans, which change from time to time, but generally provide for incentive bonuses and deferred compensation to certain key employees of IHC #204 and the Hotel. These compensation awards are dependent on the Hotel's performance and other established criteria. The Hotel incurred expenses of approximately $150 in 1994 and $117 in 1993 related to these plans.

                             TROY PARK ASSOCIATES
                            (A LIMITED PARTNERSHIP)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)
9. OPERATING LEASES:

  The Hotel accounts for various equipment leases as operating leases. Total rental expense amounted to approximately $142 in 1994 and $128 in 1993. The following is a schedule of future minimum lease payments under these leases:

       YEAR                                                               AMOUNT
       ----                                                               ------
       1995..............................................................  $ 59
       1996..............................................................    35
       1997..............................................................    14
                                                                           ----
                                                                           $108
                                                                           ====

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Patriot American Hospitality,
 Inc.

  We have audited the accompanying balance sheet of Buckhead Hospitality Joint Venture, a Texas Joint Venture, as of December 31, 1995, and the related statements of operations, venturers' capital, and cash flows for the year then ended. Our audit also included the financial statement schedule listed in Item 35(a) of this Registration Statement. These financial statements and schedule are the responsibility of the Joint Venture's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Buckhead Hospitality Joint Venture, a Texas Joint Venture, as of December 31, 1995 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

Dallas, Texas
March 5, 1996

                       BUCKHEAD HOSPITALITY JOINT VENTURE

                                 BALANCE SHEETS

                                                       DECEMBER 31, FEBRUARY 29,
                                                           1995         1996
                                                       ------------ ------------
                                                                    (UNAUDITED)
                                    ASSETS
Investment in hotel property, at cost
  Building and improvements..........................   $  750,127   $  750,127
  Furniture and equipment............................    1,318,684    1,385,527
                                                        ----------   ----------
                                                         2,068,811    2,135,654
Less accumulated depreciation........................     (262,646)    (297,389)
                                                        ----------   ----------
Net investment in hotel property.....................    1,806,165    1,838,265
Cash and cash equivalents............................      225,015    1,204,531
Cash held in escrow deposits.........................       60,176       60,176
Accounts receivable, net.............................      152,612      140,835
Inventories..........................................       12,159       10,978
Deferred expenses, net of accumulated amortization of
 $58,552 in 1995 and $61,585 in 1996.................       75,372       72,339
Prepaids and other assets............................      117,563      115,774
                                                        ----------   ----------
                                                        $2,449,062   $3,442,898
                                                        ==========   ==========
                      LIABILITIES AND VENTURERS' CAPITAL
Mortgage note payable................................   $1,393,750   $1,381,250
Capital lease obligations............................       71,028       67,579
Accounts payable, trade..............................      181,566      156,529
Advance deposits.....................................      186,274      871,222
Accrued expenses and other liabilities...............      147,904      308,155
Due to affiliate.....................................       20,680       37,858
                                                        ----------   ----------
                                                         2,001,202    2,822,593
Commitments..........................................          --           --
Venturers' capital...................................      447,860      620,305
                                                        ----------   ----------
                                                        $2,449,062   $3,442,898
                                                        ==========   ==========


                            See accompanying notes.

                       BUCKHEAD HOSPITALITY JOINT VENTURE

                            STATEMENTS OF OPERATIONS

                                                                      PERIOD
                                                      THREE MONTHS  JANUARY 1,
                                          YEAR ENDED     ENDED     1996 THROUGH
                                         DECEMBER 31,  MARCH 31,   FEBRUARY 29,
                                             1995         1995         1996
                                         ------------ ------------ ------------
                                                             (UNAUDITED)
Revenue from hotel operations:
  Rooms.................................  $5,746,314   $1,398,638   $1,170,013
  Food and beverage.....................     635,785      163,908      114,641
  Telephone and other...................     438,602      106,473       95,645
                                          ----------   ----------   ----------
    Total revenue.......................   6,820,701    1,669,019    1,380,299
                                          ----------   ----------   ----------
Expenses:
  Departmental costs and expenses.......   2,122,507      436,552      467,542
  General and administrative............     753,945      153,877      134,913
  Repairs and maintenance...............     302,288       69,433       51,012
  Utilities.............................     250,333       59,069       51,708
  Marketing.............................     753,918      195,419      138,203
  Management fees paid to affiliates....     341,035       83,442       69,150
  Interest expense......................     197,469       45,544       30,533
  Real estate and personal property
   taxes and insurance..................     226,141       61,248       50,776
  Land lease rent.......................   1,045,137      259,736      177,318
  Depreciation and amortization.........     186,948       36,849       36,699
                                          ----------   ----------   ----------
    Total expenses......................   6,179,721    1,401,169    1,207,854
                                          ----------   ----------   ----------
Net income..............................  $  640,980   $  267,850   $  172,445
                                          ==========   ==========   ==========


                            See accompanying notes.

                       BUCKHEAD HOSPITALITY JOINT VENTURE

                        STATEMENTS OF VENTURERS' CAPITAL

Balance at December 31, 1994........................................ $(193,120)
Net income..........................................................   640,980
                                                                     ---------
Balance at December 31, 1995........................................   447,860
Net income (unaudited)..............................................   172,445
                                                                     ---------
Balance at February 29, 1996 (unaudited)............................ $ 620,305
                                                                     =========





                            See accompanying notes.

                       BUCKHEAD HOSPITALITY JOINT VENTURE

                            STATEMENTS OF CASH FLOWS

                                                                      PERIOD
                                                      THREE MONTHS  JANUARY 1,
                                                         ENDED     1996 THROUGH
                                         DECEMBER 31,  MARCH 31,   FEBRUARY 29,
                                             1995         1995         1996
                                         ------------ ------------ ------------
                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income............................  $  640,980    $267,850    $  172,445
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Depreciation and amortization.......     186,948      36,849        36,699
    Amortization of deferred loan costs.       9,047       1,616         1,077
    Write-off of refinancing fees.......     160,750         --            --
  Changes in operating assets and
   liabilities
    Cash held in escrow.................      29,582         --            --
    Accounts receivable.................      59,955     (36,506)       11,777
    Inventories.........................        (752)        614         1,181
    Prepaid and other assets............       2,129     (12,031)        1,789
    Accounts payable and accrued
     expenses...........................     (35,845)     47,811       135,214
    Advance deposits....................     118,874      37,782       684,948
    Payables to affiliates..............       5,941      15,668        17,178
                                          ----------    --------    ----------
      Net cash provided by operating
       activities.......................   1,177,609     359,653     1,062,308
                                          ----------    --------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Improvements and additions to hotel...    (448,695)    (35,052)      (66,843)
                                          ----------    --------    ----------
      Net cash used in investing
       activities.......................    (448,695)    (35,052)      (66,843)
                                          ----------    --------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Principal payments on mortgage and
   other notes payable..................    (129,663)    (37,636)      (12,500)
  Payments on capital lease obligations.     (16,247)     (1,585)       (3,449)
  Payments of refinancing fees..........    (160,750)        --            --
  Payments on advances from affiliate...     (61,053)        --            --
                                          ----------    --------    ----------
      Net cash used in financing
       activities.......................    (367,713)    (39,221)      (15,949)
                                          ----------    --------    ----------
Net increase in cash and cash
 equivalents............................     361,201     285,380       979,516
Cash (cash overdraft) and cash
 equivalents at beginning of period.....    (136,186)   (136,186)      225,015
                                          ----------    --------    ----------
Cash and cash equivalents at end of
 period.................................  $  225,015    $149,194    $1,204,531
                                          ==========    ========    ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION
Cash paid during the period for
 interest...............................  $  204,530    $ 60,036    $   29,456
                                          ==========    ========    ==========
NONCASH INVESTING AND FINANCING
 ACTIVITIES
Property and equipment financed under
 capital leases.........................  $   87,275    $ 42,506    $      --
                                          ==========    ========    ==========

                            See accompanying notes.

                      BUCKHEAD HOSPITALITY JOINT VENTURE

                         NOTES TO FINANCIAL STATEMENTS
  (AMOUNTS AND DISCLOSURES AS OF MARCH 31, 1995 AND FEBRUARY 29, 1996 AND THE
                       PERIODS THEN ENDED ARE UNAUDITED)

1. ORGANIZATION

  On November 9, 1993, Buckhead Hotels, Inc. (BHI), and Buckhead Ventures, Inc. (BVI), formed the Buckhead Hospitality Joint Venture (the "Venture"), a Texas Joint Venture to acquire, own, and operate the Holiday Inn--Lenox Hotel, a full-service 297-room hotel located in Atlanta, Georgia (the "Hotel"). BHI and BVI each own 50% of the Joint Venture, of which BHI is the managing venturer.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash and Cash Equivalents

  All highly liquid investments with an original maturity date of three months or less when purchased are considered to be cash equivalents.

 Cash held in Escrow

  Cash held in escrow consists primarily of amounts escrowed for taxes.

 Inventories

  Inventories, consisting of food and beverages, are stated at the lower of cost (generally, first-in, first-out) or market.

 Hotel Property

  The hotel property is stated at the lower of cost or net realizable value. Depreciation is computed using the straight-line method over the estimated useful lives of the assets of 40 years for building and improvements and seven years for furniture and equipment.

  In accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the Venture would record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. No such impairment losses have been recognized to date by the Venture.

 Capitalization Policy

  Maintenance and repairs are charged to operations as incurred; major renewals and betterments are capitalized.

 Deferred Expenses

  Deferred expenses consist of loan costs and organizational costs. Organizational costs are being amortized on a straight-line basis over a five year period. Deferred loan costs are amortized to interest expense on a straight-line basis over the life of the related note payable.

 Income Taxes

  The Venture is not subject to federal or state income taxes; however, it must file informational income tax returns and the venturers must take income or loss of the Venture into consideration when filing their respective tax returns.

                      BUCKHEAD HOSPITALITY JOINT VENTURE

 Revenue Recognition

  Revenue is recognized as earned. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable which is estimated to be uncollectible. Such losses have been within management's expectations.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Concentration of Credit Risk

  At December 31, 1995 and February 29, 1996, the Venture had cash balances with a bank in excess of the Federal Deposit Insurance Corporation's insured limit by $25,323 and $1,097,573, respectively.

 Interim Unaudited Financial Information

  The accompanying financial statements as of February 29, 1996 and for the three months ended March 31, 1995 and the period January 1, 1996 through February 29, 1996 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring accruals) considered necessary for a fair presentation have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

3. MORTGAGE NOTE PAYABLE

  Mortgage note payable consists of a note payable to General Innkeeping Acceptance Corporation (GIAC), collateralized by a leasehold deed and security agreement on substantially all of the Venture's assets. Interest is payable monthly at a rate of prime plus 3.5%. At December 31, 1995 and February 29, 1996, the prime rate was 8.5% and 8.25%, respectively. In addition to interest, a loan administration and servicing fee equal to .25% per annum of the outstanding balance is payable monthly to GIAC.

  Principal payments of $6,250 are due monthly, with the remaining balance payable due upon maturity at September 1, 2001. The scheduled principal payments as of December 31, 1995 are as follows:

     YEAR                                                               AMOUNT
     ----                                                             ----------
     1996............................................................ $   75,000
     1997............................................................     75,000
     1998............................................................     75,000
     1999............................................................     75,000
     2000............................................................     75,000
     Thereafter......................................................  1,018,750
                                                                      ----------
                                                                      $1,393,750
                                                                      ==========

  In 1995, the Venture paid $160,750 of loan fees while negotiating a possible refinancing of their debt. The Venture elected not to execute the refinancing, therefore the related fees were expensed in full and are included in general and administrative expense in the accompanying financial statements.

4. VENTURERS' CAPITAL

  At inception, each venturer contributed $325,000. The Joint Venture agreement requires that each venturer make matching pro rata additional contributions, provided that no venturer should be obligated to make

                      BUCKHEAD HOSPITALITY JOINT VENTURE
contributions in excess of $100,000 in any fiscal year. No contributions were made during 1995 or during the period ended February 29, 1996.

  Net income of the Joint Venture is allocated to BHI and BVI in accordance with the Joint Venture agreement.

  Distributions of cash from operations are to be made in accordance with the Joint Venture ownership interests after the close of each six-month period, subject to any restrictions imposed by loan agreements and after creating such reasonable reserves as the Venturers' deem appropriate. No distributions were made in 1995 or during the period ended February 29, 1996.

5. COMMITMENTS

 Franchise Agreement

  Under the terms of the hotel franchise agreement expiring in August 2009, payment for royalty fees, marketing fees, reservation fees and other fees are payable monthly. Fees are generally computed based on percentages of gross revenues. Additionally, monthly computer system fees and terminal maintenance fees are payable monthly to Holiday Inns Franchising, Inc. pursuant to additional agreements. Total fees incurred for these services during the year ended December 31, 1995, the three months ended March 31, 1995 and the period January 1, 1996 through February 29, 1996 were approximately $406,000, $100,917 and $69,064, respectively.

 Capital Lease Obligations

  The Venture leases equipment under capital lease agreements expiring on varying intervals through 1999. Depreciation of assets recorded under capital leases is included in depreciation and amortization in the accompanying financial statements. Future minimum payments under capital lease obligations as of December 31, 1995 are as follows:

     YEAR                                                               AMOUNT
     ----                                                              --------
     1996............................................................. $ 29,403
     1997.............................................................   29,403
     1998.............................................................   15,824
     1999.............................................................   11,298
                                                                       --------
                                                                         85,928
     Less: amounts representing interest..............................  (14,900)
                                                                       --------
     Present value of minimum lease payments.......................... $ 71,028
                                                                       ========

 Land and Operating Leases

  Land and equipment are leased under noncancellable operating leases expiring at varying intervals through June 2069. The land lease provides for annual increases in the lease payments based upon changes in the Consumer Price Index.

                      BUCKHEAD HOSPITALITY JOINT VENTURE

  Future minimum payments required under these leases as of December 31, 1995 (excluding future CPI adjustments) are as follows:

     YEAR                                                              AMOUNT
     ----                                                            -----------
     1996........................................................... $ 1,067,722
     1997...........................................................   1,065,807
     1998...........................................................   1,064,000
     1999...........................................................   1,064,000
     2000...........................................................   1,064,000
     Thereafter.....................................................  72,884,000
                                                                     -----------
                                                                     $78,209,529
                                                                     ===========


  Rental expense incurred during the year ended December 31, 1995, for the three months ended March 31, 1995 and during the period from January 1, 1996 through February 29, 1996 under these leases was approximately $1,070,333, $269,428 and $180,884, respectively.

6. RELATED PARTY TRANSACTIONS

  The Hotel is operated by BHI. The Joint Venture agreement provides for a monthly management fee of 5% of gross income, of which 3.5% is paid to BHI and the remaining 1.5% is paid to BVI. Due to affiliates at December 31, 1995 and February 29, 1996 represents accrued management fees.

  Accounting and other fees of $3,000 per month are paid to Westminster Hotels, an affiliate of BHI. These fees are included in general and administrative expenses in the accompanying financial statements.

  During 1995, the Venture repaid 1994 advances of $61,053 from Chartwell Properties Joint Venture, an affiliate of BHI.

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

  Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized, for financial statement purposes. Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 1995. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts which could be realized on disposition of financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

  Management estimates that the fair value of (i) accounts receivable, accounts payable, advanced deposits and accrued expenses approximate carrying value due to the relatively short maturity of these instruments; (ii) mortgage notes payable approximate carrying value based upon the Venture's effective borrowing rate for issuance of debt with similar terms and remaining maturities; (iii) capital lease obligations approximate carrying value based on the Venture's effective borrowing rate for financing the purchase of similar equipment under similar terms.

8. SUBSEQUENT EVENT

  On March 5, 1996, the Venture sold the Hotel and related assets to Patriot American Hospitality Partnership, L.P. ("Patriot") for approximately $7.2 million in cash and 167,012 limited partnership units in Patriot with a value of approximately $4.0 million on the date of contract.

                       BUCKHEAD HOSPITALITY JOINT VENTURE
 SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION AS OF DECEMBER 31, 1995

                                                COST CAPITALIZED
                                                  SUBSEQUENT TO        GROSS AMOUNTS AT WHICH
                                INITIAL COST       ACQUISITION     CARRIED AT CLOSE OF PERIOD (A)
                              ----------------- ----------------- ---------------------------------
                                                                                                   ACCUMULATED     DATE
                                    BUILDING &        BUILDING &           BUILDING &              DEPRECIATION     OF
  DESCRIPTION    ENCUMBRANCES LAND IMPROVEMENTS LAND IMPROVEMENTS  LAND   IMPROVEMENTS    TOTAL       (B)(C)    ACQUISITION
  -----------    ------------ ---- ------------ ---- ------------ --------------------------------------------- -----------
Holiday Inn--
Lennox..........  $1,393,750  $--    $680,000   $--    $70,127    $   --   $   750,127  $   750,127  $39,410       1993

      See accompanying notes to this schedule on the following page.

                       BUCKHEAD HOSPITALITY JOINT VENTURE

                             NOTES TO SCHEDULE III

(a)Reconciliation of Real Estate:
  Balance at January 1, 1995.........................................  $709,577
  Additions during year:
  Acquisitions.......................................................       --
  Improvements.......................................................    40,550
                                                                       --------
  Balance at December 31, 1995.......................................  $750,127
                                                                       ========
(b)Reconciliation of Accumulated Depreciation:
  Balance at January 1, 1995.........................................  $ 21,249
  Depreciation expense...............................................    18,161
                                                                       --------
  Balance at December 31, 1995.......................................  $ 39,410
                                                                       ========
(c)Depreciation is computed on the straight-line method over an esti-
 mated useful life of 40 years

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders ofPatriot American Hospitality,
 Inc.

  We have audited the accompanying combined balance sheet of the Gateway Hotel Limited Partnership and Wenatchee Hotel Limited Partnership (the "Partnerships") as of December 31, 1995 and the related combined statements of operations, partners' capital and cash flows for the year then ended. Our audit also included the financial statement schedule listed in Item 35(a) of this Registration Statement. These combined financial statements and schedule are the responsibility of management of the Partnerships. Our responsibility is to express an opinion on these combined financial statements and schedule based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Partnerships as of December 31, 1995 and the combined results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

Dallas, Texas
March 1, 1996, except for Note 7,
as to which the date is April 2, 1996

   GATEWAY HOTEL LIMITED PARTNERSHIP AND WENATCHEE HOTEL LIMITED PARTNERSHIP

                            COMBINED BALANCE SHEETS

                                                       DECEMBER 31,   MARCH 31,
                                                           1995         1996
                                                       ------------  -----------
                                                                     (UNAUDITED)
                       ASSETS
Investment in hotel properties, at cost:
  Land...............................................  $ 1,781,500   $ 1,781,500
  Buildings and improvements.........................    8,139,143     8,141,102
  Furniture and equipment............................    2,384,047     2,402,139
                                                       -----------   -----------
                                                        12,304,690    12,324,741
Less accumulated depreciation........................   (2,641,501)   (2,799,334)
                                                       -----------   -----------
Net investment in hotel properties...................    9,663,189     9,525,407
Cash and cash equivalents............................      481,898       159,059
Accounts receivable, net.............................      323,974       356,127
Inventories..........................................       37,558        41,599
Deferred expenses, net of accumulated amortization of
 $558,092 in 1995 and $567,509 in 1996...............      265,094       309,984
Prepaid and other assets.............................       35,463         6,373
                                                       -----------   -----------
                                                       $10,807,176   $10,398,549
                                                       ===========   ===========
          LIABILITIES AND PARTNERS' CAPITAL
Mortgages and other notes payable....................  $ 9,870,215   $ 9,815,674
Accounts payable and accrued liabilities.............      404,354       466,551
Due to affiliates....................................      132,082       125,000
                                                       -----------   -----------
                                                        10,406,651    10,407,225
Commitments..........................................          --            --
Partners' capital....................................      400,525        (8,676)
                                                       -----------   -----------
                                                       $10,807,176   $10,398,549
                                                       ===========   ===========


                            See accompanying notes.

   GATEWAY HOTEL LIMITED PARTNERSHIP AND WENATCHEE HOTEL LIMITED PARTNERSHIP

                       COMBINED STATEMENTS OF OPERATIONS

                                                         THREE MONTHS ENDED
                                            YEAR ENDED        MARCH 31,
                                           DECEMBER 31, ----------------------
                                               1995        1995        1996
                                           ------------ ----------  ----------
                                                             (UNAUDITED)
Revenue from hotel operations:
  Rooms...................................  $4,275,525  $  856,663  $  892,814
  Food and beverage.......................   2,177,558     523,820     471,271
  Telephone and other.....................     358,520      83,191      83,773
                                            ----------  ----------  ----------
    Total revenue.........................  $6,811,603  $1,463,674  $1,447,858
                                            ----------  ----------  ----------
Expenses:
  Departmental costs and expense..........   3,178,873     737,552     730,409
  General and administrative..............     771,821     178,052     207,167
  Repairs and maintenance.................     233,196      56,218      59,748
  Utilities...............................     266,819      67,019      74,887
  Marketing, including $106,888, $21,417
   and $22,320, respectively, paid to
   affiliates.............................     352,562      71,902      92,365
  Management and consulting fees paid to
   affiliates.............................     185,750      40,625     166,097
  Interest expense........................     839,685     207,948     197,356
  Real estate and personal property taxes,
   and insurance..........................     182,234      52,000      46,775
  Depreciation and amortization...........     654,144     169,184     162,755
                                            ----------  ----------  ----------
    Total expenses........................   6,665,084   1,580,500   1,737,559
                                            ----------  ----------  ----------
Net income (loss).........................  $  146,519  $ (116,826) $ (289,701)
                                            ==========  ==========  ==========


                            See accompanying notes.

                     GATEWAY HOTEL LIMITED PARTNERSHIP AND
                      WENATCHEE HOTEL LIMITED PARTNERSHIP

                    COMBINED STATEMENTS OF PARTNERS' CAPITAL

Balance at December 31, 1994........................................ $ 454,006
Cash distributions..................................................  (200,000)
Net income..........................................................   146,519
                                                                     ---------
Balance at December 31, 1995........................................ $ 400,525
Cash distributions (unaudited)......................................  (119,500)
Net loss (unaudited)................................................  (289,701)
                                                                     ---------
Balance at March 31, 1996 (unaudited)............................... $  (8,676)
                                                                     =========




                            See accompanying notes.

                     GATEWAY HOTEL LIMITED PARTNERSHIP AND
                      WENATCHEE HOTEL LIMITED PARTNERSHIP

                       COMBINED STATEMENTS OF CASH FLOWS

                                                          THREE MONTHS ENDED
                                              YEAR ENDED       MARCH 31,
                                             DECEMBER 31, --------------------
                                                 1995       1995       1996
                                             ------------ ---------  ---------
                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss).........................  $ 146,519   $(116,826) $(289,701)
  Adjustments to reconcile net income to net
   cash provided by
   (used in) operating activities:
    Depreciation and amortization...........    654,144     169,184    162,755
    Amortization of deferred loan costs.....     23,548       5,888      4,495
  Changes in operating assets and
   liabilities:
    Accounts receivable.....................   (139,761)    (71,038)   (32,153)
    Inventories.............................      1,279      (1,643)    (4,041)
    Deferred expenses.......................        --          --     (54,307)
    Prepaid and other assets................    (19,693)      7,439     29,090
    Accounts payable and accrued
     liabilities............................     10,297     101,566     62,197
    Due to affiliates.......................   (160,287)     14,922     (7,082)
                                              ---------   ---------  ---------
      Net cash provided by (used in)
       operating activities.................    516,046     109,492   (128,747)
                                              ---------   ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Improvements and additions to hotel
   properties...............................   (123,402)     (7,948)   (20,051)
                                              ---------   ---------  ---------
      Net cash used in investing activities.   (123,402)     (7,948)   (20,051)
                                              ---------   ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Principal payments on mortgages and other
   notes payable............................   (252,997)    (61,286)   (54,541)
  Advances from affiliate...................     17,289         --         --
  Advances to affiliate.....................    (50,000)    (50,000)       --
  Repayment of advances from affiliate......    140,000         --         --
  Cash distributions paid...................   (200,000)        --    (119,500)
                                              ---------   ---------  ---------
      Net cash used in financing activities.   (345,708)   (111,286)  (174,041)
                                              ---------   ---------  ---------
  Net increase/(decrease) in cash and cash
   equivalents..............................     46,936      (9,742)  (322,839)
Cash and cash equivalents beginning of
 period.....................................    434,962     434,962    481,898
                                              ---------   ---------  ---------
Cash and cash equivalents end of period.....  $ 481,898   $ 425,220  $ 159,059
                                              =========   =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid during the period for interest..  $ 809,496   $ 202,060  $ 174,007
                                              =========   =========  =========


                            See accompanying notes.

                     GATEWAY HOTEL LIMITED PARTNERSHIP AND
                      WENATCHEE HOTEL LIMITED PARTNERSHIP

                    NOTES TO COMBINED FINANCIAL STATEMENTS
  (AMOUNTS AND DISCLOSURES FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996
                                ARE UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION

 Organization

  The Gateway Hotel Limited Partnership owns the WestCoast Gateway Hotel (the "Gateway Hotel") located in Seattle, Washington. The Gateway Hotel is a full service hotel with 145 guest rooms, approximately 625 square feet of meeting space and one food and beverage outlet located next to the hotel which is leased to a third party. WestCoast Hotels, Inc. constructed the Gateway Hotel, which commenced operations in August 1990.

  During July 1991, Wenatchee Hotel Limited Partnership acquired the WestCoast Wenatchee Center Hotel (the "Wenatchee Hotel") in Wenatchee, Washington, which is centrally located between the Columbia River and Cascade Mountains. The Wenatchee Hotel is a full-service hotel with 147 guest rooms and one food and beverage outlet. The Wenatchee Hotel is located next to the Wenatchee Center (the "Center") which offers approximately 40,000 square feet of convention, banquet and meeting space. The Center is managed by the Wenatchee Hotel Limited Partnership.

  The Gateway Hotel Limited Partnership and the Wenatchee Hotel Limited Partnership are collectively referred to as the "Partnerships" and the Gateway Hotel and Wenatchee Hotel are collectively referred to as the "Hotels."

 Basis of Presentation

  The accompanying financial statements are presented on a combined basis since the Partnerships are owned in part and managed by owners or affiliates of WestCoast Hotels, Inc. All significant intercompany transactions have been eliminated in the combined presentation.

 Interim Unaudited Financial Information

  The accompanying combined financial statements as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the combined financial statements have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash and Cash Equivalents

  All highly liquid investments with an original maturity date of three months or less when purchased are considered to be cash equivalents.

 Inventories

  Inventories, consisting of food and beverage, are stated at the lower of cost (generally, first-in, first-out) or market.

                     GATEWAY HOTEL LIMITED PARTNERSHIP AND
                      WENATCHEE HOTEL LIMITED PARTNERSHIP

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

 Hotel Properties

  The Hotels are stated at the lower of cost or net realizable value. Depreciation is computed using the straight-line method based upon the assets' estimated useful lives which range from 31 to 39 years for buildings and improvements, and 5 to 10 years for furniture and equipment.

  In accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the Partnerships would record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. No such impairment losses have been recognized to date.

 Capitalization Policy

  Maintenance and repairs are charged to operations as incurred; major renewals and betterments are capitalized.

 Deferred Expenses

  Deferred expenses consist primarily of deferred loan costs and pre-opening costs. Deferred loan costs are amortized to interest expense on a straight-line basis over the term of the respective loan. Pre-opening costs are amortized on a straight-line basis over five years.

 Income Taxes

  The partnerships are not subject to federal or state income taxes; however, they must file informational income tax returns and the partners must take income or losses of the partnerships into consideration when filing their respective tax returns.

 Revenue Recognition

  Revenue is recognized as earned. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable which is estimated to be uncollectible. Such losses have been within management's expectations.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Concentration of Credit Risk

  At December 31, 1995 and March 31, 1996, the Partnerships have cash balances and other short term investments with banks in excess of the Federal Deposit Insurance Corporation's insured limits totaling $335,288 and $19,996, respectively.

 Seasonality

  The hotel industry is seasonal in nature. Generally, revenues at the Hotels are greater in the second and third quarters of a calendar year.

3. MORTGAGES AND OTHER NOTES PAYABLE

  The Partnerships have mortgages and other notes payable with interest rates ranging from 7.96% to 9.72%. Interest costs totaled $788,517 for the year ended December 31, 1995 and $202,060 and $192,863 for the three months ended March 31, 1995 and 1996, respectively.

                     GATEWAY HOTEL LIMITED PARTNERSHIP AND
                      WENATCHEE HOTEL LIMITED PARTNERSHIP

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

 Mortgage Loans Payable

  Mortgage loans payable is comprised of three loans as of December 31, 1995 and March 31, 1996, and mature at various dates through May 31, 2021. Two of the mortgage loans payable totaling $8,909,593 as of December 31, 1995 have fixed rates of interest ranging from 7.96% to 8.0% and are collateralized by a first lien deed of trust and assignment of rents. The remaining mortgage loan payable totaling $110,000 is a non-interest bearing loan scheduled to mature May 31, 1996 and is secured by a second lien deed of trust and assignment of rents. As of December 31, 1995, approximately $6,860,000 of the mortgage obligations were personally guaranteed by certain partners of the Partnerships.

 Other Notes Payable

  Other notes payable is comprised of three notes as of December 31, 1995, totaling $850,622. The proceeds from the notes were generally used to finance improvements to the Wenatchee Hotel. The notes, which mature at various dates through May 31, 2021, bear interest at rates ranging from 9.00% to 9.72%. Certain of the notes totaling approximately $509,000 are personally guaranteed by the partners.

  The scheduled principal payments related to the outstanding mortgage loans payable and other notes payable at December 31, 1995 are as follows:

     YEAR                                                               AMOUNT
     ----                                                             ----------
     1996............................................................ $  768,786
     1997............................................................    211,129
     1998............................................................  5,711,141
     1999............................................................     47,835
     2000............................................................     52,151
     2001 and thereafter.............................................  3,079,173
                                                                      ----------
                                                                      $9,870,215
                                                                      ==========

4. COMMITMENTS

 Operating Leases

  Equipment and vehicles are leased under noncancelable operating leases expiring at varying intervals through August 1999. The following is a schedule of future minimum rental payments required under these leases as of December
31, 1995:

     YEAR                                                               AMOUNT
     ----                                                             ----------
     1996............................................................ $   57,338
     1997............................................................     31,251
     1998............................................................     18,564
     1999............................................................      6,286
                                                                      ----------
                                                                      $  113,439
                                                                      ==========

  Rental expense, which totaled $80,637 for the year ended December 31, 1995, and $19,909 and $18,149 for the three months ended March 31, 1995 and 1996, respectively, is included in general and administrative expenses in the accompanying financial statements.

                     GATEWAY HOTEL LIMITED PARTNERSHIP AND
                      WENATCHEE HOTEL LIMITED PARTNERSHIP

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

 Reservation Agreement

  The Partnerships have entered into agreements with a national hotel company to provide the Hotels with a national reservations system. The agreements are for terms of ten years expiring in November 2001, which coincide with the term of the joint marketing agreement with an affiliate, and provide for a reservation fee based on the prior year's experience rating. Reservation fees, which totaled $54,813 for the year ended December 31, 1995, and $6,079 and $4,007 for the three months ended March 31, 1995 and 1996, respectively, are included in departmental costs and expenses in the accompanying financial statements.

 Restaurant and Other Lease Agreements

  The Gateway Hotel has an agreement with a third party to lease the restaurant facilities adjacent to the hotel for an initial term of ten years expiring in July 2000, with an option to extend the lease three consecutive times for a period of five years each. The tenant may terminate the agreement upon 90 days written notice. The agreement provides for monthly lease payments equal to the greater of 5.25% of gross sales, as defined, or $6,016 adjusted annually for the increase in the Consumer Price Index ("CPI"). The tenant is to reimburse Gateway Hotel for a portion of the real estate taxes, as defined in the agreement, and also provides for a monthly allowance of $500 to the Gateway Hotel to promote the restaurant. Income from the restaurant lease totaled $103,286 for the year ended December 31, 1995, and $23,838 and $23,853 for the three months ended March 31, 1995 and 1996, respectively, and is included in telephone and other income in the accompanying financial statements.

  Additionally, the Gateway Hotel leases space for an antenna to a third party. The lease expires November 30, 1997 and has an option to extend for three consecutive periods of five years each, with monthly lease payments of $700. Income from this lease totaled $8,400 for the year ended December 31, 1995, and $2,100 for the three months ended March 31, 1995 and 1996, and is included in telephone and other income in the accompanying financial statements.

 Franchise Agreement

  In 1992, the Wenatchee Hotel acquired the right to use a licensed trade mark associated with the operation of its restaurant. The agreement, with an initial term of two years, automatically renews for successive one year periods unless Wenatchee Hotel is in default of the agreement. Monthly royalty fees equal to 2% of the restaurant's gross sales, as defined, are paid by the hotel under this agreement. Royalty fees, which totalled $27,053 for the year ended December 31, 1995, and $6,776 and $5,976 for the three months ended March 31, 1995 and 1996, respectively, are included in departmental costs and expenses in the accompanying financial statements.

 Management Contract for Convention Center

  The Wenatchee Hotel has entered into an agreement with the City of Wenatchee (the "City") to provide management services for the Wenatchee Center, including marketing and space rental for meetings, conferences and banquets. The agreement, which commenced in October 1980, provides for an initial term of seven years and the option to extend the agreement for three consecutive periods of seven years each. The Wenatchee Hotel pays the City fees based on the greater of $50,000 annually, adjusted for the increase in CPI, or a percentage of gross revenues as follows: (1) 10% of catering revenue, (2) 10% of alcoholic beverages revenue, up to $150,000, and 15% thereafter, (3) 25% of revenue from space rental, and (4) 25% of vending and other miscellaneous revenue.

  Fees paid to the City totaled $119,086 for the year ended December 31, 1995, and $26,684 and $24,627 for the three months ended March 31, 1995 and 1996, respectively, and are included in general and administrative expenses in the accompanying financial statements.

                     GATEWAY HOTEL LIMITED PARTNERSHIP AND
                      WENATCHEE HOTEL LIMITED PARTNERSHIP

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

 Labor Agreement

  Effective August 1, 1994, the Wenatchee Hotel entered into an agreement with Local 400 of the Spokane Hotel Employees and Restaurant Employees Union which outlines contract wages and working conditions for all Wenatchee Hotel employees. The agreement expires July 31, 1997.

5. RELATED PARTY TRANSACTIONS

  The Hotels are currently operated under management agreements with WestCoast Hotels, Inc., a company affiliated through common ownership.

  The Gateway Hotel's management agreement provides for a term of 20 years expiring December 2008. Management fees are based on 4% of gross revenues, as defined. Additionally, the Gateway Hotel has contracted with an affiliate to provide the Gateway Hotel with certain consulting and marketing services. The agreement provides for a monthly consulting fee equal to 1.5% of gross sales, as defined.

  The Wenatchee Hotel's management agreement provides for a term of 5 years expiring November 1996, with management fees of $4,000 per month. Management fees for the three months ended March 31, 1996 include $100,000 in discretionary management fees paid to an affiliate.

  The Partnerships have entered into a joint marketing agreement with an affiliate to use the name "WestCoast" and the related commercial symbols and to advertise and promote the WestCoast Hotels. The agreements are for terms of ten years and provide for a monthly marketing fee equal to 2.5% of gross room sales, as defined.

  Fees paid to affiliates are summarized as follows:

                                                              THREE MONTHS ENDED
                                                  YEAR ENDED      MARCH 31,
                                                 DECEMBER 31, ------------------
                                                     1995       1995     1996
                                                 ------------ ------------------
     Management Fees............................   $148,182    $40,625  $143,597
     Consulting Fees............................     37,568        --     22,500
     Marketing Fees.............................    106,888     21,417    22,320
                                                   --------   -------- ---------
                                                   $292,638    $62,042  $188,417
                                                   ========   ======== =========

  Non-interest bearing advances were made to an affiliate during 1994 and 1995 totaling $90,000 and $50,000, respectively, which were repaid in 1995.

  The Gateway Hotel has a note payable to an affiliate which provided working capital for the hotel, with an outstanding balance of $125,000 at December 31, 1995. The note is non-interest bearing and matures on December 31, 1996. The note payable is included in due to affiliates in the accompanying financial statements.

6. FAIR VALUE OF FINANCIAL INSTRUMENTS

  Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized, for financial statement purposes. Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 1995 and March 31, 1996. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts which could be realized on disposition of financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                     GATEWAY HOTEL LIMITED PARTNERSHIP AND
                      WENATCHEE HOTEL LIMITED PARTNERSHIP

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

  Management estimates that the fair value of (i) accounts receivable, accounts payable and accrued liabilities approximate carrying value due to the relatively short maturity of these instruments, and (ii) mortgages and other notes payable approximate carrying value based upon the Partnerships' effective borrowing rate for issuance of debt with similar terms and remaining maturities.

7. SUBSEQUENT EVENT

  On April 2, 1996, the Partnerships sold the Hotels to Patriot American Hospitality Partnership, L.P. ("Patriot") for an aggregate purchase price of approximately $18,715,000, including 48,355 limited partnership units in Patriot with a face value of $1,283,825 on the date of contract. Additionally, the terms of the Purchase agreement provide for the payment to the Partnerships of up to $465,400 in additional consideration upon the achievement of certain operating results in 1997.

   GATEWAY HOTEL LIMITED PARTNERSHIP AND WENATCHEE HOTEL LIMITED PARTNERSHIP

            SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION
                            AS OF DECEMBER 31, 1995

                                                          COSTS CAPITALIZED             GROSS AMOUNTS AT
                                                              SUBSEQUENT                WHICH CARRIED AT
                                     INITIAL COST           TO ACQUISITION             CLOSE OF PERIOD(A)
                                ----------------------- ---------------------- ----------------------------------- ACCUMULATED
                                           BUILDINGS &           BUILDINGS AND            BUILDINGS AND            DEPRECIATION
                   ENCUMBRANCES    LAND    IMPROVEMENTS   LAND   IMPROVEMENTS     LAND    IMPROVEMENTS    TOTAL       (B)(C)
   DESCRIPTION     ------------ ---------- ------------ -------- ------------- ---------- ------------- ---------- ------------
West Coast
Gateway Hotel
Seattle,
Washington.......   $5,995,992  $1,307,500  $5,014,616      $--    $ 32,874    $1,307,500  $5,047,490   $6,354,990  $  807,558
Wenatchee Center
Hotel Wenatchee,
Washington.......    3,023,601     474,000   2,774,346       --     317,307       474,000   3,091,653    3,565,653     440,261
                    ----------  ----------  ----------  --------   --------    ----------  ----------   ----------  ----------
 Total...........   $9,019,593  $1,781,500  $7,788,962      $--    $350,181    $1,781,500  $8,139,143   $9,920,643  $1,247,819
                    ==========  ==========  ==========  ========   ========    ==========  ==========   ==========  ==========
                      YEAR
                     BUILT/
                     DATE OF
                   ACQUISITION
   DESCRIPTION     -----------
West Coast
Gateway Hotel
Seattle,
Washington.......      1990
Wenatchee Center
Hotel Wenatchee,
Washington.......      1991
 Total...........

                            See accompanying notes.

                     GATEWAY HOTEL LIMITED PARTNERSHIP AND
                      WENATCHEE HOTEL LIMITED PARTNERSHIP

                             NOTES TO SCHEDULE III

(a)Reconciliation of Real Estate:
  Balance at December 31, 1994..................................... $8,121,137
  Additions during the year........................................     18,006
                                                                    ----------
  Balance at December 31, 1995..................................... $8,139,143
                                                                    ==========
(b)Reconciliation of Accumulated Depreciation:
  Balance at December 31, 1994..................................... $  989,907
  Depreciation expense.............................................    257,912
                                                                    ----------
  Balance at December 31, 1995..................................... $1,247,819
                                                                    ==========
(c) Depreciation is computed on the straight line method over estimated useful lives which range from 31 to 39 years.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Members
Newporter Beach Hotel Investments L.L.C.

  We have audited the accompanying balance sheet of Newporter Beach Hotel Investments L.L.C. (a limited liability company) (the "Company") as of December 31, 1995, and the related statements of operations and members' equity and cash flows for the period from March 10, 1995 to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Newporter Beach Hotel Investments L.L.C. (a limited liability company) as of December 31, 1995, and the results of its operations and its cash flows for the period from March 10, 1995 to December 31, 1995, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Newport Beach, California
March 8, 1996

                    NEWPORTER BEACH HOTEL INVESTMENTS L.L.C.
                         (A LIMITED LIABILITY COMPANY)
                                 BALANCE SHEETS

                                                        DECEMBER 31,  MARCH 31,
                                                            1995        1996
                                                        ------------ -----------
                                                                     (UNAUDITED)
                       ASSETS:
Property and equipment, net...........................  $ 7,137,057  $ 7,076,140
Cash and cash equivalents.............................    1,511,398    1,900,354
Receivables, net of allowance for doubtful accounts of
 $35,000..............................................    1,365,055    1,393,719
Inventories...........................................       78,172       72,545
Prepaid expenses and other assets.....................      195,987      301,907
Deferred expenses, net................................      332,760      311,842
                                                        -----------  -----------
    Total assets......................................  $10,620,429  $11,056,507
                                                        ===========  ===========
           LIABILITIES AND MEMBERS' EQUITY:
Note payable..........................................  $ 4,943,367  $ 4,901,594
Accounts payable......................................      711,276      717,437
Accrued payroll.......................................      584,429      393,780
Accrued vacation......................................      290,804      305,815
Customer deposits.....................................      315,619      293,485
Accrued expenses......................................       77,541       51,247
                                                        -----------  -----------
    Total liabilities.................................    6,923,036    6,663,358
                                                        -----------  -----------
Commitments and contingencies
Members' equity.......................................    3,697,393    4,393,149
                                                        -----------  -----------
    Total liabilities and members' equity.............  $10,620,429  $11,056,507
                                                        ===========  ===========



   The accompanying notes are an integral part of these financial statements.

                    NEWPORTER BEACH HOTEL INVESTMENTS L.L.C.
                         (A LIMITED LIABILITY COMPANY)

                  STATEMENTS OF OPERATIONS AND MEMBERS' EQUITY

                                                       FOR THE
                                                     PERIOD FROM
                                                      MARCH 10,    FOR THE THREE
                                                     1995 THROUGH  MONTHS ENDED
                                                     DECEMBER 31,    MARCH 31,
                                                         1995          1996
                                                     ------------  -------------
                                                                    (UNAUDITED)
Revenues:
  Rooms............................................. $ 8,412,969    $2,869,650
  Food and beverage.................................   6,198,045     1,719,750
  Telephone and other...............................   1,096,057       324,853
                                                     -----------    ----------
    Total revenues..................................  15,707,071     4,914,253
                                                     -----------    ----------
Expenses:
  Rooms.............................................   1,971,810       669,133
  Food and beverage.................................   4,364,206     1,225,471
  Telephone.........................................     321,122        97,186
  Lease expense.....................................     789,055       252,721
  Other departmental expenses.......................     313,729        86,369
  General and administrative........................   1,031,958       368,174
  Management fees...................................     752,754       190,426
  Advertising and promotion.........................   1,316,742       419,435
  Utilities.........................................     478,574       112,610
  Repairs and maintenance...........................   1,205,650       361,267
  Real estate, personal property taxes and insur-
   ance.............................................     471,835       148,732
  Interest..........................................     362,167        89,282
  Depreciation and amortization.....................     630,076       197,691
                                                     -----------    ----------
    Total expenses..................................  14,009,678     4,218,497
                                                     -----------    ----------
    Net income......................................   1,697,393       695,756
Members' equity, beginning of period................         --      3,697,393
Cash contributions..................................   3,000,000           --
Cash distributions..................................  (1,000,000)          --
                                                     -----------    ----------
Members' equity, end of period...................... $ 3,697,393    $4,393,149
                                                     ===========    ==========



   The accompanying notes are an integral part of these financial statements.

                    NEWPORTER BEACH HOTEL INVESTMENTS L.L.C.
                         (A LIMITED LIABILITY COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                       FOR THE
                                                     PERIOD FROM
                                                      MARCH 10,    FOR THE THREE
                                                     1995 THROUGH  MONTHS ENDED
                                                     DECEMBER 31,    MARCH 31,
                                                         1995          1996
                                                     ------------  -------------
                                                                    (UNAUDITED)
Cash flows provided (used) by operating activities:
  Net income........................................ $ 1,697,393    $  695,756
  Depreciation and amortization expense.............     630,076       197,691
  Adjustments to reconcile net income to net cash
   provided (used) by operating activities (net of
   the effects of the acquisition discussed in
   Note 2):
    Receivables, net................................  (1,213,839)      (28,664)
    Inventories.....................................       8,722         5,627
    Prepaid expenses and other assets...............     (13,045)     (105,920)
    Accounts payable................................     711,276         6,161
    Accrued expenses................................     570,057      (201,932)
    Customer deposits...............................      31,728       (22,134)
                                                     -----------    ----------
      Net cash provided by operating activities.....   2,422,368       546,585
                                                     -----------    ----------
Cash flows used by investing activities:
  Cash paid for hotel acquisition...................  (6,837,450)          --
  Expenditures for property and equipment...........    (814,256)     (115,856)
                                                     -----------    ----------
      Net cash used by investing activities.........  (7,651,706)     (115,856)
                                                     -----------    ----------
Cash flows provided (used) by financing activities:
  Cash contributions by members.....................   3,000,000           --
  Cash distributions to members.....................  (1,000,000)          --
  Proceeds from note payable........................   5,000,000           --
  Principal payments on note payable................     (56,633)      (41,773)
  Expenditures for loan acquisition costs...........    (202,631)          --
                                                     -----------    ----------
      Net cash provided (used) by financing activi-
       ties.........................................   6,740,736       (41,773)
                                                     -----------    ----------
      Net increase in cash..........................   1,511,398       388,956
Cash and cash equivalents, beginning of period......         --      1,511,398
                                                     -----------    ----------
Cash and cash equivalents, end of period............ $ 1,511,398    $1,900,354
                                                     ===========    ==========
Supplementary Disclosure of Cash Flow Information:
  Cash paid during the period for interest.......... $   362,167    $   89,282
                                                     ===========    ==========
  Cash paid during the period for taxes............. $       800    $      --
                                                     ===========    ==========



   The accompanying notes are an integral part of these financial statements.

                   NEWPORTER BEACH HOTEL INVESTMENTS L.L.C.
                         (A LIMITED LIABILITY COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
         FOR THE PERIOD FROM MARCH 10, 1995 THROUGH DECEMBER 31, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Basis Of Presentation:

  Newporter Beach Hotel Investments L.L.C. (the "Company") was formed in the State of Washington on December 28, 1994 as a limited liability company pursuant to the terms of the Limited Liability Company Agreement of Newporter Beach Hotel Investments L.L.C. The primary purpose of the Company is to acquire for investment and operation the Hyatt Newporter (the "Hotel") and conduct other business activities related to the Hotel. The Company will continue until the earlier of December 28, 2024, the unanimous agreement of the members to dissolve the Company or the sale or other disposition of substantially all of the assets of the Company. In general, members are not personally liable for any debts or losses of the Company that exceed their respective capital contributions, except as discussed in Note 6, and Company losses are allocated to the members in proportion to their capital contributions. As of December 31, 1995, the Company's members consisted of December Investments L.L.C. (55%), Aspen Orange L.L.C. (27.5%) and WestCoast Acquisitions, Inc. (17.5%).

  As discussed in Note 2, the Company acquired the Hotel on March 10, 1995 from CSL Newporter, Ltd., whose general partner, Columbia Savings and Loan Association, was in receivership of the Resolution Trust Corporation. The accompanying financial statements include all of the transactions of the Company and of the Hotel as of December 31, 1995 and for the period between March 10, 1995 through December 31, 1995.

 Interim Financial Information (Unaudited):

  The financial statements at March 31, 1996, and for the three months then ended, are unaudited but include all adjustments (consisting of normal recurring accruals only) which management considers necessary to present fairly the Company's financial position as of March 31, 1996, and the results of operations and cash flows for the three months then ended.

 Management Estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Property And Equipment:

  Property and equipment are stated at cost. Maintenance and repairs are charged to operations as incurred. Upon retirement or other disposal, the asset cost and related accumulated depreciation are removed from the accounts, and the net amount less any proceeds, is charged or credited to income. The Company provides for depreciation on the straight-line method over the following estimated useful lives of the respective assets:

                                                                           YEARS
                                                                           -----
      Buildings and improvements.......................................... 24-39
      Furniture, fixtures and equipment...................................   5

  The Company periodically reviews the Hotel property to determine if its carrying costs will be recovered from future operations and, accordingly, whether a reduction in carrying value should be recorded. No such reductions have occurred to date.

                   NEWPORTER BEACH HOTEL INVESTMENTS L.L.C.
                         (A LIMITED LIABILITY COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
         FOR THE PERIOD FROM MARCH 10, 1995 THROUGH DECEMBER 31, 1995

 Cash And Cash Equivalents:

  Cash and cash equivalents consist primarily of cash in banks and money market funds. All highly liquid investments with a maturity date of three months or less when acquired are considered to be cash equivalents.

 Inventories:

  Inventories are stated at the lower of cost or market, with cost determined using the first-in, first-out (FIFO) method of accounting.

 Deferred Expenses:

  Deferred expenses consist of hotel acquisition costs and loan origination fees which are being amortized on the straight-line basis over five years, which approximates the effective interest method.

 Income Taxes:

  The Company is treated as a partnership for federal and state income tax purposes. No provisions have been made for federal and state income taxes in the accompanying financial statements since such taxes, if any, are the responsibility of the respective members.

 Revenue Recognition:

  Revenue is recognized as earned. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable which is estimated to be uncollectible. Such losses have been within management's expectations.

 Impact Of New Accounting Standards:

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of." This statement is effective for financial statements for fiscal years beginning after December 15, 1995. Management believes that adoption of this standard will not have a material effect on the financial position or results of operations of the Company.

2. ACQUISITION:

  On March 10, 1995, the Company purchased the Hotel, a 410-room hotel in Newport Beach, California, pursuant to a Purchase and Sale Agreement effective January 17, 1995 for $7,100,000. The acquisition has been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on the estimated fair values at the date of acquisition as determined by the Company's management. The estimated fair values of assets and liabilities acquired in conjunction with this acquisition are summarized as follows:

      Property and equipment........................................ $6,889,000
      Receivables, net..............................................    151,216
      Inventories...................................................     86,894
      Prepaid expenses and other assets.............................    182,942
      Deferred expenses.............................................    194,006
      Accrued liabilities...........................................   (382,717)
      Customer deposits.............................................   (283,891)
                                                                     ----------
          Net cash paid for acquisition............................. $6,837,450
                                                                     ==========

                   NEWPORTER BEACH HOTEL INVESTMENTS L.L.C.
                         (A LIMITED LIABILITY COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
         FOR THE PERIOD FROM MARCH 10, 1995 THROUGH DECEMBER 31, 1995

  In conjunction with this acquisition, the Company obtained a $5,000,000 note payable as discussed in Note 6.

  The operating results of this acquisition are included in the Company's results of operations from the date of acquisition, March 10, 1995.

3. PROPERTY AND EQUIPMENT:

  Property and equipment, net consisted of the following at December 31, 1995:

      Building and improvements..................................... $5,093,538
      Furniture, fixtures and equipment.............................  2,609,718
                                                                     ----------
                                                                      7,703,256
      Less, Accumulated depreciation................................   (566,199)
                                                                     ----------
                                                                     $7,137,057
                                                                     ==========

4. INVENTORIES:

  Inventories consisted of the following at December 31, 1995:

      Food.......................................................... $   27,283
      Beverage......................................................     50,889
                                                                     ----------
                                                                     $   78,172
                                                                     ==========

5. DEFERRED EXPENSES:

  Deferred expenses, net consisted of the following at December 31, 1995:

      Hotel acquisition costs....................................... $  346,637
      Loan origination fees.........................................     50,000
                                                                     ----------
                                                                        396,637
      Less, Accumulated amortization................................    (63,877)
                                                                     ----------
                                                                     $  332,760
                                                                     ==========

6. NOTE PAYABLE:

  The Company has a $5,000,000 note payable which is collateralized by a deed of trust on the real and personal property reflected in the accompanying balance sheet caption "property and equipment, net." This note is subordinate to the lien of the Ground Lease discussed in Note 7. In addition, the note payable is guaranteed by the members of the L.L.C. described in Note 1. The note payable generally bears interest at the lender's prime rate plus .5% (8.375% at December 31, 1995) and matures on April 1, 2000. Principal and interest is payable in monthly installments sufficient to repay the unpaid principal balance of the note in 300 months. Since the note payable matures on April 1, 2000, a substantial portion of the note will be due on the maturity date.

  The related loan agreement contains various financial and nonfinancial covenants that, among other things, require the Company to maintain a current ratio of 1.25 to 1.00 and limit the aggregate amount of capital expenditures that can be made by the Company. As of December 31, 1995, the Company was in compliance with all covenants.

                   NEWPORTER BEACH HOTEL INVESTMENTS L.L.C.
                         (A LIMITED LIABILITY COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
         FOR THE PERIOD FROM MARCH 10, 1995 THROUGH DECEMBER 31, 1995

  At December 31, 1995, the note payable had an outstanding principal balance of $4,943,367 and there was no accrued interest payable.

  The scheduled principal payments related to the note payable are as follows as of December 31, 1995:

      1996........................................................... $  104,627
      1997...........................................................    123,648
      1998...........................................................    134,411
      1999...........................................................    146,110
      2000...........................................................  4,434,571
                                                                      ----------
                                                                      $4,943,367
                                                                      ==========

7. COMMITMENTS AND CONTINGENCIES:

 Hyatt Agreement:

  In conjunction with the acquisition of the Hotel described in Note 2, the Company executed an Assignment and Assumption of Management Agreement on March 10, 1995 with CSL Newporter Ltd. to assume a June 9, 1989 management agreement with Hyatt Corporation ("the Hyatt Agreement"). The Hyatt Agreement expires on December 31, 1999, with four ten-year renewal periods. The Hyatt Agreement provides for the payment of a management fee to Hyatt Corporation consisting of a basic fee of 3.5% of gross receipts, as defined in the Hyatt Agreement, an additional basic fee of .5% of gross receipts, as defined in the Hyatt Agreement, and an incentive fee of 10% of the amount by which profit, as defined in the Hyatt Agreement, exceeds $2,000,000. Management fees pursuant to the above were $690,254 during the period from March 10, 1995 through December 31, 1995.

  In addition, the Hyatt Agreement provides for the allocation of certain advertising, marketing and reservation related expenses incurred by Hyatt Corporation to all hotels within the Hyatt chain. These expenses are allocated based on the total rooms available during the year. In addition, Hyatt Corporation bills the Hotel on a monthly basis for systems support, training and human resources related programs and other expenses that directly benefit the Hotel. During the period from March 10, 1995 through December 31, 1995, the Hotel incurred expenses of $275,199 related to these allocations, and, at December 31, 1995, $3,819 is owed to Hyatt Corporation related to these allocations.

  The Hyatt Agreement also requires that a fund for the replacement of and additions to the Hotel's furniture, fixtures and equipment be maintained in an interest bearing account. Per the terms of the Hyatt Agreement, the Hotel is required to fund this account in amounts equal to 4% of gross receipts, as defined in the Hyatt Agreement, through July 16, 1996, and 5% of gross receipts, as defined in the Hyatt Agreement, thereafter. As of December 31, 1995, the balance in this account is $3,553 and is included in cash and cash equivalents in the accompanying balance sheets.

 WestCoast Agreement:

  The Company also has a management agreement with WestCoast Hotels, owner of WestCoast Acquisitions, Inc. (the "WestCoast Agreement"). Under the terms of the WestCoast Agreement, WestCoast Hotels provides certain consulting, accounting and administrative services to the Company for a monthly management fee of $6,250. Management fees paid pursuant to this agreement totaled $62,500 during the period from March 10, 1995 through December 31, 1995, and as of December 31, 1995, $6,250 is owed to WestCoast Hotels.

                   NEWPORTER BEACH HOTEL INVESTMENTS L.L.C.
                         (A LIMITED LIABILITY COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
         FOR THE PERIOD FROM MARCH 10, 1995 THROUGH DECEMBER 31, 1995

 Ground Lease:

  In conjunction with the acquisition of the Hotel described in Note 2, the Company executed an Assignment and Assumption of Ground Lease on March 10, 1995 with CSL Newporter Ltd. to assume an operating lease for the rental of land on which the Hotel is situated. The term of the lease is for the period through December 31, 2048 and the lease is subject to an escalation clause for each five-year period based on the Consumer Price Index, not to exceed 8% per year compounded annually for the five years then ending. In addition, the lease requires the Hotel to pay a percentage of its annual sales, as defined in the related lease agreement, with minimum annual lease payments of $722,000.

  Upon expiration of the term of this lease, or any earlier termination caused by default or breach by the Company, as defined in the lease agreement, the Company is required to surrender the leased land and all improvements constructed and installed thereon. Removable furniture, fixtures and equipment is required to be returned to the Company by the lessor.

8. FAIR VALUE OF FINANCIAL INSTRUMENTS:

  Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments whether or not recognized, for financial statement purposes. Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 1995. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount which could be realized on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

 Cash Equivalents:

  Management estimates that the fair value of cash equivalents approximate carrying value due to the relatively short maturity of these instruments and their high liquidity.

 Note Payable:

  Management estimates that the fair value of the note payable approximates carrying value based upon the Company's effective borrowing rate for issuance of debt with similar terms and remaining maturities.

 Customer Deposits:

  Management estimates that the fair value of customer deposits approximates carrying value based on their short-term nature.

9. CREDIT RISK:

  At December 31, 1995, the Company had cash balances in financial institutions that were in excess of the federally-insured limit of $100,000.

10. SUBSEQUENT EVENT:

  In March 1996, the Company and Patriot American Hospitality Partnership, L.P. executed a Purchase and Sale Agreement that provides for the sale of the Hotel in exchange for $16,998,000 in cash.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders ofPatriot American Hospitality,
 Inc.

  We have audited the accompanying Statement of Direct Revenue and Direct Operating Expenses of the Plaza Park Suites Hotel (the "Property") for the year ended December 31, 1995. This statement is the responsibility of the Property's management. Our responsibility is to express an opinion on this statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Direct Revenue and Direct Operating Expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement of Direct Revenue and Direct Operating Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement of Direct Revenue and Direct Operating Expenses. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying Statement of Direct Revenue and Direct Operating Expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Patriot American Hospitality, Inc. as described in
Note 1, and is not intended to be a complete presentation of the Property's revenue and expenses.

  In our opinion, the statement referred to above presents fairly, in all material respects, the direct revenue and direct operating expenses as described in Note 1 of the Plaza Park Suites Hotel for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

Dallas, Texas

February 28, 1996, except for Note 5,          Ernst & Young LLP
 as to which the date is April 2, 1996

                            PLAZA PARK SUITES HOTEL

           STATEMENTS OF DIRECT REVENUE AND DIRECT OPERATING EXPENSES

                                      YEAR ENDED  THREE MONTHS ENDED MARCH 31,
                                     DECEMBER 31, -----------------------------
                                         1995          1995           1996
                                     ------------ -------------- --------------
                                                           (UNAUDITED)
Direct revenue from hotel opera-
 tions:
  Rooms.............................  $5,551,569  $    1,087,970 $    1,112,808
  Food and beverage.................      73,439          11,295          5,373
  Telephone and other...............     456,159         105,515        112,074
                                      ----------  -------------- --------------
    Total direct revenue............   6,081,167       1,204,780      1,230,255
                                      ----------  -------------- --------------
Direct operating expenses:
  Departmental costs and expenses...   1,605,769         365,298        374,212
  General and administrative........     452,216          89,288        129,133
  Repairs and maintenance...........     194,862          40,345         44,843
  Utilities.........................     154,010          39,365         38,333
  Advertising and promotion.........     333,277          80,368         72,811
  Consulting and marketing..........     120,000          30,000         30,000
  Real estate and personal property
   taxes, and insurance.............     219,912          57,387         64,980
                                      ----------  -------------- --------------
    Total direct operating expenses.   3,080,046         702,051        754,312
                                      ----------  -------------- --------------
    Direct revenue in excess of di-
     rect operating expenses........  $3,001,121  $      502,729 $      475,943
                                      ==========  ============== ==============



                            See accompanying notes.

                            PLAZA PARK SUITES HOTEL

      NOTES TO STATEMENTS OF DIRECT REVENUE AND DIRECT OPERATING EXPENSES
              (AMOUNTS AND DISCLOSURES FOR THE THREE MONTHS ENDED
                    MARCH 31, 1995 AND 1996 ARE UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION

 Organization

  The Plaza Park Suites Hotel (the "Property"), located in downtown Seattle, Washington, is a limited-service hotel with 194 rooms and approximately 1,350 square feet of meeting space. The Property is owned by the Plaza Park Suites, Inc. (the "Corporation"). The Property was constructed in 1989 by the Corporation in conjunction with a condominium project which is adjacent to the Property.

 Basis of Presentation

  The accompanying Statements of Direct Revenue and Direct Operating Expenses (the "Statements") have been prepared to substantially comply with the rules and regulations of the Securities and Exchange Commission for business combinations accounted for as a purchase. The accompanying Statements include revenue and expenses directly related to the operations of the Property as reflected in the records of the Property's management company. The accompanying Statements, rather than full audited financial statements, are presented for the Property because the Property was acquired from an unaffiliated third party in a negotiated transaction and the seller would not provide complete records supporting the historical costs, indebtedness and equity. Additionally, the Property, along with an adjacent condominium project, was constructed by the Corporation, which maintains its financial records for both facilities on a combined basis. Because it was not practicable to obtain full audited financial statements for the Property, the presentation does not include all revenue and expenses of the Corporation, as they relate to the Property, such as: 1) interest or other income earned on investments, 2) depreciation expense related to long-lived and short-lived assets (including the Property and related improvements), 3) amortization expense related to organizational costs or other deferred expenses of the Corporation, 4) interest expense incurred on indebtedness of the Property and amortization of deferred loan costs, and 5) certain Corporation related general and administrative expenses. Therefore, the Statements are not representative of the actual operations of the Property for the periods presented. Included in Note 6 is certain unaudited financial information related to the items discussed above.

 Interim Unaudited Financial Information

  The accompanying statements of Direct Revenue and Direct Operating Expenses for the three months ended March 31, 1995 and 1996 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the statement of Direct Revenue and Direct Operating Expenses for these interim periods have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Capitalization Policy

  Maintenance and repairs are charged to operations as incurred; major renewals and betterments are capitalized.

 Revenue Recognition

  Revenue is recognized as earned. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable which is estimated to be uncollectible. Such losses have been within management's expectations.

 Seasonality

  The hotel industry is seasonal in nature. Generally, revenue at the Property is greater in the second and third quarters of a calendar year.

                            PLAZA PARK SUITES HOTEL

     NOTES TO STATEMENTS OF DIRECT REVENUE AND DIRECT OPERATING EXPENSES--
                                  (CONTINUED)

3. COMMITMENTS

 Operating Leases

  Equipment and vehicles are leased under noncancelable operating leases expiring at varying intervals through June 1999. The following is a schedule of future minimum rental payments required under these leases as of December 31, 1995:

       YEAR                                                              AMOUNT
       ----                                                              -------
       1996............................................................. $35,823
       1997.............................................................  33,275
       1998.............................................................   2,265
       1999.............................................................     863
                                                                         -------
                                                                         $72,226
                                                                         =======

  Rental expense was approximately $7,956 for the year ended December 31, 1995, and $771 and $8,182 for the three months ended March 31, 1995 and 1996, respectively, and is included in general and administrative expenses in the accompanying Statements.

 Consulting and Marketing Agreement

  The Corporation has entered into an agreement with WestCoast Hotels, Inc. to provide consulting and marketing services to the Property. The agreement, which is on a month-to-month basis, provides for a monthly fee of $10,000. Consulting and marketing fees totalled $120,000 for the year ended December 31, 1995, and $30,000 for the three months ended March 31, 1995 and 1996.

 Reservation Agreement

  The Corporation has entered into an agreement with a national hotel company to provide the Property with a national reservations system. The agreement coincides with the marketing agreement and provides for an annual reservation fee based on the prior year's experience rating. Reservation fees totalled $20,107 for the year ended December 31, 1995, and $3,503 and $6,836 for the three months ended March 31, 1995 and 1996, respectively, and are included in departmental costs and expenses in the accompanying Statements.

4. RELATED PARTY TRANSACTION

  The Corporation has entered into a management agreement with Alper NorthWest, Inc. ("Alper"), a company affiliated with the Corporation, to manage the operations of the Property. A management fee is currently not paid to Alper, however Alper is reimbursed for certain executive and accounting salaries. Total reimbursements to Alper were $84,000 for the year ended December 31, 1995, and $13,500 and $18,500 for the three months ended March 31, 1995 and 1996, respectively, and are included in general and administrative expenses in the accompanying Statements.

5. SUBSEQUENT EVENT

  On April 2, 1996, the Corporation sold the Property to Patriot American Hospitality Partnership, L.P. ("Patriot") for approximately $25,328,000 in cash. Additionally, the terms of the purchase agreement provide for the payment to the Corporation of up to $672,300 in additional consideration upon the achievement of certain operating results in 1997.

                            PLAZA PARK SUITES HOTEL

     NOTES TO STATEMENTS OF DIRECT REVENUE AND DIRECT OPERATING EXPENSES--
                                  (CONTINUED)

6. UNAUDITED FINANCIAL INFORMATION

  The following supplemental financial information has been provided on an unaudited basis for certain of those expenses which have been omitted from the accompanying Statements. Supporting information was not provided by the owner.

  Additions to furniture, fixtures and equipment ("FF&E") for the Property totalled $163,000 for the year ended December 31, 1995. Depreciation expense related to FF&E is computed using the straight-line method based on estimated useful lives ranging from five to seven years. Estimated depreciation expense related to FF&E was $367,700 for the year ended December 31, 1995.

  Patriot's estimated allocation of the purchase price, including the deferred purchase consideration, will be $1,515,000 to land, $23,617,300 to building and improvements, and $868,000 to FF&E. Expected lives for building and improvements, and FF&E are 35 years and 5 to 7 years, respectively.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Patriot American Hospitality,
 Inc.

  We have audited the accompanying Statement of Direct Revenue and Direct Operating Expenses of the Roosevelt Hotel (the "Property") for the year ended December 31, 1995. This statement is the responsibility of the Property's management. Our responsibility is to express an opinion on this statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Direct Revenue and Direct Operating Expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement of Direct Revenue and Direct Operating Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement of Direct Revenue and Direct Operating Expenses. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying Statement of Direct Revenue and Direct Operating Expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Patriot American Hospitality, Inc. as described in
Note 1, and is not intended to be a complete presentation of the Property's revenue and expenses.

  In our opinion, the statement referred to above presents fairly, in all material respects, the direct revenue and direct operating expenses as described in Note 1 of the Roosevelt Hotel for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Dallas, Texas
February 26, 1996, except for Note 5, as to which the date is April 2, 1996

                                ROOSEVELT HOTEL

           STATEMENTS OF DIRECT REVENUE AND DIRECT OPERATING EXPENSES

                                                            THREE MONTHS ENDED
                                                YEAR ENDED       MARCH 31,
                                               DECEMBER 31, -------------------
                                                   1995       1995      1996
                                               ------------ --------- ---------
                                                                (UNAUDITED)
Direct revenue from hotel operations:
  Rooms.......................................  $3,604,244  $ 642,453 $ 727,031
  Telephone and other.........................     350,690     70,337    79,595
                                                ----------  --------- ---------
    Total direct revenue......................   3,954,934    712,790   806,626
                                                ----------  --------- ---------
Direct operating expenses:
  Departmental costs and expenses.............     992,244    209,886   236,797
  General and administrative..................     387,770     79,950   101,834
  Repairs and maintenance.....................     111,720     29,597    31,867
  Utilities...................................     136,214     42,296    50,051
  Advertising and promotion...................     132,048     30,462    38,038
  Marketing fee paid to affiliate.............      90,106     16,061    18,176
  Management and incentive fees paid to affil-
   iate.......................................     208,658     33,682    37,165
  Real estate and personal property taxes, and
   insurance..................................     108,717     28,537    30,643
                                                ----------  --------- ---------
    Total direct operating expenses...........   2,167,477    470,471   544,571
                                                ----------  --------- ---------
    Direct revenue in excess of direct
     operating expenses.......................  $1,787,457  $ 242,319 $ 262,055
                                                ==========  ========= =========



                            See accompanying notes.

                                ROOSEVELT HOTEL

      NOTES TO STATEMENTS OF DIRECT REVENUE AND DIRECT OPERATING EXPENSES
              (AMOUNTS AND DISCLOSURES FOR THE THREE MONTHS ENDED
                    MARCH 31, 1995 AND 1996 ARE UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION

 Organization

  The Roosevelt Hotel (the "Property"), located in downtown Seattle, Washington, is a full-service hotel with 151 guest rooms, approximately 2,400 square feet of meeting space and a restaurant which is leased to a third party. The Property was constructed in 1929, and was completely renovated in 1987 upon its acquisition by the current owner. The Property is owned by the Roosevelt Hotel Limited Partnership (the "Partnership").

 Basis of Presentation

  The accompanying Statements of Direct Revenue and Direct Operating Expenses (the "Statements") have been prepared to substantially comply with the rules and regulations of the Securities and Exchange Commission for business combinations accounted for as a purchase. The accompanying Statements include revenue and expenses directly related to the operations of the Property as reflected in the records of the Property's management company. The accompanying Statements, rather than full audited financial statements, are presented for the Property because the Property was acquired from an unaffiliated third party in a negotiated transaction and the sellers would not allow access to records supporting the historical costs, indebtedness and equity of the Property. Because it was not practicable to obtain full audited financial statements for the Property, the presentation does not include all revenue and expenses of the Partnership, as they relate to the property, such as: 1) interest or other income earned on investments of the Partnership, 2) depreciation expense related to long-lived and short-lived assets (including the Property and related improvements), 3) amortization expense related to organizational costs or other deferred expenses of the Partnership, 4) interest expense incurred on indebtedness of the Property and amortization of deferred loan costs, and 5) certain Partnership related general and administrative expenses. Therefore, the Statements are not representative of the actual operations of the Property for the periods presented. Included in
Note 6 is certain unaudited financial information related to the items discussed above.

 Interim Unaudited Financial Information

  The accompanying Statements of Direct Revenue and Direct Operating Expenses for the three months ended March 31, 1995 and 1996 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the Statements of Direct Revenue and Direct Operating Expenses for these interim periods have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Capitalization Policy

  Maintenance and repairs are charged to operations as incurred; major renewals and betterments are capitalized.

 Revenue Recognition

  Revenue is recognized as earned. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable which is estimated to be uncollectible. Such losses have been within management's expectations.

 Seasonality

  The hotel industry is seasonal in nature. Generally, revenue at the Property is greater in the second and third quarters of a calendar year.

                                ROOSEVELT HOTEL

     NOTES TO STATEMENTS OF DIRECT REVENUE AND DIRECT OPERATING EXPENSES--
                                  (CONTINUED)
3. COMMITMENTS

 Operating Leases

  Equipment and vehicles are leased under noncancelable operating leases expiring at varying intervals through February 1999. The following is a schedule of future minimum rental payments required under these leases as of December 31, 1995:

     YEAR                                                                AMOUNT
     ----                                                                -------
     1996............................................................... $31,272
     1997...............................................................  31,272
     1998...............................................................  29,204
     1999...............................................................   2,802
                                                                         -------
                                                                         $94,550
                                                                         =======

  Rental expense was approximately $32,491 for the year ended December 31, 1995, and $6,469 and $10,119 for the three months ended March 31, 1995 and 1996, respectively, and is included in general and administrative expenses in the accompanying Statements.

 Reservation Agreement

  The Partnership has entered into an agreement with a national hotel company to provide reservation services to the Property. The agreement is required under the terms of a joint marketing agreement with an affiliate and provides for reservation fees based on the prior year's experience rating. Reservation fees totalled $22,144 for the year ended December 31, 1995 and $5,355 and $5,865 for the three months ended March 31, 1995 and 1996, respectively, and are included in departmental costs and expenses in the accompanying Statements.

 Restaurant Management Agreement

  The Partnership has an agreement with a third party to manage the restaurant facilities for an initial term of 125 months expiring May 31, 1998 and an option to extend the agreement for three periods of five years each. The Property receives monthly income equal to the greater of 5% of the base rental of $1,500,000 or 5% of actual gross food and beverage revenue, as defined in the agreement. Additionally, the agreement provides for reimbursement of a pro rata portion of certain expenses including real estate and personal property taxes, insurance and utilities. Total income earned under this agreement was $102,589 for the year ended December 31, 1995, and $21,327 and $23,994 for the three months ended March 31, 1995 and 1996, respectively, and is included in telephone and other income in the accompanying Statements.

4. TRANSACTIONS WITH AFFILIATES

  The Partnership has entered into a management agreement with an affiliate to manage the operations of the Property. The agreement is for a term of ten years expiring July 31, 1999. Management fees are based on 2.5% of gross revenue, as defined, with a minimum monthly fee of $5,000. In addition, the agreement provides for an incentive management fee equal to 5.0% of the hotel's house profit, as defined, to be paid annually. All unpaid fees bear interest at a rate of 12% per annum until paid.

  The Partnership also has an agreement with the general partner of the Partnership to provide certain services to the Property. The agreement provides for monthly fees of 1% of gross revenue, as defined, and 1.5% of net operating income, as defined.

                                ROOSEVELT HOTEL

     NOTES TO STATEMENTS OF DIRECT REVENUE AND DIRECT OPERATING EXPENSES--
                                  (CONTINUED)
  The Partnership has entered into a joint marketing agreement with an affiliate to use the affiliate's name and the related commercial symbols, and to advertise and promote the Property. The agreement, which expires March 31, 1997, provides for a monthly marketing fee equal to 2.5% of gross rooms sales, as defined.

  Fees paid to affiliates under the agreements described above are as follows:

                                                            THREE MONTHS ENDED
                                                YEAR ENDED       MARCH 31,
                                               DECEMBER 31, -------------------
                                                   1995       1995      1996
                                               ------------ --------- ---------
                                                                (UNAUDITED)
     Management fee...........................   $ 98,871   $  17,787 $  19,853
     Incentive management fee.................    109,787      15,895    17,312
     General partner fee......................    106,051      19,994    22,567
     Marketing fee............................     90,106      16,061    18,175
                                                 --------   --------- ---------
                                                 $404,815   $  69,737 $  77,907
                                                 ========   ========= =========

  One floor of the Property and certain office and storage space is leased to one of the partners at a monthly rate of $2,000. Income earned totalled $24,000 for the year ended December 31, 1995, and $6,000 for the three months ended March 31, 1995 and 1996, and is included in telephone and other income in the accompanying Statements.

5. SUBSEQUENT EVENT

  On April 2, 1996, the Partnership sold the Property to Patriot American Hospitality Partnership, L.P. ("Patriot") for approximately $15,489,000, including 31,074 limited partnership units in Patriot with a face value of $825,014 on the date of contract. Additionally, the terms of purchase agreement provide for the payment to the Partnership of up to $411,200 in additional consideration upon the achievement of certain operating results in 1997.

6. UNAUDITED FINANCIAL INFORMATION

  The following supplemental financial information has been provided by the Property's management company on an unaudited basis for certain of those expenses which have been omitted from the accompanying Statements. Supporting information was not provided by the owner.

  The records of the Property's management company reflect interest expense related to mortgage and other debt of $623,940, $152,086 and $156,542 for the year ended December 31, 1995 and the three months ended March 31, 1995 and 1996, respectively. The Partnership incurred owner related expenses of $182,451 for the year ended December 31, 1995, and $40,829 and $80,508 for the three months ended March 31, 1995 and 1996, respectively.

  Additions to furniture, fixtures and equipment ("FF&E") for the Property totalled $224,858 for the year ended December 31, 1995. Depreciation expense related to FF&E is computed using the straight-line method based on estimated useful lives ranging from five to ten years. Estimated depreciation expense related to FF&E was $199,615 for the year ended December 31, 1995.

  Patriot's estimated allocation of the purchase price, including the deferred purchase consideration, will be $882,000 to land, $14,565,200 to building and improvements, and $453,000 to FF&E. Expected lives for the building and improvements and FF&E are 35 years and 5 to 7 years, respectively.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders ofPatriot American Hospitality,
 Inc.

  We have audited the accompanying Statement of Direct Revenue and Direct Operating Expenses of the Lexington Hyatt Regency Hotel (the "Property") for the year ended December 31, 1995. This Statement is the responsibility of the Property's management. Our responsibility is to express an opinion on this statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement of Direct Revenue and Direct Operating Expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement of Direct Revenue and Direct Operating Expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement of Direct Revenue and Direct Operating Expenses. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying Statement of Direct Revenue and Direct Operating Expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the registration statement on Form S-11 of Patriot American Hospitality, Inc. as described in
Note 1, and is not intended to be a complete presentation of the Property's revenue and expenses.

  In our opinion, the statement referred to above presents fairly, in all material respects, the direct revenue and direct operating expenses as described in Note 1 of the Lexington Hyatt Regency Hotel for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP
Dallas, Texas
March 1, 1996

                         LEXINGTON HYATT REGENCY HOTEL

           STATEMENTS OF DIRECT REVENUE AND DIRECT OPERATING EXPENSES

                                                           THREE MONTHS ENDED
                                              YEAR ENDED        MARCH 31,
                                             DECEMBER 31, ---------------------
                                                 1995        1995       1996
                                             ------------ ---------- ----------
                                                               (UNAUDITED)
Direct revenue from hotel operations:
  Rooms..................................... $ 6,753,465  $1,411,697 $1,600,701
  Food and beverage.........................   4,622,156   1,002,684  1,072,485
  Telephone and other.......................     527,898     108,526    135,540
                                             -----------  ---------- ----------
    Total direct revenue....................  11,903,519   2,522,907  2,808,726
                                             -----------  ---------- ----------
Direct operating expenses:
  Departmental costs and expenses...........   5,607,430   1,288,974  1,395,698
  General and administrative................   1,097,276     276,321    263,520
  Rental expense............................     689,097     145,659    162,671
  Repairs and maintenance...................     539,962     129,381    140,111
  Utilities.................................     491,737     108,950    114,306
  Advertising and promotion.................     984,163     241,253    240,494
  Management and incentive fees paid to af-
   filiate..................................     530,370     113,507    127,778
  Real estate and personal property taxes,
   and insurance............................     127,240      38,140     41,614
                                             -----------  ---------- ----------
    Total direct operating expenses.........  10,067,275   2,342,185  2,486,192
                                             -----------  ---------- ----------
    Direct revenue in excess of direct oper-
     ating expenses......................... $ 1,836,244  $  180,722 $  322,534
                                             ===========  ========== ==========


                            See accompanying notes.

                         LEXINGTON HYATT REGENCY HOTEL

      NOTES TO STATEMENTS OF DIRECT REVENUE AND DIRECT OPERATING EXPENSES

              (AMOUNTS AND DISCLOSURES FOR THE THREE MONTHS ENDED
                    MARCH 31, 1995 AND 1996 ARE UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION

 Organization

  The Lexington Hyatt Regency Hotel (the "Property"), located in Lexington, Kentucky, is a full-service hotel with 365 guest rooms and nine suites, approximately 22,000 square feet of meeting space and a restaurant. The Property is part of the Lexington Center Complex (the "Complex"), which includes Civic Center Shops, the Rupp Arena and Heritage Hall. The Property is leased by Lexington Hotel and Mall Corporation ("LHMC"), a not-for-profit, non-stock corporate government agency and instrumentality of the Lexington-Fayette Urban County Government ("LFUCG"). LHMC was formed on November 29, 1990 to acquire and operate certain leasehold interests in the Property, a retail mall, and a parking facility, all of which are part of the Complex. The Property is owned by Lexington Center Corporation ("LCC").

 Basis of Presentation

  The accompanying Statements of Direct Revenue and Direct Operating Expenses (the "Statements") have been prepared to substantially comply with the rules and regulations of the Securities and Exchange Commission for business combinations accounted for as a purchase. The accompanying Statements include revenue and expenses directly related to the operations of the Property as reflected in the records of the Property's management company. The accompanying Statements, rather than full audited financial statements, are presented for the Property because the Property, along with an adjoining mall and parking lot, are leased by LHMC, which maintains its financial records for all three facilities on a combined basis. Because it was not practicable to separately present complete audited financial statements of the Property, the presentation does not include all the revenue and expenses recorded by LHMC, as they relate to the Property, such as: 1) interest or other income earned on investments of LHMC, 2) depreciation expense related to long-lived and short-lived assets (including the Property and related improvements), 3) amortization expense related to organizational costs or other deferred expenses of LHMC, 4) interest expense incurred on indebtedness of the Property and amortization of deferred loan costs, and 5) certain LHMC related general and administrative expenses. Therefore, the Statements are not representative of the actual operations of the Property for the periods presented. Included in Note 7, is certain unaudited financial information related to the items discussed above.

 Interim Unaudited Financial Information

  The accompanying statements of Direct Revenue and Direct Operating Expenses for the three months ended March 31, 1995 and 1996 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the statement of Direct Revenue and Direct Operating Expenses for these interim periods have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Capitalization Policy

  Maintenance and repairs are charged to operations as incurred; major renewals and betterments are capitalized.

                         LEXINGTON HYATT REGENCY HOTEL

     NOTES TO STATEMENTS OF DIRECT REVENUE AND DIRECT OPERATING EXPENSES--
                                  (CONTINUED)

 Revenue Recognition

  Revenue is recognized as earned. Ongoing credit evaluations are performed and an allowance for potential credit losses is provided against the portion of accounts receivable which is estimated to be uncollectible. Such losses have been within management's expectations.

3. COMMITMENTS

 Capital Lease Obligations

  The Property leases furniture, fixtures and equipment under capital leases expiring at varying intervals through December 1996. Future minimum lease obligations as of December 31, 1995 are $67,943.

 Operating Leases

  Equipment and vehicles are leased under non-cancelable operating lease agreements expiring at varying intervals through May 1999. The following is a schedule of future minimum rental payments required under these leases as of December 31, 1995:

       YEAR                                                              AMOUNT
       ----                                                              -------
       1996............................................................. $24,446
       1997.............................................................   9,204
       1998.............................................................   8,404
       1999.............................................................   1,845
                                                                         -------
                                                                         $43,899
                                                                         =======

  Rental expense totalled $122,367 for the year ended December 31, 1995, and $38,624 and $29,099 for the three months ended March 31, 1995 and 1996, respectively, and is included in general and administrative expenses in the accompanying Statements.

 Management and Other Agreements

  LHMC has an agreement with the Hyatt Corporation to manage the Property. The agreement expires in 2007 and contains provisions whereby the Hyatt Corporation may extend the agreement for two additional ten year periods. Under the terms of the agreement, the Hyatt Corporation receives an annual basic management fee equal to 5% of gross receipts, except for banquet and meeting room receipts for which the fee is 3.5%. In addition, in any year that the Property generates a profit, as defined in the agreement, an amount equal to the excess of 20% of the profit over the basic fee is payable (none paid for the year ended December 31, 1995 and the three months ended March 31, 1995 and 1996) to the Hyatt Corporation.

  The Property also incurred expenses related to Hyatt Corporate reservation and chain allocations of $256,500 for the year ended December 31, 1995 and $63,657 and $65,137 for the three months ended March 31, 1995 and 1996, respectively, which is included in advertising and promotion in the accompanying Statements.

4. TRANSACTIONS WITH AFFILIATES

  LHMC leases the Property under a 30 year non-cancelable lease expiring in 2007. The lease contains six renewal options for an additional ten years each. The lease requires monthly rental payments equal to 6% of gross receipts, as defined in the agreement. In addition, the Property is required to pay 50% of all cash receipts remaining after the Property's operating expenses, insurance and debt service. Rent expense totalled $689,097

                         LEXINGTON HYATT REGENCY HOTEL

     NOTES TO STATEMENTS OF DIRECT REVENUE AND DIRECT OPERATING EXPENSES--
                                  (CONTINUED)
for the year ended December 31, 1995, and $145,659 and $162,671 for the three months ended March 31, 1995 and 1996, respectively, and is included in rental expense in the accompanying Statements.

  LHMC also leases a parking facility from LCC on an annual basis for the Property and an adjoining mall. The lease is automatically renewable for as long as the Property and mall leases remain in effect. Annual rent expense of $130,000, payable in equal monthly installments, is due during the first 30 years of the agreement. Rental payments are adjusted annually each January 1 by 33 1/3% of the change in the Consumer Price Index.

  The Property's allocated share of the parking facility lease totalled $87,000 for the year ended December 31, 1995, and $21,750 for the three months ended March 31, 1995 and 1996, and is included in rental expense in the accompanying Statements.

  In addition, the Property leases restaurant space located within the Complex, a valet office and storage unit. Rent expense related to the restaurant, valet office and the storage unit was $57,384, $3,000, and $3,600 for the year ended December 31, 1995, and $14,348, $750, and $900 for the three months ended March 31, 1995 and 1996, respectively. Rent expense related to the restaurant and storage unit are included in general and administrative expense and rent expense related to the valet office is included in departmental costs and expenses in the accompanying Statements.

  The following is a combined schedule of future minimum rental payments required under the parking facility, restaurant space, valet office and storage unit leases as of December 31, 1995 (excluding future CPI adjustments):

       YEAR                                                             AMOUNT
       ----                                                           ----------
       1996.......................................................... $  150,984
       1997..........................................................    150,984
       1998..........................................................    150,984
       1999..........................................................    150,984
       2000 and thereafter...........................................  1,207,872
                                                                      ----------
                                                                      $1,811,808
                                                                      ==========

5. EMPLOYEE BENEFITS

  The Hyatt Corporation maintains a defined benefit savings plan for eligible employees. LHMC makes annual contributions to the plan equal to 2.1% or 3% of the participant's annual compensation for hourly and salaried employees, respectively. In addition, the Hyatt Corporation maintains a 401(k) savings plan for all eligible employees. Under the 401(k) savings plan, eligible employees can make pre-tax contributions to the plan ranging from 1-15% of their annual compensation up to a maximum of $9,240 (subject to certain exceptions for highly-compensated employees). Eligibility for participation in both plans is based on the employee's completion of one year of eligible service, as defined. LHMC made contributions totaling $80,124, $33,124, and $27,074 for the year ended December 31, 1995, and the three months ended March 31, 1995 and 1996, respectively, which are included in general and administrative expenses in the accompanying Statements.

6. SUBSEQUENT EVENT

  On February 7, 1996, LHMC entered into a contract with Patriot American Hospitality, L.P. ("Patriot") to sell its leasehold interest in the Property for approximately $14,000,000.

                         LEXINGTON HYATT REGENCY HOTEL

     NOTES TO STATEMENTS OF DIRECT REVENUE AND DIRECT OPERATING EXPENSES--
                                  (CONTINUED)

7. UNAUDITED FINANCIAL INFORMATION

  The following supplemental financial information has been provided on an unaudited basis. Supporting information was not provided by LHMC.

  Additions to furniture, fixtures and equipment ("F, F & E") for the Property totalled $234,000 for the year ended December 31, 1995. Depreciation expense related to F, F & E is computed using the straight-line method based on estimated useful lives ranging from five to ten years. Estimated depreciation expense related to F, F & E was approximately $681,000 for the year ended December 31, 1995.

  Patriot's estimated allocation of the purchase price will be $12,000,000 to building and improvements, and $2,000,000 to F, F & E. Expected lives for the building and improvements and F, F & E are 35 years and 5 to 7 years, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of the

Wyndham Portfolio Hotels:

  We have audited the accompanying combined balance sheets of the Wyndham Portfolio Hotels (as defined in Note 1) as of December 31, 1994 and 1995 and the related combined statements of income, changes in partners' deficit, and cash flows for the two years then ended. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Wyndham Portfolio Hotels as of December 31, 1994 and 1995, and its combined results of operations and its cash flows for the two years then ended, in conformity with generally accepted accounting principles.

  As discussed in Note 1 to the combined financial statements, certain partnerships which own Wyndham Portfolio Hotels are highly leveraged. In addition, the Companies' operating liabilities exceed operating assets by $33,369,398 and $35,762,897 as of December 31, 1994 and 1995, respectively.
These factors as set forth in Note 1 to the combined financial statements, raise substantial doubt that certain partnerships which own the Wyndham Portfolio Hotels will be able to continue collectively or individually as a going concern. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          Coopers & Lybrand L.L.P.

Dallas, Texas
June 17, 1996

                         WYNDHAM PORTFOLIO HOTELS

                            COMBINED BALANCE SHEETS

                                            DECEMBER 31,
                                      --------------------------   MARCH 31,
                                          1994          1995          1996
                                      ------------  ------------  ------------
                                                                  (UNAUDITED)
               ASSETS
Current assets:
  Cash and cash equivalents.......... $    995,495  $    797,242  $    724,574
  Cash held in escrow................      608,102       389,979       547,364
  Accounts receivable, net of allow-
   ance of $90,566, $20,172 and
   $21,533 in 1994, 1995 and 1996....    1,346,115     1,617,331     2,571,960
  Due from Operator..................          --         78,337        78,337
  Due from affiliates................      202,163         1,777           --
  Inventories........................      209,448       223,082       210,236
  Prepaid expenses...................      116,075       102,236       194,454
                                      ------------  ------------  ------------
    Total current assets.............    3,477,398     3,209,984     4,326,925
Property and equipment, net..........   59,892,656    58,625,865    58,680,998
Cash restricted for property and
 equipment...........................      563,203       714,374       655,197
Notes receivable from affiliate......      587,122       937,242     1,076,363
Other assets.........................      519,830       411,627       389,984
                                      ------------  ------------  ------------
    Total assets..................... $ 65,040,209  $ 63,899,092  $ 65,129,467
                                      ============  ============  ============
  LIABILITIES AND PARTNERS' DEFICIT
Current liabilities:
  Accounts payable and accrued ex-
   penses............................ $  4,767,077  $  4,636,169  $  4,645,826
  Due to affiliates..................      821,451       275,921       483,963
  Due to Operators...................   15,076,363    14,952,886    14,973,744
  Deposits...........................      101,905       527,905     1,050,286
  Current portion of long-term debt..   16,080,000    18,580,000    38,550,000
                                      ------------  ------------  ------------
    Total current liabilities........   36,846,796    38,972,881    59,703,819
Long-term debt, net of current por-
 tion................................   66,664,222    61,433,458    40,449,052
Accrued interest.....................    6,763,928     8,207,379     8,568,242
                                      ------------  ------------  ------------
    Total liabilities................  110,274,946   108,613,718   108,721,113
                                      ------------  ------------  ------------
Minority interest....................          --            --            --
Commitments and contingencies (see
 Note 10)
Partners' deficit....................  (45,234,737)  (44,714,626)  (43,591,646)
                                      ------------  ------------  ------------
    Total liabilities and partners'
     deficit......................... $ 65,040,209  $ 63,899,092  $ 65,129,467
                                      ============  ============  ============

    The accompanying notes are an integral part of these combined financial statements.

                         WYNDHAM PORTFOLIO HOTELS

                         COMBINED STATEMENTS OF INCOME

                         YEAR ENDED DECEMBER 31,   THREE MONTHS ENDED MARCH 31,
                         ------------------------  ------------------------------
                            1994         1995           1995            1996
                         -----------  -----------  --------------  --------------
                                                            (UNAUDITED)
Revenues:
  Rooms................. $23,417,987  $25,386,931  $    6,504,282  $    7,072,770
  Food and beverage.....  11,223,423   10,935,850       2,869,549       2,895,434
  Operating departments.   2,315,892    2,344,466         555,870         683,602
                         -----------  -----------  --------------  --------------
    Total revenues......  36,957,302   38,667,247       9,929,701      10,651,806
                         -----------  -----------  --------------  --------------
Operating costs and ex-
 penses:
 Departmental expenses:
  Rooms.................   5,122,490    5,584,820       1,395,354       1,583,647
  Food and beverage.....   7,729,992    7,574,728       1,913,963       2,018,953
  Operating departments.   1,181,865    1,109,405         271,241         302,400
 Operating expenses:
  Administrative and
   general..............   4,323,322    4,034,796         956,041       1,205,677
  Management fees.......   1,540,824    1,680,235         411,887         474,014
  Sales and marketing...   2,500,286    2,486,083         666,577         737,044
  Property operating
   costs................   1,568,920    1,664,462         425,002         456,643
  Energy costs..........   1,623,416    1,617,543         385,744         433,916
  Property insurance and
   taxes                   1,660,105    1,697,108         437,450         450,444
  Depreciation and amor-
   tization.............   2,692,885    2,377,622         645,416         614,112
  Other.................     395,632      187,722         108,905         107,364
                         -----------  -----------  --------------  --------------
    Total operating
     costs and expenses.  30,339,737   30,014,524       7,617,580       8,384,214
                         -----------  -----------  --------------  --------------
    Operating income....   6,617,565    8,652,723       2,312,121       2,267,592
Interest income.........      36,867      153,613          27,876          32,798
Interest expense........  (8,029,939)  (8,477,065)     (1,879,927)     (1,735,249)
                         -----------  -----------  --------------  --------------
    Net income (loss)... $(1,375,507) $   329,271  $      460,070  $      565,141
                         ===========  ===========  ==============  ==============


    The accompanying notes are an integral part of these combined financial statements.

                         WYNDHAM PORTFOLIO HOTELS

              COMBINED STATEMENTS OF CHANGES IN PARTNERS' DEFICIT

Balance at January 1, 1994....................................... $(44,303,105)
  Contributions..................................................    1,053,432
  Distributions..................................................     (609,557)
  Net loss.......................................................   (1,375,507)
                                                                  ------------
Balance at December 31, 1994.....................................  (45,234,737)
  Contributions..................................................      696,124
  Distributions..................................................     (505,284)
  Net income.....................................................      329,271
                                                                  ------------
Balance at December 31, 1995.....................................  (44,714,626)
  Contributions (unaudited)......................................      557,839
  Net income (unaudited).........................................      565,141
                                                                  ------------
Balance at March 31, 1996 (unaudited)............................ $(43,591,646)
                                                                  ============


    The accompanying notes are an integral part of these combined financial statements.

                         WYNDHAM PORTFOLIO HOTELS

                       COMBINED STATEMENTS OF CASH FLOWS

                          YEAR ENDED DECEMBER 31,   THREE MONTHS ENDED MARCH 31,
                          ------------------------  ------------------------------
                             1994         1995          1995            1996
                          -----------  -----------  -------------- ---------------
                                                             (UNAUDITED)
Cash flows from
 operating activities:
 Net income (loss)......  $(1,375,507) $   329,271  $     460,070  $       565,141
 Adjustments to recon-
  cile net income (loss)
  to net cash provided
  by operating activi-
  ties:
  Depreciation and amor-
   tization.............    2,692,885    2,377,622        645,416          614,112
  Amortization of de-
   ferred financing
   costs................      143,715      113,000         29,311           17,231
  Provision for uncol-
   lectible accounts....       71,670      (70,393)       (80,496)           1,360
  Accrued interest ex-
   pense................    1,899,936    1,443,450        360,863          360,863
 Changes to operating
  assets and liabili-
  ties:
  Accounts receivable...     (233,052)    (200,823)      (302,698)        (955,989)
  Due from affiliate....     (200,955)     122,049        (56,664)           1,777
  Inventories...........       18,399      (13,634)        (3,548)          12,846
  Prepaid expenses......       44,763       13,839        (53,709)         (92,218)
  Cash held in escrow...     (226,925)     218,123        353,920         (157,385)
  Other assets..........       12,385       (4,795)       (13,550)             256
  Accounts payable and
   accrued expenses.....      114,446     (130,908)      (636,335)           9,657
  Deposits..............     (121,918)     426,000        (22,786)         522,381
  Due to Operators......      465,997     (123,477)        95,819           20,858
  Due to affiliates.....     (478,229)    (545,530)        12,799          208,042
                          -----------  -----------  -------------  ---------------
    Net cash provided by
     operating activi-
     ties...............    2,827,610    3,953,794        788,412        1,128,932
                          -----------  -----------  -------------  ---------------
Cash flows from invest-
 ing activities:
  Purchase of property
   and equipment........     (654,510)  (1,110,832)      (111,998)        (665,089)
  Cash restricted for
   property and equip-
   ment.................     (429,165)    (151,171)      (154,760)          59,177
  Notes receivable from
   affiliate............     (587,122)    (350,120)           --          (139,121)
                          -----------  -----------  -------------  ---------------
    Net cash used in in-
     vesting activities.   (1,670,797)  (1,612,123)      (266,758)        (745,033)
                          -----------  -----------  -------------  ---------------
Cash flows from financ-
 ing activities:
  Long-term debt pay-
   ments................   (1,742,599)  (2,730,764)      (703,137)      (1,014,406)
  Partners' contributed
   capital..............    1,053,432      696,124            --           557,839
  Partners' capital dis-
   tributions...........     (609,557)    (505,284)           --               --
                          -----------  -----------  -------------  ---------------
    Net cash used in fi-
     nancing activities.   (1,298,724)  (2,539,924)      (703,137)        (456,567)
                          -----------  -----------  -------------  ---------------
Decrease in cash and
 cash equivalents.......     (141,911)    (198,253)      (181,483)         (72,668)
Cash and cash equiva-
 lents at beginning of
 period.................    1,137,406      995,495        995,495          797,242
                          -----------  -----------  -------------  ---------------
Cash and cash equiva-
 lents at end of period.  $   995,495  $   797,242  $     814,012  $       724,574
                          ===========  ===========  =============  ===============
Supplemental disclosures
 of cash flow informa-
 tion:
 Cash paid for interest.  $ 5,529,242  $ 6,972,484
                          ===========  ===========

    The accompanying notes are an integral part of these combined financial statements.

                         WYNDHAM PORTFOLIO HOTELS

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION:

  The combined financial statements include the accounts of five partnerships which own and operate five Wyndham and Wyndham Garden Hotels. Patriot American Hospitality, Inc. intends to acquire the hotel properties operated by these entities which are referred to herein as the Wyndham Portfolio Hotels or the "Companies".

  Following is a listing of the entities and the name and location of the hotel properties:

  HOTEL ENTITY

    Houston Greenspoint Hotel Associates (a Texas limited partnership, "Greenspoint")

    Novi Garden Hotel Associates (a Texas general partnership, "Novi")

    CLC Partnership (a Texas limited partnership, "Las Colinas")

    Wood Dale Garden Hotel Partnership (a Texas limited partnership, "Wood
    Dale")

    Atlanta Midtown Associates (a Texas general partnership, "Midtown")

  PROPERTY NAME AND LOCATION

    Wyndham Greenspoint Hotel, Houston, Texas

    Wyndham Garden Hotels:

      Wyndham Novi, Novi (Detroit), Michigan

      Wyndham Las Colinas, Irving, Texas

      Wyndham Wood Dale, Wood Dale (Chicago), Illinois

      Wyndham Midtown Atlanta, Atlanta, Georgia

  A controlling interest in each of the above Companies is owned by Crow Family Members. Crow Family Members or "Crow" as used herein represents Mr. and Mrs. Trammell Crow, various descendants of Mr. and Mrs. Trammell Crow, and various corporations, partnerships, trusts and other entities beneficially owned or controlled by such persons.

  Greenspoint which is 50% owned by Crow Family Members is also managed by a related entity. The remaining 50% of Greenspoint is owned by an unaffiliated limited partnership, whose ownership interest is reflected in these statements. Allocated losses to these limited partners exceed their original investments, accordingly, no balance of minority interest is reflected herein.

  All significant intercompany balances and transactions have been eliminated in combination.

  The accompanying combined financial statements have been presented on a going-concern basis which contemplates the realization of operating assets and satisfaction of operating liabilities in the normal course of business.

  Certain partnerships which own Wyndham Portfolio Hotels are highly leveraged. In addition, the Companies' operating liabilities exceed operating assets by $33,369,398 and $35,762,897 as of December 31, 1994 and 1995,
respectively. These factors raise substantial doubt that certain partnerships which own the Wyndham Portfolio Hotels will be able to continue collectively or individually as a going concern.

                         WYNDHAM PORTFOLIO HOTELS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Use of Estimates and Assumptions

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

 Interim Financial Information

  The combined balance sheet as of March 31, 1996, the combined statement of partners' deficit for the three months then ended, and the combined statements of income and cash flows for the three months ended March 31, 1995 and 1996, have been prepared by the Companies without audit. In the opinion of management, all adjustments (which included only normal, recurring adjustments) necessary to present fairly the combined financial position at March 31, 1996, and the combined results of operations and cash flows for all periods presented have been made. The combined results of operations for the interim periods are not necessarily indicative of the operating results for the full year.

 Cash and Cash Equivalents

  For purposes of reporting cash flows, all highly liquid debt instruments with original maturities of three months or less are considered to be cash equivalents.

  The Companies maintain cash and cash equivalents in accounts with various financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation. Cash held in escrow consists primarily of amounts for taxes and insurance remitted to the lenders which hold mortgages on the hotel facilities.

 Inventories

  Inventories consist of food, beverages and supplies and are stated at cost, which approximates market, with cost determined using the first-in, first-out method.

 Property and Equipment

  Buildings are carried at cost and depreciated over forty years using the straight-line method. Furniture and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives, which range from seven to nine years. Normal repairs and maintenance are charged to expense as incurred.

  In 1995, the Companies adopted Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Impairment losses are recognized in operating income as they are determined.

  The Companies periodically review their property and equipment to determine if carrying costs will be recovered from future operating cash flows. In cases when the Companies do not expect to recover carrying costs, the Companies recognize an impairment loss. No such losses have been recognized to date.

 Other Assets

  Other assets include deferred financing costs totaling approximately $376,985 and $263,983 at December 31, 1994 and 1995, respectively, and are stated net of related amortization. Amortization of deferred

                         WYNDHAM PORTFOLIO HOTELS
financing costs is computed using the effective yield method over the lives of the related loans. The remaining balance consists primarily of security deposits totaling approximately $142,845 and $147,644 at December 31, 1994 and 1995, respectively, and are stated at cost.

 Income Taxes

  The Companies are partnerships and are not taxable entities. Accordingly, the combined results of their operations are included in the tax returns of the partners. The partnership tax returns and the amount of allocable income or loss are subject to examination by federal and state taxing authorities. If such examinations result in changes to income or loss, the tax liability of the partners could be changed accordingly.

 Revenue Recognition

  Room, food and beverage, telephone and other revenues are recognized when earned.

 Self-Insurance

  The Companies are self insured for various levels of general liability, workers' compensation, work related injury and employee medical coverages. Accrued expenses include the estimated cost for unpaid incurred claims.

 Advertising Costs

  The Companies participate in various advertising and marketing programs with a related party. All costs are expensed in the period incurred. The Companies recognized advertising expense of $377,324 and $366,441 for the years ended December 31, 1994 and 1995, respectively.

3. PROPERTY AND EQUIPMENT:

  Property and equipment consists of the following:

                                                           DECEMBER 31,
                                                     --------------------------
                                                         1994          1995
                                                     ------------  ------------
   Land............................................. $  9,048,737  $  9,048,737
   Buildings and improvements.......................   62,136,813    62,136,813
   Furniture and equipment..........................   20,287,965    21,398,480
                                                     ------------  ------------
                                                       91,473,515    92,584,030
   Less accumulated depreciation....................  (31,580,859)  (33,958,165)
                                                     ------------  ------------
                                                     $ 59,892,656  $ 58,625,865
                                                     ============  ============

4. MANAGEMENT AGREEMENT AND RELATED PARTY TRANSACTIONS:

  The Companies and Wyndham Hotel Company, Ltd. (the "Operator"), a related party, entered into management agreements with respect to the hotel properties that have expiration dates ranging from 2004 to 2008. Pursuant to such management agreements, the Operator receives a base management fee ranging from 3% to 4% of gross revenues from hotel operations plus an incentive management fee. The calculation of incentive management fees varies from management contract to management contract, but is generally based on a percentage of a hotel's operating profit or the amount by which the hotel's operating profit exceeds specified performance results. Due to Operators includes management fees and other expenses payable to the Operator. As provided for in the management agreement, cash in excess of amounts required for on-site operations is held in a central account in the name of an affiliate.

  The Companies receive sales and marketing, centralized reservations, accounting and other support services from affiliates which are reimbursed as an adjustment to management fees in the normal course of business.

                         WYNDHAM PORTFOLIO HOTELS

  The management agreement of Greenspoint provides for the Caribbean Hotel Management Company ("CHMC") as the former Operator to advance amounts as needed for Greenspoint's cash requirements, excluding principal due at maturity of Greenspoint debt, on an interest-free basis. As of December 31, 1994 and 1995, Greenspoint owed $14,673,589 and $14,607,930, respectively, to CHMC related to such advances which is included in due to Operators. However, cash flow from future hotel operations of Greenspoint may not be adequate to satisfy all of the Greenspoint indebtedness to CHMC.

5. NOTES RECEIVABLE--AFFILIATE:

  Notes receivable from an affiliate consists of amounts paid by Midtown to a lender on behalf of Bristol Hotel Associates, Ltd. ("BHA") an affiliate with debt cross-collateralized by the property of Midtown. The loan bears interest at prime plus 2%. Interest receivable at December 31, 1994 and 1995 was $9,640 and $25,165, respectively, and is included in accounts receivable. Interest payments are due semiannually, and the principal balance is due September 30, 2000.

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

  Accounts payable and accrued expenses consist of the following:

                                                               DECEMBER 31,
                                                           ---------------------
                                                              1994       1995
                                                           ---------- ----------
Accounts payable.......................................... $1,007,697 $1,172,401
Taxes.....................................................  1,760,899  1,824,173
Accrued interest..........................................    720,020    662,236
Other.....................................................  1,278,461    977,359
                                                           ---------- ----------
                                                           $4,767,077 $4,636,169
                                                           ========== ==========

                         WYNDHAM PORTFOLIO HOTELS

7. LONG-TERM DEBT:

  Long-term debt consists of the following:

                                                          DECEMBER 31,
                                                    --------------------------
                                                        1994          1995
                                                    ------------  ------------
Novi--Mortgage loan, a hotel property and equip-
 ment is pledged as collateral with additional
 collateral pledged by two other hotel properties,
 Las Colinas and Wood Dale, bearing interest at
 10%, payable monthly at 5% with pay rate increas-
 ing 1% per year beginning May 1, 1993, principal
 due August 1, 1997. Net cash flow, as defined, is
 payable quarterly and is applied first against
 accrued and unpaid interest......................  $  8,428,859  $  7,626,656
Wood Dale--Mortgage loan, a hotel property and
 equipment is pledged as collateral with addi-
 tional collateral pledged on another hotel prop-
 erty, Novi, bearing interest at 10%, principal
 due August 1, 1997...............................    10,520,985    10,520,985
Las Colinas--Mortgage loan, a hotel property is
 pledged as collateral with additional collateral
 pledged on another hotel property, Novi, bearing
 interest at 10%, principal due August 1, 1997....    11,307,953    11,307,953
Midtown--Mortgage loan, a hotel property and
 equipment is pledged as collateral, interest pay-
 able monthly at variable rates which ranged from
 4.78% to 7.55%, and 7.28% to 7.63% during the
 years ended December 31, 1994 and 1995. An inter-
 est rate hedge comes into effect if the long-term
 trigger rate, as defined, exceeds 10.75%. Princi-
 pal is due September 30, 2000. Net cash flow, as
 defined, is applied to the mortgage principal of
 an affiliated cross-collateralized hotel proper-
 ty...............................................     9,500,000     9,500,000
Midtown--Note payable to a partner, bearing
 interest at a rate consistent with the Midtown
 mortgage loan. Payments are limited to cash flow,
 as defined, and payable quarterly. Principal is
 due September 30, 2000...........................     3,266,425     2,417,864
Greenspoint--Mortgage loan, a hotel property is
 pledged as collateral, interest payable monthly
 at 10.25%. Principal due in monthly installments
 of $90,000 plus monthly net cash flows, as de-
 fined, beginning September 1994, not to exceed an
 aggregate unpaid principal balance of $1,000,000
 due January 1997.................................    22,220,000    21,140,000
Greenspoint--Note payable to a related party, col-
 lateralized by a subordinated deed of trust,
 bearing interest at prime plus 1.25% (9.75% at
 December 31, 1995), principal due on demand or,
 if no demand is made, on January 1, 1999. Inter-
 est payments are limited to cash flow, as de-
 fined, and payable within 45 days after the year
 end..............................................    15,000,000    15,000,000
Greenspoint--Note payable to a related party,
 bears interest at 10.69%, principal due on demand
 or, if no demand is made, on January 1, 1996. In-
 terest payments are limited to cash flow, as de-
 fined, and payable within 45 days after the year
 end..............................................     2,500,000     2,500,000
                                                    ------------  ------------
                                                      82,744,222    80,013,458
Current portion of long-term debt.................   (16,080,000)  (18,580,000)
                                                    ------------  ------------
Long-term debt, net of current portion............  $ 66,664,222  $ 61,433,458
                                                    ============  ============

  The Midtown mortgage note payable requires the maintenance of a certain debt coverage, if debt coverage requirements are not met, quarterly principal payments of all net operating income, as defined, less interest payable for the month and less a reasonable reserve not to exceed $200,000 as defined in the loan agreement are required. If debt coverage is met, then 50% of profits, as defined, must be remitted to pay principal on the mortgage note of BHA, an affiliate whose debt is cross collateralized by the property of Midtown. Such payments are treated as a loan to the affiliate and bear interest at the lender's prime rate plus 2%. Payments to the lender on behalf of BHA were $587,122 and $350,120 during 1994 and 1995, respectively.

  The terms of certain mortgage notes require the Companies to remit, to a real estate tax and insurance escrow and remit 3% of gross revenues to a furniture, fixtures and equipment reserve. As of December 31, 1994 and 1995, $563,203 and $714,374 were held in the furniture, fixtures and equipment reserve and $608,102 and $389,979 in real estate tax insurance escrow, respectively.

  The mortgage loan agreement of Greenspoint required the partnership to make deposits of net cash flows, as defined, into a furniture, fixtures and equipment reserve from August 1, 1993 through July 31, 1994. Of the

                         WYNDHAM PORTFOLIO HOTELS
total required deposits of net cash flow from August 1, 1993 through July 1, 1994, approximately $1,000,000 was used to fund capital expenditures and $880,935 was applied as a principal pay down on the loan. An additional payment of $119,065 of net cash flows related to August 1994 was also applied to the principal balance of the loan.

  The note payable of Greenspoint to a related party which matured on January 1, 1996 remains outstanding. The Partnership intends to repay this debt with proceeds of the sale described in Note 11.

  The mortgage note of Novi is cross-collateralized by the property and equipment of Wood Dale and Las Colinas. The loan agreements provide that the net cash flow of Wood Dale and Las Colinas, as defined, be utilized first in reducing the indebtedness of Novi. Repayments of Novi's indebtedness required by the Wood Dale and Las Colinas net cash flow computations are being paid directly by Novi. Payment of each respective entity's debt is guaranteed by certain partners of each respective entity.

  Accrued interest payable to affiliated individuals and entities was $6,763,928 and $8,207,379 as of December 31, 1994 and 1995, respectively.
Interest expense of the Companies related to notes payable to affiliated individuals and entities was $1,899,936 and $1,443,950 as of December 31, 1994 and 1995, respectively.

  The annual principal requirements for the five years subsequent to December 31, 1995 are as follows:

   1996............................................................ $ 18,580,000
   1997............................................................   49,515,594
   1998............................................................          --
   1999............................................................          --
   2000............................................................   11,917,864
   Thereafter......................................................          --
                                                                    ------------
                                                                    $ 80,013,458
                                                                    ============

8. EMPLOYEE BENEFIT PLANS:

  The Companies participate in a 401(k) retirement savings plan. Employees who are over 21 years of age and have completed one year of service are eligible to participate in the plan. The Companies match employee contributions up to 4% of an employee's salary. The Companies expensed $19,313 and $17,686 for the years ended December 31, 1994 and 1995, respectively, related to the plan.

  The Companies participate in a self-insured group health plan through a Voluntary Employee Benefit Association ("VEBA") for their employees. This plan is funded to the limits provided in the Internal Revenue Code, and liabilities have been recorded for unpaid claims. Aggregate and stop loss insurance exists at amounts which limit exposure to the Companies. The Companies have recognized expenses under the plan of $181,388, and $189,520 for the years ended December 31, 1994 and 1995, respectively.

9. FAIR VALUE OF FINANCIAL INSTRUMENTS:

  The Companies have estimated the fair value of its financial instruments at December 31, 1995 as required by Statement of Financial Accounting Standards No. 107. The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair values. The carrying values of variable and fixed rate debt are reasonable estimates of their fair values based on their discounted cash flows at rates currently available to the Companies for debt with similar terms and remaining maturities. It is impracticable to estimate the fair value of debt owed to related parties.

                         WYNDHAM PORTFOLIO HOTELS

10. COMMITMENTS AND CONTINGENCIES:

  Greenspoint utilizes certain operating equipment which it leases under noncancelable agreements which extend beyond one year. Rent expense associated with these leases was $599,992 in 1994 and $627,798 in 1995. Following is a schedule of future minimum rental payments required under these operating leases having initial or remaining noncancelable lease terms in excess of one year as of December 31, 1995:

   1996............................................................. $   723,991
   1997.............................................................     616,675
   1998.............................................................     555,152
   1999.............................................................     388,669
   2000.............................................................     388,669
   Thereafter.......................................................   2,923,098
                                                                     -----------
                                                                     $ 5,596,254
                                                                     ===========

  The Companies are subject to environmental regulations related to the ownership of real estate (hotels). The cost of complying with the environmental regulations was not material to the Companies' combined statements of income for either of the two years ended December 31, 1995. The Companies are not aware of any environmental condition on any of its properties which is likely to have a material adverse effect on the Companies' financial statements.

11. SUBSEQUENT EVENT:

  The Companies have entered into a letter of intent with Patriot American Hospitality, Inc., a third party real estate investment trust ("REIT"). This transaction, if consummated, will result in the sale or contribution of the Companies' hotel properties, equipment, inventory and other assets to the REIT for approximately $95,500,000 in cash and $500,000 in value of units of limited partnership interest in Patriot American Hospitality Partnership, L.P. with approximately $3,000,000 of additional consideration being contingent on the operating performance of two of the five hotel properties. The hotel properties and equipment will then be leased by the REIT to a newly formed affiliate of the Companies. Each lease has an initial term of ten years, with two five-year renewal options. Annual rent will be equal to the greater of base rent as calculated or a percentage rent which will be calculated based upon performance of the hotel properties. Base rent for the five hotels is estimated to be approximately $13.2 million annually. The leases will require the lessee to pay substantially all hotel operating expenses except for real estate taxes and property insurance. The proceeds of the sale will not be sufficient to repay all of the Companies outstanding debt.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDER-WRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFOR-MATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RE-LATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.


                               ----------------


                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    1
Risk Factors..............................................................   16
The Company...............................................................   24
Developments Since the Initial Offering...................................   29
Use of Proceeds...........................................................   32
Price Range of Common Stock and Distribution History......................   33
Capitalization............................................................   34
Selected Financial Information............................................   35
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   41
The Hotel Industry........................................................   51
The Hotels and the Proposed Acquisitions..................................   52
Formation Transactions....................................................   72
Management................................................................   77
Certain Relationships and Transactions....................................   85
The Lessees and the Operators.............................................   86
Principal Shareholders....................................................   88
Description of Capital Stock..............................................   90
Policies and Objectives with Respect to Certain Activities................   96
Shares Available for Future Sale..........................................   99
Partnership Agreement.....................................................  100
Federal Income Tax Considerations.........................................  103
Underwriting..............................................................  120
Experts...................................................................  121
Legal Matters.............................................................  122
Additional Information....................................................  122
Glossary..................................................................  123
Index to Financial Statements.............................................  F-1

                               ----------------


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                             5,000,000 SHARES

                                     LOGO

                               PATRIOT AMERICAN
                               HOSPITALITY, INC.

                                 COMMON STOCK


                               ----------------
                                  PROSPECTUS
                               ----------------

                           PAINEWEBBER INCORPORATED

                         BEAR, STEARNS & CO. INC.

                        DEAN WITTER REYNOLDS INC.

                           GOLDMAN, SACHS & CO.

                          MONTGOMERY SECURITIES

                            SMITH BARNEY INC.

                               ----------------

                                         , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) payable by the Registrant in connection with the issuance and distribution of the shares of Common Stock.

   Securities and Exchange Commission registration fee.............. $   55,988
   NASD filing fee..................................................     16,737
   Printing and mailing expenses....................................    525,000
   Accountant's fees and expenses...................................    592,000
   Blue Sky fees and expenses.......................................      5,000
   Legal fees.......................................................  1,032,500
   Transfer Agent's fees............................................      3,500
   Miscellaneous expenses...........................................    269,275
                                                                     ----------
     Total.......................................................... $2,500,000
                                                                     ==========

ITEM 31. SALES TO SPECIAL PARTIES

  See response to Item 32.

ITEM 32. RECENT SALES OF UNREGISTERED SECURITIES

  The Company sold 750 and 450 shares of Common Stock to Thomas A. Lattin and Rex E. Stewart, respectively, on June 7, 1995 for an aggregate price of $1,200. The Company sold 225 shares of Common Stock to Leslie Ng on June 15, 1995 for an aggregate price of $225. The shares were purchased by Messrs. Lattin, Stewart and Ng for investment purposes only, and not with a view to any resale, fractionalization or distribution thereof, and for the purpose of organizing the Company. The shares were issued by the Company in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

  In connection with the capitalization of the Operating Partnership, affiliates of Mr. Nussbaum, Messrs. Daniels, Alibhai and Mack and Ms. Mann were issued an aggregate of 340,836 OP Units. The OP Units were acquired for investment purposes only, and not with a view to any resale, fractionalization or distribution thereof. The OP Units were issued by the Operating Partnership in reliance on the exemption provided by Section 4(2) of the Securities Act.

  In connection with the acquisition of the Holiday Inn Lenox in March 1996, the Operating Partnership issued an aggregate of 167,012 OP Units to certain investors. The OP Units were acquired for investment purposes only, and not with a view to any resale, fractionalization or distribution thereof. The OP Units were issued by the Operating Partnership in reliance on the exemption provided by Section 4(2) of the Securities Act.

  In connection with the acquisition of the WestCoast Portfolio in April 1996, the Operating Partnership issued an aggregate of 331,577 OP Units to certain investors. The OP Units were issued for investment purposes only, and not with a view to any resale, fractionalization or distribution thereof. The OP Units were issued by the Operating Partnership in reliance on the exemption provided by Section 4(2) of the Securities Act.

  In May 1996, the Operating Partnership issued 662,391 OP Units to an institutional investor for cash. The OP Units were issued for investment purposes only, and not with a view to any resale, fractionalization or distribution thereof. The OP Units were issued by the Operating Partnership in reliance on the exemption provided by Section 4(2) of the Securities Act.

  In May 1996, the Company issued 811,393 shares of Common Stock to an institutional investor for cash. The shares of Common Stock were issued for investment purposes only, and not with a view to any resale, fractionalization or distribution thereof. The shares of Common Stock were issued by the Company in reliance on the exemption provided by Section 4(2) of the Securities Act.

ITEM 33. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Articles of Incorporation of the Company, generally, limit the liability of the Company's directors and officers to the Company and the shareholders for money damages to the fullest extent permitted from time to time by the laws of the Commonwealth of Virginia. The Articles of Incorporation also provide, generally, for the indemnification of directors and officers, among others, against judgments, settlements, penalties, fines, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities except in connection with a proceeding by or in the right of the Company in which the director was adjudged liable to the Company or in connection with any other proceeding, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

  The Company has purchased director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.

  The Underwriting Agreement will contain certain provisions pursuant to which certain officers, directors and controlling persons may be entitled to be indemnified by the underwriters named therein.

ITEM 34. TREATMENT OF PROCEEDS FROM SHARES BEING REGISTERED

  None.

ITEM 35. FINANCIAL STATEMENTS AND EXHIBITS

  (a) Index to Financial Statements

                                                                           PAGE
                                                                           ----
PATRIOT AMERICAN HOSPITALITY, INC.:
  Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1995 (unaudited)....................................  F-3
  Pro Forma Condensed Consolidated Statement of Operations for the twelve months ended March 31,
   1996 (unaudited).......................................................  F-5
  Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 1996 (unaudited)................................  F-7
  Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1996
   (unaudited)............................................................  F-9
  Report of Independent Auditors--Ernst & Young LLP....................... F-11
  Consolidated Balance Sheets as of December 31, 1995 and March 31, 1996
   (unaudited)............................................................ F-12
  Consolidated Statements of Operations for the period October 2, 1995
   (inception of operations) through December 31, 1995 and for the three months ended March 31, 1996 (unaudited)................................ F-13
  Consolidated Statements of Shareholders' Equity for the period October
   2, 1995 (inception of operations) through December 31, 1995 and for the three months ended March 31, 1996 (unaudited).......................... F-14
  Consolidated Statements of Cash Flows for the period October 2, 1995
   (inception of operations) through December 31, 1995 and for the three months ended March 31, 1996 (unaudited)................................ F-15
  Notes to Consolidated Financial Statements.............................. F-16
  Financial Statement Schedules:
    Schedule III--Real Estate and Accumulated Depreciation................ F-27
    Notes to Schedule III................................................. F-28
    Schedule IV--Mortgage Loans on Real Estate............................ F-29
LESSEES:
  Pro Forma Condensed Combined Statement of Operations for the year ended
   December 31, 1995 (unaudited).......................................... F-30
  Pro Forma Condensed Combined Statement of Operations for the twelve months ended March 31, 1996 (unaudited)................................ F-31
  Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 1996 (unaudited)................................ F-32

                                                                           PAGE
                                                                           ----
CHC LEASE PARTNERS:
  Report of Independent Certified Public Accountants--Price Waterhouse
   LLP.................................................................... F-33
  Balance Sheets as of December 31, 1995 and March 31, 1996 (unaudited)... F-34
  Statements of Operations for the period from inception (October 2, 1995)
   to December 31, 1995 and for the three months ended March 31, 1996
   (unaudited)............................................................ F-35
  Statements of Partners' Capital for the period from inception (October
   2, 1995) to December 31, 1995 and for the three months ended March 31,
   1996 (unaudited)....................................................... F-36
  Statements of Cash Flows for the period from inception (October 2, 1995)
   to December 31, 1995 and for the three months ended March 31, 1996
   (unaudited)............................................................ F-37
  Notes to Financial Statements........................................... F-38
INITIAL HOTELS COMBINED FINANCIAL STATEMENTS:
  Report of Independent Auditors--Ernst & Young LLP....................... F-42
  Report of Independent Accountants--Coopers & Lybrand L.L.P. ............ F-43
  Report of Independent Accountants--Coopers & Lybrand L.L.P. ............ F-44
  Combined Balance Sheet as of December 31, 1994.......................... F-45
  Combined Statements of Operations for the period from January 1, 1995 to
   October 1, 1995 and the years ended December 31, 1994 and 1993 and for the three months ended March 31, 1995 (unaudited)...................... F-46
  Combined Statements of Partners' and Owners' Equity for the period from
   January 1, 1995 to October 1, 1995 and the years ended December 31,
   1994 and 1993 ......................................................... F-47
  Combined Statements of Cash Flows for the period from January 1, 1995 to
   October 1, 1995 and the years ended December 31, 1994 and 1993 and for the three months ended March 31, 1995 (unaudited) ..................... F-48
  Notes to Combined Financial Statements.................................. F-49
TROY PARK ASSOCIATES:
  Report of Independent Accountants--Coopers & Lybrand L.L.P. ............ F-57
  Balance Sheet as of December 29, 1994................................... F-58
  Statements of Operations and Partners' Equity for the period from
   January 1, 1994 to December 29,
   1994 and for the year ended December 31, 1993.......................... F-59
  Statements of Cash Flows for the period from January 1, 1994 to December
   29, 1994 and for the year ended December 31, 1993...................... F-60
  Notes to Financial Statements........................................... F-61
BUCKHEAD HOSPITALITY JOINT VENTURE:
  Report of Independent Auditors--Ernst & Young LLP....................... F-67
  Balance Sheets as of December 31, 1995 and February 29, 1996 (unau-
   dited)................................................................. F-68
  Statements of Operations for the year ended December 31, 1995, the three months ended March 31, 1995 (unaudited) and the period January 1, 1996 through February 29, 1996 (unaudited).................................. F-69
  Statements of Venturers' Capital for the year ended December 31, 1995 and the period January 1, 1996 through February 29, 1996 (unaudited)... F-70
  Statements of Cash Flows for the year ended December 31, 1995, the three months ended March 31,
   1995 (unaudited) and the period January 1, 1996 through February 29,
   1996 (unaudited)....................................................... F-71
  Notes to Financial Statements........................................... F-72
  Financial Statement Schedule:
    Schedule III--Real Estate and Accumulated Depreciation................ F-76
    Notes to Schedule III................................................. F-77
GATEWAY HOTEL LIMITED PARTNERSHIP AND WENATCHEE HOTEL LIMITED
 PARTNERSHIP--COMBINED FINANCIAL STATEMENTS:
  Report of Independent Auditors--Ernst & Young LLP....................... F-78
  Combined Balance Sheets as of December 31, 1995 and March 31, 1996 (un-
   audited)............................................................... F-79
  Combined Statements of Operations for the year ended December 31, 1995, and the three months ended March 31, 1995 and 1996 (unaudited)......... F-80
  Combined Statements of Partners' Capital for the year ended December 31,
   1995 and the three months ended March 31, 1996 (unaudited)............. F-81
  Combined Statements of Cash Flows for the year ended December 31, 1995 and the three months ended March 31, 1995 and 1996 (unaudited)......... F-82
  Notes to Combined Financial Statements.................................. F-83
  Financial Statement Schedule:
    Schedule III--Real Estate and Accumulated Depreciation................ F-89
    Notes to Schedule III................................................. F-90

                                                                          PAGE
                                                                          -----
NEWPORTER BEACH HOTEL INVESTMENTS, L.L.C.:
  Report of Independent Accountants--Coopers & Lybrand L.L.P. ...........  F-91
  Balance Sheets as of December 31, 1995 and March 31, 1996 (unaudited)..  F-92
  Statements of Operations and Members' Equity for the period from March
   10, 1995 through December 31, 1995 and the three months ended March
   31, 1996 (unaudited)..................................................  F-93
  Statements of Cash Flows for the period from March 10, 1995 through De-
   cember 31, 1995 and the three months ended March 31, 1996 (unaudited).  F-94
  Notes to Financial Statements..........................................  F-95
PLAZA PARK SUITES HOTEL:
  Report of Independent Auditors--Ernst & Young LLP...................... F-100
  Statements of Direct Revenue and Direct Operating Expenses for the year ended December 31, 1995 and the three months ended March 31, 1995 and
   1996 (unaudited)...................................................... F-101
  Notes to Statements of Direct Revenue and Direct Operating Expenses.... F-102
ROOSEVELT HOTEL:
  Report of Independent Auditors--Ernst & Young LLP...................... F-105
  Statements of Direct Revenue and Direct Operating Expenses for the year ended December 31, 1995 and the three months ended March 31, 1995 and
   1996 (unaudited)...................................................... F-106
  Notes to Statements of Direct Revenue and Direct Operating Expenses.... F-107
LEXINGTON HYATT REGENCY HOTEL:
  Report of Independent Auditors--Ernst & Young LLP...................... F-110
  Statements of Direct Revenue and Direct Operating Expenses for the year ended December 31, 1995 and the three months ended March 31, 1995 and
   1996 (unaudited)...................................................... F-111
  Notes to Statements of Direct Revenue and Direct Operating Expenses.... F-112
WYNDHAM PORTFOLIO HOTELS:
  Report of Independent Accountants--Coopers & Lybrand L.L.P. ........... F-116
  Combined Balance Sheets as of December 31, 1995 and 1994 and as of
   March 31, 1996 (unaudited)............................................ F-117
  Combined Statements of Income for the years ended December 31, 1995 and
   1994 and for the three months ended March 31, 1996 and 1995
   (unaudited)........................................................... F-118
  Combined Statements of Changes in Partners' Deficit for the years ended
   December 31, 1995 and 1994 and for the three months ended March 31,
   1996 (unaudited)                                                       F-119
  Combined Statements of Cash Flows for the years ended December 31, 1995 and 1994 and for the three months ended March 31, 1996 and 1995
   (unaudited)........................................................... F-120
  Notes to Combined Financial Statements................................. F-121

  (b) Exhibits:

     EXHIBIT
     NUMBER  EXHIBIT
     ------- -------
      *1.1   --Form of Underwriting Agreement
       3.1   --Amended and Restated Articles of Incorporation of the Company
              (Incorporated by reference to Exhibit 3.2 to the Company's
              Registration Statement on Form S-11, No. 33-94612).
       3.2   --Amended and Restated Bylaws of the Company (Incorporated by
              reference to Exhibit 3.4 to the Company's Registration Statement
              on Form S-11, No. 33-94612).
       4.1   --Article IV of the Company's Amended and Restated Articles of
              Incorporation (Incorporated by reference to Exhibit 3.1).
       4.2   --Articles II and VI of the Company's Amended and Restated Bylaws
              (Incorporated by reference to Exhibit 3.2).
       4.3   --Redemption and Registration Rights Agreement dated April 1, 1996 by and between the Company and the Holders of Units of Patriot
              American Hospitality Partnership, L.P. received in connection with the purchase of the Westcoast Portfolio.

     EXHIBIT
     NUMBER  EXHIBIT
     ------- -------
      4.4    --Registration Rights Agreement dated May 15, 1996 by and between the Company and LaSalle Advisors Limited Partnership to register shares of the Company's Common Stock.
      4.5    --Registration Rights Agreement dated May 15, 1996 by and between the Company and LaSalle Advisors Limited Partnership to register shares of the Company's Common Stock and any additional Common
              Stock which may be received in exchange for Patriot American
              Hospitality Partnership, L.P. Preferred Units.
      5.1    --Form of Opinion of Goodwin, Procter & Hoar  llp
      8.1    --Opinion of Goodwin, Procter & Hoar  llp as to Tax Matters
     *8.2    --Opinion of Gardere & Wynne, L.L.P. as to Texas Franchise Tax
              Matters
     10.1    --First Amended and Restated Agreement of Limited Partnership of
              Patriot American Hospitality Partnership, L.P.
     10.1(1) --First Amendment to Agreement of Limited Partnership of Patriot
              American Hospitality Partnership, L.P.
     10.1(2) --Second Amendment to Agreement of Limited Partnership of Patriot
              American Hospitality Partnership, L.P.
     10.1(3) --Third Amendment to Agreement of Limited Partnership of Patriot
              American Hospitality Partnership, L.P.
     10.1(4) --Fourth Amendment to Agreement of Limited Partnership of Patriot
              American Hospitality Partnership, L.P.
     10.2    --Lease Agreement dated as of October 2, 1995 between Patriot
              American Hospitality Partnership, L.P. and CHC Lease Partners for
              the Hampton Inn, Canton, Ohio. (Incorporated by reference to
              Exhibit 10.2 to the Company's Form 10-Q for the quarter ended
              September 30, 1995, No. 0-26528).
     10.3    --Lease Agreement dated as of October 2, 1995 between Patriot
              American Hospitality Partnership, L.P. and CHC Lease Partners for
              the Holiday Inn Northwest, Houston, Texas. (Incorporated by
              reference to Exhibit 10.3 to the Company's Form 10-Q for the quarter ended September 30, 1995, No. 0-26528).
     10.4    --Lease Agreement dated as of October 2, 1995 between Patriot
              American Hospitality Partnership, L.P. and CHC Lease Partners for
              the Peachtree Executive Conference Center, Peachtree City,
              Georgia. (Incorporated by reference to Exhibit 10.4 to the
              Company's Form 10-Q for the quarter ended September 30, 1995, No.
              0-26528).
     10.5    --Lease Agreement dated as of October 2, 1995 between Patriot
              American Hospitality Partnership, L.P. and CHC Lease Partners for
              the Fairmount Hotel, San Antonio, Texas. (Incorporated by
              reference to Exhibit 10.5 to the Company's Form 10-Q for the quarter ended September 30, 1995, No. 0-26528).
     10.6    --Lease Agreement dated as of October 2, 1995 between Patriot
              American Hospitality Partnership, L.P. and CHC Lease Partners for
              the Holiday Inn, Sebring, Florida. (Incorporated by reference to
              Exhibit 10.6 to the Company's Form 10-Q for the quarter ended
              September 30, 1995, No. 0-26528).
     10.7    --Lease Agreement dated as of October 2, 1995 between Patriot
              American Hospitality Partnership, L.P. and CHC Lease Partners for
              the Hampton Inn Jacksonville Airport, Jacksonville, Florida.
              (Incorporated by reference to Exhibit 10.7 to the Company's Form
              10-Q for the quarter ended September 30, 1995, No. 0-26528).

     EXHIBIT
     NUMBER  EXHIBIT**
     ------- ---------
      10.8   --Lease Agreement dated as of October 2, 1995 between Patriot
              American Hospitality Partnership, L.P. and CHC Lease Partners for
              the Holiday Inn Northwest Plaza, Austin, Texas. (Incorporated by
              reference to Exhibit 10.8 to the Company's Form 10-Q for the quarter ended September 30, 1995, No. 0-26528).
      10.9   --Lease Agreement dated as of October 2, 1995 between Patriot
              American Hospitality Partnership, L.P. and CHC Lease Partners for
              the Hampton Inn Cleveland Airport, Cleveland, Ohio. (Incorporated
              by reference to Exhibit 10.9 to the Company's Form 10-Q for the quarter ended September 30, 1995, No. 0-26528).
      10.10  --Lease Agreement dated as of October 2, 1995 between Patriot
              American Hospitality Partnership, L.P. and CHC Lease Partners for
              the Hampton Inn, Rochester, New York. (Incorporated by reference to Exhibit 10.10 to the Company's Form 10-Q for the quarter ended
              September 30, 1995, No. 0-26528).
      10.11  --Lease Agreement dated as of October 2, 1995 between Patriot
              American Hospitality Partnership, L.P. and CHC Lease Partners for
              the Holiday Inn, San Angelo, Texas. (Incorporated by reference to
              Exhibit 10.11 to the Company's Form 10-Q for the quarter ended
              September 30, 1995, No. 0-26528).
      10.12  --Lease Agreement dated as of October 2, 1995 between Patriot
              American Hospitality Partnership, L.P. and CHC Lease Partners for
              the Marriott Hotel, Troy, Michigan. (Incorporated by reference to
              Exhibit 10.12 to the Company's Form 10-Q for the quarter ended
              September 30, 1995, No. 0-26528).
      10.13  --Lease Agreement dated as of October 2, 1995 between Patriot
              American Hospitality Partnership, L.P. and CHC Lease Partners for
              the Radisson Hotel & Suites, Dallas, Texas. (Incorporated by
              reference to Exhibit 10.13 to the Company's Form 10-Q for the
              quarter ended September 30, 1995, No. 0-26528).
      10.14  --Lease Agreement dated as of October 2, 1995 between Patriot
              American Hospitality Partnership, L.P. and CHC Lease Partners for
              the Radisson Hotel, New Orleans, Louisiana. (Incorporated by
              reference to Exhibit 10.14 to the Company's Form 10-Q for the
              quarter ended September 30, 1995, No. 0-26528).
      10.15  --Lease Agreement dated as of October 2, 1995 between Patriot
              American Hospitality Partnership, L.P. and CHC Lease Partners for
              the Sheraton Fashion Square Inn, Saginaw, Michigan. (Incorporated
              by reference to Exhibit 10.15 to the Company's Form 10-Q for the
              quarter ended September 30, 1995, No. 0-26528).
      10.16  --Lease Agreement dated as of October 2, 1995 between Patriot
              American Hospitality Partnership, L.P. and CHC Lease Partners for
              the Hilton Inn Cleveland South, Independence, Ohio. (Incorporated
              by reference to Exhibit 10.16 to the Company's Form 10-Q for the
              quarter ended September 30, 1995, No. 0-26528).
      10.17  --Lease Agreement dated as of October 2, 1995 between Patriot
              American Hospitality Partnership, L.P. and CHC Lease Partners for
              the Holiday Inn Select North Dallas, Farmers Branch, Texas.
              (Incorporated by reference to Exhibit 10.17 to the Company's Form
              10-Q for the quarter ended September 30, 1995, No. 0-26528).
      10.18  --Lease Agreement dated as of October 2, 1995 between Patriot
              American Hospitality Partnership, L.P. and CHC Lease Partners for
              the Crockett Hotel, San Antonio, Texas. (Incorporated by
              reference to Exhibit 10.18 to the Company's Form 10-Q for the
              quarter ended September 30, 1995, No. 0-26528).
      10.19  --Lease Agreement dated as of October 2, 1995 between Patriot
              American Hospitality Partnership, L.P. and CHC Lease Partners for
              the Holiday Inn Aristocrat, Dallas, Texas. (Incorporated by
              reference to Exhibit 10.19 to the Company's Form 10-Q for the
              quarter ended September 30, 1995, No. 0-26528).

     EXHIBIT
     NUMBER  EXHIBIT**
     ------- ---------
      10.20  --Lease Agreement dated as of October 2, 1995 between Patriot
              American Hospitality Partnership, L.P. and CHC Lease Partners for
              the Radisson Suites Town & Country, Houston, Texas. (Incorporated
              by reference to Exhibit 10.20 to the Company's Form 10-Q for the
              quarter ended September 30, 1995, No. 0-26528).
      10.21  --Lease Agreement dated as of October 2, 1995 between Patriot
              American Hospitality Partnership, L.P. and CHC Lease Partners for
              the Bourbon Orleans Hotel, New Orleans, Louisiana. (Incorporated
              by reference to Exhibit 10.21 to the Company's Form 10-Q for the
              quarter ended September 30, 1995, No. 0-26528).
      10.22  --Lease Master Agreement dated as of October 2, 1995 between
              Patriot American Hospitality Partnership, L.P. and CHC Lease
              Partners. (Incorporated by reference to Exhibit 10.22 to the
              Company's Form 10-Q for the quarter ended September 30, 1995, No.
              0-26528).
      10.23  --Lease Agreement dated as of November 15, 1995 between PA Hunt
              Valley Investors, L.P. and Metro Hotels Leasing Corporation for
              the Embassy Suites Hotel, Hunt Valley, Maryland. (Incorporated
              herein by reference to Exhibit 10.23 to the Company's Form 10-K dated March 29, 1996, No. 0-26528).
      10.24  --Lease Agreement dated as of June 21, 1996 between Patriot
              American Hospitality Partnership, L.P. and DTR North Canton, Inc.
      10.25  --Management agreement dated as of December 1, 1995 between PAH
              Ravinia, Inc. and Holiday Inns, Inc. for the Holiday Inn Crowne
              Plaza Ravinia Hotel, Atlanta, Georgia. (Incorporated herein by reference to Exhibit 10.24 to the Company's Form 10-K for the
              year ended December 31, 1995, No. 0-26528) .
      10.26  --Lease Agreement dated as of January 16, 1996 between Patriot
              American Hospitality Partnership, L.P. and CHC Lease Partners for
              the Tremont House Hotel, Boston, Massachusetts. (Incorporated
              herein by reference to Exhibit 10.25 to the Company's Form 10-K for the year ended December 31, 1995, No. 0-26528).
      10.27  --Supplemental Representations, Warranties and Indemnity Agreement
              dated as of October 2, 1995 by and among CHC International Inc.,
              Sherwood M. Weiser, Donald E. Lefton, Peter L. Sibley, Thomas F.
              Hewitt and W. Peter Temling; Paul A. Nussbaum, Karim Alibhai,
              Patriot American Hospitality Partnership, L.P. and Patriot
              American Hospitality, Inc. (Incorporated by reference to Exhibit
              10.23 to the Company's Form 10-Q for the quarter ended September
              30, 1995, No. 0-26528).
      10.28  --Agreement dated as of July 14, 1995 by and between Patriot
              American Hospitality Partnership, L.P. and the limited partners of Quarry Inn Company for the Hilton Inn Cleveland South,
              Cleveland, Ohio. (Incorporated by reference to Exhibit 10.24 to the Company's Form 10-Q for the quarter ended September 30, 1995,
              No. 0-26528).
      10.29  --Agreement dated as of July 14, 1995 by and between Patriot
              American Hospitality Partnership, L.P. and North Coast Rochester
              Limited Partnership for the Hampton Inn, Rochester, New York.
              (Incorporated by reference to Exhibit 10.25 to the Company's Form
              10-Q for the quarter ended September 30, 1995, No. 0-26528).
      10.30  --Agreement dated as of July 14, 1995 by and between Patriot
              American Hospitality Partnership, L.P. and Hotel Group
              Jacksonville Joint Venture for the Hampton Inn Jacksonville
              Airport, Jacksonville, Florida. (Incorporated by reference to
              Exhibit 10.26 to the Company's Form 10-Q for the quarter ended
              September 30, 1995, No. 0-26528).

     EXHIBIT
     NUMBER  EXHIBIT**
     ------- ---------
      10.31  --Agreement dated as of July 14, 1995 by and between Patriot
              American Hospitality Partnership, L.P. and Great Northern Inns
              Company for the Hampton Inn Cleveland Airport, Cleveland, Ohio.
              (Incorporated by reference to Exhibit 10.27 to the Company's
              Form 10-Q for the quarter ended September 30, 1995, No. 0-
              26528).
      10.32  --Agreement dated as of July 14, 1995 by and between Patriot
              American Hospitality Partnership, L.P. and Tri-City Hotel
              Associates and Tri-City Hotel Company for the Sheraton Fashion
              Square Inn, Saginaw, Michigan. (Incorporated by reference to
              Exhibit 10.28 to the Company's Form 10-Q for the quarter ended
              September 30, 1995, No. 0-26528).
      10.33  --Agreement dated as of July 14, 1995 by and between Patriot
              American Hospitality Partnership, L.P. and North Coast Inns Co.
              Ltd. for the Hampton Inn, Canton, Ohio. (Incorporated by
              reference to Exhibit 10.29 to the Company's Form 10-Q for the
              quarter ended September 30, 1995, No. 0-26528).
      10.34  --Agreement, dated as of July 14, 1995, between Patriot American
              Hospitality Partnership, L.P., and Great Northern Inns Company,
              for the Hampton Inn Cleveland Airport, Cuyahoga County, Ohio.
              (Incorporated by reference to Exhibit 10.30 to the Company's
              Form 10-Q for the quarter ended September 30, 1995, No. 0-
              26528).
      10.35  --Agreement, dated as of July 14, 1995, between Patriot American
              Hospitality Partnership, L.P., and the limited partners of the
              Quarry Inn Company. (Incorporated by reference to Exhibit 10.31 to the Company's Form 10-Q for the quarter ended September 30,
              1995, No. 0-26528).
      10.36  --Agreement, dated as of July 14, 1995, between Patriot American
              Hospitality Partnership, L.P., and the limited partners of North
              Coast Inns Co. (Incorporated by reference to Exhibit 10.32 to the Company's Form 10-Q for the quarter ended September 30,
              1995, No. 0-26528).
      10.37  --Agreement, dated as of July 14, 1995, between Patriot American
              Hospitality Partnership, L.P., and the limited partners of Tri-
              City Hotel Associates. (Incorporated by reference to Exhibit
              10.33 to the Company's Form 10-Q for the quarter ended September
              30, 1995, No. 0-26528).
      10.38  --Agreement of Purchase and Sale dated as of September 12, 1995 between Sebring Hospitality, L.P. and Patriot American
              Hospitality Partnership, L.P. for the Holiday Inn, Sebring,
              Florida. (Incorporated by reference to Exhibit 10.34 to the
              Company's Form 10-Q for the quarter ended September 30, 1995,
              No. 0-26528).
      10.39  --Agreement of Purchase and Sale dated as of September 12, 1995 between Travis Real Estate Group Joint Venture and Patriot
              American Hospitality Partnership, L.P. for the Holiday Inn-NW
              Austin, Austin, Texas. (Incorporated by reference to Exhibit
              10.35 to the Company's Form 10-Q for the quarter ended September
              30, 1995, No. 0-26528).
      10.40  --Agreement of Acquisition dated as of April 22, 1996 by and between PAH Acquisition Corporation and BV Hotel & SPA
              Acquisition, LTD.
      10.41  --Agreement of Purchase and Sale dated March 15, 1996 by and between PAH Acquisition Corporation and Colony Hill Associates,
              as amended.
      10.42  --Agreement letter regarding Strategic Alliance to acquire and lease Wyndham Hotels dated April 10, 1996 by and among Patriot
              American Hospitality, Inc., Wyndham Hotels and Resorts and
              various partnerships.
      10.43  --Agreement of Assignment and Assumption dated June 20, 1996 between Doubletree Hotels Corporation and Patriot American
              Hospitality Partnership, L.P.
      10.44  --Option for Exchange Agreement dated as of July 10, 1995 by and among Patriot American Hospitality Partnership, L.P., Patriot
              American Hospitality, Inc. and the partners of Fairmount
              Hospitality, G.P. (Incorporated by reference to Exhibit 10.36 to the Company's Form 10-Q for the quarter ended September 30,
              1995, No. 0-26528).

     EXHIBIT
     NUMBER  EXHIBIT
     ------- -------
      10.45  --Option for Exchange Agreement dated as of July 10, 1995 by and among Patriot American Hospitality Partnership, L.P., Patriot
              American Hospitality, Inc. and the partners of Main Street
              Hospitality, G.P. (Incorporated by reference to Exhibit 10.37 to the Company's Form 10-Q for the quarter ended September 30, 1995,
              No. 0-26528).
      10.46  --Option for Exchange Agreement dated as of July 10, 1995 by and among Patriot American Hospitality Partnership, L.P., Patriot
              American Hospitality, Inc. and the partners of 290 Ventures, L.P.
              (Incorporated by reference to Exhibit 10.38 to the Company's Form
              10-Q for the quarter ended September 30, 1995, No. 0-26528).
      10.47  --Option for Exchange Agreement dated as of July 10, 1995 by and among Patriot American Hospitality Partnership, L.P., Patriot
              American Hospitality, Inc. and the partners of Crockett
              Hospitality Company. (Incorporated by reference to Exhibit 10.39 to the Company's Form 10-Q for the quarter ended September 30,
              1995, No. 0-26528).
      10.48  --Option for Exchange Agreement dated as of July 10, 1995 by and among Patriot American Hospitality Partnership, L.P., Patriot
              American Hospitality, Inc. and the partners of Town & Country
              Hospitality Co. (Incorporated by reference to Exhibit 10.40 to the Company's Form 10-Q for the quarter ended September 30, 1995,
              No. 0-26528).
      10.49  --Option for Exchange Agreement, as amended, dated as of July 14,
              1995 by and among Patriot American Hospitality Partnership, L.P.,
              Patriot American Hospitality, Inc., Bourbon Orleans Operating
              Corporation, Bourbon Ventures, Inc., and the partners of Bourbon
              Orleans Investors, L.P. (Incorporated by reference to Exhibit
              10.41 to the Company's Form 10-Q for the quarter ended September
              30, 1995, No. 0-26528).
      10.50  --Option for Exchange Agreement, as amended, dated as of July 15,
              1995, by and among Patriot American Hospitality Partnership,
              L.P., a Virginia limited partnership, Patriot American
              Hospitality, Inc., Summit AP-GP Partners, L.P., and the partners of Summit AP Partners, L.P. (Incorporated by reference to Exhibit
              10.42 to the Company's Form 10-Q for the quarter ended September
              30, 1995, No. 0-26528).
      10.51  --Option for Exchange Agreement, as amended, dated as of June 14,
              1995, by and among Patriot American Hospitality Partnership,
              L.P., Patriot American Hospitality, Inc., AP-GP Troy Hotel
              Partners, L.P., and Interstate Hotels Corporation #1018.
              (Incorporated by reference to Exhibit 10.43 to the Company's Form
              10-Q for the quarter ended September 30, 1995, No. 0-26528).
      10.52  --Option for Exchange Agreement, dated as of July 10, 1995, by and among Patriot American Hospitality Partnership, L.P., Patriot
              American Hospitality, Inc., and the partners of Chartwell
              Properties J.V. (Incorporated by reference to Exhibit 10.44 to the Company's Form 10-Q for the quarter ended September 30, 1995,
              No. 0-26528).
      10.53  --Option for Exchange Agreement, dated as of July 14, 1995, by and among Patriot American Hospitality Partnership, L.P., Patriot
              American Hospitality, Inc., and the partners of MWL Peachtree,
              Ltd. (Incorporated by reference to Exhibit 10.45 to the Company's
              Form 10-Q for the quarter ended September 30, 1995, No. 0-26528).
      10.54  --Option for Exchange Agreement, as amended, dated as of July 14,
              1995, by and among Patriot American Hospitality Partnership,
              L.P., Patriot American Hospitality, Inc., 1500 Canal Street
              Acquisition Corporation. (Incorporated by reference to Exhibit
              10.46 to the Company's Form 10-Q for the quarter ended September
              30, 1995, No. 0-26528).
      10.55  --Option for Exchange Agreement, as amended, dated as of July 14,
              1995, by and among Patriot American Hospitality Partnership,
              L.P., Patriot American Hospitality, Inc., San Angelo Hotel
              Operating Corporation, and the partners of San Angelo Ventures,
              L.P. (Incorporated by reference to Exhibit 10.47 to the Company's
              Form 10-Q for the quarter ended September 30, 1995, No. 0-26528).

     EXHIBIT
     NUMBER  EXHIBIT
     ------- -------
      10.56  --Agreement of Purchase and Sale dated as of October 20, 1995 between Patriot American Hospitality Partnership, L.P. and MIF
              Realty, L.P. related to the purchase of the Embassy Suites.
              (Incorporated herein by reference to Exhibit 10.51 to the
              Company's Form 10-K for the year ended December 31, 1996, No. 0-
              26528).
      10.57  --Agreement of Purchase and Sale between Patriot American
              Hospitality, Partnership, L.P. and Metric-Holiday Ravinia Joint
              Venture (Incorporated by reference to Exhibit 2.1 to the
              Company's Form 8-K dated December 1, 1995, No. 0-26528).
      10.58  --Agreement of Purchase and Sale dated as of December 8, 1995 between Patriot American Hospitality Acquisitions Corporation and
              THR, Inc. related to the purchase of the Tremont House Hotel.
              (Incorporated herein by reference to Exhibit 10.53 to the
              Company's Form 10-K for the year ended December 31, 1996, No. 0-
              26528).
      10.59  --Agreement of Purchase and Sale dated as of January 31, 1996 between Patriot American Hospitality Acquisitions Corporation and
              Buckhead Hospitality, J.V. related to the purchase of the Holiday
              Inn Lenox Hotel. (Incorporated herein by reference to Exhibit
              10.54 to the Company's Form 10-K for the year ended December 31,
              1996, No. 0-26528).
      10.60  --Employment Agreement, dated as of October 2, 1995, by and between Patriot American Hospitality, Inc. and Paul A. Nussbaum.
              (Incorporated by reference to Exhibit 10.48 to the Company's Form
              10-Q for the quarter ended September 30, 1995, No. 0-26528).
      10.61  --Employment Agreement, dated as of October 2, 1995, by and between Patriot American Hospitality, Inc. and Thomas W. Lattin.
              (Incorporated by reference to Exhibit 10.49 to the Company's Form
              10-Q for the quarter ended September 30, 1995, No. 0-26528).
      10.62  --Employment Agreement, dated as of October 2, 1995, by and between Patriot American Hospitality, Inc. and Rex E. Stewart.
              (Incorporated by reference to Exhibit 10.50 to the Company's Form
              10-Q for the quarter ended September 30, 1995, No. 0-26528).
      10.63  --Employment Agreement, dated as of October 2, 1995, by and between Patriot American Hospitality, Inc. and Leslie Ng.
              (Incorporated by reference to Exhibit 10.51 to the Company's Form
              10-Q for the quarter ended September 30, 1995, No. 0-26528).
      10.64  --Agreement Not to Compete dated as of October 2, 1995 by and between (i) Patriot American Hospitality Partnership, L.P., and
              Patriot American Hospitality, Inc., on the one hand, and (ii)
              Paul A. Nussbaum, in his individual capacity, on the other hand.
              (Incorporated by reference to Exhibit 10.52 to the Company's Form
              10-Q for the quarter ended September 30, 1995, No. 0-26528).
      10.65  --Agreement Not to Compete dated as of October 2, 1995 by and between (i) Patriot American Hospitality Partnership, L.P., and
              Patriot American Hospitality, Inc., on the one hand, and (ii)
              Thomas W. Lattin, in his individual capacity, on the other hand
              (Incorporated by reference to Exhibit 10.53 to the Company's Form
              10-Q for the quarter ended September 30, 1995, No. 0-26528).
      10.66  --Agreement Not to Compete dated as of October 2, 1995 by and between (i) Patriot American Hospitality Partnership, L.P., and
              Patriot American Hospitality, Inc., on the one hand, and (ii) Rex
              E. Stewart, in his individual capacity, on the other hand.
              (Incorporated by reference to Exhibit 10.54 to the Company's Form
              10-Q for the quarter ended September 30, 1995, No. 0-26528).
      10.67  --Agreement Not to Compete dated as of October 2, 1995 by and between (i) Patriot American Hospitality Partnership, L.P., and
              Patriot American Hospitality, Inc., on the one hand, and (ii)
              Leslie Ng, in his individual capacity, on the other hand.
              (Incorporated by reference to Exhibit 10.55 to the Company's Form
              10-Q for the quarter ended September 30, 1995, No. 0-26528).

     EXHIBIT
      NUMBER  EXHIBIT
     -------  -------
     10.68    --Patriot American Hospitality, Inc. 1995 Incentive Plan
               (Incorporated by reference to Exhibit 10.56 to the Company's
               Form 10-Q for the quarter ended September 30, 1995, No. 0-
               26528).
     10.69    --Patriot American Hospitality, Inc. Non-Employee Directors'
               Incentive Plan (Incorporated by reference to Exhibit 10.57 to the Company's Form 10-Q for the quarter ended September 30,
               1995, No. 0-26528).
     10.70    --Sublease and Services Agreement between Patriot American
               Management and Leasing Corporation and Patriot American
               Hospitality, Inc. (Incorporated by reference to Exhibit 10.58 to the Company's Form 10-Q for the quarter ended September 30,
               1995,
               No. 0-26528).
     10.71    --Revolving Credit Agreement, dated as of October 2, 1995, between Patriot American Hospitality, L.P., the Company, PAH GP,
               Inc., PA Troy Hospitality Investors, L.P., Bourbon Orleans
               Investors, L.P., 1500 Canal Street Investors, L.P., as
               Borrowers, and SECORE Financial Corporation, as Lender.
               (Incorporated herein by reference to Exhibit 10.68 to the
               Company's Form 10-K for the year ended December 31, 1995,
               No. 0-26528).
     10.71(1) --Letter of Amendment to Revolving Credit Agreement dated May 8,
               1996, between the Company, Patriot American Hospitality, L.P.,
               PAH GP, Inc., PA Troy Hospitality Investors, L.P., Bourbon
               Orleans Investors, L.P., 1500 Canal Street Investors, L.P., PA
               Hunt Valley Investors, L.P. as Borrowers and Paine Webber Real
               Estate Securities Inc., as Lender.
     10.72    --Amended and Restated Purchase Agreement with Joint Escrow
               Instructions between Patriot American Hospitality Partnership,
               L.P. and Park Plaza Suites, Inc. (Incorporated by reference to
               Exhibit 10.1 to the Company's Form 8-K dated April 2, 1996, No.
               0-26528).
     10.73    --Amended and Restated Purchase Agreement with Joint Escrow
               Instructions between Patriot American Hospitality Partnership,
               L.P. and Roosevelt Hotel Limited Partnership (Incorporated by
               reference to Exhibit 10.2 to the Company's Form 8-K dated April
               2, 1996, No. 0-26528).
     10.74    --Amended and Restated Purchase Agreement with Joint Escrow
               Instructions between Patriot American Hospitality Partnership,
               L.P. and Gateway Hotel Limited Partnership (Incorporated by
               reference to Exhibit 10.3 to the Company's Form 8-K dated April
               2, 1996, No. 0-26528).
     10.75    --Amended and Restated Purchase Agreement with Joint Escrow
               Instructions between Patriot American Hospitality Partnership,
               L.P. and Newporter Beach Hotel Investments Limited Liability
               Company (Incorporated by reference to Exhibit 10.4 to the
               Company's Form 8-K dated April 2, 1996, No. 0-26528).
     10.76    --Amended and Restated Purchase Agreement with Joint Escrow
               Instructions between Patriot American Hospitality Partnership,
               L.P. and Wenatchee Hotel Limited Partnership (Incorporated by
               reference to Exhibit 10.5 to the Company's Form 8-K dated April
               2, 1996, No. 0-26528).
     10.77    --Purchase and Sale Agreement between Patriot American
               Hospitality Partnership, L.P. and The Phoenix Insurance Company
               for the Del Mar Hilton (Incorporated by reference to Exhibit
               10.6 to the Company's Form 8-K dated April 2, 1996, No. 0-
               26528).

     EXHIBIT
     NUMBER  EXHIBIT
     ------- -------
      10.78  --Purchase and Sale Agreement between Patriot American Hospitality
              Partnership, L.P. and Forte USA, Inc. for the Long Beach
              Travelodge. (Incorporated herein by reference to Exhibit 10.7 to the Company's Form 8-K dated April 2, 1996, No. 0-26528).
      11.1   --Statement regarding computation of per share earnings.
              (Incorporated herein by reference to Exhibit 11.1 to the
              Company's Form 10-K for the year ended December 31, 1995,
              No. 0-26528).
      21.1   --Subsidiaries of the Registrant.
      23.1   --Consent of Goodwin, Procter & Hoar  llp (included in Exhibits
              5.1 and 8.1)
     *23.2   --Consent of Consent of Gardere & Wynne, L.L.P. (included in
              Exhibit 8.2)
      23.3   --Consent of Ernst & Young LLP
      23.4   --Consent of Coopers & Lybrand L.L.P., Fort Lauderdale, Florida
      23.5   --Consent of Coopers & Lybrand L.L.P., Pittsburgh, Pennsylvania
      23.6   --Consent of Coopers & Lybrand L.L.P., Newport Beach, California
      23.7   --Consent of Price Waterhouse LLP
      23.8   --Consent of Coopers & Lybrand L.L.P., Dallas, Texas
      24.1   --Powers of Attorney (Incorporated herein by reference to
              Signature Page to the Company's original registration statement
              no. 333-64587, dated May 24, 1996)

- --------
 *To be filed by amendment.

ITEM 36. UNDERTAKINGS

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 33 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement."

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof."

                                SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas on the 27th day of June, 1996.

                                          Patriot American Hospitality, Inc. a
                                           Virginia corporation (Registrant)

                                                 /s/ Paul A. Nussbaum
                                          By _____________________________
                                                   Paul A. Nussbaum
                                              Chairman of the Board and Chief
                                                  Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on the 27th day of June, 1996.

           Signature                           Title

      /s/ Paul A. Nussbaum             Chairman of the Board and
- -------------------------------------   Chief Executive Officer
        Paul A. Nussbaum                (Principal Executive
                                        Officer)

       /s/ Rex E. Stewart              Executive Vice President
- -------------------------------------   and Chief Financial
         Rex E. Stewart                 Officer (Principal
                                        Financial and Accounting
                                        Officer)

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER  EXHIBIT                                                           PAGE
 ------- -------                                                           ----
 *1.1    --Form of Underwriting Agreement
  3.1    --Amended and Restated Articles of Incorporation of the Company
          (Incorporated by reference to Exhibit 3.2 to the Company's
          Registration Statement on Form S-11, No. 33-94612).
  3.2    --Amended and Restated Bylaws of the Company (Incorporated by
          reference to Exhibit 3.4 to the Company's Registration
          Statement on Form S-11, No. 33-94612).
  4.1    --Article IV of the Company's Amended and Restated Articles of
          Incorporation (Incorporated by reference to Exhibit 3.1).
  4.2    --Articles II and VI of the Company's Amended and Restated
          Bylaws (Incorporated by reference to Exhibit 3.2).
  4.3    --Redemption and Registration Rights Agreement dated April 1,
          1996 by and between the Company and the Holders of Units of
          Patriot American Hospitality Partnership, L.P. received in connection with the purchase of the Westcoast Portfolio.
  4.4    --Registration Rights Agreement dated May 15, 1996 by and
          between the Company and LaSalle Advisors Limited Partnership to register shares of the Company's Common Stock.
  4.5    --Registration Rights Agreement dated May 15, 1996 by and
          between the Company and LaSalle Advisors Limited Partnership to register shares of the Company's Common Stock and any
          additional Common Stock which may be received in exchange for
          Patriot American Hospitality Partnership, L.P. Preferred
          Units.
  5.1    --Form of Opinion of Goodwin, Procter & Hoar  llp
  8.1    --Form of Opinion of Goodwin, Procter & Hoar  llp as to Tax
          Matters.
 *8.2    --Opinion of Gardere & Wynne, L.L.P. as to Texas Franchise Tax
          Matters
 10.1    --First Amended and Restated Agreement of Limited Partnership
          of Patriot American Hospitality Partnership, L.P.
 10.1(1) --First Amendment to Agreement of Limited Partnership of
          Patriot American Hospitality Partnership, L.P.
 10.2(2) --Second Amendment to Agreement of Limited Partnership of
          Patriot American Hospitality Partnership, L.P.
 10.3(3) --Third Amendment to Agreement of Limited Partnership of
          Patriot American Hospitality Partnership, L.P.
 10.4(4) --Fourth Amendment to Agreement of Limited Partnership of
          Patriot American Hospitality Partnership, L.P.
 10.2    --Lease Agreement dated as of October 2, 1995 between Patriot
          American Hospitality Partnership, L.P. and CHC Lease Partners
          for the Hampton Inn, Canton, Ohio. (Incorporated by reference to Exhibit 10.2 to the Company's Form 10-Q for the quarter ended September 30, 1995, No. 0-26528).
 10.3    --Lease Agreement dated as of October 2, 1995 between Patriot
          American Hospitality Partnership, L.P. and CHC Lease Partners
          for the Holiday Inn Northwest, Houston, Texas. (Incorporated
          by reference to Exhibit 10.3 to the Company's Form 10-Q for the quarter ended September 30, 1995, No. 0-26528).

 EXHIBIT
 NUMBER  EXHIBIT**                                                        PAGE
 ------- ---------                                                        ----
  10.4   --Lease Agreement dated as of October 2, 1995 between Patriot
          American Hospitality Partnership, L.P. and CHC Lease Partners
          for the Peachtree Executive Conference Center, Peachtree
          City, Georgia. (Incorporated by reference to Exhibit 10.4 to the Company's Form 10-Q for the quarter ended September 30,
          1995, No. 0-26528).
  10.5   --Lease Agreement dated as of October 2, 1995 between Patriot
          American Hospitality Partnership, L.P. and CHC Lease Partners
          for the Fairmount Hotel, San Antonio, Texas. (Incorporated by
          reference to Exhibit 10.5 to the Company's Form 10-Q for the quarter ended September 30, 1995, No. 0-26528).
  10.6   --Lease Agreement dated as of October 2, 1995 between Patriot
          American Hospitality Partnership, L.P. and CHC Lease Partners
          for the Holiday Inn, Sebring, Florida. (Incorporated by
          reference to Exhibit 10.6 to the Company's Form 10-Q for the quarter ended September 30, 1995, No. 0-26528).
  10.7   --Lease Agreement dated as of October 2, 1995 between Patriot
          American Hospitality Partnership, L.P. and CHC Lease Partners
          for the Hampton Inn Jacksonville Airport, Jacksonville,
          Florida. (Incorporated by reference to Exhibit 10.7 to the
          Company's Form 10-Q for the quarter ended September 30, 1995,
          No. 0-26528).
  10.8   --Lease Agreement dated as of October 2, 1995 between Patriot
          American Hospitality Partnership, L.P. and CHC Lease Partners
          for the Holiday Inn Northwest Plaza, Austin, Texas.
          (Incorporated by reference to Exhibit 10.8 to the Company's
          Form 10-Q for the quarter ended September 30, 1995, No. 0-
          26528).
  10.9   --Lease Agreement dated as of October 2, 1995 between Patriot
          American Hospitality Partnership, L.P. and CHC Lease Partners
          for the Hampton Inn Cleveland Airport, Cleveland, Ohio.
          (Incorporated by reference to Exhibit 10.9 to the Company's
          Form 10-Q for the quarter ended September 30, 1995, No. 0-
          26528).
  10.10  --Lease Agreement dated as of October 2, 1995 between Patriot
          American Hospitality Partnership, L.P. and CHC Lease Partners
          for the Hampton Inn, Rochester, New York. (Incorporated by
          reference to Exhibit 10.10 to the Company's Form 10-Q for the
          quarter ended September 30, 1995, No. 0-26528).
  10.11  --Lease Agreement dated as of October 2, 1995 between Patriot
          American Hospitality Partnership, L.P. and CHC Lease Partners
          for the Holiday Inn, San Angelo, Texas. (Incorporated by
          reference to Exhibit 10.11 to the Company's Form 10-Q for the
          quarter ended September 30, 1995, No. 0-26528).
  10.12  --Lease Agreement dated as of October 2, 1995 between Patriot
          American Hospitality Partnership, L.P. and CHC Lease Partners
          for the Marriott Hotel, Troy, Michigan. (Incorporated by
          reference to Exhibit 10.12 to the Company's Form 10-Q for the
          quarter ended September 30, 1995, No. 0-26528).
  10.13  --Lease Agreement dated as of October 2, 1995 between Patriot
          American Hospitality Partnership, L.P. and CHC Lease Partners
          for the Radisson Hotel & Suites, Dallas, Texas. (Incorporated
          by reference to Exhibit 10.13 to the Company's Form 10-Q for the quarter ended September 30, 1995, No. 0-26528).
  10.14  --Lease Agreement dated as of October 2, 1995 between Patriot
          American Hospitality Partnership, L.P. and CHC Lease Partners
          for the Radisson Hotel, New Orleans, Louisiana. (Incorporated
          by reference to Exhibit 10.14 to the Company's Form 10-Q for the quarter ended September 30, 1995, No. 0-26528).
  10.15  --Lease Agreement dated as of October 2, 1995 between Patriot
          American Hospitality Partnership, L.P. and CHC Lease Partners
          for the Sheraton Fashion Square Inn, Saginaw, Michigan.
          (Incorporated by reference to Exhibit 10.15 to the Company's
          Form 10-Q for the quarter ended September 30, 1995, No. 0-
          26528).

 EXHIBIT
 NUMBER  EXHIBIT**                                                         PAGE
 ------- ---------                                                         ----
  10.16  --Lease Agreement dated as of October 2, 1995 between Patriot
          American Hospitality Partnership, L.P. and CHC Lease Partners
          for the Hilton Inn Cleveland South, Independence, Ohio.
          (Incorporated by reference to Exhibit 10.16 to the Company's
          Form 10-Q for the quarter ended September 30, 1995, No. 0-
          26528).
  10.17  --Lease Agreement dated as of October 2, 1995 between Patriot
          American Hospitality Partnership, L.P. and CHC Lease Partners
          for the Holiday Inn Select North Dallas, Farmers Branch,
          Texas. (Incorporated by reference to Exhibit 10.17 to the
          Company's Form 10-Q for the quarter ended September 30, 1995,
          No. 0-26528).
  10.18  --Lease Agreement dated as of October 2, 1995 between Patriot
          American Hospitality Partnership, L.P. and CHC Lease Partners
          for the Crockett Hotel, San Antonio, Texas. (Incorporated by
          reference to Exhibit 10.18 to the Company's Form 10-Q for the
          quarter ended September 30, 1995, No. 0-26528).
  10.19  --Lease Agreement dated as of October 2, 1995 between Patriot
          American Hospitality Partnership, L.P. and CHC Lease Partners
          for the Holiday Inn Aristocrat, Dallas, Texas. (Incorporated
          by reference to Exhibit 10.19 to the Company's Form 10-Q for the quarter ended September 30, 1995, No. 0-26528).
  10.20  --Lease Agreement dated as of October 2, 1995 between Patriot
          American Hospitality Partnership, L.P. and CHC Lease Partners
          for the Radisson Suites Town & Country, Houston, Texas.
          (Incorporated by reference to Exhibit 10.20 to the Company's
          Form 10-Q for the quarter ended September 30, 1995, No. 0-
          26528).
  10.21  --Lease Agreement dated as of October 2, 1995 between Patriot
          American Hospitality Partnership, L.P. and CHC Lease Partners
          for the Bourbon Orleans Hotel, New Orleans, Louisiana.
          (Incorporated by reference to Exhibit 10.21 to the Company's
          Form 10-Q for the quarter ended September 30, 1995, No. 0-
          26528).
  10.22  --Lease Master Agreement dated as of October 2, 1995 between
          Patriot American Hospitality Partnership, L.P. and CHC Lease
          Partners. (Incorporated by reference to Exhibit 10.22 to the
          Company's Form 10-Q for the quarter ended September 30, 1995,
          No. 0-26528).
  10.23  --Lease Agreement dated as of November 15, 1995 between PA Hunt
          Valley Investors, L.P. and Metro Hotels Leasing Corporation
          for the Embassy Suites Hotel, Hunt Valley, Maryland.
          (Incorporated herein by reference to Exhibit 10.23 to the
          Company's Form 10-K dated March 29, 1996, No. 0-26528).
  10.24  --Lease Agreement dated as of June 21, 1996 between Patriot
          American Hospitality Partnership, L.P. and DTR North Canton,
          Inc.
  10.25  --Management agreement dated as of December 1, 1995 between PAH
          Ravinia, Inc. and Holiday Inns, Inc. for the Holiday Inn
          Crowne Plaza Ravinia Hotel, Atlanta, Georgia. (Incorporated
          herein by reference to Exhibit 10.24 to the Company's Form 10-
          K for the year ended December 31, 1995, No. 0-26528) .
  10.26  --Lease Agreement dated as of January 16, 1996 between Patriot
          American Hospitality Partnership, L.P. and CHC Lease Partners
          for the Tremont House Hotel, Boston, Massachusetts.
          (Incorporated herein by reference to Exhibit 10.25 to the
          Company's Form 10-K for the year ended December 31, 1995, No.
          0-26528).
  10.27  --Supplemental Representations, Warranties and Indemnity
          Agreement dated as of October 2, 1995 by and among CHC
          International Inc., Sherwood M. Weiser, Donald E. Lefton,
          Peter L. Sibley, Thomas F. Hewitt and W. Peter Temling; Paul
          A. Nussbaum, Karim Alibhai, Patriot American Hospitality
          Partnership, L.P. and Patriot American Hospitality, Inc.
          (Incorporated by reference to Exhibit 10.23 to the Company's
          Form 10-Q for the quarter ended September 30, 1995, No. 0-
          26528).

 EXHIBIT
 NUMBER  EXHIBIT**                                                         PAGE
 ------- ---------                                                         ----
  10.28  --Agreement dated as of July 14, 1995 by and between Patriot
          American Hospitality Partnership, L.P. and the limited
          partners of Quarry Inn Company for the Hilton Inn Cleveland
          South, Cleveland, Ohio. (Incorporated by reference to Exhibit
          10.24 to the Company's Form 10-Q for the quarter ended
          September 30, 1995, No. 0-26528).
  10.29  --Agreement dated as of July 14, 1995 by and between Patriot
          American Hospitality Partnership, L.P. and North Coast
          Rochester Limited Partnership for the Hampton Inn, Rochester,
          New York. (Incorporated by reference to Exhibit 10.25 to the
          Company's Form 10-Q for the quarter ended September 30, 1995,
          No. 0-26528).
  10.30  --Agreement dated as of July 14, 1995 by and between Patriot
          American Hospitality Partnership, L.P. and Hotel Group
          Jacksonville Joint Venture for the Hampton Inn Jacksonville
          Airport, Jacksonville, Florida. (Incorporated by reference to
          Exhibit 10.26 to the Company's Form 10-Q for the quarter ended
          September 30, 1995, No. 0-26528).
  10.31  --Agreement dated as of July 14, 1995 by and between Patriot
          American Hospitality Partnership, L.P. and Great Northern Inns
          Company for the Hampton Inn Cleveland Airport, Cleveland,
          Ohio. (Incorporated by reference to Exhibit 10.27 to the
          Company's Form 10-Q for the quarter ended September 30, 1995,
          No. 0-26528).
  10.32  --Agreement dated as of July 14, 1995 by and between Patriot
          American Hospitality Partnership, L.P. and Tri-City Hotel
          Associates and Tri-City Hotel Company for the Sheraton Fashion
          Square Inn, Saginaw, Michigan. (Incorporated by reference to
          Exhibit 10.28 to the Company's Form 10-Q for the quarter ended
          September 30, 1995, No. 0-26528).
  10.33  --Agreement dated as of July 14, 1995 by and between Patriot
          American Hospitality Partnership, L.P. and North Coast Inns
          Co. Ltd. for the Hampton Inn, Canton, Ohio. (Incorporated by
          reference to Exhibit 10.29 to the Company's Form 10-Q for the
          quarter ended September 30, 1995, No. 0-26528).
  10.34  --Agreement, dated as of July 14, 1995, between Patriot
          American Hospitality Partnership, L.P., and Great Northern
          Inns Company, for the Hampton Inn Cleveland Airport, Cuyahoga
          County, Ohio. (Incorporated by reference to Exhibit 10.30 to the Company's Form 10-Q for the quarter ended September 30,
          1995, No. 0-26528).
  10.35  --Agreement, dated as of July 14, 1995, between Patriot
          American Hospitality Partnership, L.P., and the limited
          partners of the Quarry Inn Company. (Incorporated by reference to Exhibit 10.31 to the Company's Form 10-Q for the quarter ended September 30, 1995, No. 0-26528).
  10.36  --Agreement, dated as of July 14, 1995, between Patriot
          American Hospitality Partnership, L.P., and the limited
          partners of North Coast Inns Co. (Incorporated by reference to
          Exhibit 10.32 to the Company's Form 10-Q for the quarter ended
          September 30, 1995, No. 0-26528).
  10.37  --Agreement, dated as of July 14, 1995, between Patriot
          American Hospitality Partnership, L.P., and the limited
          partners of Tri-City Hotel Associates. (Incorporated by
          reference to Exhibit 10.33 to the Company's Form 10-Q for the
          quarter ended September 30, 1995, No. 0-26528).
  10.38  --Agreement of Purchase and Sale dated as of September 12, 1995 between Sebring Hospitality, L.P. and Patriot American
          Hospitality Partnership, L.P. for the Holiday Inn, Sebring,
          Florida. (Incorporated by reference to Exhibit 10.34 to the
          Company's Form 10-Q for the quarter ended September 30, 1995,
          No. 0-26528).
  10.39  --Agreement of Purchase and Sale dated as of September 12, 1995 between Travis Real Estate Group Joint Venture and Patriot
          American Hospitality Partnership, L.P. for the Holiday Inn-NW
          Austin, Austin, Texas. (Incorporated by reference to Exhibit
          10.35 to the Company's Form 10-Q for the quarter ended
          September 30, 1995, No. 0-26528).

 EXHIBIT
 NUMBER  EXHIBIT**                                                         PAGE
 ------- ---------                                                         ----
  10.40  --Agreement of Acquisition dated as of April 22, 1996 by and between PAH Acquisition Corporation and BV Hotel & SPA
          Acquisition, LTD.
  10.41  --Agreement of Purchase and Sale dated March 15, 1996 by and between PAH Acquisition Corporation and Colony Hill
          Associates, as amended.
  10.42  --Agreement letter regarding strategic alliance to acquire and lease Wyndham Hotels dated April 10, 1996 by and among Patriot
          American Hospitality, Inc., Wyndham Hotels and Resorts and
          various partnerships.
  10.43  --Agreement of Assignment and Assumption dated June 20, 1996 between Doubletree Hotels Corporation and Patriot American
          Hospitality Partnership, L.P.
  10.44  --Option for Exchange Agreement dated as of July 10, 1995 by and among Patriot American Hospitality Partnership, L.P.,
          Patriot American Hospitality, Inc. and the partners of
          Fairmount Hospitality, G.P. (Incorporated by reference to
          Exhibit 10.36 to the Company's Form 10-Q for the quarter ended
          September 30, 1995, No. 0-26528).
  10.45  --Option for Exchange Agreement dated as of July 10, 1995 by and among Patriot American Hospitality Partnership, L.P.,
          Patriot American Hospitality, Inc. and the partners of Main
          Street Hospitality, G.P. (Incorporated by reference to Exhibit
          10.37 to the Company's Form 10-Q for the quarter ended
          September 30, 1995, No. 0-26528).
  10.46  --Option for Exchange Agreement dated as of July 10, 1995 by and among Patriot American Hospitality Partnership, L.P.,
          Patriot American Hospitality, Inc. and the partners of 290
          Ventures, L.P. (Incorporated by reference to Exhibit 10.38 to the Company's Form 10-Q for the quarter ended September 30,
          1995, No. 0-26528).
  10.47  --Option for Exchange Agreement dated as of July 10, 1995 by and among Patriot American Hospitality Partnership, L.P.,
          Patriot American Hospitality, Inc. and the partners of
          Crockett Hospitality Company. (Incorporated by reference to
          Exhibit 10.39 to the Company's Form 10-Q for the quarter ended
          September 30, 1995, No. 0-26528).
  10.48  --Option for Exchange Agreement dated as of July 10, 1995 by and among Patriot American Hospitality Partnership, L.P.,
          Patriot American Hospitality, Inc. and the partners of Town &
          Country Hospitality Co. (Incorporated by reference to Exhibit
          10.40 to the Company's Form 10-Q for the quarter ended
          September 30, 1995, No. 0-26528).
  10.49  --Option for Exchange Agreement, as amended, dated as of July
          14, 1995 by and among Patriot American Hospitality
          Partnership, L.P., Patriot American Hospitality, Inc., Bourbon
          Orleans Operating Corporation, Bourbon Ventures, Inc., and the
          partners of Bourbon Orleans Investors, L.P. (Incorporated by reference to Exhibit 10.41 to the Company's Form 10-Q for the
          quarter ended September 30, 1995, No. 0-26528).
  10.50  --Option for Exchange Agreement, as amended, dated as of July
          15, 1995, by and among Patriot American Hospitality
          Partnership, L.P., a Virginia limited partnership, Patriot
          American Hospitality, Inc., Summit AP-GP Partners, L.P., and
          the partners of Summit AP Partners, L.P. (Incorporated by
          reference to Exhibit 10.42 to the Company's Form 10-Q for the
          quarter ended September 30, 1995, No. 0-26528).

 EXHIBIT
 NUMBER  EXHIBIT                                                           PAGE
 ------- -------                                                           ----
  10.51  --Option for Exchange Agreement, as amended, dated as of June
          14, 1995, by and among Patriot American Hospitality
          Partnership, L.P., Patriot American Hospitality, Inc., AP-GP
          Troy Hotel Partners, L.P., and Interstate Hotels Corporation
          #1018. (Incorporated by reference to Exhibit 10.43 to the
          Company's Form 10-Q for the quarter ended September 30, 1995,
          No. 0-26528).
  10.52  --Option for Exchange Agreement, dated as of July 10, 1995, by and among Patriot American Hospitality Partnership, L.P.,
          Patriot American Hospitality, Inc., and the partners of
          Chartwell Properties J.V. (Incorporated by reference to
          Exhibit 10.44 to the Company's Form 10-Q for the quarter ended
          September 30, 1995, No. 0-26528).
  10.53  --Option for Exchange Agreement, dated as of July 14, 1995, by and among Patriot American Hospitality Partnership, L.P.,
          Patriot American Hospitality, Inc., and the partners of MWL
          Peachtree, Ltd. (Incorporated by reference to Exhibit 10.45 to the Company's Form 10-Q for the quarter ended September 30,
          1995, No. 0-26528).
  10.54  --Option for Exchange Agreement, as amended, dated as of July
          14, 1995, by and among Patriot American Hospitality
          Partnership, L.P., Patriot American Hospitality, Inc., 1500
          Canal Street Acquisition Corporation. (Incorporated by
          reference to Exhibit 10.46 to the Company's Form 10-Q for the
          quarter ended September 30, 1995, No. 0-26528).
  10.55  --Option for Exchange Agreement, as amended, dated as of July
          14, 1995, by and among Patriot American Hospitality
          Partnership, L.P., Patriot American Hospitality, Inc., San
          Angelo Hotel Operating Corporation, and the partners of San
          Angelo Ventures, L.P. (Incorporated by reference to Exhibit
          10.47 to the Company's Form 10-Q for the quarter ended
          September 30, 1995, No. 0-26528).
  10.56  --Agreement of Purchase and Sale dated as of October 20, 1995 between Patriot American Hospitality Partnership, L.P. and MIF
          Realty, L.P. related to the purchase of the Embassy Suites.
          (Incorporated herein by reference to Exhibit 10.51 to the
          Company's Form 10-K for the year ended December 31, 1996, No.
          0-26528).
  10.57  --Agreement of Purchase and Sale between Patriot American
          Hospitality, Partnership, L.P. and Metric-Holiday Ravinia
          Joint Venture (Incorporated by reference to Exhibit 2.1 to the
          Company's Form 8-K dated December 1, 1995, No. 0-26528).
  10.58  --Agreement of Purchase and Sale dated as of December 8, 1995 between Patriot American Hospitality Acquisitions Corporation
          and THR, Inc. related to the purchase of the Tremont House
          Hotel. (Incorporated herein by reference to Exhibit 10.53 to the Company's Form 10-K for the year ended December 31, 1996,
          No. 0-26528).
  10.59  --Agreement of Purchase and Sale dated as of January 31, 1996 between Patriot American Hospitality Acquisitions Corporation
          and Buckhead Hospitality, J.V. related to the purchase of the
          Holiday Inn Lenox Hotel. (Incorporated herein by reference to
          Exhibit 10.54 to the Company's Form 10-K for the year ended
          December 31, 1996, No. 0-26528).
  10.60  --Employment Agreement, dated as of October 2, 1995, by and between Patriot American Hospitality, Inc. and Paul A.
          Nussbaum. (Incorporated by reference to Exhibit 10.48 to the
          Company's Form 10-Q for the quarter ended September 30, 1995,
          No. 0-26528).
  10.61  --Employment Agreement, dated as of October 2, 1995, by and between Patriot American Hospitality, Inc. and Thomas W.
          Lattin. (Incorporated by reference to Exhibit 10.49 to the
          Company's Form 10-Q for the quarter ended September 30, 1995,
          No. 0-26528).
  10.62  --Employment Agreement, dated as of October 2, 1995, by and between Patriot American Hospitality, Inc. and Rex E. Stewart.
          (Incorporated by reference to Exhibit 10.50 to the Company's
          Form 10-Q for the quarter ended September 30, 1995, No. 0-
          26528).

 EXHIBIT
  NUMBER  EXHIBIT                                                          PAGE
 -------  -------                                                          ----
 10.63    --Employment Agreement, dated as of October 2, 1995, by and between Patriot American Hospitality, Inc. and Leslie Ng.
           (Incorporated by reference to Exhibit 10.51 to the Company's
           Form 10-Q for the quarter ended September 30, 1995, No. 0-
           26528).
 10.64    --Agreement Not to Compete dated as of October 2, 1995 by and between (i) Patriot American Hospitality Partnership, L.P., and Patriot American Hospitality, Inc., on the one hand, and
           (ii) Paul A. Nussbaum, in his individual capacity, on the
           other hand. (Incorporated by reference to Exhibit 10.52 to the Company's Form 10-Q for the quarter ended September 30,
           1995, No. 0-26528).
 10.65    --Agreement Not to Compete dated as of October 2, 1995 by and between (i) Patriot American Hospitality Partnership, L.P., and Patriot American Hospitality, Inc., on the one hand, and
           (ii) Thomas W. Lattin, in his individual capacity, on the
           other hand (Incorporated by reference to Exhibit 10.53 to the
           Company's Form 10-Q for the quarter ended September 30, 1995,
           No. 0-26528).
 10.66    --Agreement Not to Compete dated as of October 2, 1995 by and between (i) Patriot American Hospitality Partnership, L.P., and Patriot American Hospitality, Inc., on the one hand, and
           (ii) Rex E. Stewart, in his individual capacity, on the other hand. (Incorporated by reference to Exhibit 10.54 to the
           Company's Form 10-Q for the quarter ended September 30, 1995,
           No. 0-26528).
 10.67    --Agreement Not to Compete dated as of October 2, 1995 by and between (i) Patriot American Hospitality Partnership, L.P., and Patriot American Hospitality, Inc., on the one hand, and
           (ii) Leslie Ng, in his individual capacity, on the other
           hand. (Incorporated by reference to Exhibit 10.55 to the
           Company's Form 10-Q for the quarter ended September 30, 1995,
           No. 0-26528).
 10.68    --Patriot American Hospitality, Inc. 1995 Incentive Plan
           (Incorporated by reference to Exhibit 10.56 to the Company's
           Form 10-Q for the quarter ended September 30, 1995, No. 0-
           26528).
 10.69    --Patriot American Hospitality, Inc. Non-Employee Directors'
           Incentive Plan (Incorporated by reference to Exhibit 10.57 to the Company's Form 10-Q for the quarter ended September 30,
           1995, No. 0-26528).
 10.70    --Sublease and Services Agreement between Patriot American
           Management and Leasing Corporation and Patriot American
           Hospitality, Inc. (Incorporated by reference to Exhibit 10.58 to the Company's Form 10-Q for the quarter ended September
           30, 1995, No. 0-26528).
 10.71    --Revolving Credit Agreement, dated as of October 2, 1995, between Patriot American Hospitality, L.P., the Company, PAH
           GP, Inc., PA Troy Hospitality Investors, L.P., Bourbon
           Orleans Investors, L.P., 1500 Canal Street Investors, L.P.,
           as Borrowers, and SECORE Financial Corporation, as Lender.
           (Incorporated herein by reference to Exhibit 10.68 to the
           Company's Form 10-K for the year ended December 31, 1996, No.
           0-26528).
 10.71(1) --Letter of Amendment to Revolving Credit Agreement dated May
           8, 1996, between the Company, Patriot American Hospitality,
           L.P., PAH GP, Inc., PA Troy Hospitality Investors, L.P.,
           Bourbon Orleans Investors, L.P., 1500 Canal Street Investors,
           L.P., PA Hunt Valley Investors, L.P. as Borrowers and Paine
           Webber Real Estate Securities Inc., as Lender.
 10.72    --Amended and Restated Purchase Agreement with Joint Escrow
           Instructions between Patriot American Hospitality
           Partnership, L.P. and Park Plaza Suites, Inc. (Incorporated
           by reference to Exhibit 10.1 to the Company's Form 8-K dated
           April 2, 1996, No. 0-26528).

 EXHIBIT
 NUMBER  EXHIBIT                                                           PAGE
 ------- -------                                                           ----
  10.73  --Amended and Restated Purchase Agreement with Joint Escrow
          Instructions between Patriot American Hospitality Partnership,
          L.P. and Roosevelt Hotel Limited Partnership (Incorporated by
          reference to Exhibit 10.2 to the Company's Form 8-K dated
          April 2, 1996, No. 0-26528).
  10.74  --Amended and Restated Purchase Agreement with Joint Escrow
          Instructions between Patriot American Hospitality Partnership,
          L.P. and Gateway Hotel Limited Partnership (Incorporated by
          reference to Exhibit 10.3 to the Company's Form 8-K dated
          April 2, 1996, No. 0-26528).
  10.75  --Amended and Restated Purchase Agreement with Joint Escrow
          Instructions between Patriot American Hospitality Partnership,
          L.P. and Newporter Beach Hotel Investments Limited Liability
          Company (Incorporated by reference to Exhibit 10.4 to the
          Company's Form 8-K dated April 2, 1996, No. 0-26528).
  10.76  --Amended and Restated Purchase Agreement with Joint Escrow
          Instructions between Patriot American Hospitality Partnership,
          L.P. and Wenatchee Hotel Limited Partnership (Incorporated by
          reference to Exhibit 10.5 to the Company's Form 8-K dated
          April 2, 1996, No. 0-26528).
  10.77  --Purchase and Sale Agreement between Patriot American
          Hospitality Partnership, L.P. and The Phoenix Insurance
          Company for the Del Mar Hilton (Incorporated by reference to
          Exhibit 10.6 to the Company's Form 8-K dated April 2, 1996,
          No. 0-26528).
  10.78  --Purchase and Sale Agreement between Patriot American
          Hospitality Partnership, L.P. and Forte USA, Inc. for the Long
          Beach Travelodge. (Incorporated herein by reference to Exhibit
          10.7 to the Company's Form 8-K dated April 2, 1996, No. 0-
          26528).
  11.1   --Statement regarding computation of per share earnings.
          (Incorporated herein by reference to Exhibit 11.1 to the
          Company's Form 10-K for the year ended December 31, 1996,
          No. 0-26528).
  21.1   --Subsidiaries of the Registrant.
  23.1   --Consent of Goodwin, Procter & Hoar  llp (included in Exhibits
          5.1 and 8.1)
 *23.2   --Consent of Consent of Gardere & Wynne, L.L.P. (included in
          Exhibit 8.2)
  23.3   --Consent of Ernst & Young LLP
  23.4   --Consent of Coopers & Lybrand L.L.P., Fort Lauderdale, Florida
  23.5   --Consent of Coopers & Lybrand L.L.P., Pittsburgh, Pennsylvania
  23.6   --Consent of Coopers & Lybrand L.L.P., Newport Beach,
          California
  23.7   --Consent of Price Waterhouse LLP
  23.8   --Consent of Coopers & Lybrand L.L.P., Dallas, Texas
  24.1   --Powers of Attorney (Incorporated herein by reference to
          signature page to the Company's original registration
          statement no. 333-04587, dated May 24, 1996)

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 *To be filed by amendment.